Exhibit 99.1

IN THE UNITED STATES COURT OF FEDERAL CLAIMS

x

STARR INTERNATIONAL COMPANY, INC.,		:
Individually and on Behalf of All Others Similarly
Situated, and derivatively on behalf of AMERICAN		:
INTERNATIONAL GROUP, INC.,	No. 11-CV-779
:
Plaintiff,
	(Judge T. Wheeler)	:

v.
:
THE UNITED STATES OF AMERICA,
:
Defendant,
:
and
:
AMERICAN INTERNATIONAL GROUP, INC., a
Delaware corporation,		:

Nominal Defendant.		:

x

REPORT TO COURT CONCERNING AIG BOARD’S UNANIMOUS REFUSAL OF

STARR’S DEMAND AND REQUEST FOR CONFERENCE IF STARR INTENDS TO

ATTEMPT TO OVERTURN AIG’S REFUSAL OF THE DEMAND

American International Group, Inc. (“AIG”) hereby files with the Court a letter dated January 23, 2013 (attached hereto with accompanying exhibits) from counsel to AIG’s Board of Directors (the “Board”) to counsel for Starr International Company, Inc. (“Starr”), setting forth (a) the process by which the Board considered Starr’s September 21, 2012 demand that AIG pursue the derivative claims alleged herein or allow Starr to pursue such claims, and (b) the Board’s rationale for its unanimous determination to refuse that demand.

After learning that AIG’s Board had refused Starr’s demand, Starr’s counsel stated “we’re not” suing AIG or AIG’s Board: “we’re looking to the government, we’re not looking to sue AIG.” Hank Greenberg’s Case Against ‘Uncle Sam’, (CNBC television broadcast Jan. 10, 2013) available at http://video.cnbc.com/gallery/?video=3000140103); see also Greenberg Won’t Sue AIG over U.S. Government Claim – Lawyer, Reuters (Jan. 10, 2013), http://www.reuters.com/article/2013/01 /10/aig-greenberg-idUSL1E9CA2LA20130110 (same); Megan Stride, Ex-AIG Chief Won’t Sue Over Refusal to Join $25B Lawsuit, Law 360 (Jan. 10, 2013), http://www.law360.com/securities/articles/406224 (same).

If these statements reflect Starr’s current intentions, then no derivative claims remain in the case and AIG will no longer be a party to this action, nominal or otherwise.

If Starr intends to seek to overturn the Board’s decision, then Starr must, under the terms of the parties’ September 5, 2012 Agreement (filed by Starr with the Court as Ex. A to Dkt. No. 64), file an amended complaint attempting to state facts demonstrating that no demand was required or that demand was “wrongfully refused.” If that is the path Starr intends to take, a case management conference would be helpful to address the filing of an amended complaint and AIG’s anticipated motion to dismiss, which will raise a variety of issues, including:

(1) the absence of jurisdiction to resolve an unprecedented challenge in this Court under governing Delaware law by one private party (Starr) to the decision of another private party (AIG) concerning a corporate asset (legal claims);1

(2) even if jurisdiction exists, the appropriateness of the Court deferring the “wrongful refusal” litigation between AIG and Starr to the Delaware Court of

[1]

Any such attempt would go beyond the jurisdictional limits of the Tucker Act stated by First Hartford Corp. Pension Plan & Trust v. United States, 194 F.3d 1279 (Fed. Cir. 1999), where the Federal Circuit permitted derivative suits only “to raise a corporation’s direct contract claims under a narrow set of circumstances” (id. at 1293) not present here.

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Chancery, which has renowned expertise in the governing Delaware law and routinely handles such matters expeditiously;2 and

(3) even if the Court determines that it can and should exercise jurisdiction to resolve a demand refusal lawsuit, Starr cannot allege facts that, if true, would show a wrongful refusal of demand or that a demand was not required.3

For all of these reasons, AIG respectfully requests that Starr inform the Court whether it intends to seek to overturn AIG’s decision to refuse Starr’s demand, and, if Starr intends to do so, that the Court schedule a case management conference to address the filing of an amended complaint and AIG’s motion to dismiss.

Dated:	New York, New York
January 23, 2013

Respectfully submitted,

WEIL, GOTSHAL & MANGES LLP

		By:	/s/ Joseph S. Allerhand
Joseph S. Allerhand

[2]

See United States Chief Justice William H. Rehnquist, The Prominence of the Delaware Court of Chancery in the State-Federal Joint Venture of Providing Justice, 48 Bus. Law. 351, 354 (1992) (“[b]ecause the Court of Chancery, by design, has no jurisdiction over criminal and tort cases – matters which create huge backlogs in other judicial systems – corporate litigation can proceed quickly and effectively”); Delaware Supreme Court Justice Randy J. Holland, Delaware’s Business Courts: Litigation Leadership, 34 J. Corp. L. 771, 777 (2009) (“[t]he Court of Chancery is renowned for the unparalleled alacrity with which it conducts trials and decides important issues of corporate law”); Cheeks v. Fort Myer Constr. Co., 722 F. Supp. 2d 93, 109 n.9 (D.D.C. 2010) (“the D.C. courts have often looked to Delaware for guidance on matters of corporate law”).

[3]

Under Delaware law, any such attempt would require Starr – “at the pleading stage” – to “overcome th[e] presumption” of the business judgment rule that directors are “faithful to their fiduciary duties.” Beam v. Stewart, 845 A.2d 1040, 1048-49 (Del. 2004). This burden is stringent, and “few, if any, plaintiffs surmount this obstacle.” RCM Sec. Fund, Inc. v. Stanton, 928 F.2d 1318, 1328 (2d Cir. 1991), quoted most recently in In re Merrill Lynch & Co., Sec., Derivative & ERISA Litig., 773 F. Supp. 2d 330, 345 (S.D.N.Y. 2011), aff’d sub nom. Lambrecht v. O’Neal, 2012 WL 6013440 (2d Cir. Dec. 4, 2012). And the Southern District of New York has already rejected Starr’s argument that demand was excused. Starr Int’l Co. v. Fed. Reserve Bank, 2012 WL 5834852, at *47-48 (S.D.N.Y. Nov. 16, 2012).

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Stephen A. Radin

Jamie L. Hoxie

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile:  (212) 310-8007

joseph.allerhand@weil.com

stephen.radin@weil.com

jamie.hoxie@weil.com

Attorneys for Nominal Defendant

American International Group, Inc.

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100 S. West Street, Suite 400 Wilmington, DE 19801 Telephone 302.576.1600 Facsimile 302.576.1100 www.seitzross.com
Collins J. Seitz, Jr. cseitz@seitzross.com 302.576.1601

January 23, 2013

BY EMAIL (dboies@bsfllp.com)

AND BY HAND,

RETURN RECEIPT REQUESTED

David Boies

Boies, Schiller & Flexner LLP

333 Main Street

Armonk, NY 10504

Re: AIG Shareholder Demand

Dear Mr. Boies:

We write on behalf of the Board of Directors (the “Board”) of American International Group, Inc. (“AIG”) in response to your September 21, 2012 letter (the “Demand”) on behalf of Starr-International Company Inc. (“Starr”). The Demand asks that AIG’s Board pursue (or allow Starr to pursue derivatively on AIG’s behalf) claims belonging to AIG against the United States of America (the “United States”) and the Federal Reserve Bank of New York (“FRBNY”) alleged in lawsuits captioned Starr Int’l Co. v. United States, No. 11-cv-00779 (TCW) (Court of Federal Claims filed Nov. 21, 2011) (the “Court of Federal Claims Action”), and Starr Int’l Co. v. Federal Reserve Bank of N.Y., No. 11-cv-08422 (PAE) (S.D.N.Y. filed Nov. 21, 2011) (the “New York Action”) concerning the United States’s and FRBNY’s September 2008 rescue of AIG and related subsequent events.

The lawsuits allege both “direct” claims, which Starr alleges on behalf of itself and an alleged class of AIG shareholders, and “derivative” claims, which Starr alleges on behalf of AIG.

The Demand involves Starr’s derivative claims. AIG has considered the Demand in accordance with Delaware law and AIG’s commitments to the courts in the two lawsuits.

For the reasons stated below, the Board has determined unanimously to refuse the Demand in its entirety.

AIG’s Board and Starr’s Demand

AIG’s Board includes the following 12 directors: Robert H. Benmosche, W. Don Cornwell, John H. Fitzpatrick, Christopher S. Lynch, Arthur C. Martinez, George L. Miles, Jr., Henry S. Miller, Robert S. Miller (Chair), Suzanne Nora Johnson, Morris W. Offit, Ronald A. Rittenmeyer and Douglas M. Steenland. Mr. Benmosche is AIG’s president and chief executive officer. The 11 remaining directors are outside, non-management, non-employee directors.

The Demand does not allege wrongdoing by any AIG director or any personal interest on the part of any director with respect to the subject matter of the Demand. The United States, including the Department of Treasury (“Treasury”), is no longer a shareholder of AIG.

September 21, 2012 to January 4, 2013

The Board’s Regulatory, Compliance and Public Policy Committee (the “Committee”), consisting of Messrs. H. Miller, Offit and Steenland (Chair), assisted the Board in its consideration of the Demand. The Committee retained Simpson Thacher & Bartlett LLP (“Simpson”) and Seitz Ross Aronstam & Moritz LLP (“Seitz Ross”) to serve as counsel to the Board in its consideration of the Demand. Simpson has served as independent counsel to the Board for many years, including at the time of the events underlying the Demand. Seitz Ross has never previously represented AIG or AIG’s Board, except as independent counsel to the Board in connection with a 2011 shareholder demand concerning AIG’s subprime losses.

On October 1, 2012, after receiving input from Starr, Treasury and FRBNY, AIG circulated a protocol with respect to submissions to the Board by Starr, the United States Department of Justice (“Justice”) (as counsel to the United States), Treasury and FRBNY concerning the Demand. In accordance with the protocol, Starr, Justice, Treasury and FRBNY provided AIG’s Board three rounds of briefings totaling 184 pages from November 2, 2012, through December 5, 2012. These submissions were sent to all members of the Board as they were received.

On November 1, 2012, December 5, 2012, December 18, 2012, and January 5, 2013, the Committee met to discuss the parties’ written submissions and consider what additional information and materials would assist the Board in considering the Demand.

On December 10 and 21, 2012, additional protocols were sent to the parties concerning oral presentations to the Board on January 9, 2013. The Committee also determined that the Board should meet on January 8, 2013, to discuss the Demand before the January 9, 2013 Board meeting.

On December 21, 2012, we sent a package of materials to the Board, consisting of (1) a chronology, (2) a chart entitled “Summary of the Parties’ Respective Positions” discussing factors the Board may consider in assessing the Demand, and (3) a presentation entitled “Summary of Underlying Legal Claims, Defenses, Facts and Rulings,” including a chart comparing the July 2, 2012 and September 17, 2012 ruling in the Court of Federal Claims Action denying the United States’s motion to dismiss with the November 19, 2012 ruling in the New York Action granting FRBNY’s motion to dismiss. The Board had previously received copies of the rulings in the two actions.

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Also on December 21, 2012, we provided Starr, Justice, Treasury and FRBNY specific questions on behalf of the Committee concerning statements made and positions taken in the parties’ written submissions and asked that the parties devote attention to these issues in their oral presentations to the Board. Those questions were distributed to the Board as well.

On January 4, 2013, Starr and Treasury provided AIG presentation materials Starr and Treasury planned to use during their January 9, 2013 oral presentations. The Board received copies of these materials, along with a letter dated January 4, 2013, from Justice.

The Board’s January 8, 2013 Meeting

On January 8, 2013, the Board met to discuss the Demand and the materials that had been submitted to the Board in preparation for the Board’s January 9, 2013 meeting.

During the meeting, Mr. Curnin discussed and answered questions concerning the Demand, the Board’s fiduciary duties in connection with the Demand, the difference between Starr’s direct and derivative claims, and the unusual circumstance that the court in the Court of Federal Claims Action has ruled that Starr’s claims with respect to a 79.9% equity interest in AIG had both a direct and derivative component and Starr intends to pursue the direct aspect of the claims even if the Board refuses the Demand. Mr. Curnin noted all of the information the Board had received concerning the subject matter of the Demand and reviewed the factors the Board may consider in addressing the Demand, including but not limited to Starr’s likelihood of success, potential damages, potential costs to AIG, such as attorneys’ fees, indemnification obligations, the impact the suit might have on other litigation, relations with regulators and elected officials, potential harm to AIG’s corporate brand and image, and any other factor the Board deems relevant. Mr. Curnin advised the Board that the Board is entitled to attach as much or as little weight to any one or more factors as the Board deems appropriate.

Mr. Curnin then discussed and answered questions concerning the merits of Starr’s claims, the United States’s and FRBNY’s defenses, and the thoughtful decisions issued by the judges in the Court of Federal Claims Action and New York Action. Mr. Curnin stated that likelihood of success on the merits following a trial and appeals, while important, is just one of the factors the Board could consider in evaluating the Demand. Mr. Curnin reported that, in the view of all counsel advising AIG and the Board, Starr’s claims had a tow likelihood of success on the merits. He stated that, if it was helpful to the Board’s consideration of the Demand, he would quantify Starr’s likelihood of success at no more than 20%, and that given the difficulties of predicting litigation outcomes he would add or subtract 5% on either side of his estimate. Mr. Curnin stated that this estimate took into consideration the fact that Starr is well financed and well represented, and has already survived a motion to dismiss in the Court of Federal Claims Action.

With respect to Starr’s claim that the Government improperly took a 79.9% equity interest in AIG, Mr. Curnin discussed and answered questions concerning the requirement that a constitutional taking be involuntary. Mr. Curnin stated that the Court of Federal Claims had accepted alleged facts as true for the purpose of the United States’s motion to dismiss. Mr. Curnin stated that the Board had now received multiple written presentations from the parties (and would be receiving oral presentations on January 9, 2013) concerning disputed facts and was not required

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to accept the truth of Starr’s allegations. Rather, the Board could evaluate the available evidence and assess what Starr could prove.

Mr. Curnin stated that the evidence reviewed by counsel, including more than 3000 pages of exhibits accompanying the parties’ submissions, evidence in the public record, and evidence from various litigations, does not support Starr’s assertion that the United States or FRBNY coerced AIG’s Board into accepting the FRBNY’s loan to AIG in September 2008. Among other things, Mr. Curnin stated, Robert Willumstad, AIG’s chief executive officer at the time, has testified that there was no private sector alternative to FRBNY’s loan, contrary to Starr’s claim. Mr. Curnin stated that there was no evidence that the United States or FRBNY had sought to undermine a private sector solution, and that the evidence available to AIG shows that FRBNY was encouraging a private sector solution, including (according to at least one government report) an FRBNY offer on September 15, 2008, to contribute $40 billion toward a deal involving private banks. Mr. Curnin stated that Starr had not cited and neither the Board’s counsel nor John Coates, Professor of Law and Economics at Harvard Law School and a leading expert on the regulation of financial institutions whom Mr. Curnin had engaged, has been able to identify any institution similarly situated to AIG that was granted access to the Federal Reserve’s discount window prior to the FRBNY loan to AIG in September 2008.

Mr. Curnin also reported that he had engaged Erwin Chemerinsky, the dean of the University of California Irvine School of Law and one of the leading constitutional law scholars in the United States. Dean Chemerinsky’s opinion, informed by his review of the parties’ submissions, the motion to dismiss decisions in the Court of Federal Claims Action and the New York Action, his own research, and his expertise in the law governing constitutional takings, is that Treasury’s and FRBNY’s hard negotiating position with AIG does not constitute a taking, even if Treasury or FRBNY had taken any action that worsened AIG’s predicament. Dean Chemerinsky agreed with the court’s decision in the New York Action that the Board’s acceptance of the Government facility was voluntary because “a choice between rock and hard place is still a choice.”

With respect to Starr’s illegal exaction claim, Mr. Curnin also reported our view that Starr had a low likelihood of success. Mr. Curnin discussed Starr’s contention that FRBNY lacked authority to condition a loan on the issuance of equity. Mr. Curnin reported that Professor Coates’s view, informed by his review of the parties’ submissions, the rulings in the Court of Federal Claims Action and the New York Action, his own research, and his expertise regarding regulation of financial institutions, is that Treasury and FRBNY acted within their powers. Mr. Curnin also noted the United States’s contention that the illegal exaction claim fails because the Board voluntarily approved the FRBNY loan and Starr’s contention to the contrary. Mr. Curnin advised the Board that, even assuming Starr did not have to prove involuntariness, Starr’s probability of success remained low because, as Professor Coates opined, Treasury and FRBNY’s actions were within their authority and not illegal.

Mr. Curnin discussed and answered questions concerning two of the Government’s defenses to Starr’s claims: (1) a severability provision requiring that if the contractual right to receive a 79.9% equity interest is invalid then equivalent value must be paid in another form, and (2) principles of equity and fairness that the United States and FRBNY contend should not allow Starr or AIG to wait years while enjoying all the benefits of $ 185 billion in federal assistance, and then, when the assistance was no longer needed, assert that the assistance was unlawful.

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Mr. Curnin discussed and answered questions concerning our view, developed in consultation with Cornerstone Research, a leading economic consulting firm, concerning potential damages. Mr. Curnin reported that Cornerstone Research disagreed with Starr’s damage theory, which Starr appears to premise on AIG’s stock price after AIG’s announcement of the FRBNY loan and after AIG had received federal funds. In Cornerstone’s view, the fair market value of 79.9% of AIG’s equity prior to announcement of the FRBNY loan, to the extent it had any value prior to the loan, was far below the value claimed by Starr. In Cornerstone’s opinion, debt and equity markets were assuming a high likelihood of an AIG bankruptcy, which could have impaired AIG’s debt and eliminated all value of AIG’s equity. Mr. Curnin further stated that the value of the FRBNY loan was consideration AIG received from FRBNY and, to account for that value, there would have to be an offset to the value of the 79.9% equity interest. Mr. Curnin added that any damage award would be further reduced by any damages allocable to Starr’s direct claims and would likely be further reduced by attorneys’ fees payable to Starr’s counsel.

Mr. Curnin turned to Starr’s ML III claim, and discussed and answered questions concerning our view that Starr had not presented the Board evidence supporting that claim. Mr. Cumin summarized evidence suggesting that AIG’s credit default swap counterparties would not have taken less than par to unwind swaps. Mr. Curnin stated that only one counterparty (UBS) had expressed a willingness to take any deduction (just 2%), but only if all other counterparties would do the same. The evidence suggests they would not.

Members of AIG management who participated in the ML III negotiations, and Joseph S. Aller-hand of Weil, Gotshal & Manges LLP, counsel to AIG, discussed this subject further, including management’s view that, from AIG’s perspective, the ML III transaction had served AIG’s interests by resolving AIG’s credit default swap issue and preventing further downgrades and collateral calls, which was critical at the time. Mr. Allerhand also discussed facts demonstrating that the profit split with FRBNY in ML III that Starr has questioned was negotiated by AIG and that the releases AIG provided to counterparties in the ML III transaction had limited, if any, value, due to representations, disclaimers and other language in the credit default swap contracts AIG had entered into with its counterparties. Mr. Curnin noted that Dean Chemerinsky and Professor Coates also viewed the ML III claims negatively, Dean Chemerinsky because there was no evidence of involuntariness, and Professor Coates because the transaction was within the FRBNY’s power.

Mr. Allerhand discussed and answered questions concerning AIG’s obligation to indemnify the United States and FRBNY for defense costs and any judgment and potential contractual and public policy limits on AIG’s obligation to indemnify. Mr. Allerhand also discussed and answered questions concerning the Government’s contention that AIG would lose billions of dollars in net operating losses if Starr prevails.

Members of the Board then discussed their views concerning the Demand based on the parties’ extensive written submissions and our briefing, including likelihood of success on the merits, potential damages, potential costs to the company, including potential indemnification obligations, and the harm AIG might suffer pursuing the action or allowing Starr to pursue the action in AIG’s name, including damage to AIG’s corporate brand and image, employee morale, shareholder relations, customer relations, relations with regulators and elected officials, and the impact on AIG’s “Thank You America” television and newspaper campaign highlighting AIG’s

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repayment of federal loans and the profit the United States earned in connection with those loans. Members of the Board expressed their concern that pursuing claims against the United States and FRBNY threatened to destroy much of the good work that AIG and its employees had done rebuilding AIG and its name and reputation following the September 2008 financial crisis and FRBNY loan. Members of the Board noted that this concern was consistent with the media coverage and statements made by elected officials highly critical of AIG for even considering the Demand (though the law requires the Board to do so).

The Board concluded that it would carefully consider the parties’ presentations on January 9, 2013, including the parties’ responses to the specific questions raised by the Committee before making a determination concerning the Demand. The Board also concluded that, in light of the scrutiny AIG was receiving regarding the Demand, the Board should make a determination and announce the determination as promptly as practicable following the January 9, 2013 presentations.

The Board’s January 9, 2013 Meeting

On January 9, 2013, the Board met with Starr, Treasury and FRBNY. Starr’s counsel spoke for 45 minutes, Treasury’s counsel spoke for 30 minutes, FRBNY’s counsel spoke for 30 minutes, Starr’s counsel replied for 15 minutes, and Treasury, FRBNY and then Starr presented 2 minute closing statements. Starr’s oral presentation, like its written presentations, devoted little attention to Starr’s claims in the New York Action, which had been dismissed with prejudice and which Starr’s counsel had previously told the court in the Court of Federal Claims Action were “basically” “encompass[ed]” by the Court of Federal Claims Action.

Starr, Treasury and FRBNY left the meeting and the Board discussed the presentations and formulated follow-up questions the Board wished to ask Starr, Treasury and FRBNY. Among other things, the Board, management and counsel discussed potential damages, the legal requirements of an illegal exaction claim, FRBNY’s authority under Section 13(3) of the Federal Reserve Act, the voluntariness of the Board’s decisions with respect to the FRBNY loan and ML III, and the rulings in the Court of Federal Claims Action and the New York Action. Members of the Board and management who had participated in the events underlying the Demand commented on factual assertions made by the parties. During the discussion, the Board was informed that at least one state insurance regulator had called AIG during the meeting to recommend strongly that AIG not join the suit in light of potential harm to AIG customers.

Starr, Treasury and FRBNY were invited back into the meeting, and answered questions from the Board for approximately 40 minutes.

Starr, Treasury and FRBNY were then given a final opportunity to say anything further to the Board concerning the Demand.

The Board then met by itself once again to discuss the Demand. We were asked if we had heard anything that changed any of the views we had expressed during the Board’s January 8, 2013 meeting on Starr’s likelihood of success on the merits and the amount of damages realistically at issue, and we replied that we had not. Following further discussion, Mr. R. Miller, the Chairman

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of the Board, suggested that the directors each state their individual views with respect to the Demand based on all of the information the Board had now been provided.

Each director spoke, and each director stated his or her view that the Demand should be refused for one or more of multiple reasons, including the low likelihood of success on the merits, the realistic potential damages, the uncertainty in allocating any potential damages among the direct and derivative claims, the potential harm to AIG’s goodwill and the positive image that AIG had worked so hard to restore since September 2008 (consistent with the negative reaction by the public, the media, regulators and elected officials even to the Board’s consideration of the Demand), the fact that “a deal is a deal,” and AIG’s potential indemnification obligations. Mr. Benmosche, AIG’s chief executive officer, stated his view that AIG had no choice but to honor the deal AIG struck with FRBNY, that suing the United States or FRBNY was not the right thing to do, and that AIG should continue to focus on the future, not the past.

The Board took two votes, one including the full Board and one including the full Board other than Messrs. Miles and Offit and Ms. Nora Johnson, who had served on AIG’s Board in September 2008, and unanimously refused the Demand in its entirety in both votes. The Board determined that AIG should announce the Board’s determination immediately in light of the public scrutiny surrounding the Board’s consideration of the Demand, and that counsel should draft a detailed letter stating the Board’s reasoning. A press release was issued a short time later, and this letter was subsequently prepared.

We are enclosing a binder containing the protocols sent by AIG to the parties on October 1, 2012, December 10, 2012, and December 21, 2012, the written submissions to the Board by Starr, Justice, Treasury and FRBNY from November 2, 2012, through December 5, 2012 (without exhibits), the questions the Committee asked the parties to address in their January 9, 2013 presentations, the briefing materials provided to the Board on December 21, 2012 and January 4, 2013, the slides Starr and Treasury used during their January 9, 2013 presentations, and a transcript of the parties’ presentations to the Board on January 9, 2013.

Sincerely, Collins J. Seitz, Jr. Seitz Ross Aronstam & Moritz LLP 100 S. West Street, Suite 400 Wilmington, Delaware 19801	Paul C. Curnin Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

Enclosures (by hand)

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Exhibits to January 23, 2013 Letter Refusing Starr Demand

Exhibit	Document

1	September 21, 2012 Demand Letter

2	October 1, 2012 Demand Protocol

3	November 2, 2012 Starr Opening Submission

4	November 2, 2012 FRBNY Opening Submission

5	November 2, 2012 Treasury Opening Submission

6	November 2, 2012 DOJ Opening Submission

7	November 29, 2012 Starr Reply Submission

8	November 29, 2012 FRBNY Reply Submission

9	November 30, 2012 Treasury Reply Submission

10	November 30, 2012 DOJ Reply Submission

11	December 5, 2012 Starr Surreply Submission

12	December 5, 2012 FRBNY Surreply Submission

13	December 5, 2012 Treasury Surreply Submission

14	December 5, 2012 DOJ Surreply Submission

15	December 10, 2012 Revised Demand Protocol

16	December 21, 2012 Final Demand Protocol

17	December 21, 2012 Regulatory, Compliance & Public Policy Committee Questions for the Parties

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December 21, 2012 Collins J. Seitz, Jr. & Paul C. Curnin Board Materials

Court of Federal Claims Action Chronology Chart

Summary of the Parties’ Respective Positions Chart

Presentation Slides of Underlying Legal Claims, Defenses, Facts & Holdings

Exhibit A to Presentation Slides of Underlying Legal Claims, Defenses, Facts & Holdings: Starr Rulings Comparison Chart

Final Demand Protocol

Regulatory, Compliance & Public Policy Committee Questions for the Parties

19	January 4, 2013 Starr Slides

20	January 4, 2013 Treasury Slides

21	January 4, 2013 DOJ Letter

22	January 8, 2013 Starr Presentation Slides

23	January 8, 2013 Treasury Presentation Slides

24	January 9, 2013 AIG Board of Directors Meeting Transcript

Exhibit 1

September 21, 2012

Mr. Robert S. Miller Jr.

Chairman of the Board

American International Group, Inc.

180 Maiden Lane

New York, NY 10038

Dear Mr. Miller:

We write on behalf of Starr International Company, Inc. (“Starr”) and other AIG shareholders to urge the Board to support, and at the very least not to prevent, Starr’s efforts to recover money from the Government for AIG based on the Government’s use of AIG assets beginning in September 2008. As has now been widely chronicled, including in Congressional hearings and Inspector General reports, beginning in 2008, in the midst of a deepening global financial crisis, the United States Government took a series of actions that cost AIG and its shareholders billions of dollars, including using the Company as a vehicle to provide “backdoor bailouts” to other, favored, financial institutions. Whether there was a valid public purpose for rescuing those other financial institutions is not now at issue; the law is clear that the Government could not take and use AIG’s equity and assets, even for a valid purpose, without adequately compensating the Company and its shareholders. As more fully described in the two actions brought by Starr, which are discussed further below and which will be discussed in the presentation that Starr intends to give at AIG’s January 9, 2012 Board meeting, that is just what happened here.

Mr. Robert S. Miller Jr.

September 21, 2012

There can be no doubt that the claims Starr asks the Board to authorize are meritorious. The Court of Federal Claims on two separate occasions – first in rejecting the Government’s motion to dismiss and then in rejecting the Government’s motion to reconsider its ruling on the motion to dismiss – has already held as a matter of law that the Government’s conduct as pled by Starr exceeded its statutory authority and thus constituted an illegal exaction under the Fifth Amendment’s Due Process Clause. The Court, moreover, has concluded that the Government exceeded its statutory authority and acted improperly based on facts that are already documented, including in Government hearings and reports, and effectively undisputed.

When the Government used its control of the Company and the Company’s assets for its own purposes, the Government violated the fiduciary duty it owed (as the Company’s controlling shareholder and lender) to AIG and its other shareholders and completed an uncompensated taking of precisely the sort that requires compensation under the Fifth Amendment to the U.S. Constitution and the Tucker Act. We respectfully submit that the Board’s fiduciary responsibilities require that it take steps to insure that the Government is held to account – and, at a minimum, that the Board not try to prevent Starr from holding the Government to account for the benefit of AIG and its shareholders.

I.	The Government Forced AIG to Accept a Bailout Through Which FRBNY Effectively Took Control of AIG and Became a Controlling Shareholder of and Lender to AIG.

As has been widely documented, the deterioration of the housing market that began in 2007 led to a cascade of economic problems, precipitating a global financial

Mr. Robert S. Miller Jr.

September 21, 2012

crisis. By the first half of 2008, those problems resulted in AIG, like many financial institutions, facing a liquidity squeeze.

Beginning in July 2008, the CEO of AIG, Robert B. Willumstad, repeatedly approached the President of the Federal Reserve Bank of New York (“FRBNY”) to explain AIG’s liquidity situation. On at least one occasion, Mr. Willumstad explicitly requested access to the Federal Reserve System’s discount window. At the time, AIG’s assets substantially exceeded its actual and potential liabilities, making its problem one of liquidity, not solvency. Access to the discount window would have solved this problem. Nevertheless, FRBNY refused to give AIG access to the discount window, despite granting such access to other institutions that were less financially secure than AIG.

As AIG unsuccessfully attempted to obtain discount window access, it and Starr also attempted to identify possible private-sector solutions and began to consider other solutions to its liquidity problems. However, the Government discouraged sovereign wealth funds and other non-United States investors from participating in a private-sector solution to AIG’s liquidity needs, thereby limiting AIG’s options. Furthermore, on the morning of September 16, 2008, representatives of FRBNY and the United States Department of the Treasury told AIG’s CEO to “undo whatever you’ve done” with regard to a potential bankruptcy filing, and stated that the Government would be making an offer to AIG. However, those Government representatives did not inform AIG’s CEO of the terms of its prospective offer.

The afternoon before, on September 15, 2008, the three largest rating agencies (Moody’s, S&P, and Fitch Ratings Services) had sharply downgraded the long-term

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credit rating of AIG. These ratings downgrades, combined with a steep drop in AIG’s common stock price, prevented AIG from accessing the short-term lending markets. In the meantime, certain of AIG’s credit default swap (“CDS”) counterparties continued to mark down the valuation of the collateralized debt obligations (“CDOs”) underlying the CDS portfolio. Although the validity of the CDS counterparties’ marks was highly questionable, these drops in the CDOs’ marks were used to demand that AIG, under the terms of the CDS agreements, post additional collateral to the counterparties.

At this point, although the Company was solvent, it no longer had the liquidity sufficient to meet the growing cash collateral demands of its CDS counterparties. The Government nevertheless continued to impede rather than assist potential solutions to AIG’s problems, despite a September 15, 2008 offer of the State of New York, through Governor David Paterson and State Insurance Superintendent Eric Dinallo, to relieve AIG’s property and casualty subsidiaries from certain state law capital requirements temporarily, thereby freeing $20 billion in capital that AIG could use to satisfy its liquidity needs. The Government also refused to pursue a solution for AIG that would have involved some shared sacrifice by AIG creditors, which would have been not only both possible and appropriate, but normal and expected practice.

II.	The Government’s Improper Exaction of Control Over AIG.

After preventing AIG from solving its liquidity crisis in any other way, the Government finally took action on September 16, 2008 by presenting the Company with a Term Sheet containing a set of extraordinary demands. The Government offered to provide an $85 billion FRBNY revolving credit facility that, as FRBNY officials

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admitted to the Congressional Oversight Panel, was fully secured and bore an unprecedented initial annual cost of 14.5% in interest and fees. As a condition of this line of credit, the Government required AIG to grant it a 79.9% interest in the Company, essentially without compensation.1

By this point, the Government had: (a) refused to grant AIG access to the discount window or provide other help similar to the help the Government had given comparable financial institutions; (b) limited AIG’s options for a private-sector solution; and (c) inaccurately stated that it intended to let AIG fail if the Board did not accept its offer. The Government has repeatedly represented that an AIG collapse would have caused immense damage to the world economy. The Government knew that AIG’s directors and officers would face public opprobrium and personal liability if the world economy were perceived to have collapsed as a consequence of their decision to decline the Government’s demand. Under all of the circumstances, AIG’s directors and officers were left with no choice but to accept a demand that was so lopsided that a banker hired to represent FRBNY’s interests described it as an attempt to “steal” the company.

[1]

Starr notes that AIG has fully repaid the Government for the funds drawn down from the credit facility, with $6.7 billion in interest and fees. Press Release, Federal Reserve Bank of New York, New York Fed Sells Remainder of Maiden Lane III LLC Securities (Aug. 23, 2012); FRBNY, Actions Related to AIG: Financial Information, http://www.newyorkfed.org/aboutthefed/aig/financial_information.html. In addition, the Government has completed the sale of all assets held by Maiden Lane III, earning back its $24.3 billion in equity and an additional $6.6 billion in interest and profit. Id. The Government also has earned approximately $15.1 billion in profit to date from its sale of AIG Common Stock, and expects to further profit from the sale of its remaining stake of around 16% of the Company, given current market prices. See Press Release, U.S. Dept. of the Treasury, Overall Positive Return on $182 Billion AIG Commitment during Financial Crisis Reaches $15.1 Billion after Treasury Announces $2.7 Billion in Additional Expected Proceeds from AIG Common Stock Sale (Sept. 11, 2012). Thus, the Government has profited considerably from its assistance to AIG.

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III.	The Government Further Cemented Its Control Over AIG Following the September 16, 2008 Term Sheet.

AIG’s acceptance of the Government’s terms was announced publicly before the opening of the next trading day, September 17, 2008. AIG’s acceptance of these terms effectively made the Government a controlling shareholder of and controlling lender to AIG. As a result, AIG’s shareholders and those directors that had been selected independently of the Government lost their ability to control AIG, protect its interests, or remedy acts that damaged it.

Over the following days and months, the Government both demonstrated, and tightened, its control of AIG, including:

•

On September 18, 2008, AIG’s CEO was unilaterally fired and replaced with a new CEO, Edward M. Liddy, who would remain at all relevant times under the Government’s control. None of AIG, its directors, and its shareholders had any meaningful input in the firing of Mr. Willumstad or the selection of Mr. Liddy.

•

On September 22, 2008, AIG and FRBNY entered into a Credit Agreement (“Credit Agreement”) in which the details of the $85 billion credit facility and transfer of nearly 80% of AIG equity were finalized. In the Credit Agreement, the Government gained further control over AIG in the form of (i) a contractual right to Series C Preferred Shares carrying nearly 80% in equity and voting interests (which at the time had a fair value of $23 billion), for which the Government paid only $500,000; (ii) the unilateral power to put to a shareholder vote any proposal the Government deemed necessary to the

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operation of the loan or to the exchange of the Series C shares into AIG Common Stock; and (iii) consent rights that enabled FRBNY to control the day-to-day management of AIG.

•

On March 4, 2009, AIG issued the Series C Preferred Shares, representing nearly 80% of the Company’s equity and carrying an equivalent voting interest, to a Trust established for the benefit of the United States Treasury.[2] Although the Government had effectively exercised control well before the issuance of the Series C Preferred Shares in part due to its contractual right to the shares, the shares’ issuance reinforced the Government’s position of control, and thus constituted property the value of which exceeded the already considerable value of the Government’s contractual right to the shares.

•

The Government installed an on-site monitoring team at AIG led by a senior FRBNY official whose sole task was to monitor AIG’s decision making and financial condition and to control AIG by exercising the Government’s consent rights under the Credit Agreement.

As the controlling shareholder of and lender to AIG, the Government exercised virtually complete control over AIG, including:

•	Directing and influencing AIG’s day-to-day management;

•	Selecting and otherwise influencing AIG’s Board of Directors;

[2]

AIG issued and transferred the Series C Preferred Shares to a Trust established for the benefit of the U.S. Treasury because FRBNY was not authorized to demand stock as a condition on a loan under Section 13(3) of the Federal Reserve Act or to hold stock for its own account. On January 14, 2011, as a result of a series of transactions implemented by the Government (see infra Section IV), the Trust was dissolved, and the Series C Preferred Shares were converted into 568,868,096 Common Shares of AIG (which then had a market value exceeding $25 billion) and transferred to the U.S. Treasury.

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•	Causing AIG to enter into unusual and unprecedented transactions that were contrary to AIG’s interests, including, for example, the Maiden Lane III transaction discussed below in Section V;

•	Exercising control over AIG’s SEC filings relating to the bailout, including causing AIG to omit significant counterparty information concerning the Maiden Lane III transaction from SEC filings;

•	Exercising control over proxy materials and AIG’s annual meeting;

•	Advising AIG employees not to address members of Congress concerning the “backdoor bailout” that was accomplished by Maiden Lane III; and

•	Making deals on AIG’s behalf, including with the Maiden Lane III counterparties.

As AIG’s controlling shareholder and lender, the Government owed duties both to AIG’s other shareholders and to the Company itself.

IV.	The Government Appropriated 562,868,096 Shares of AIG Common Stock.

As described above, the Government caused the Company to create a special new preferred security (the Series C Preferred Shares) and then to transfer these securities, which were ultimately convertible into a 79.9% common equity stake in the Company and carried a 79.9% voting interest, for only $500,000. However, AIG lacked a sufficient number of authorized, but not issued, shares of AIG Common Stock to permit the Government to convert its preferred shares into AIG Common Stock. Thus, as the various agreements between the Government and AIG and AIG’s securities filings

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recognized, a separate class vote of the common stockholders was required to enable the Government to convert its preferred shares into common stock.

On November 4, 2008, AIG shareholders filed a lawsuit in the Delaware Court of Chancery, Walker v. American International Group, Inc., Case No. 4142-CC, seeking a declaration that the conversion feature of the Series C Preferred Stock was “invalid and unenforceable in the absence of an uncoerced, affirmative vote of the holders of a majority of the common shares, voting as a class, to amend the Restated Certificate of Incorporation to increase the number of authorized common shares and the [sic] decrease the par value of the common shares.” See Verified Compl. ¶ 54, Walker v. Am. Int’l Group, Inc., No. 4142-CC (Del. Ch. Nov. 4, 2008). After securing a Consent Order which, as the Court of Federal Claims has recognized, sought “to protect the common shareholders from the dilution of their shares generally” by providing that any such amendment would be subject to a separate class vote of the common shareholders, the plaintiffs agreed that the suit was moot. Starr International Co., Inc. v. United States, — Fed. Cl. —, No. 11-779C, 2012 WL 2512920, at *23 (July 2, 2012) (“July 2, 2012 Order”).

The Government, however, subsequently used its control over AIG to: (i) issue the Series C Preferred Shares on March 4, 2009; (ii) hold a vote on a reverse stock split that decreased the number of issued, without decreasing the number of authorized, shares of AIG Common Stock in order to create enough “headroom” to convert its preferred shares, circumventing the required class vote; and (iii) enter into a Recapitalization Agreement with AIG to exchange its Series C Preferred Shares, for which it had paid

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only $500,000, for more than $25 billion of AIG Common Stock. Thus, the Government circumvented the very class vote called for in the agreements between it and AIG, and which AIG recognized was required in the Company’s securities filings and in the Walker lawsuit, in order to take the property of AIG and its shareholders.

V.	The Government’s Use of the Maiden Lane III Transaction to Funnel AIG Assets to AIG’s Struggling CDS Counterparties, to the Detriment of AIG and Its Shareholders, Both Illustrates the Government’s Control and Represents an Abuse of that Control.

In or around October 2008, AIG was facing increasing collateral calls from its CDS counterparties under the CDSs based on claims that the value of the underlying CDOs had fallen below a certain threshold. AIG had the option of attempting to resolve its liquidity crisis by negotiating with its CDS counterparties for the modification or termination of the CDSs in exchange for cash payments, including through the threat of a bankruptcy filing. In the fall of 2008, however, the Government decided to create a special purpose vehicle (“SPV”) designated Maiden Lane III that would resolve AIG’s obligations to its CDS counterparties by purchasing the CDOs underlying the CDSs at par value, despite the facts that AIG was under no obligation to do so and that the counterparties were willing to settle for less. The creation of Maiden Lane III was an inefficient and unnecessarily costly alternative to the other options at the Government’s disposal, including a guarantee of the CDS contracts.

In addition, the Government, which undertook to negotiate with AIG’s counterparties to cancel the CDS contracts, caused AIG to overpay for the termination of its CDSs. Under Maiden Lane III, the AIG counterparties received essentially par value – that is, the notional, or face, value – for their CDOs (or close to par value after certain

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expenses), even though the Government (or AIG, if it had been permitted to participate in the negotiations) would have been able to obtain substantial, meaningful, and appropriate concessions from the CDS counterparties.

The Government also required AIG to execute releases waiving all claims (known or unknown) against the counterparties arising out of the credit default swaps that were canceled through Maiden Lane III for no additional consideration: AIG obviously had no need for a release of potential claims that might have been asserted by the counterparties, which by virtue of what they had already received (or would receive in the proposed transaction) could not possibly have claimed injury either then or in the future.

Moreover, the Government structured Maiden Lane III such that:

•	AIG contributed $5 billion in equity and approximately $32.5 billion in previously posted collateral, while the Government made a last-in, first-out contribution of $24.3 billion;

•

The Government’s contribution would be repaid in full, but AIG would only be repaid for its $5 billion equity contribution, not the $32.5 billion in previously posted collateral, before any “residual interests” were to be distributed;

•

The Government would receive two-thirds of any residual interests, or profits, after repayment of equity, while AIG would receive only one-third, even though AIG had contributed $37.5 billion (or three-fifths) of the $62.1 billion paid to the counterparties; and

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•	Any residual interest proceeds received by the Government would not be credited against AIG’s outstanding balance under the Credit Agreement.

In this way the Government depleted the Company’s resources in order to confer an unjustified benefit on other foreign and domestic financial institutions, which the Government wanted to help but could not assist more overtly and directly for political reasons. Despite being largely based on the self-serving assertions of FRBNY and AIG’s CDS counterparties, at least two governmental reports3 have recognized FRBNY’s actions represented a “backdoor bailout” of the CDS counterparties because the Maiden Lane III transactions effectively transferred tens of billions of dollars, including $32.5 billion in collateral previously posted by AIG that was never paid back to the Company, to the counterparties. After repeated attempts to conceal the nature and extent of this “backdoor bailout” in AIG’s SEC filings, continued pressure from government agencies and Congress prompted public disclosure of certain CDS counterparty information in a March 15, 2009 press release which showed that AIG counterparties received over $62 billion from Maiden Lane III.

VI.	AIG’s Claims Against the Government

On November 21, 2011, Starr filed two separate lawsuits based on the Government’s wrongful conduct (the “Actions”). The first, Starr International Co., Inc. v. United States, No. 11-779C (Fed. Cl.), alleges that the United States of America and its

[3]

See Office of the Special Inspector General for the Troubled Asset Relief Program, Factors Affecting Efforts to Limit Payments to AIG Counterparties (Nov. 17, 2009); Staff of H. Comm. on Oversight and Govt. Reform, 111th Cong., Public Disclosure as a Last Resort: How the Federal Reserve Fought to Cover Up the Details of the AIG Counterparties Bailout from the American People 2-3, 13 (Comm. Print 2010).

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agents took the property of AIG and its shareholders in violation of the United States Constitution by acting without legal authority and by failing to pay just compensation for the property taken. Starr filed that suit in the Court of Federal Claims in Washington, D.C., which is the only forum in which monetary damages from the United States for such claims may be sought.

The second lawsuit, Starr International Co., Inc. v. Federal Reserve Bank of New York, No. 1 l-cv-8422 (S.D.N.Y.), alleges that the Federal Reserve Bank of New York breached its fiduciary duties to AIG and AIG shareholders and violated the United States Constitution when it participated in the transactions in question. Although the damages sought in the SDNY action overlap with the damages sought in the CFC action, Starr brought these claims against FRBNY in the Southern District of New York because the criteria for liability are arguably different.

Each lawsuit alleges that the Government injured AIG and its shareholders when it used its control over AIG to: (a) exact at least $25 billion in AIG equity and voting interests in connection with the September 2008 FRBNY loan and subsequent transactions; (b) implement a vote on a misleading reverse stock split that circumvented a clear requirement that approval by common shareholders voting as a class was required before the AIG common stockholders’ equity could be diluted, as it was in the January 14, 2011 exchange; (c) cause the Company to overpay for the termination of AIG’s CDSs in the Maiden Lane III transaction by purchasing the underlying CDOs from the CDS counterparties at par value and by releasing all potential claims against the CDS counterparties for no consideration; and (d) structure Maiden Lane III so that the

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Government would receive a disproportionate share of the proceeds and force AIG to surrender $32.5 billion in previously posted collateral without any compensation. In its presentation to the Board, Starr will endeavor to further quantify the cost to the Company and its shareholders of the AIG equity taken, the shareholder voting rights which were circumvented, the concessions which the Government refused to negotiate with the Maiden Lane III counterparties, the gratuitous releases which the Government granted to the Maiden Lane III counterparties, and the AIG collateral and disproportionate profits that the Government took in the Maiden Lane III transaction

While the Maiden Lane III claims are purely derivative claims brought by Starr on behalf of AIG, Starr has also brought direct claims on behalf of all similarly situated AIG shareholders for the dilution of the common stockholders’ equity caused by the Government’s taking of 79.9% of the Company and for the injury caused by the Government’s circumvention of the required separate class vote. The Court of Federal Claims sustained Starr’s direct claims in its July 2, 2012 Opinion. 2012 WL 2512920, at *13. On September 13, 2012, the Court further ruled that it will maintain jurisdiction over Starr’s derivative claims while this demand is pending, and that Starr may proceed with discovery on its direct claims in the interim. Starr International Co., Inc. v. United States, No. 11-779C (Fed. Cl. Sept. 13, 2012) (denying the Government’s renewed motion to dismiss and motion for stay). On September 17, 2012, the Court denied the Government’s motion for reconsideration of the July 2, 2012 Opinion, again sustaining Starr’s direct claims. Starr International Co., Inc. v. United States, — Fed. Cl. —, No. 11-779C, 2012 WL 4056242 (Sept. 7, 2012). Thus, regardless of the outcome of the

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related derivative claims, Starr will proceed to discovery and trial against the Government on the issues pertaining to the initial loan extended to the Company, the transfer of over $25 billion of AIG equity to the Government, the reverse stock split, and the January 14, 2011 exchange transaction.

VII.	Starr’s Demand

In light of the foregoing, and pursuant to the Stipulation entered between Starr and AIG, Starr respectfully submits this demand on the AIG Board to pursue the claims that Starr has asserted derivatively on AIG’s behalf in the Actions. Starr makes this demand solely pursuant to the above-referenced Stipulation, without prejudice to its ability to assert the derivative claims itself if AIG declines to pursue them, and expressly preserving (and not waiving) any arguments that the demands made herein are and continue to be futile.

A.	Constitutional Claims Against the Government

The Equal Protection, Due Process, and Takings Clause of the United States Constitution protect companies and shareholders from having their property and property rights taken by the Government, in a discriminatory manner, without due process or without just compensation. Accordingly, the Government always has a duty under the Constitution not to take private property without paying just compensation and not to demand property in excess of its statutory authority. See July 2, 2012 Order, 2012 WL 2512920, at **13, 34-39.

As described above, the Government took billions of dollars of assets, including over $25 billion of AIG stock, over $32.5 billion in AIG cash collateral, valuable releases

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of AIG’s CDS counterparties, and proceeds from the Maiden Lane III transaction, from AIG and its shareholders without paying just compensation. Moreover, the Government exceeded the limits of its emergency lending authority under the Federal Reserve Act when it did so. The Government is therefore liable to AIG (with respect to the Maiden Lane III claims) and to AIG and its shareholders (with respect to all other claims) for the value of the property taken both because it was illegally exacted and because no just compensation has been given for it.

The Government took these steps in large part by directing FRBNY, a hybrid public-private entity that refers to itself as a “federal instrumentality,” to act on its behalf. Although FRBNY has refused to admit that it was acting as an agent of the United States throughout the actions alleged, it has said that, in exercising its control over, and acting on behalf of, AIG it was carrying out “federal functions” pursuant to the authorization of the Board of Governors of the Federal Reserve System, a United States agency. Thus, the derivative constitutional claims currently pending in the Court of Federal Claims extend to FRBNY’s conduct, in addition to the conduct of other Government entities. Moreover, although state fiduciary duties fully apply to FRBNY, even if they did not the Equal Protection, Due Process, and Takings Clause of the United States Constitution would establish a minimum standard of conduct for FRBNY that would support Starr’s claims in the Southern District of New York.

As Starr will explain in further detail in its presentation to the Board, the conduct of the Government, including FRBNY, has cost AIG and its shareholders billions of dollars in AIG Common Stock and cash collateral, in addition to substantial monetary

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damages representing the value of the releases granted to AIG’s CDS counterparties, the concessions that FRBNY failed to secure from AIG’s CDS counterparties, and the residual interests that FRBNY took for itself in Maiden Lane III.

B.	Breach of Fiduciary Duty Claim Against FRBNY

Because FRBNY controlled AIG at all relevant times, FRBNY owed the Company and its shareholders fiduciary duties, including the duties of loyalty, care, and fair dealing and the obligation to act in good faith.4 See Kahn v. Lynch Comm’n Sys., Inc., 638 A.2d 1110, 1113-15 (Del. 1994) (shareholder with majority interest or control over a corporation owes fiduciary duties to corporation and its shareholders); Wiener v. Lazard Freres & Co., 672 N.Y.S.2d 8, 14-15 (1st Dep’t 1998) (ongoing conduct evincing relationship of trust in lender-borrower relationship can give rise to fiduciary duties under New York law, which is law governing FRBNY’s loan to AIG); In re Mid-Island Hosp., Inc., 276 F.3d 123, 130 (2d Cir. 2002) (explaining that relationships of control may indicate fiduciary duties in debtor-creditor relationship).

As described above, FRBNY violated its duties to AIG and its shareholders by taking actions, including actions that involved self-dealing, that were deliberately contrary to the interests of the Company and its shareholders, such as: (a) effecting a misleading reverse stock split that enabled the subsequent exchange of its Series C Preferred Shares for AIG Common Stock worth over $25 billion, for which the Government had paid a mere $500,000; (b) implementing a “backdoor bailout” of AIG’s

[4]

Starr has not pursued breach of fiduciary duty claims against the United States of America because the United States possesses sovereign immunity and, unlike in the case of the issues raised in the Court of Federal Claims action, has not waived that immunity for breach of fiduciary duty claims.

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CDS counterparties by causing AIG to overpay for the termination of its CDS contracts, to the benefit of other financial institutions; (c) causing AIG to receive a disproportionately small share of the benefits and proceeds of the sale of the Maiden Lane III assets, while giving itself a disproportionately large share; and (d) forcing AIG in the Maiden Lane III transaction to forfeit $32.5 billion in cash collateral previously posted to AIG’s CDS counterparties, without using any of the substantial Maiden Lane III proceeds to repay AIG for this contribution.

C.	Aiding and Abetting Breaches of Duty Claim Against FRBNY

At all relevant times, the officers and directors of AIG owed duties to AIG and to AIG’s shareholders. As described above, however, AIG’s officers and directors were coerced by the Government into accepting the initial September 16, 2008 term sheet. The Government then used its control to ensure that the terms of the Maiden Lane III transaction, the reverse stock split, and the January 14, 2011 exchange — which, as explained above, were all contrary to the interests of AIG and its shareholders — were approved by the Board. In approving these transactions, the Board did not act voluntarily, but instead was directed by the Government to act contrary to the interests of AIG and its shareholders.

FRBNY, with knowledge or reckless disregard of the fact that AIG’s officers and directors would be taking action contrary to the best interests of the Company and its shareholders as a result of their participation in these events, used its power and authority to require and induce such action, and knowingly participated in, aided and abetted, directed, and solicited such action. Accordingly, FRBNY is liable to AIG for the harm

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that resulted. In re IT Group Inc., No. 02-10118, Civ. A. 04-1268, 2005 WL 3050611, at * 13 (D.Del. Nov. 15,2005).

The Government’s actions cost AIG and its shareholders billions of dollars in AIG Common Stock and cash collateral, in addition to substantial monetary damages representing the value of the releases granted to AIG’s CDS counterparties, the concessions that FRBNY failed to secure from AIG’s CDS counterparties, and the residual interests that FRBNY took for itself in Maiden Lane III. FRBNY is liable to AIG and AIG’s shareholders for its actions in requiring and inducing the Company’s officers and directors to take actions contrary to the best interests of AIG and its shareholders.

*  *  *  *  *

On the basis of the foregoing, Starr respectfully demands that the AIG Board pursue the claims that Starr has asserted derivatively on AIG’s behalf in the Actions. If AIG decides not to itself pursue these claims, we request the Board at a minimum not to act to prevent or impede Starr’s efforts to recover money for AIG and its shareholders. As Starr will further explain in its presentation to the Board, the series of transactions implemented by the Government made little commercial sense for AIG or its stockholders, but instead were driven by the Government’s determination that those transactions would advance the public good. While reasonable minds might disagree over whether the Government exercised good judgment in pursuing its goals, the Board’s support of Starr’s claims would not require it to take the position that the Government made wrong policy choices. It would simply require the Government, in making those

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policy choices, to comply with its fiduciary obligations and with the Constitution of the United States by paying just compensation for the property it took from AIG and its shareholders in implementing those choices.

We respectfully submit that the only appropriate considerations for the Board in deciding what position it will take with respect to Starr’s asserted claims are what is in the best interests of AIG and its shareholders, and that Board members’ past, present, or future relations with, or personal views of, the Government or its actions should play no role. We also respectfully submit that, in considering what is in the best interests of AIG and its shareholders, there is no legitimate basis to reject the very substantial recovery that Starr’s claims, already upheld by the Court of Federal Claims, offer.

Starr looks forward to describing the merits and value of these claims more fully at the AIG Board’s January 9, 2013 meeting.

Sincerely yours,

David Boies Counsel for Starr International Company, Inc.

Exhibit 2

October 1, 2012

AIG Board Consideration of Starr Demand Protocol

In connection with the AIG Board’s consideration of Starr’s September 21, 2012 demand, Starr, the Government (including Treasury and Federal Reserve Board), and Federal Reserve Bank of New York (“FRBNY”) are invited to make written submissions on or before October 26, 2012, replies on or before November 29, 2012, and sur-replies on or before December 5, 2012. Initial submissions by each of Starr, the Government and FRBNY are limited to 25 pages of double-spaced text, replies are limited to 15 pages of double-spaced text, and sur-replies are limited to 5 pages of double-spaced text (and should focus on “bottom line” analysis). All submissions are to be provided to all parties at the time they are provided to AIG.

The following question should be addressed: Is the pursuit of Starr’s derivative claims by AIG or Starr in the best interests of AIG and its constituencies?

Presentations will be most helpful if drafted in a manner that recognizes that AIG’s directors are in most cases not lawyers, so please use plain language and avoid legal jargon. Please, however, also feel free to attach or refer to excerpts from briefing on the motions to dismiss filed in court filings or any other documents in the event particular directors wish to refer to those documents.

Oral presentations will be scheduled to take place during the Board’s January 9, 2013 meeting. AIG will provide further information and guidance with respect to these presentations after review of the written submissions. AIG anticipates (but AIG’s Board will make a final determination after review of written presentations) that the Board will hear a 45 minute presentation from Starr and 30 minute presentations from each of the Government and FRBNY, in that order, and that Starr, the Government and FRBNY will attend only the portion of the meeting during which it makes its presentation. Up to 15 PowerPoint slides may be utilized by each party, with copies of the slides provided to all parties no later than 12:00 noon on January 4, 2013.

Without limiting the parties’ flexibility to craft presentations in the manner they believe will be most useful, AIG notes the following issues Starr, the Government, and FRBNY should either address in their written submissions or explain why they are not addressing. Please feel free to make submissions that respond point by point to each of the below or, alternatively, incorporate responses to each of these points in any order or format.

1.	The merits of Starr’s claims:

(a)	What must be proven to establish an unlawful taking and/or exaction of AIG property under the United States Constitution?

(b)	Explain how the issuance of preferred stock and the subsequent exchange of that preferred stock for common stock, and the creation and conduct of ML III, do or do not constitute unconstitutional takings of AIG property without just compensation in violation of the Constitution?

(c)	Can AIG or Starr prove an unconstitutional taking and/or exaction of a 79 percent equity ownership and voting interest in AIG without also proving that the Board acted involuntarily and in a manner that did not comport with the Board’s fiduciary duties?

(d)	Can AIG or Starr prove that an unconstitutional taking and/or exaction of a 79 percent common stock voting interest in AIG without disputing the legality of AIG’s reverse stock split in June 2009? In answering this question, assume that the Walker stipulation was intended to ensure that AIG would comply with Delaware law, and nothing more.

(e)	Can AIG or Starr prove an unconstitutional taking and/or exaction of funds from AIG in connection with ML III without also proving that the Board acted involuntarily and in a manner that did not comport with the Board’s fiduciary duties?

(f)	Explain what, if any, fiduciary duty FRBNY owed AIG and when any such duty arose.

(g)	Explain how the issuance of preferred stock and the subsequent exchange of the preferred stock for common stock, did or did not result from or constitute breaches of fiduciary duties subsequent to November 21, 2008 (or earlier, if breaches of fiduciary duty before that date are not barred by the statute of limitations) that FRBNY owed to AIG?

(h)	Explain how the creation and conduct of ML III did or did not result from or constitute breaches of fiduciary duties subsequent to November 21, 2008 (or earlier, if breaches of fiduciary duty before that date are not barred by statutes of limitations) that FRBNY owed to AIG?

(i)	If you know, at whose suggestion (counsel to FRBNY, counsel for AIG, or someone else) was language inserted into the legal documentation of the ML III transaction providing releases to each of the counterparties for any claims AIG may have against any of them in connection with the underlying credit default swaps?

(j)	There have been government reports and extensive testimony by many of the key players, including former AIG directors. Based on your review of the available record, as well as the investigations Starr has conducted in connection with the preparation of Starr’s complaints and demand, and that the Government and FRBNY has conducted in connection with the defense of Starr’s claims, what evidence supports or refutes Starr’s allegations that

(i)	AIG and its shareholders “were singled out for differential – and far more punitive – treatment” than other financial institutions (CFC Compl. ¶ 5)?

(ii)	AIG “repeatedly sought” but “the Government withheld” “access to the Federal Reserve’s discount window on terms corresponding to those being provided to various other institutions” (CFC Compl. ¶ 42)? What similarly situated institutions were granted access to the discount window and when was such access granted?

2

(iii)	“[T]he Government. . . inaccurately told potential private investors that there was no possibility of any Government financing to AIG” (CFC Compl. ¶ 44(c))?

(iv)	“[T]he Government discouraged sovereign wealth funds and other non-United States investors from participating in a private sector solution to AIG’s liquidity needs” (CFC Compl. ¶ 49; Demand p. 3)?

(v)	“[T]he Government interfered with AIG’s ability to raise capital and contributed to the decision to downgrade AIG’s credit rating, which itself triggered collateral calls that imposed pressure on AIG to declare bankruptcy within 24 hours” and “maximized the leverage” of a “private-sector consortium” led by J.P. Morgan and Goldman Sachs that “the Government sponsored” and then used “to justify the terms that the Government itself would subsequently demand from AIG with no room for negotiation” (CFC Compl. ¶¶ 51, 53)?

(vi)	“[T]he Government. . . inaccurately stated that it intended to let AIG fail if the Board did not accept its offer” (Demand p. 5)?

(vii)	With respect to ML III, “FRBNY made no effort to demand or negotiate concessions and only limited, inconsistent efforts to give counterparties the opportunity to volunteer concessions,” that “[i]f FRBNY had diligently sought concessions, FRBNY would have been able to compromise AIG’s obligations for billions of dollars less than what ML III paid,” that FRBNY “even refus[ed] to accept” concessions from counterparties, and that “the counterparties were willing to settle for less” (CFC Compl. ¶¶ 124, 126, 128; SDNY Compl. ¶¶ 86, 88, 90; Demand p. 10)? Which institutions indicated they would take less than payment in full? What evidence supports that contention?

(k)	Is it unfair or legally impermissible for AIG (or Starr, acting on AIG’s behalf), having accepted the benefits of the challenged transactions without protest for more than three years, to seek now to recover for alleged wrongs in connection with those transactions? Why or why not?

2.	Recovery, if Starr’s claims are successful:

(a)	Provide and explain damage calculations, however rough, addressing the possibility that Starr succeeds on the merits of its claims. How much is really at stake and can be recovered with respect to claims concerning (i) the issuance of the preferred stock that was subsequently exchanged for common stock and (ii) ML III. To the extent that the ML III calculation is based on counterparty concessions, please quantify the concessions. Please also quantify the return the Government ultimately realized on its $24.3 billion contribution to ML III discussed on pages 11-12 of the Demand.

3

(b)	If Starr succeeds on its dual (according to Starr) direct and derivative stock claims, what percent of the recovery should be allocated to AIG?

(c)	How do indemnification obligations on the part of AIG and ML III to the Government and FRBNY impact any possible recovery to AIG on Starr’s claims? Please include specific quantification.

(d)	How do the Government’s contingent offset and recoupment claims impact on any possible recovery to AIG on Starr’s claims? Please include specific quantification.

(e)	Are there other potential offsets?

(f)	Would a determination that the AIG Board was compelled, or effectively given no choice but to approve, the terms of the Government loan or the ML III transaction affect any right the Government or FRBNY would have to indemnification, offset or recoupment rights?

3.	Other factors/issues the board may consider:

(a)	Discuss potential costs to AIG of pursuing Starr’s claims.

(b)	Discuss the impact, if any, of allowing derivative claims to proceed on AIG’s business and constituencies other than shareholders, including AIG’s public perception and brand name.

(c)	Discuss the extent to which the presence of a direct claim that will go forward regardless of how AIG’s Board responds to Starr’s demand should impact the AIG Board’s analysis of Starr’s demand with respect to derivative claims relating to the stock issuances. Put another way, will a determination by the AIG Board not to pursue the derivative aspect of the mixed direct/derivative claim preclude AIG from obtaining a share of any recovery on that claim?

(d)	If AIG’s board determines that supporting any of Starr’s claims is the appropriate exercise of the board’s business judgment, will this affect FRBNY’s relationship with AIG as a regulator, and, if so, how?

4.	Discuss any factors/issues not addressed above which you believe the Board should consider in assessing Starr’s demand. Offer any views you may have regarding the most important factor or factors for the Board to consider.

5.	Starr is asked to identify the “other AIG shareholders” referred to in the first sentence of the demand.

6.	What evidence is there that the Government has “selected” or “influenced” the Board, as alleged in Starr’s demand?

4

AIG has formulated these questions in an effort to assist in the compilation of information that may be useful to the Board. The parties may present any other information they believe relevant, and the Board is, of course, free to evaluate whatever information and other considerations it deems appropriate.

Questions on the above can be directed to Joseph S. Allerhand (212-310-8725 or joseph.allerhand@weil.com) or Stephen A. Radin (212-310-8770 or stephen.radin@weil.com) of Weil, Gotshal & Manges LLP.

5

Exhibit 3

OPENING SUBMISSION

TO THE AIG BOARD OF DIRECTORS

IN SUPPORT OF THE DEMAND OF STARR

INTERNATIONAL COMPANY, INC.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 4 Times Square New York, NY 10036 Telephone: (212) 735-3000	BOIES, SCHILLER & FLEXNER LLP 575 Lexington Avenue, 7th Floor New York, NY 10022 Telephone: (212) 446-2300

November 2, 2012

Table of Contents

INTRODUCTION	1

RESPONSES TO THE SPECIFIC QUESTIONS RAISED IN THE PROTOCOL	2

Protocol 1(a): “What must be proven to establish an unlawful taking and/or exaction of AIG property under the United States Constitution?”	2

Protocol 1(b): “Explain how the issuance of preferred stock and the subsequent exchange of that preferred stock for common stock, and the creation and conduct of ML III, do or do not constitute unconstitutional takings of AIG property without just compensation in violation of the Constitution?”	3

Protocol 1(c): “Can AIG or Starr prove an unconstitutional taking and/or exaction of a 79 percent equity ownership and voting interest in AIG without also proving that the Board acted involuntarily and in a manner that did not comport with the Board’s fiduciary duties?	5

Protocol 1(d): “Can AIG or Starr prove that an unconstitutional taking and/or exaction of a 79 percent common stock voting interest in AIG without disputing the legality of AIG’s reverse stock split in June 2009? In answering this question, assume that the Walker stipulation was intended to ensure that AIG would comply with Delaware law, and nothing more.”	6

Protocol 1(e): “Can AIG or Starr prove an unconstitutional taking and/or exaction of funds from AIG in connection with ML III without also proving that the Board acted involuntarily and in a manner that did not comport with the Board’s fiduciary duties?”	6

Protocol 1(f): “Explain what, if any, fiduciary duty FRBNY owed AIG and when any such duty arose.”	7

Protocol 1(g): “Explain how the issuance of preferred stock and the subsequent exchange of the preferred stock for common stock, did or did not result from or constitute breaches of fiduciary duties subsequent to November 21, 2008 (or earlier, if breaches of fiduciary duty before that date are not barred by the statute of limitations) that FRBNY owed to AIG?	7

Protocol 1(h): “Explain how the creation and conduct of ML III did or did not result from or constitute breaches of fiduciary duties subsequent to November 21, 2008 (or earlier, if breaches of fiduciary duty before that date are not barred by statutes of limitations) that FRBNY owed to AIG?”	8

Protocol 1(i): “If you know, at whose suggestion (counsel to FRBNY, counsel for AIG, or someone else) was language inserted into the legal documentation of the ML III transaction providing releases to each of the counterparties for any claims AIG may

i

have against any of them in connection with the underlying credit default swaps?”	9

Protocol 1(j): “There have been government reports and extensive testimony by many of the key players, including former AIG directors. Based on your review of the available record, as well as the investigations Starr has conducted in connection with the preparation of Starr’s complaints and demand, and that the Government and FRBNY has conducted in connection with the defense of Starr’s claims, what evidence supports or refutes Starr’s allegations that . . . ”	9

Protocol 1(j)(i): “AIG and its shareholders ‘were singled out for differential — and far more punitive — treatment’ than other financial institutions (CFC Compl. ¶5)”	9

Protocol 1(j)(ii): “AIG ‘repeatedly sought’ but ‘the Government withheld’ ‘access to the Federal Reserve’s discount window on terms corresponding to those being provided to various other institutions’ (CFC Compl. ¶42)? What similarly situated institutions were granted access to the discount window and when was such access granted?”	11

Protocol 1(j)(iii): “ ‘[T]he Government... inaccurately told potential private investors that there was no possibility of any Government financing to AIG’ (CFC Compl. ¶44(c))?”	11

Protocol 1(j)(iv): “ ‘[T]he Government discouraged sovereign wealth funds and other non-United States investors from participating in a private sector solution to AIG’s liquidity needs’ (CFC Compl. ¶ 49; Demand p. 3)?”	12

Protocol 1(j)(v): “ ‘[T]he Government interfered with AIG’s ability to raise capital and contributed to the decision to downgrade AIG’s credit rating, which itself triggered collateral calls that imposed pressure on AIG to declare bankruptcy within 24 hours’ and ‘maximized the leverage’ of a ‘private-sector consortium’ led by J.P. Morgan and Goldman Sachs that ‘the Government sponsored’ and then used ‘to justify the terms that the Government itself would subsequently demand from AIG with no room for negotiation’ (CFC Compl. ¶¶51, 53)?”	12

Protocol 1(j)(vi): “ ‘[T]he Government... inaccurately stated that it intended to let AIG fail if the Board did not accept its offer’ (Demand p. 5)?”	13

Protocol 1(j)(vii): “With respect to ML III, ‘FRBNY made no effort to demand or negotiate concessions and only limited, inconsistent efforts to give counterparties the opportunity to volunteer concessions,’ that ‘[i]f FRBNY had diligently sought concessions, FRBNY would have been able to compromise AIG’s obligations for billions of dollars less than what ML III paid,’ that FRBNY ‘even refus[ed] to accept’ concessions from counterparties, and that ‘the counterparties were willing to settle for less’ (CFC Compl. ¶¶124, 126, 128; SDNY Compl. ¶¶ 86,88, 90; Demand p. 10)? Which institutions indicated they would take less than payment in full? What evidence supports that contention?”

13

Protocol 1(k): “Is it unfair or legally impermissible for AIG (or Starr, acting on AIG’s

behalf), having accepted the benefits of the challenged transactions without protest for more than three years, to seek now to recover for alleged wrongs in connection with those transactions? Why or why not?”	14

Protocol 2(a): “Provide and explain damage calculations, however rough, addressing the possibility that Starr succeeds on the merits of its claims. How much is really at stake and can be recovered with respect to claims concerning (i) the issuance of the preferred stock that was subsequently exchanged for common stock and (ii) ML III. To the extent that the ML III calculation is based on counterparty concessions, please quantify the concessions. Please also quantify the return the Government ultimately realized on its $24.3 billion contribution to ML III discussed on pages 11-12 of the Demand.”

15

Protocol 2(b): “If Starr succeeds on its dual (according to Starr) direct and derivative stock claims, what percent of the recovery should be allocated to AIG?”	17

Protocol 2(c): “How do indemnification obligations on the part of AIG and ML III to the Government and FRBNY impact any possible recovery to AIG on Starr’s claims? Please include specific quantification.”	18

Protocol 2(d): “How do the Government’s contingent offset and recoupment claims impact on any possible recovery to AIG on Starr’s claims? Please include specific quantification.”	19

Protocol 2(e): “Are there other potential offsets?”	20

Protocol 2(f): “Would a determination that the AIG Board was compelled, or effectively given no choice but to approve, the terms of the Government loan or the ML III transaction affect any right the Government or FRBNY would have to indemnification, offset or recoupment rights?”	20

Protocol 3(a): “Discuss potential costs to AIG of pursuing Starr’s claims.”	20

Protocol 3(b): “Discuss the impact, if any, of allowing derivative claims to proceed on AIG’s business and constituencies other than shareholders, including AIG’s public perception and brand name.”	20

Protocol 3(c): “Discuss the extent to which the presence of a direct claim that will go forward regardless of how AIG’s Board responds to Starr’s demand should impact the AIG Board’s analysis of Starr’s demand with respect to derivative claims relating to the stock issuances. Put another way, will a determination by the AIG Board not to pursue the derivative aspect of the mixed direct/derivative claim preclude AIG from obtaining a share of any recovery on that claim?”	21

Protocol 3(d): “If AIG’s board determines that supporting any of Starr’s claims is the appropriate exercise of the board’s business judgment, will this affect FRBNY’s relationship with AIG as a regulator, and, if so, how?”	22

Protocol 4: “Discuss any factors/issues not addressed above which you believe the Board should consider in assessing Starr’s demand. Offer any views you may have regarding the most important factor or factors for the Board to consider.”	22

Protocol 5: “Starr is asked to identify the ‘other AIG shareholders’ referred to in the first sentence of the demand.”	22

Protocol 6: “What evidence is there that the Government has ‘selected’ or ‘influenced’ the Board, as alleged in Starr’s demand?”	23

CONCLUSION	24

Index to the Appendix

Designation	Judicial Decisions on Starr’s Claims

July 2 Op.	Starr International Company, Inc. v. United States, No. 11-779C, 2012 WL 2512920 (Fed. Cl. July 2, 2012)

Sept. 17 Op.	Starr International Company, Inc. v. United States, No. 11-779C, 2012 WL 4056242 (Fed. Cl. Sept. 17, 2012)

Designation	Pleadings

Ex. A	Amended Verified Class Action Complaint dated Jan. 31, 2012 in the matter Starr International Company, Inc. v. United States, No. 11-779C (Court of Federal Claims)

Ex. B	Amended Verified Complaint dated Feb. 1, 2012 in the matter Starr International Company, Inc. v. Federal Reserve Bank of New York, No. 1 l-cv-8422 (Southern District of New York)

Ex. C	Defendant’s Answer to the Amended Verified Class Action Complaint dated July 30, 2012 in the matter Starr International Company, Inc. v. United States, No. 11-779C (Court of Federal Claims)

Designation	Legal Briefs

Ex. D	Starr’s Opposition to the United States’ Motion to Dismiss dated March 29,2012

Ex. E	Starr’s Opposition to the Federal Reserve Bank of New York’s Motion to Dismiss dated June 1, 2012

Ex. F	Federal Reserve Bank of New York’s Reply to Starr’s Opposition to the Motion to Dismiss dated July 2, 2012

Designation	Demonstratives

Ex. G	June 1, 2012, Demonstratives from the Motion to Dismiss Oral Argument before the Court of Federal Claims

Designation	Demand Letter

Ex. H	Letter from D. Boies to R. Miller dated Sept. 21, 2012

v

Designation	Agreements

Ex. 1	Summary of Terms for Senior Bridge Facility dated Sept. 16, 2008 (“Term Sheet”)

Ex. 2	Credit Agreement between American International Group, Inc., as Borrower, and Federal Reserve Bank of New York, as Lender dated Sept. 22, 2008 (“Credit Agreement”)

Ex. 3	Master Investment and Credit Agreement among Maiden Lane III LLC, as Company, Federal Reserve Bank of New York, as Controlling Party, Federal Reserve Bank of New York, as Senior Lender, American International Group, Inc., as Equity Investor, and The Bank of New York Mellon, as Collateral Agent dated Nov. 25, 2008 (“ML III Master Agreement”)

Ex. 4	AIG Credit Facility Trust Agreement among Federal Reserve Bank of New York, and Jill M. Considine, Chester B. Feldberg, and Douglas L. Foshee, as Trustees dated Jan. 16, 2009 (“Trust Agreement”)

Designation	SEC Filings

Ex. 5	American International Group Inc.’s Form 10-Q dated Nov. 10, 2008

Ex. 6	American International Group Inc.’s Form 10-Q dated Aug. 7, 2009

Designation	Cases

Ex. 7	Armstrong v. United States, 364 U.S. 40 (1960)

Ex. 8	CCA Assocs. v. U.S., 667 F.3d 1239 (Fed. Cir. 2011)

Ex. 9	Clapp v. United States, 127 Ct. Cl. 505 (1954)

Ex. 10	Cramer v. Matish, 924 F.2d 1057 (6th Cir. 1990)

Ex. 11	Gatz v. Ponsoldt, 925 A.2d 1265 (Del. 2007)

Ex. 12	Gentile v. Rossette, 906 A.2d 91 (Del. 2006)

Ex. 13	Independence Park Apartments v. U.S., 449 F.3d 1235 (Fed. Cir. 2006)

Ex. 14	ITV Direct, Inc. v. Healthy Solutions, LLC, 445 F.3d 66 (1st Cir. 2006)

Ex. 15	Stamford Bd. Of Educ. v. Stamford Educ. Assn., 697 F.2d 70 (2d Cir. 1982)

Ex. 16	Suwannee Steamship Co. v. United States, 150 Ct. Cl. 331 (1960)

Designation	Statutes

Ex. 17	The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, 42 U.S.C. § 4654

Designation	Press Releases

Ex. 18	Press Release, Fed. Reserve Bd. of Governors, Federal Reserve Board Announces Several Initiatives to Provide Additional Support to Financial Markets, Including Enhancements to its Existing Liquidity Facilities (Sept. 14, 2008), available at http://www.federalreserve.gov/newsevents/press/monetary/20080914a.htm

Ex. 19	Summary of Terms: Eligible Asset Guarantee, fdic.gov. (Nov. 23, 2008), available at http://www.fdic.gov/news/news/press/2008/pr08125a.pdf

Ex. 20	Press Release, AIG, AIG Completes Two Asset Sales (Apr. 2, 2009)

Ex. 21	Press Release, FRBNY, The Federal Reserve’s Primary Dealer Credit Facility (Sept. 3, 2009), available at http://www.newyorkfed.org/newsevents/news/research/2009/rp090903.html

Designation	IRS Notices

Ex. 22	IRS Notice, Application of Section 382 in the Case of Certain Acquisitions Made Pursuant to the Housing and Economic Recovery Act of 2008, Notice 2008-76, 2008-39 I.R.B. 768 (released Sept. 7, 2008)

Ex. 23	IRS Notice, Application of Section 382 In The Case Of Certain Acquisitions Made By The United States, Notice 2008-84, 2008-41 I.R.B. 855 (Oct. 14, 2008)

Ex. 24	IRS Notice, Application of Section 382(h) to Banks, Notice 2008-83, 2008-42 I.R.B. 905 (released Oct. 1, 2008)

Ex. 25	IRS Notice, Application of Section 382 to Loss Corporations Whose Instruments Are Acquired by The Treasury Department Under The Capital Purchase Program Pursuant to The Emergency Economic Stabilization Act of 2008, Notice 2008-100, 2008-44 I.R.B. 1081 (released Oct. 15,2008)

Ex. 26	IRS Notice, Treatment of Corporations Whose Instruments are Acquired by the Treasury Department Under Certain Programs Pursuant to the Emergency Economic Stabilization Act of 2008, Notice 2009-14, 2009-7 I.R.B. 516 (released Jan. 30, 2009)

Ex. 27	IRS Notice, Application of Section 382 to Corporations Whose Instruments are Acquired by the Treasury Department Under Certain Programs Pursuant to the Emergency Economic Stabilization Act of 2008, Notice 2009-38, 2009-18 I.R.B. 901 (released Apr. 14, 2009)

Ex. 28	IRS Notice, Application of Section 382 to Corporations Whose Instruments are Acquired and Disposed of by the Treasury Department Under Certain Programs Pursuant to the Emergency Economic Stabilization Act of 2008 Notice 2010-2, 2010-2 I.R.B. 251 (released Dec. 16, 2009)

Designation	Government Reports

Ex. 29	Office of the Special Inspector General for the Troubled Asset Relief Program, SIGTARP-10-003, Factors Affecting Efforts to Limit Payments to AIG Counterparties (Nov. 17, 2009) (“SIGTARP Report on Counterparty Payments”) available at http://online.wsj.com/public/resources/documents/aigl 11609.pdf

Ex. 30

U.S. House of Representatives Committee on Oversight and Government Reform, 111th Cong., Public Disclosure As A Last Resort: How the Federal Reserve Fought to Cover Up the Details of the AIG Counterparties Bailout From the American People (Jan. 25, 2010) (“Oversight and Government Reform Report”), available at

http://oversight.house.gov/wpcontent/uploads/2012/02/20100125aigstaffreportwithcover.pdf.

Ex. 31

Office of the Special Inspector General for the Troubled Asset Relief Program, Quarterly Report to Congress (July 21, 2010) (“SIGTARP Quarterly Report”), available at

http://www.sigtarp.gov/Quarterly%20Reports/July2010_Quarterly_Report_to_Congress.pdf

Ex. 32	Office of the Special Inspector General for the Troubled Asset Relief Program, SIGTARP 11-002, Extraordinary Financial Assistance Provided to Citigroup, Inc. (Jan. 13, 2011) (“SIGTARP Report on Citigroup Assistance”), available at http://www.sigtarp.gov/Audit%20Reports/Extraordinary%20Financial%20Assistance%20Provided%20to%20Citigroup,%20Inc.pdf

Ex. 33	U.S. Government Accountability Office, GAO-11-616, Report to Congressional Requesters, Review of Federal Reserve System Financial Assistance to American International Group, Inc. (Sept. 2011) (“Sept. 2011 GAO Report”) available at http://www.gao.gov/new.items/dl1616.pdf

Designation	Congressional Testimony

Ex. 34	Testimony from Martin Bienenstock, the current chair of the Business Solutions, Governance, Restructuring & Bankruptcy Group at Proskauer (May 26, 2010) available at http://cybercemetery.unt.edu/archive/cop/20110402031733/http://cop.senate.gov/documents/testimony-052610-bienenstock.pdf

Designation	Books

Ex. 35	ANDREW ROSS SORKIN, TOO BIG TO FAIL (2nd ed. 2010) (excerpts)

Designation	News Articles

Ex. 36	Michael J. de la Merced & Eric Dash, Fed Seems Close to Helping AIG, DEALBOOK, SEPT. 16, 2008, available at http://dealbook.nytimes.com/2008/09/16/industry-efforts-to-rescue-of-aig-said-to-falter/

Ex. 37	Gretchen Morgenson, So That’s Where The Money Went, N. Y. TIMES, Dec. 4, 2010, available at http://www.nytimes.com/2010/12/05/business/05gret.html

Ex. 38	Luca Di Leo & Maya J. Randall, Fed Disclosure May Hurt Banks’ Discount Window Use, DOW JONES BUSINESS NEWS, Mar. 31, 2011, available at http://www.advfn.com/nyse/StockNews.asp?stocknews=EBS&article=47 110379

Ex. 39	David Lynch, The Fed Partially Lifts the Veil on Its Discount Window, BLOOMBERG BUSINESS WEEK, Mar. 31, 2011, available at http://www.businessweek.com/magazine/content/11_15/b4223035674212.htm

Ex. 40	Neil Irwin, Files Shed Light on Fed Lending Activity, WASHINGTON POST, Apr. 1, 2011, available at http://english.htu.cn/washington%20post/2011/04/01/Ax12.pdf

Ex. 41	Bradley Keoun & Craig Torres, Foreign Banks Tapped Fed’s Secret Lifeline Most at Crisis Peak, Bloomberg.com, Apr. 1, 2011, available at http://www.bloomberg.com/news/2011-04-01/foreign-banks-tapped-fed-s-lifeline-most-as-bernanke-kept-borrowers-secret.html

Ex. 42	Matthew Leising, Fed Let Brokers Turn Junk to Cash at Height of Financial Crisis, Bloomberg.com, Apr. 1, 2011, available at http://www.bloomberg.com/news/2011-03-31/fed-accepted-more-defaulted-debt-than-treasuries-as-rescue-loan-collateral.html

Ex. 43	Louise Story & Gretchen Morgenson, In U.S. Bailout of A.I. G., Forgiveness for Big Banks, N.Y. TIMES, June 29, 2010, available at http://www.nytimes.com/2010/06/30/business/30aig.html?pagewanted=all&_r=0.

Ex. 44	Bradley Keoun & Phil Kuntz, Wall Street Aristocracy Got $1.2 Trillion In Secret Loans, Bloomberg.com, Aug. 22, 2011, available at http://www.bloomberg.com/news/2011-08-21/wall-street-aristocracy-got-l-2-trillion-in-fed-s-secret-loans.html

Ex. 45	Bradley Keoun, Morgan Stanley Speculating to Brink of Collapse Got $107 Billion From Fed, Bloomberg.com, Aug. 22, 2011, available at http://www.bloomberg.com/news/2011-08-22/morgan-stanley-at-brink-of-collapse-got-107b-from-fed.html

Ex. 46	The Hartford Sells its Fla. TARP Bank, Hartford Business.com (Nov. 14, 2011), available at http://hbweb.sx2.atl.publicus.com/article/20111114/NEWS01/311149972

x

Ex. 47	Bob Ivry et al, Secret Fed Loans Gave Banks $13 Billion Undisclosed To Congress, Bloomberg.com, Nov. 27, 2011, available at http://www.bloomberg.com/news/2011-11-28/secret-fed-loans-undisclosed-to-congress-gave-banks-13-billion-in-income.html

Designation	AIG Board Minutes

Ex. 48	Minutes of a Meeting of Directors, American International Group, Inc. (Nov. 9, 2008)

Starr International Company, Inc. (“Starr”) respectfully submits this response to the questions presented in the October 1, 2012 “AIG Board Consideration of Starr Demand Protocol” (“Protocol”).1

INTRODUCTION

By letter of September 21, 2012 (“Demand Letter” (Ex. H)), Starr urged “the Board to support, and at the very least not to prevent, Starr’s efforts to recover money from the Government for AIG based on the Government’s use of AIG assets beginning in September, 2008.” The Demand Letter describes the two legal actions filed by Starr and addresses why AIG and its shareholders should seek compensation for the Government’s improper use of AIG assets to further public interests in connection with the financial crisis.

The lawsuits do not challenge the Government’s decision to act to stabilize the global economy—but rather challenge the fact that the Government disproportionately placed on AIG the burden of funding that course of action. As the Supreme Court has stated, “The Fifth Amendment’s guarantee that private property shall not be taken for public use without just compensation was designed to bar Government from forcing some people alone to bear public burdens which, in all fairness and justice, should be borne by the public as a whole.” Armstrong v. United States, 364 U.S. 40, 49 (1960) (Ex. 7). The global financial crisis was not an AIG crisis, and the Government’s use of AIG as a vehicle to serve public interests violated the Fifth Amendment. Moreover, once the Government took control of AIG, it had obligations to AIG and AIG’s stockholders that it breached

[1]

Some of the questions raised in the Protocol call for evidence, and the Protocol also invited the Parties to attach briefings and filings. Starr is, therefore, submitting an Appendix containing judicial decisions, evidence, and prior court submissions to support these responses. For ease of reference, as set forth in the Index to the Appendix, Starr has adopted the following citation conventions: (1) the two judicial decisions rendered by the Court of Federal Claims upholding Starr’s lawsuit against the Government are cited as the “July 2 Op.” and the “Sept. 17 Op.”; (2) prior court submissions and other documents generated by Starr are cited as alphabetic exhibits (Ex. A, Ex. B, etc.); and (3) evidence is cited as numeric exhibits (Ex. 1, Ex. 2, etc.).

by using AIG as a vehicle to serve public interests.2

Moreover, the Board is in the unusual position of being presented with a demand where a Court already has held the underlying claims to validly state a claim for relief. The Court of Federal Claims has rejected the Government’s efforts to dismiss Starr’s lawsuit, and discovery has now commenced in that action. See July 2 Op. at *34.

The Protocol presents the following central question: “Is the pursuit of Starr’s derivative claims by AIG or Starr in the best interests of AIG and its constituencies?” The answer to that question is unequivocally “yes.” The amounts at issue are substantial. The claims are well-founded in the law, as the Court already has determined in rejecting the Government’s motion to dismiss. The financial cost to the Company and its shareholders is minimal because Starr and Starr’s counsel are able and prepared to advance the claims on behalf of AIG and its shareholders. We respectfully submit that if AIG decides not to pursue the claims itself, there is no justification for preventing Starr from seeking appropriate compensation from the Government for AIG and its shareholders.

RESPONSES TO THE SPECIFIC QUESTIONS RAISED IN THE PROTOCOL3

Protocol 1(a): “What must be proven to establish an unlawful taking and/or exaction of AIG property under the United States Constitution?”

To establish an unlawful taking, we must show that the Government appropriated AIG property without paying “just compensation.” Ex. D at 29-30; Ex. G at 83. The Court of Federal Claims—the Court responsible for addressing takings claims against the federal Government—has ruled that Starr’s Amended Complaint alleges valid claims with respect to three “takings” by the

[2]

Requiring the Government to bear the burden of its policies is not unfair. To the contrary, by virtue of its appropriation of AIG assets, the Government has obtained billions of dollars in profits at the expense of AIG and its shareholders.

[3]

While Starr has endeavored to respond to each question posed, it should be noted that formal litigation discovery has only just commenced and much of the information relating to the claims has not been publicly disclosed by the Government. Also, Starr’s analysis of the damages subject to recovery will, in part, be informed by expert analysis and discovery that is not yet completed.

2

Government: (1) the taking of 79.9% of AIG’s equity through the September 22, 2008 Credit Agreement; (2) the taking of the Common Stock shareholders’ right to prevent the dilution of Common Stock through the June 30, 2009 reverse stock split; and (3) the taking of AIG assets through the Government’s purchase of certain collateralized debt obligations (“CDOs”) at face value from AIG counterparties in November and December 2008 using AIG collateral and other assets and requiring AIG to forego its claims against the counterparties. July 2 Op. at *17-18.4

To establish an “illegal exaction,” we must show that the Government acquired AIG property in excess of statutory authority. Id. at *36; Ex. G at 35-40. The Court of Federal Claims has ruled, as a matter of law, that the Federal Reserve lacked authority under Section 13(3) of the Federal Reserve Act to require that AIG provide the Government with AIG equity in connection with its loan. As the Court ruled, “The ‘only consideration for a loan prescribed by’ Section 13(3) ‘is an interest rate subject to the determination of the Board of Governors’” and “because the FRA5 only permits the Board to demand consideration in the form of interest rates, the Board did not have implied authority to demand the transfer of equity as consideration for the loan to AIG.” Sept. 17 Op. at *4 (footnote added); see July 2 Op. at *38 (“The plain text of Section 13(3) does not expressly authorize a Federal Reserve bank to demand stock in a corporation in return for discounted paper.”).

Protocol 1(b): “Explain how the issuance of preferred stock and the subsequent exchange of that preferred stock for common stock, and the creation and conduct of ML III, do or do not constitute unconstitutional takings of AIG property without just compensation in violation of the Constitution?”

(1) The Issuance Of Preferred Stock Followed By Its Conversion To Common Stock

Although the Court of Federal Claims noted that property cannot be taken more than once,

[4]

Additionally, Starr maintains that AIG may establish a taking by showing that the Government imposed terms that were grossly disproportionate to the Government’s legitimate interests. The Court rejected Starr’s argument that AIG may demonstrate a taking by showing that the Government’s terms were not “roughly proportionate” to its legitimate interests. July 2 Op. at *34. Starr, however, believes that the terms imposed on AIG are so disproportionate that they would fail any test that the Court might apply.

[5]	Federal Reserve Act.

3

July 2 Op. at *18, the issuance of preferred stock and subsequent exchange for common stock are relevant to the implementation and monetization of the taking. They are also important because the Government appears to have taken approximately 11 million shares more than AIG’s securities filings suggest it was entitled to, CFC Am. Compl. ¶ 101 (Ex. A), and for calculating damages.

Moreover, as stated above, with regards to the original commitment to issue the preferred stock, the Court of Federal Claims already has ruled (and reaffirmed when denying the Government’s motion for reconsideration) that the Government’s imposition of the requirement that it be given a 79.9% equity interest in AIG in exchange for a Federal Reserve loan exceeded the Government’s statutory authority. July 2 Op. at *39; Sept. 17 Op. at *4. To the extent “that the Government’s actions were not authorized,” Starr can “advance its illegal exaction claim.” July 2 Op. at *20 n.17.

To the extent that the Government did have authority to acquire the 79.9% equity interest, the Court also recognized that the allegations concerning the Government’s payment of $500,000 in exchange for the then-estimated $23 billion equity interest, combined with the control exercised by the Government over the decision-process, properly stated a takings claim. Id. at *16 (“Starr’s response supports the view that it alleges the first taking occurred when the Government imposed the Credit Agreement on AIG’s Board.”) In this respect, the Court noted the allegations regarding the Government’s (1) refusal to grant AIG liquidity access or guarantees on the same terms as similarly situated entities with lower quality collateral, (2) interference with AIG’s ability to raise capital and contribution to AIG’s credit downgrade, and (3) false assertions that it would not loan AIG money on other terms and would risk a global economic collapse if AIG did not accept the Government’s demand. Id. at *29.6

[6]	The basis for this claim is set forth in greater detail in Starr’s successful opposition to the Government’s motion to dismiss. Ex. D at 31-34; see also Ex. G at 117-21, 134-37, 151-53.

4

(2) Maiden Lane III (“ML III”)

The ML III transaction constituted a separate taking in which the Government used its control over AIG to (a) transfer $37.5 billion of AIG funds to AIG counterparties, (b) release AIG’s claims against those counterparties, and (c) overpay for the underlying CDOs that AIG had insured with credit default swaps (CDSs). Id. at *31 (“Starr has pled sufficiently that the Government obtained control of AIG and then used that control to engineer the ML III transactions.”) The Government orchestrated and required these transfers not to benefit AIG, but to benefit AIG’s counterparties (and the financial system as a whole). Had the Government intended to benefit AIG, it could simply have guaranteed AIG’s CDS obligations (for far less than its $225 billion guarantee to Citigroup) or negotiated far greater discounts with the CDO holders.7 Further, there was no reason to release claims against counterparties that were receiving the full face value of the CDOs.8 In sum, the Government impermissibly used the ML III transfers to provide liquidity to AIG counterparties while avoiding Congressional scrutiny—in essence, to provide a “backdoor bailout.”9 See Ex. G at 154-56, 167; Ex. D at 34-35.

Protocol 1(c): “Can AIG or Starr prove an unconstitutional taking and/or exaction of a 79 percent equity ownership and voting interest in AIG without also proving that the Board acted involuntarily and in a manner that did not comport with the Board’s fiduciary duties?

Yes. Neither the illegal exaction claim nor the takings claim relating to the 79.9% equity interest require proof that the AIG Board acted in a manner that did not comport with its fiduciary duties. First, the illegal exaction claim depends solely upon the fact that the Government’s acquisition of AIG stock was the consequence of actions lacking valid statutory authority. Starr may

[7]	See Ex. 19. For additional information, see Ex. D and Ex. E at 12 – 13 and 9 – 12 respectively.
[8]

Substantial valid claims were released. Insurance companies that, like AIG, were induced by securitizers or originators to cover CDOs that did not conform to specified underwriting standards are presently in the early stages of litigation to recover for these misrepresentations.

[9]

Indeed, a report by the House Committee on Oversight and Government Reform, suggests the Government has attempted to “cover-up” many of the details surrounding key aspects of the ML III claims at issue. See generally Ex. 30.

5

prevail on this claim without any showing that the Board acted involuntarily or in breach of its fiduciary duties.

Second, with respect to the takings claim, although it is necessary to prove that the property taken was not voluntarily given to the Government, the Court of Federal Claims has recognized that Starr’s allegations concerning the actions of the Government preceding the signing of the September 22, 2008 Credit Agreement (Ex. 2) demonstrate that the Board at the time was not in a position to “voluntarily” assess and consent to the Government’s improper demand for 79.9% of the equity of the Company. See July 2 Op. at *28-29. It is not necessary to allege or establish a breach of fiduciary duty by the Board.

Protocol 1(d): “Can AIG or Starr prove that an unconstitutional taking and/or exaction of a 79 percent common stock voting interest in AIG without disputing the legality of AIG’s reverse stock split in June 2009? In answering this question, assume that the Walker stipulation was intended to ensure that AIG would comply with Delaware law, and nothing more.”

Yes. The September 2008 claim and the reverse stock split claims involve separate takings or exactions. See July 2 Op. at * 16-17 (differentiating between Starr’s “first” and “second” claims). Moreover, the reverse stock split claim is exclusively a direct claim by the holders of AIG Common Stock whose independent voting rights were affected thereby. Starr is not requesting the Board to authorize the reverse stock split claim on behalf of AIG. Accordingly, no purpose would be served by the Board considering this question.

Protocol 1(e): “Can AIG or Starr prove an unconstitutional taking and/or exaction of funds from AIG in connection with ML III without also proving that the Board acted involuntarily and in a manner that did not comport with the Board’s fiduciary duties?”

Yes. As with the equity interest claims discussed above, the claim related to ML III does not require proof that the Board breached its fiduciary duty. It is sufficient to show that the Government controlled AIG during the relevant period and used its control to release AIG’s claims against its counterparties and to transfer $37.5 billion of AIG assets to achieve the Government’s purposes of

6

providing a “backdoor bailout” to those counterparties.

Protocol 1(f): “Explain what, if any, fiduciary duty FRBNY owed AIG and when any such duty arose.”

As a consequence of its control over AIG, acquired through the September 16, 2008 Term Sheet (Ex. 1) and September 22, 2008 Credit Agreement (Ex. 2), FRBNY became a controlling shareholder and lender of AIG and consequently owed fiduciary duties to, at a minimum, (a) not release legal claims against private companies for no benefit to AIG while using AIG’s assets to subsidize those same companies, and (b) not use its control to undermine the economic interests and voting rights of AIG common stockholders.10

Protocol 1(g): “Explain how the issuance of preferred stock and the subsequent exchange of the preferred stock for common stock, did or did not result from or constitute breaches of fiduciary duties subsequent to November 21, 2008 (or earlier, if breaches of fiduciary duty before that date are not barred by the statute of limitations) that FRBNY owed to AIG?

The issuance of preferred stock resulted from a breach of fiduciary duty because only $500,000 was received for the Series C Preferred Stock that was issued on March 4, 2009, even though the Company (after it was controlled by the Government) had valued the equity interest that the shares represented at $23 billion in the third quarter 2008 10Q filing. Ex. 5, at 25 (second column). The subsequent exchange of Series C Preferred Stock for $25.5 billion of common stock was also a breach of fiduciary duty because there would not have been enough AIG common stock to consummate the exchange but for the reverse stock split and the accompanying nullification of shareholder voting rights. Ex. E at 12-15; 49-54. As noted above, Starr’s claim related to the reverse stock split is exclusively a direct claim.

[10]

As previously noted, Starr’s reverse stock split claim is exclusively a direct claim, and Starr is not requesting that the Board authorize such a claim on behalf of AIG. Starr explains the nature of the breach of fiduciary duty claim against FRBNY in detail at Ex. E at 1-6, 26-39, and 46-54.

7

Protocol 1(h): “Explain how the creation and conduct of ML III did or did not result from or constitute breaches of fiduciary duties subsequent to November 21, 2008 (or earlier, if breaches of fiduciary duty before that date are not barred by statutes of limitations) that FRBNY owed to AIG?”

First, FRBNY unnecessarily caused ML III to pay full par value for CDOs. Not only did FRBNY fail to make a good faith effort to obtain concessions from the counterparties, but FRBNY literally refused counterparty concessions that had been offered. Ex. B ¶¶ 84-90; Ex. E at 48-49. The ML III transactions occurred on November 25, 2008, December 18, 2008, and December 22, 2008.

Second, FRBNY engaged in self-dealing by appropriating to itself a disproportionately large share of the residual benefits and proceeds of the sale of ML III’s assets to the detriment of AIG. Ex. B ¶¶ 80-83. Under the structure put in place by the November 25, 2008 ML III Master Agreement, ML III was to purchase CDOs with a total par value of nearly $62 billion using (1) $32.5 billion of AIG’s already posted collateral; (2) a $5 billion equity contribution from AIG; and (3) a $24.3 billion loan from FRBNY to ML III.11 See Ex. E at 9-10. The ML III Master Agreement (Ex. 3) ignored the fact that over half of the purchase price of the CDOs was funded by the $32.5 billion collateral AIG was required to forfeit to its counterparties, and then allocated the fictitious “residual” profits (the excess of the sales price over the amount of the FRBNY loan and AIG’s $5 billion equity contribution) for the sale of those CDO assets by ML III disproportionately, with FRBNY to receive two-thirds.12 See Ex. E. at 11.

Third, FRBNY materially compromised AIG’s rights by forcing AIG to release any and all claims it might have had against its CDS counterparties, despite the fact that there was no benefit to AIG and no justification for such releases, inasmuch as those counterparties had received full payment under their CDS contracts with AIG and thus could not assert any claims against AIG. Ex.

[11]	Ex. 3; Ex. 33 at 57-59, 63 (discussing funding for ML III, agreement to allow counterparties to retain collateral posted by AIG, and total amount received by counterparties); Ex. 29 (same).
[12]	Ex. 3 at 21-23; Ex. 33 at 66-67.

8

B ¶¶ 91-93. The counterparties, on the other hand, benefitted from those releases by avoiding having to pay AIG on claims that it was defrauded by those counterparties, thereby improving the stability and solvency of the counterparties—a public policy decision by the Government that was paid for by AIG.

Protocol l(i): “If you know, at whose suggestion (counsel to FRBNY, counsel for AIG, or someone else) was language inserted into the legal documentation of the ML III transaction providing releases to each of the counterparties for any claims AIG may have against any of them in connection with the underlying credit default swaps?”

To Starr’s knowledge, the details of the negotiations between FRBNY, AIG, and the CDS counterparties have not been disclosed. However, investigative journalists have reported that “Congressional documents show no e-mail traffic explaining why that occurred or who was responsible for inserting it,” and that “two people with direct knowledge of the negotiations between A.I.G. and the banks” stated that “the legal waiver was not a routine matter — and that federal regulators forced the insurer to accept it.”13 In addition, since AIG could only be injured by those releases, no one acting in AIG’s best interest would have suggested their inclusion.

Protocol l(j): “There have been government reports and extensive testimony by many of the key players, including former AIG directors. Based on your review of the available record, as well as the investigations Starr has conducted in connection with the preparation of Starr’s complaints and demand, and that the Government and FRBNY has conducted in connection with the defense of Starr’s claims, what evidence supports or refutes Starr’s allegations that...”

The allegations identified in the Protocol are supported by information found in public sources, examples of which are provided below. Starr expects to uncover additional supporting evidence in the course of discovery.

Protocol l(j)(i): “AIG and its shareholders ‘were singled out for differential — and far more punitive — treatment’ than other financial institutions (CFC Compl. ¶ 5)”

Numerous other institutions in similar or worse financial condition than AIG received liquidity and other financial assistance from the Government on far less punitive terms than those the

[13]	See Ex. 43 at 7.

9

Government imposed on AIG. For example:

•

During the period from 2008 through 2010, the Government allowed numerous foreign and domestic institutions, including several foreign banks, various investment banks, and Wachovia, among many others, to access the Federal Reserve’s discount window without requiring those entities to give the Government an 80% equity stake in or control of the company. See Ex. A ¶¶ 43-44.[14]

•

The Government created the Primary Dealer Credit Facility (“PDCF”) in March 2008 and expanded it in September 2008 to provide liquidity to various entities experiencing liquidity problems during the financial crisis without requiring those entities to give the Government an 80% equity stake in or control of the company. See Ex. A ¶¶ 44(c), 49(a).[15]

•

The Government loaned billions of dollars to numerous foreign and domestic entities during the financial crisis under the Term Auction Facility (“TAF”) at reasonable rates and without requiring those entities to give the Government an 80% equity stake in or control of the company. See Ex. A ¶ 46.[16]

•

The Government provided various sources of financial assistance to Citigroup – as much as $99.5 billion – without requiring it to give the Government an 80% equity stake in or control of the company – even though the Government itself recognized that Citigroup’s financial condition was “superficial” or “marginal.” See Ex. A ¶¶ 46, 48.[17] In fact, despite the poor financial condition of Citigroup at the time, the Government also provided over $225 billion in asset guarantees to Citigroup.[18]

•

The Government permitted the Hartford Financial Services Group, Inc., to acquire a small bank so that it would become eligible for over $3 billion in TARP funds and did not require Hartford to provide the Government with an 80% stake in or control of the

[14]

Some of the Government’s activities relating to discount window lending from 2008 to 2010 are demonstrated, at least in part, by documents produced by the Government to Bloomberg pursuant to the Freedom of Information Act, which Bloomberg made available on the internet. See http://cdn.gotraffic.net/downloads/30110331_fed_release_documents.zip. Those activities also are discussed in numerous news articles. See, e.g., Ex. 38; Ex. 40; Ex. 41.

[15]

See also Ex. 31 (discussing the establishment and expansion of the PDCF, as well as some of the initial recipients of PDCF funding); Ex. 21; Ex. 18 (announcing September 2008 expansion of the PDCF lending program to broaden the types of eligible collateral); Ex. 42 (discussing the types of assets the Government accepted as collateral for the PDCF loans); Ex. 37 (generally describing the terms of the PDCF lending and recipients of the funds).

[16]

See also Ex. 31 (generally discussing TAF lending terms and peak amount of $493 billion borrowed as of March 2009); Ex. 39 (same); Ex. 44 (describing borrower-friendly terms of TAF and noting that borrowers included domestic and foreign institutions).

[17]

See also Ex. 44 (discussing financial assistance provided to Citigroup); Ex. 47 (noting that documents made public pursuant to FOIA included FRBNY and Government reports referring to financial strength of Citigroup as “marginal” and “superficial”).

[18]

See Ex. 19 (listing terms of agreement between Citigroup and the Government, which included “Up to $306 bn in assets to be guaranteed”); see also Ex. 32 (describing Citigroup’s liquidity crisis and the Government’s perception of a run on the institution being possible).

10

company. See Ex. A ¶ 47; Ex. 46.

•

The Government permitted Morgan Stanley to become a bank holding company after which it loaned $107 billion to Morgan Stanley without requiring it to provide the Government with an 80% stake or control of the company. See Ex. A ¶ 47.[19]

Protocol l(j)(ii): “AIG ‘repeatedly sought’ but ‘the Government withheld’ ‘access to the Federal Reserve’s discount window on terms corresponding to those being provided to various other institutions’ (CFC Compl. ¶42)? What similarly situated institutions were granted access to the discount window and when was such access granted?”

The quoted allegations are supported by, among other things:

•	Sept. 2011, GAO Report at 19-23 (describing AIG’s repeated and unsuccessful attempts to obtain government financial assistance, including discount window access, in July and September 2008) (Ex. 33).

•

ANDREW Ross SORKIN, Too BIG To FAIL, 210-12, 238-39, 274, 404-05 (2nd ed. 2010) (describing meetings between AIG’s CEO and the President of FRBNY where the former sought liquidity assistance from the Government, including access to the discount window, PDCF access, and TAF access) (Ex. 35).

Also, as explained above in response to Protocol l(j)(i), numerous institutions that were situated similarly, or were in worse condition than AIG, received discount window loans at interest rates far less than the 14.5% charged to AIG and without being required to give the Government a massive equity stake in and control of the company.20

Protocol l(j)(iii): “ ‘[T]he Government... inaccurately told potential private investors that there was no possibility of any Government financing to AIG’ (CFC Compl. ¶44(c))?”

This allegation is supported by, among other things:

•	Michael J. de la Merced & Eric Dash, Fed Seems Close to Helping AIG, DEALBOOK, Sept. 16, 2008 (Ex. 36).

•	SORKIN, at 210-12, 238-39, 274 (describing meetings between AIG’s CEO and the President of FRBNY where the former sought PDCF access) (Ex. 35).

•	Sept. 2011 GAO Report at 25-35 (discussing attempts to obtain a private sector solution

[19]

See also Ex. 45 (generally discussing financial assistance provided to Morgan Stanley); Ex. 32 at 4 (noting Morgan Stanley’s conversion to a bank holding company in September 2008, allowing it greater access to Government assistance).

[20]	See also, e.g., Ex. 41; Ex. 31; Ex. 44; Ex. 39.

11

for AIG during September 13-14, 2008 and noting that some potential solutions were dependent on Government participation and that private investors wanted assurances from the Government regarding AIG’s solvency, but the Government “avoided actions that could have signaled to companies or other regulators that it would assist AIG” and downplayed the chance of Government assistance) (Ex. 33).

Protocol 1(j)(iv): “‘[T]he Government discouraged sovereign wealth funds and other non-United States investors from participating in a private sector solution to AIG’s liquidity needs’ (CFC Compl. ¶ 49; Demand p. 3)?”

This allegation is supported by the knowledge of Starr personnel and statements made to them by J. Christopher Flowers.

Protocol l(j)(v): “‘[T]he Government interfered with AIG’s ability to raise capital and contributed to the decision to downgrade AIG’s credit rating, which itself triggered collateral calls that imposed pressure on AIG to declare bankruptcy within 24 hours’ and ‘maximized the leverage’ of a ‘private-sector consortium’ led by J.P. Morgan and Goldman Sachs that ‘the Government sponsored’ and then used ‘to justify the terms that the Government itself would subsequently demand from AIG with no room for negotiation’ (CFC Compl. ¶¶51, 53)?”

These allegations are supported by, among other things:

•

Sept. 2011 GAO Report at 25-35 (discussing attempts to obtain a private sector solution for AIG during September 13-14, 2008 and noting that some potential solutions were dependent on Government participation and that private investors wanted assurances from the Government regarding AIG’s solvency, but the Government “avoided actions that could have signaled to companies or other regulators that it would assist AIG” and downplayed the chance of Government assistance) (Ex. 33).

•

SORKIN at 210-12, 404 (illustrating seven-week delay from initial AIG contact with FRBNY to the Government finally making the offer); see also id. at 391, 395 (then-President of FRBNY telling private sector consortium there was no public money for AIG – despite knowing full well that the Government was willing to provide funding – helping to trigger AIG’s ratings downgrade) (Ex. 35).

•

Numerous sources demonstrating that the Government repeatedly stated it would not provide aid to AIG until the Government’s non-negotiable offer was made and that this affected the private sector’s willingness to participate in a solution for the company. See, e.g., Merced & Dash (describing the Secretary of the Treasury’s insistence up until September 15, 2008 that public funds not be used in AIG’s rescue) (Ex. 36).

12

Protocol 1(j)(vi): “‘[T]he Government... inaccurately stated that it intended to let AIG fail if the Board did not accept its offer’ (Demand p. 5)?”

This allegation is supported by, among other things:

•

SORKIN at 405, 408-09 (FRBNY President falsely advised Mr. Willumstad that this was “the only proposal you’re going to get” and reiterated this assertion when Mr. Willumstad asked at the request of the AIG Board of Directors if the terms were negotiable) (Ex. 35).

•

Sept. 2011 GAO Report at 31, 34-35 (noting that the Government downplayed the chance of Government assistance during the private sector discussions on September 13-14, 2008 and that the President of FRBNY told the private sector consortium on September 15, 2008 that “government assistance was not an option”) (Ex. 33).

•	Merced & Dash (describing the Secretary of the Treasury’s insistence up until September 15, 2008 that public funds not be used in AIG’s rescue) (Ex. 36).

•	SORKIN at 391, 395 (President of FRBNY telling private sector consortium there was no public money for AIG and then reversing course) (Ex. 35).

Protocol 1(j)(vii): “With respect to ML III, ‘FRBNY made no effort to demand or negotiate concessions and only limited, inconsistent efforts to give counterparties the opportunity to volunteer concessions,’ that ‘[i]f FRBNY had diligently sought concessions, FRBNY would have been able to compromise AIG’s obligations for billions of dollars less than what ML III paid,’ that FRBNY ‘even refus[ed] to accept’ concessions from counterparties, and that ‘the counterparties were willing to settle for less’ (CFC Compl. ¶¶ 124, 126, 128; SDNY Compl. ¶¶ 86,88, 90; Demand p. 10)? Which institutions indicated they would take less than payment in full? What evidence supports that contention?”

The quoted allegations are supported by, among other things:

•

SIGTARP Report on Counterparty Payments at 15-19 (discussing FRBNY’s lack of effort to obtain concessions from AIG’s CDS counterparties and ultimately paid par value for the CDOs, “despite the willingness of at least one counterparty to engage in discussions about a potential haircut”) (Ex. 29).

•

Sept. 2011 GAO Report at 71-73 (describing varying accounts from FRBNY and counterparties regarding FRBNY’s effort to obtain concessions; noting that multiple counterparties were at least considering concessions and that one counterparty told FRBNY it would accept a haircut, but FRBNY responded saying that it had decided to pay par value) (Ex. 33).

•

Oversight and Government Reform Report at 2, 5 (finding that “there was no serious attempt at real negotiations” to obtain concessions from the counterparties, and noting that AIG’s CFO recommended making the following disclosure to the public: “The only price being negotiated with the counterparty is the total price ... and the Fed

13

offered all counterparties par” (ellipsis in original)) (Ex. 30).

•

Testimony from Martin Bienenstock, the current chair of the Business Solutions, Governance, Restructuring & Bankruptcy Group at Proskauer Rose LLP, outlined a specific strategy that the Government could have pursued that would have enabled it to obtain significant concessions from counterparties without any need to threaten bankruptcy and without the need to leverage its role as regulator (Ex. 34).

These reports do not identify the names of all of the entities who indicated they would make concessions, but at least one report states that UBS indicated that it would accept a haircut if other counterparties did the same.21 See Ex. 30 at 2. Moreover, the November 9, 2008, AIG Board minutes confirm that the Board anticipated that a “concession” may be obtained from counterparties and that counterparties would not be paid at par value (“Sum of Purchase Price and Termination Price: [9_]% of CDO Pool par value”). See Ex. 48 at Annex D at 2 and App. Al. Those minutes do not show Board approval, or even Board knowledge, of material terms of the ML III transaction, such as whether counterparties would be paid 100 cents on the dollar, whether counterparties would receive releases (particularly in addition to receiving 100% of par value) without AIG receiving any consideration for those releases, or whether FRBNY intended to use AIG assets to support certain counterparties in “backdoor bailouts.” See Ex. 48. Nor do those minutes reflect Board approval (or knowledge) that FRBNY would negotiate and set the final terms of the transactions with counterparties (particularly since, to the contrary, the minutes contemplate that AIG would “cause one or more of its subsidiaries to negotiate for the termination” of the CDS Transactions) or that FRBNY had had discussions and negotiations with counterparties prior to the Board meeting. See id.

Protocol 1(k): “Is it unfair or legally impermissible for AIG (or Starr, acting on AIG’s behalf), having accepted the benefits of the challenged transactions without protest for more than three years, to seek now to recover for alleged wrongs in connection with those transactions? Why or why not?”

It is neither legally impermissible nor unfair for AIG to pursue the claims at issue. The statute

[21]

As explained above, it should be noted that the government has shielded from the public much of the details surrounding key aspects of the claims, including those relating ML III, and only limited discovery has been had to date in these actions.

14

of limitations permits AIG (or Starr on AIG’s behalf) to bring the takings and illegal exaction claims described above within six years from the date of the taking or illegal exaction. Similarly, the breach of fiduciary duty claims asserted against FRBNY are not barred by the statute of limitations because the actions by the FRBNY that form the basis of the breach of fiduciary duty claims occurred on or after November 21, 2008. Ex. E at 46 n.25. Moreover, many of the facts supporting the claims at issue did not come to light until 2011.

To the extent “unfairness” is relevant, what was unfair was the disparate, discriminatory treatment of AIG, the exaction of AIG property in excess of statutory authority, and the taking and use of AIG property to benefit others without just compensation. First, it is not realistic to expect a company to bring a lawsuit against its majority shareholder, especially where that majority shareholder has an on-site team to manage the company. See July 2 Op. at *28-29 (finding allegations of control sufficient to withstand a motion to dismiss).

Second, the Government’s conduct cannot be justified by pointing to any “benefits” conferred on AIG. The “benefit” that AIG received was a fully secured, high interest Government loan, which AIG has repaid in full and for which, as the CFC has held, the Government was fully (or more than fully) compensated by the terms of the loan. See July 2 Op. at *37 (“Based upon the information currently before the Court, there does not appear to have been anything more for the preferred stock to secure”; determining that Starr adequately alleged that the preferred stock was not collateral for the loan); Ex. D at 8-9; Ex. F at 1. It is hardly unfair to require the Government to pay for the property it has taken from AIG and used to benefit others, and to disgorge wrongfully gained profits. 22

Protocol 2(a): “Provide and explain damage calculations, however rough, addressing the possibility

[22]

Nor does any suggestion that AIG acted “voluntarily” render this unfair. See Suwannee Steamship Co. v. United States, 150 Ct. Cl. 331, 337 (1960) (where Government had required payment it was not entitled to, “voluntary” payment was irrelevant) (Ex. 16); Clapp v. United States, 127 Ct. Cl. 505, 515 (1954) (“We find it hard to imagine a case where the Government can take a citizen’s money, by refusing him something to which he is entitled, and then keep the money on the ground of estoppel. This defense is beneath the dignity of the Government.”) (Ex. 9).

15

that Starr succeeds on the merits of its claims. How much is really at stake and can be recovered with respect to claims concerning (i) the issuance of the preferred stock that was subsequently exchanged for common stock and (ii) ML III. To the extent that the ML III calculation is based on counterparty concessions, please quantify the concessions. Please also quantify the return the Government ultimately realized on its $24.3 billion contribution to ML III discussed on pages 11-12 of the Demand.”

With regard to the stock claims, the contemporaneous analysis and valuation of the equity interest taken by the Government pursuant to the September 22, 2008 Credit Agreement in AIG’s November 10, 2008 Form 10-Q (Ex. 5 at 25)—at a time when AIG was controlled by the Government—established the value of its 79.9% interest to be $23 billion. Moreover, if the Government had acted properly in its deal with AIG, instead of using its control of AIG to sponsor a “backdoor bailout” of other companies, the equity taken would have been worth more than that $23 billion valuation. Subsequently, the Government exchanged the Series C Preferred Shares that AIG issued to the Government pursuant to the Credit Agreement for 562,868,096 AIG Common Shares on January 14, 2011. At the then-market price of $45.25 per share, the Common Shares received were worth $25.5 billion. Ex. A ¶¶ 100-102; Ex. B ¶¶ 129-135. The Government has also engaged in various sales of Common Shares at various market prices, generating substantial actual and expected “profits” for the Government. The final value of damages will be affected by a number of factors to be analyzed by experts as part of the damages modeling, including potential increases in share price under different scenarios and the possibility of control premiums.23

As to ML III, AIG’s counterparties received $62.1 billion for selling to ML III the CDOs on which AIG had issued CDS protection. Ex. A ¶ 149; Ex. B ¶ 99. AIG provided $37.5 billion of those funds ($32.5 billion in previously posted collateral and $5 billion in cash) and the Government

[23]

As explained above, Starr also asserts a purely direct claim relating to the June 30, 2009 reverse stock split. See supra Protocol 1(d). There are various means to calculate this improper taking by the Government, and the resultant damage to Common Shareholders, including recognized valuation differences, conversion price premiums, and dilution impacts. Such valuations and damages, which will also be substantial, are subject to expert examination and opinion which has not yet been completed. Such damages are not sought on a derivative basis.

16

provided $24.6 billion in cash. Ex. A ¶ 113. Maiden Lane III in turn (1) sold the CDOs for $39.2 billion, (2) repaid the cash contributions from AIG and the Government, and (3) returned two-thirds of the $9.9 billion in “profits” to the Government ($6.6 billion) and one-third ($3.3 billion) to AIG. Ex. G at 23-24; Ex. A ¶¶ 112-128; Ex. B ¶¶ 68-90.

Had the Maiden Lane III transaction been structured with the best interests of AIG in mind, AIG would have received:

•	Much or all of the $6.6 billion in “profits” that the Government received and/or

•

Additional amounts (in excess of $30 billion) above the $8.3 billion actually received, if the Government had, instead of paying par value, achieved substantial discounts on the CDOs purchased (reflective of discounts being demanded in the marketplace at that time considering a range of factors), thus reducing the Government’s contribution, if any, to ML III, which would then have resulted in AIG receiving substantial proceeds from the sale of stocks and receiving all (or most of) the CDO sale proceeds rather than the $8.3 billion actually received.

•

The value of the claims of AIG that were unnecessarily released by the Government in the Maiden Lane III transaction. Ex. A ¶¶ 129-130; Ex. B ¶¶ 91-93. Other financial institutions have achieved substantial recoveries against CDS counterparties on theories such as fraud and misrepresentation, and had similar claims owned by AIG not been released, AIG would have been able, by negotiations or litigation, to achieve similar recoveries.

Protocol 2(b): “If Starr succeeds on its dual (according to Starr) direct and derivative stock claims, what percent of the recovery should be allocated to AIG?”

As a preliminary mater, it should be noted that (1) the ML III claim is purely a derivative claim and all damages attributable thereto will be allocated to AIG; and (2) the reverse stock split claim is purely a direct claim and all damages attributable thereto will be allocated only to the shareholder class.

As the Court of Federal Claims has held, Starr has pleaded a valid “dual” direct and derivative stock claim relating to the Government’s taking without just compensation or illegal exaction of a 79.9% equity interest in AIG precisely because there are two injuries that require a remedy—one to the plaintiff Common Stockholders and one to AIG. See, e.g., July 2 Op. at *10, 13-18 (harm to shareholders “is not confined to an equal dilution of the economic value and voting power of each of

17

the corporation’s outstanding shares, i.e., the basis for the derivative claim” (internal quotation marks omitted)). AIG will be compensated for the injuries it has suffered, and the shareholders will be compensated for the distinct injuries they suffered. The allocation will be based upon data disclosed during discovery, expert testimony, and perhaps interpretation of law by the Court. If the Board authorizes the derivative stock claims, that allocation—which requires court approval in any event— can be made consensually before or after liability is established.

Protocol 2(c): “How do indemnification obligations on the part of AIG and ML III to the Government and FRBNY impact any possible recovery to AIG on Starr’s claims? Please include specific quantification.”

No indemnification obligations on the part of AIG and ML III impact any possible recovery to AIG given the claims at issue. First, with respect to the takings and illegal exaction claims, the law is clear that the Government may not seek to invoke contractual indemnities with respect to constitutional violations.24

Second, with respect to the breach of fiduciary duty claims against the FRBNY, because the FRBNY and other Government conduct at issue was intentional and in willful derogation of fiduciary and constitutional obligations, the express terms of the indemnification provisions contained in the September 22, 2008 Credit Agreement (Ex. 2) and the November 25, 2008 ML III Master Agreement (Ex. 3) make it clear that they do not apply.25 New York law also prohibits indemnification under such circumstances. See, e.g., Stamford Bd. Of Educ., 697 F.2d at 74 (“a party may not indemnify

[24]

See, e.g., Cramer v. Matish, 924 F.2d 1057, at *4 (6th Cir. 1990) (Table) (noting that indemnification clauses “which purport to relieve public employers from liability for violations of federal constitutional and civil rights are void as against public policy”) (Ex. 10); see also Stamford Bd. Of Educ. v. Stamford Educ. Assn., 697 F.2d 70, 73 (2d Cir. 1982) (holding that the Government is prohibited from demanding indemnification for constitutional violations because otherwise it would have no reason to concern itself with whether its actions violate constitutional proscriptions) (Ex. 15).

[25]

Section 8.05(b) of the Credit Agreement (Ex. 2) excludes “losses, claims, damages, liabilities and related expenses” that are “determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.” Section 11.05(c) of the ML III Master Agreement (Ex. 3) likewise precludes indemnification for “losses, claims, damages, liabilities and related expenses” that are “determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the bad faith, gross negligence, fraudulent actions or willful misconduct of such Indemnitee.”

18

himself against his own willful, reckless or criminal misconduct”) (Ex. 15).

Third, with respect to the ML III Master Agreement, both AIG and FRBNY are indemnitees under that Agreement. There is no basis in law for FRBNY to assert that AIG, as a joint indemnitee, would somehow be required to indemnify FRBNY with respect to claims arising out of FRBNY’s wrongful actions in relation to ML III.

Protocol 2(d): “How do the Government’s contingent offset and recoupment claims impact on any possible recovery to AIG on Starr’s claims? Please include specific quantification.”

The Government asserts a contingent offset or recoupment claim based on its contention that “Because of the Financing Entities’ contractual rescues of AIG, AIG retained the use of its NOLs.”26  Ex. C at 212. The Government’s assertion is without basis in law or fact and the “contingent offset and recoupment” matter will have no impact on any possible recovery to AIG on Starr’s claims.

First, AIG retained the use of its NOLs through notices of general application issued by the IRS and Treasury Department providing guidance on the application of Section 382 of the Internal Revenue Code. See Ex. 23. Recoupment applies only where the defendant has a direct claim against a plaintiff arising out of “the same contract.”27 Here, there is no basis upon which to assert that a generally applicable tax notice arises from “the same contract” that forms the basis of the claims at issue here.

Second, the law is clear that any claim of “offset” would require a showing of a specific benefit “designed to mitigate the financial impact of the taking” that is the result of “steps taken by the government to offset the impact of the taking.” Independence Park Apartments v. U.S., 449 F.3d 1235, 1249 (Fed. Cir. 2006) (Ex. 13). That nexus does not exist here because the changes to the

[26]	Net Operating Losses.
[27]

See also ITV Direct, Inc. v. Healthy Solutions, LLC, 445 F.3d 66, 71 (1st Cir. 2006) (“Broadly speaking, recoupment allows the reduction by defendant of an amount otherwise due the plaintiff based on defendant’s own claim against plaintiff, whether liquidated or unliquidated, growing out of the same contract”) (Ex. 14).

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application of Section 382 of the Internal Revenue Code that allowed AIG to carryover its NOLs were neither tied to nor discussed as part of the Credit Agreement; the NOL carryover resulted from general notices that were intended to provide guidance on Section 382’s application to an entire industry.28 The Government cannot assert this kind of remote and unrelated consequence to offset damages awarded for violations of the rights of AIG and AIG’s shareholders.

Protocol 2(e): “Are there other potential offsets?”

We are unaware of any valid potential offsets. The Government bears the burden to establish any offset. See CCA Assocs. v. U.S., 667 F.3d 1239, 1245 (Fed. Cir. 2011) (Ex. 8).

Protocol 2(f): “Would a determination that the AIG Board was compelled, or effectively given no choice but to approve, the terms of the Government loan or the ML III transaction affect any right the Government or FRBNY would have to indemnification, offset or recoupment rights?”

Yes. However, as set forth above, there is no basis for indemnification, offset, or recoupment.

Protocol 3(a): “Discuss potential costs to AIG of pursuing Starr’s claims.”

As an initial matter, the Board is being asked to pursue AIG’s claims, not Starr’s (which Starr is entitled to pursue without AIG Board approval). As to the derivative claims that Starr is pursuing on AIG’s behalf, Starr has agreed that it would pursue those derivative claims through the use of Starr’s counsel without any compensation other than “reasonable costs, disbursements, and expenses, including reasonable attorney” fees (e.g., 42 U.S.C. § 4654(c) (Ex. 17)) if there is a recovery.

Protocol 3(b): “Discuss the impact, if any, of allowing derivative claims to proceed on AIG’s business and constituencies other than shareholders, including AIG’s public perception and brand name.”

There will not be any adverse impact. Indeed, AIG’s public perception and brand name will be enhanced by the Board acting to protect the interests of its shareholders and other constituencies who would benefit from a stronger, reimbursed AIG. Moreover, as noted in Starr’s Demand Letter

[28]	See Ex. 22 at 768; Ex. 23 at 855; Ex. 24 at 905; Ex. 25 at 1081; Ex. 26 at 516; Ex. 27 at 901; Ex. 28 at 251.

20

(Ex. H at 19-20), “the Board’s support of Starr’s claims would not require it to take the position that the Government made wrong policy choices. It would simply require the Government, in making those policy choices, to comply with its fiduciary obligations and with the Constitution of the United States by paying just compensation for the property it took from AIG and its shareholders in implementing those choices.”

Protocol 3(c): “Discuss the extent to which the presence of a direct claim that will go forward regardless of how AIG’s Board responds to Starr’s demand should impact the AIG Board’s analysis of Starr’s demand with respect to derivative claims relating to the stock issuances. Put another way, will a determination by the AIG Board not to pursue the derivative aspect of the mixed direct/derivative claim preclude AIG from obtaining a share of any recovery on that claim?”

If the AIG Board were to block pursuit of the derivative stock takings claim, AIG would not share in any recovery that the shareholder class obtains for its related direct takings claim. Starr’s direct claim is, by definition, predicated on a “separate and distinct harm” to the public class of shareholders, “apart from any harm caused to the corporation.” Gatz v. Ponsoldt, 925 A.2d 1265, 1274 (Del. 2007) (Ex. 11); see July 2 Op. at *10-11. In such circumstances, public shareholders are entitled to recover the value of the taking “directly and without regard to any claim the corporation may have.” Gentile v. Rossette, 906 A.2d 91, 100 (Del. 2006) (Ex. 12); see July 2 Op. at *10-11. Thus, a decision by the AIG Board not to pursue the derivative stock takings claim would be a decision to forego recovery for the harm to AIG—regardless of any subsequent recovery by Starr and other individual AIG shareholders for related, but distinct, harms. It should be noted, however, that the direct and derivative stock takings claims are not coextensive, and that the direct claim may involve issues that are not raised by the derivative claim (and vice versa). Accordingly, in order to maximize overall recovery, AIG’s current shareholders have a strong interest in the Board’s pursuit of the derivative stock takings claim in addition to the direct claim that Starr and other AIG shareholders will continue to pursue.

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Protocol 3(d): “If AIG’s board determines that supporting any of Starr’s claims is the appropriate exercise of the board’s business judgment, will this affect FRBNY’s relationship with AIG as a regulator, and, if so, how?”

It would be improper for FRBNY to allow AIG’s pursuit of this action to adversely affect any regulatory relationship with FRBNY or any other governmental entity.

Protocol 4: “Discuss any factors/issues not addressed above which you believe the Board should consider in assessing Starr’s demand. Offer any views you may have regarding the most important factor or factors for the Board to consider.”

Starr challenges the Government’s decision to make AIG bear the costs of the Government’s policy decision in 2008 to try to stabilize the economy by assisting various financial institutions. See Ex. H at 19-20. There are numerous sources demonstrating that the financial crisis was systemic—i.e., that the financial sector as a whole was experiencing a crisis of confidence and liquidity. See, e.g., Ex. 32 at 1-12 (generally describing financial market conditions in September 2008 and nature of the crisis); Ex. 31 at 113-150 (generally describing trillions of dollars of commitments made by the Government under TARP and other programs to support financial markets). The global financial crisis was not an AIG crisis, and it was not AIG’s duty to fund the policies needed to contain it. Starr challenges the Government’s actions only where the Government crossed a line—by demanding equity without statutory authority, July 2 Op. at *36-39, by taking assets without just compensation, or by otherwise using AIG’s and its shareholders’ assets for the purposes of assisting third parties, see Ex. H at 10-12.

Protocol 5: “Starr is asked to identify the ‘other AIG shareholders’ referred to in the first sentence of the demand.”

The “other AIG shareholders” on whose behalf Starr made its demand on the AIG Board are all present shareholders of AIG Common Shares who would benefit from AIG obtaining just compensation due and owing to the Company.

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Protocol 6: “What evidence is there that the Government has ‘selected’ or ‘influenced’ the Board, as alleged in Starr’s demand?”

Government acts prior to the takeover exacerbated AIG’s liquidity crisis and/or maximized the Government’s leverage on the then-members of AIG’s Board. As noted earlier, among other things, the Government unnecessarily delayed responding to the Company’s liquidity requests from early July 2008 to September 16, 2008; falsely maintained it would not provide liquidity to AIG, thereby precipitating the Company’s ratings downgrade; doomed private-sector negotiations by allowing them to be led by conflicted CDS counterparties and discouraging the participation of sovereign wealth funds; and leaving the AIG Board with no alternatives other than the severe terms imposed by the Government. See, e.g., Ex. 35 at 210-12, 378-79, 391, 395-96, 404.

Following September 16, 2008, the Government immediately began to exercise and consolidate its control over the Board. The Government required the resignation of AIG’s CEO, in whom, insofar as Starr is aware, the Board still had confidence. On September 18, 2008, the Government unilaterally decided to install Edward Liddy as AIG’s CEO and Chairman. Id. at 399-400. Liddy at all times represented the Government’s interests. Ex. G at 166, 183 (describing Liddy rushing to implement plans previously announced on television by the Government); see also Ex. 20. Four days after his appointment by the Government, he executed the one-sided Credit Agreement on AIG’s behalf. Ex. 2 at Signature Page. The Credit Agreement granted the Government the right to call shareholder votes and to alter the composition of AIG’s Board, thereby ensuring continued control over the sitting Board. Id. § 5.11, Ex. D at 2.

The Government also controlled the Trust (and concomitantly the preferred stock owned by the Trust) by binding its Trustees to act “in or not opposed to the best interests of Treasury.” Ex. G at 179 (citing AIG Credit Facility Trust Agreement (Jan. 16, 2009) (Ex. 4), at §§ 2.04(d), 3.03 (a)). The Court of Federal Claims has already recognized at the motion to dismiss stage that (1) there was no

23

meaningful legal distinction between FRBNY and the Trust and (2) the purpose of the Trust was to circumvent prohibitions on FRBNY dealing in stock for its own account. July 2 Op. at *38-39.

The Government further placed a team at AIG that made or had veto powers over all significant AIG decisions and actions on a day-to-day basis. Ex. B ¶ 59. Under the Credit Agreement, the Government could require any vote “deemed by the NY Fed to be necessary” for “the operation of the Facility,” or the “conversion of the Preferred Stock,” Credit Agreement (Ex. 2) at Ex. D at 2, and ensure such a vote’s passage through the dominated Trust, Trust Agreement (Ex. 4) §§ 2.04(d), 3.03(a). The Credit Agreement’s consent rights also included an FRBNY veto on the incurrence of additional debt, as well as the ability to prevent AIG’s resolution of existing indebtedness without FRBNY’s consent. Ex. 2 §§ 6.01, 6.09. The on-site team enforced these powers to influence AIG’s day-to-day operations and concomitantly the Board.

Because of the departure of numerous directors from the AIG Board, by the vote on June 30, 2009, a majority of the AIG Board had been nominated and elected by the Government. See, e.g., Ex. 6 at 201.

CONCLUSION

The Board, as a custodian of the future of AIG as well as every AIG shareholder’s interest, has a fiduciary obligation to pursue litigation for the unlawful taking of its assets in connection with the financial crisis of 2008. There could be no legitimate reason to refuse to participate in this litigation when (1) AIG stands to receive a recovery measured in the tens of billions of dollars; (2) AIG can pursue this recovery at minimal cost to AIG because of the use of Starr’s counsel; (3) the Court has already held that Starr’s litigation is viable; and (4) the litigation will continue irrespective of the Board’s decision because Starr and the Class will pursue their direct claims. Put simply, allowing Starr to proceed on behalf of AIG costs AIG little and has the potential to generate a multi-billion dollar recovery for AIG.

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The issues the Board identified in the Protocol strongly support this conclusion. First, AIG was forced into a situation in which the Government acquired a property interest—a 79.9% equity interest in AIG—when, as the Court of Federal Claims held, the Government was only permitted to “demand consideration in the form of interest rates” because the Government “did not have implied authority to demand the transfer of equity as consideration for the loan to AIG.” Sept. 17 Op. at *6. This means that the Court has already determined that the Government acted improperly in demanding and receiving equity worth in excess of $20 billion even though its loan to AIG was fully secured and even though the Government was charging AIG an exorbitant interest rate.

Second, the allegations Starr made in its complaint were determined by the Court to be sufficient to demonstrate “that the Government obtained control of AIG and then used that control to engineer the ML III transactions.” July 2 Op. at *39. This means that CDS counterparties of AIG were released from all claims and $30 billion or more of AIG’s assets were used to pay 100 cents on the dollar as part of a “backdoor bailout” of the counterparties.

The question before the Board is not whether Starr will ultimately be successful in proving these claims. The question before the Board is whether AIG would be better off permitting Starr to move forward on AIG’s claims. Abandoning the claims would eliminate the possibility of recovery without providing any benefit, while allowing the claims to go forward would require little of AIG and would potentially ameliorate the harm that has befallen AIG through the Government’s usurpation and mismanagement of AIG assets.

November 2, 2012
Robert J. Dwyer Counsel for Starr International Company, Inc.

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Exhibit 4

SUBMISSION TO THE AIG BOARD BY

THE FEDERAL RESERVE BANK OF NEW YORK

Dated: November 2, 2012

Submission to the AIG Board by

The Federal Reserve Bank of New York

Overview

The Federal Reserve Bank of New York (“FRBNY”) submits this statement in accordance with the protocol established by AIG’s Board regarding Starr International Company’s September 21, 2012 demand that AIG pursue litigation against FRBNY. AIG’s Board should reject Starr’s demand in its entirety, and should cause AIG to move to dismiss all of the claims purportedly brought on AIG’s behalf. Starr’s claims have no factual basis, are not supported by law, and do not serve the interests of AIG or its shareholders.

AIG’s directors concluded in 2008 that AIG should agree to extraordinary rescue loans from FRBNY. While Starr now challenges those rescue loans as unfair, no reasonable person with knowledge of the facts could dispute that the Board’s decisions were voluntary, independent, reasonable, and right. The Board’s decision to seek and agree to these loans saved AIG from a bankruptcy that would have been catastrophic to AIG and its shareholders. Starr’s attempt to blame FRBNY for the predicaments that led AIG to need these loans in 2008 is an unsupportable fabrication.

AIG recently launched a broadly disseminated “Thank-you, America” and “We kept our promise” public relations campaign. Its objective has been to express gratitude to “the U.S. Government and American taxpayers” who funded the rescue of AIG’s otherwise failing enterprise through these loans, and to display pride at what AIG has accomplished since September 2008. See http://www.aigcorporate.com/GIinAIG/owedtoUS_gov_new.html. Those public positions will likely be viewed as a cynical ploy if AIG claims now (or lets Starr claim on its behalf) that it is a victim entitled to recover enormous sums from American taxpayers because of perceived wrongs by FRBNY.

I.        The Scope of this Presentation

This submission by FRBNY is directed toward Starr’s allegations relating to Maiden Lane III (“ML III”), the 2009 reverse stock split and the 2011 exchange transaction. The submission by the United States Department of the Treasury is directed toward Starr’s allegations regarding the Revolving Credit Agreement and the original rescue in September 2008. We have divided responsibility to avoid duplication in our submissions to the Board.

II.        The Nature of the ML III Transaction

The ML III transaction involved creation of a special purpose vehicle, ML III, to staunch the hemorrhaging of cash collateral that AIG was required to post under credit default swap (“CDS”) contracts AIG had entered with certain holders of mortgage-backed collateralized debt obligations (“CDOs”). These CDS contracts protected counterparties against financial risk, by guaranteeing that they would obtain the par value of their CDOs. The CDS contracts required AIG to post cash collateral to secure its risk protection if CDO prices fell or AIG experienced a ratings downgrade.

ML III stopped AIG’s hemorrhaging by using a $5 billion equity contribution from AIG and a $24.3 billion loan from FRBNY, plus the cash collateral AIG had already posted, to purchase the CDOs from the counterparties and terminate AIG’s guarantees under the CDS contracts, freeing AIG from what would have been crippling obligations to keep funding its collateral obligations.

This ML III transaction was an essential component of a multi-faceted second rescue of AIG in November 2008, following FRBNY’s $85 billion rescue loan in September. This transaction saved AIG from a major ratings downgrade that AIG understood would follow soon after AIG’s November 10 quarterly earnings announcement. By putting an additional $24.3

2

billion of taxpayer funds at risk in this transaction, FRBNY was able to continue the economic triage that successfully kept AIG a going concern.

Starr’s claims that FRBNY’s actions in the ML III transaction breached fiduciary duties that FRBNY owed to AIG, and unconstitutionally seized AIG’s property without adequate compensation, are factually and legally meritless. The contention that FRBNY misused AIG funds by purposefully paying an inflated purchase price for the CDOs is flatly wrong. The idea that FRBNY was motivated by a hidden agenda to effect a so-called “backdoor bailout” of the counterparties is equally a factual fabrication. Starr’s contentions take no account of the urgency of the November 10 deadline pressures that made it essential for AIG to reach prompt agreements with the counterparties, as the Board knows. FRBNY’s judgments were not only reasonable, but also protected by its statutory discretion in acting as lender of last resort. Starr’s disagreements with these judgments cannot amount to a legal claim.

Starr puts forward alternative rescue methods that it says FRBNY should have used instead of the ML III transaction, such as a naked, unsecured guarantee of AIG’s obligations. While Starr might have liked FRBNY to solve AIG’s problem by taking all of AIG’s risk on behalf of taxpayers, Starr cannot identify why that would have been a good idea from FRBNY’s or the public’s standpoint, much less how it could have been a breach of any legal duty for FRBNY to exercise its judgment to propose the ML III transaction instead. Starr also ignores the bounds of FRBNY’s legal power. FRBNY correctly believed that its prescribed statutory authority to provide emergency rescue lending did not include authority to provide an unsecured guarantee rather than a fully secured loan. The Federal Reserve Act contains no provision empowering a federal reserve bank to guarantee an obligation running from one private company (e.g., AIG) to another (e.g., any counterparty).

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Starr’s further complaint that particular terms of the ML III deal are unfair takes no account of the undisputed reality that FRBNY was placing at risk an additional $24.3 billion on top of the largest sum of taxpayer dollars ever allocated to the rescue of a private enterprise, that the deal terms were highly favorable to AIG, and that AIG’s Board voted unanimously to support the deal that Starr now asks the Board to attack on AIG’s behalf.

FRBNY’s conduct regarding ML III should not be the basis of a claim by AIG because that conduct was fair, reasonable and extremely beneficial to AIG. FRBNY’s decision and actions did not violate federal law because they were well within the scope of its discretionary authority. They did not violate AIG’s constitutional rights because they provided a benefit rather than a burden to AIG, and because AIG’s Board independently, voluntarily and reasonably agreed to the terms of the ML III transaction. They did not breach Delaware fiduciary duty law, because FRBNY actions were not governed by Delaware law, because FRBNY was not a fiduciary of AIG even if Delaware law governed, and because no component of FRBNY’s actions constituted a breach of duty even if FRBNY was a fiduciary. The Board should not permit Starr’s ML III-related claims — which Starr has acknowledged can only be advanced by AIG and not by Starr directly and individually — to proceed.

A.	AIG’s CDS Exposure in October–November 2008

Although FRBNY’s September 2008 rescue loan gave AIG sufficient cash to cover its needs at that time to post cash collateral on its CDS contracts, CDO values kept falling as the national financial crisis continued, triggering further requirements for AIG to post more cash collateral. By October 31, AIG had paid out approximately $29.3 billion in response to these collateral calls under CDS contracts, and calls for additional cash collateral were continuing. Throughout this time, FRBNY was AIG’s only available source of liquidity.

4

AIG needed no prompting (much less coercion) from FRBNY to recognize that it needed to address the liquidity risks associated with these collateral calls. As Elias Habayeb (Senior Vice President and Chief Financial Officer of AIG Financial Services) confirmed in later testimony to Congress, he and others at AIG approached FRBNY in late September 2008 — only days after the September 22 Credit Agreement for FRBNY’s $85 billion rescue loan — to seek possible solutions. One solution that AIG proposed “was for [AIG]FP and the N.Y. Fed to create a special purpose vehicle funded largely by the N.Y. Fed and FP’s existing collateral postings that would pay to acquire the underlying bonds and terminate the related swaps” — a structure that Mr. Habayeb testified was “very similar to Maiden Lane III.” [Tab 1, at 7–8].

B.	AIG’s Efforts to Negotiate with Counterparties to Terminate CDS Obligations

AIG contacted its largest counterparties in October 2008, and pressed them to agree to be bought out of their CDSs at a discount. These contacts quickly confirmed, as Mr. Habayeb has testified, that AIG had “little negotiating leverage . . . to extract discounts,” and that as a result “the counterparties were unwilling to accept less than par value.” [Tab 1, at 6–7]. Counterparties attached little weight to AIG’s warnings about the losses they would suffer in an AIG bankruptcy, contending that the massive September rescue loan showed FRBNY’s and AIG’s determination to preserve AIG against a disorderly failure. They also said that the CDS guarantees covering their CDO exposures were well protected with AIG’s posted collateral, which they would be permitted to keep (along with the underlying CDOs) in an AIG bankruptcy.

AIG did not succeed in persuading even a single counterparty to agree to any buyout of its CDS position. AIG consequently began asking FRBNY for help in trying to resolve this liquidity drain.

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C.	Time Deadlines Posed by AIG’s November 10, 2008 Earnings Announcement

Throughout October, a central priority for AIG — and therefore for FRBNY — was to persuade the credit rating agencies not to downgrade AIG any further. AIG and FRBNY both recognized that ratings downgrades would have enormous adverse consequences. Downgrades would trigger obligations for AIG to post substantial additional collateral to CDS holders, and under many CDS contracts a downgrade to BBB would cause the contracts to terminate and become immediately payable. An October 26 summary prepared by Peter Juhas, one of FRBNY’s financial advisors at Morgan Stanley and currently AIG’s Head of Global Strategic Planning, reported that AIG “estimates that a [Moody’s] downgrade [to BBB] would create liquidity need of approximately $42 Bn from CDO book and other areas of FP[,] and adversely impacts value of the insurance subsidiaries.” [Tab 2]. The additional risk to AIG’s insurance subsidiaries arose from rating agency policies requiring that corporate subsidiary ratings not be more than a fixed number of grades higher than their parent. Downgrades to the insurance subsidiaries posed an enormous risk of increased capital requirements, radically decreased sales, and redemptions by holders of variable annuity policies, retirement investments and other financial instruments, which would have compounded AIG’s liquidity crisis.

AIG and FRBNY both pursued extensive discussions with the rating agencies in October. Those discussions made clear that AIG’s upcoming November 10 quarterly earnings announcement, at which AIG was expecting to announce enormous third quarter losses (ultimately $18.3 billion pretax), would trigger major further rating downgrades unless AIG could negotiate new credit arrangements that would put it on significantly firmer financial footing and materially reduce the liquidity risks.

AIG, FRBNY and Treasury intensively pursued discussions about a second governmental rescue of AIG and a restructuring of the original rescue loan. These discussions ended in an

6

agreement to effect a second rescue (the “November Rescue”), having four main components: (i) a new $40 billion loan from Treasury; (ii) a $25 billion reduction in the existing $85 billion credit line from FRBNY and a material reduction in the interest rate; (iii) resolution of AIG’s securities lending exposures through a buyout by a special purpose vehicle (ML II) that would remove those exposures from AIG’s balance sheet; and (iv) the ML III transaction. In meetings on October 29, the credit rating agencies indicated willingness to maintain existing credit ratings for AIG if, but only if, the November Rescue was completed before the November 10 earnings announcement.

AIG’s General Counsel at that time, Anastasia Kelly, formally asked FRBNY by email on Thursday, November 6 for its help in negotiating tear-ups of the CDSs with counterparties. [Tab 3]. This left FRBNY with four calendar days within which to conclude multiple negotiations, with November 8 and 9 falling on Saturday and Sunday.

D.	FRBNY’s Efforts to Negotiate Concessions from CDS Counterparties

FRBNY representatives communicated intensively with AIG’s eight largest CDS counterparties on Thursday and Friday, November 6 and 7, and continuing through the weekend. As the script for these communications makes clear, and as the FRBNY representatives who made these calls to counterparties can testify, FRBNY expressly urged that the buyouts take place at a price that, together with the collateral surrendered to obtain a termination of AIG’s CDS obligations, amounted to “a percentage of the notional amount” — that is, a discount from the value protected by the CDS. [Tab 4]. Starr’s cynical suggestion that FRBNY should have used its position as a regulator to make a promise of advantage or to threaten adverse action to force counterparties to surrender contractual rights speaks volumes about Starr’s approach to this litigation. FRBNY does not use such improper practices in dealing with the entities that it regulates or conducts business with. Instead, FRBNY representatives reminded the

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counterparties of the facts and circumstances, indicating specifically how the counterparties had benefited from FRBNY’s rescue of AIG, and urged them to make concessions in view of these benefits.

Like AIG, FRBNY was not successful in obtaining counterparty agreements to discounts. Seven of the eight counterparties FRBNY contacted, who together represented the overwhelming majority of AIG’s CDS exposures, responded categorically that they were unwilling to accept discounts from the prices they had been guaranteed. Two French bank counterparties (Société Générale and Calyon) also asserted that French law blocked them from offering concessions. When FRBNY representatives challenged that position, the head of Commission Bancaire (the central French supervisory authority) contacted FRBNY to confirm its agreement with the counterparties’ contention that French law permitted no concessions. Other counterparties gave different reasons for refusing to provide concessions. They said that they believed FRBNY’s September intervention had greatly reduced the risk of an AIG bankruptcy, that they believed their risk of loss in an AIG bankruptcy was limited in any event, and that they had separate obligations of their own requiring them to receive full par value for cancellation of their CDS protections. One counterparty said that, because of hedging strategies or other positions it had pursued, even a purchase at par would cause a loss and any concession would cause the loss to be larger. Although a single counterparty (UBS) indicated that it was willing to consider a 2% concession, it expressly conditioned that potential willingness on a parity principle — all other major counterparties had to agree to the same discount.

In view of the positions of the counterparties, the time pressures posed by the November 10 deadline and the limited bargaining power that could be employed without regulatory abuse, the only workable course was to pay essentially par to the counterparties. FRBNY’s lawyers,

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who were working with AIG and its lawyers on forms of agreements to be executed with the counterparties, emailed numerous recipients including AIG General Counsel Kelly, AIG Financial Services COO Habayeb and AIG’s outside counsel at Weil, Gotshal on Friday evening, November 7, saying that they were revising the transaction documents to reflect “a combined settlement amount equal to the total notional exposure of the CDS transactions as of the Transaction date (i.e. no concession).” [Tab 5]. That plainly correct decision was not a source of controversy between FRBNY and AIG. Although some AIG representatives expressed disappointment that FRBNY as a regulator had not compelled counterparties to provide accommodations, none of the AIG representatives who actively participated in marking up and discussing various transaction provisions expressed any disagreement with, or proposed any modification to, the decision to purchase at par.

Because each counterparty had its own mechanisms for estimating the market price of its CDOs, which had large bid-asked spreads in that volatile and thinly-traded market, the buyout deals with counterparties were structured to avoid the need to agree on the CDOs’ precise market values. ML III paid the counterparties essentially the difference between amounts of collateral already posted and par, and in return received the CDOs and was able to terminate the CDSs.

E.	The Board’s Approval of the ML III Transaction

AIG’s Board convened a special meeting on Sunday evening, November 9, to consider the proposed November Rescue transaction in advance of the next day’s earnings announcement. In addition to the directors (including three members of AIG’s current Board), the attendees at that meeting included financial advisors to AIG from the Blackstone Group, legal advisors to AIG from Sullivan & Cromwell and Weil, Gotshal & Manges, legal advisors to the Board from Simpson, Thacher & Bartlett, and several AIG executives and counsel. Representatives of management reported on plans for the next day’s announcement, and described the successful

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effort by AIG and FRBNY to persuade the credit rating agencies not to downgrade AIG further. AIG’s advisors from Blackstone opined that without the November Rescue, AIG would be downgraded. [Tab 6, at 3–4]. The Board received presentations and asked questions about each component of the November Rescue, including ML III. A representative of FRBNY described the negotiations with counterparties, and AIG’s CEO, CFO and SVP-Strategic Planning answered directors’ questions on the proposed solutions and expected benefits. [Tab 6, at 6]. Lawyers then advised the directors about the scope of their obligations and their permissible judgments.

Following these discussions, the directors — who were also shown non-final forms of agreements for terminating AIG’s CDSs — unanimously approved the ML III agreement as presented, together “with such amendments or changes thereto as any Authorized Officer may deem necessary, desirable or appropriate.” [Tab 6, at 9, 11]. Agreements with the eight largest CDS counterparties were signed before the next day’s earnings announcement. The earnings announcement also described the new rescue package, although the details of negotiations over the structure of ML III were not finalized and the transaction did not close until November 25.

F.	The Unsustainability of Starr’s Attacks on FRBNY’s Actions

1.	FRBNY’s Alleged Failure to Seek Concessions from AIG’s Counterparties

As the Board’s protocol recognizes, Starr claims that FRBNY “made no effort to demand or negotiate concessions” from counterparties, that FRBNY could readily have obtained substantial concessions if it had “diligently sought” them, and that FRBNY “even refus[ed] to accept” concessions offered by counterparties. Starr has further speculated that FRBNY’s reasons for not seeking concessions from the counterparties reflected its hidden agenda to effect “backdoor bailouts” that would stabilize counterparty balance sheets at AIG’s expense. These allegations are untrue, and Starr’s speculation about FRBNY’s motivation is a fantasy.

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Acceptance of Starr’s remarkable assertion that FRBNY had an actual goal of not obtaining discounts from counterparties would require the conclusion that FRBNY was purposefully engaging in a sham activity when it urged counterparties to provide concessions on November 6 and 7. FRBNY did not proceed in this cynical way, and there is no basis for Starr’s contention that FRBNY actually preferred to pay par rather than a discount to buy out AIG’s CDS exposure.

The FRBNY actions described thus far have received intense scrutiny from many investigators, government overseers, and politicians. Some have questioned whether FRBNY could have done more to seek counterparty concessions, without paying sufficient attention to the time exigency posed by the need to avoid credit rating downgrades following the November 10 earnings announcement and the absence of genuine bargaining power for obtaining concessions. FRBNY disagrees with the second-guessing by these critics, who also ignored AIG’s own inability to negotiate counterparty concessions. But the Board does not need to resolve whether FRBNY was correct in its judgments before it rejects Starr’s demand, for at least two reasons.

First, FRBNY breached no legal duty to AIG when it decided what needed to be done to effect the November Rescue before November 10. These are the kinds of decisions that FRBNY, as lender of last resort, had the discretionary authority under the Federal Reserve Act to make (subject to obtaining authorization for its proposed rescue loans from the Board of Governors). Mere disagreement with FRBNY’s judgments does not support a lawsuit attacking the legality of this agreed-upon transaction.

Second, AIG’s Board unanimously approved the November Rescue, expressly authorizing AIG executives to work out its final details. Starr’s legal position that the Board’s actions could not have reflected valid independent and voluntary judgments about AIG’s best

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interests because the directors were compelled to vote as they did disregards the obvious difference between legal compulsion and the need to make difficult choices about the best interests of a company in distress. There is no reasonable basis for contending that AIG’s directors in November 2008 lacked the legal capacity or practical ability to reject the ML III transaction if they found it unacceptable. The Board’s selection of a rescue over a bankruptcy filing does not mean that directors lacked the capacity to exercise voluntary independent judgment. Instead, it shows a careful, deliberate choice that reflects good and appropriate judgment. Even if the Board disliked particular terms of the November Rescue, there is no basis for concluding that directors were under legal duress or compulsion that vitiates the Board’s plainly reasonable decision to accept the package of terms that preserved AIG. The facts show a rational choice by a well-informed group of knowledgeable business people who had ample opportunities to receive input from expert advisors, to ask questions and to deliberate among themselves before casting their votes.

AIG also could not legally sustain a claim to negate the Board’s decision based on duress or compulsion unless the Board affirmatively sought to reverse that decision as soon as the period of asserted duress ended. Unsurprisingly, neither AIG nor the Board has ever sought to repudiate the November Rescue, which relieved AIG of obligations that would otherwise have led AIG to bankruptcy.

2.	The Allocation of the Residual Interest in the CDOs

The same principles apply to Starr’s complaint that the ML III transaction was legally wrongful because of its agreed-upon allocation to FRBNY of two-thirds (while AIG kept one-third) of any “residual value” in ML III’s CDOs after repayment of AIG’s equity contribution and FRBNY’s loan to ML III. Starr has not identified a legal wrong by making the obvious assertion that the deal would have been more favorable for AIG if the “residual value”

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distributions began only after AIG also recovered the full price of the cash collateral it had posted, or if FRBNY had agreed to accept less than two-thirds of the CDOs’ “residual value.” This provision was fully negotiated and agreed to, and FRBNY had no obligation to provide AIG with a more favorable deal. Given the extraordinary commitment of another $24.3 billion of public funds to eliminate AIG’s CDS risk exposure, and given the downside risk of further declines in CDO values that FRBNY shouldered in this transaction, it was entirely reasonable for FRBNY to take two-thirds of the CDOs’ upside potential and for AIG to agree to that allocation.

3.	The Exchange of Releases

The Board’s protocol also asks about the source of the language providing releases to the counterparties. The initial drafting of the deal documents with counterparties was performed by Davis Polk, counsel for FRBNY. Recognizing that AIG would want a release and that the counterparties would insist that any releases be reciprocal, Davis Polk drafted a one-sentence form of release used in standard International Swap Dealers Association contracts. AIG’s counsel at Weil Gotshal significantly revised and broadened this draft form of release. [Tab 7, at 2–3] (blackline showing Weil Gotshal replacement of proposed FRBNY language). Although FRBNY’s lawyers had observed to AIG’s lawyers that broadening the counterparties’ release of AIG would likely lead counterparties to insist on a corresponding broadening of AIG’s release of them, AIG’s lawyers responded that a broadened reciprocal release was acceptable, because obtaining a broad release was a higher priority for AIG than narrowing the release that the counterparties would receive. FRBNY acceded to this AIG position.1

[1]

Starr has also asserted that FRBNY concealed the details of ML III’s counterparty buyouts from the public, because AIG’s SEC filings disclosing the ML III transaction initially omitted, and then requested confidential treatment for, a “Schedule A” listing the counterparties that had agreed to deals and the buyout prices. Neither Starr nor anyone else has offered any explanation of how this disclosure decision by AIG violated any legal obligation of FRBNY or caused any harm to AIG. In any event, the idea of not disclosing

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III.        FRBNY Did Not Breach Any Fiduciary Duty Owed to AIG

The Board’s protocol asks what fiduciary duties FRBNY owed to AIG or Starr, and whether FRBNY breached any such duties. As FRBNY has explained in extensive submissions to the United States District Court, of which counsel for AIG and the Board have copies, the answer is that FRBNY owed no fiduciary duties and thus there was no breach.

First, FRBNY’s conduct is not governed by Delaware fiduciary duty law, as Starr has contended. FRBNY acted in its rescue lending as an instrumentality of the United States government, operating under a federal statute and with the express authorization of a Federal agency, the Board of Governors of the Federal Reserve System. As such, FRBNY was governed in its conduct by the U.S. Constitution and by federal law — including federal law that accords heavy deference to federal instrumentalities’ exercises of discretionary judgments within the scope of their authority. Under well-established law, state law rules (such as the Delaware law of fiduciary duty that Starr has sought to apply) that would interfere with FRBNY’s duties or impose new obligations on it simply do not apply. Starr’s claim that FRBNY owed a fiduciary duty to AIG to elevate AIG’s interests over the interests of the public (including the American taxpayers) cannot be reconciled with FRBNY’s explicit obligation under federal law to determine the scope and nature of any emergency rescue lending based on the public interest in achieving marketplace stability, protecting the economy and protecting taxpayer dollars, rather than based on the interests of a proposed borrower. FRBNY therefore was not subject to state fiduciary duty law.

publicly the content of Schedule A did not originate with FRBNY, but resulted from AIG’s desire to avoid disclosures it considered immaterial of information it viewed as proprietary about deal terms with its customers. When various government actors reacted by urging that AIG disclose the information, it did so.

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Second, even if FRBNY were potentially subject to Delaware fiduciary duty law as Starr contends, FRBNY never became a fiduciary of AIG. A corporation’s usual fiduciaries are its directors and officers. While a shareholder can become a fiduciary with regard to corporate board decisions if it holds voting control of the company and exercises that control over the board’s decisions, FRBNY never owned even a single share of AIG stock and never exercised legal control over any Board decision. At the time of the challenged ML III transaction, AIG had contractually undertaken, in its September 22, 2008 Credit Agreement, to convey a controlling voting interest (in the form of preferred stock) to a Trust for the benefit of the American taxpayer. That Trust was specifically structured, though, so that FRBNY would have no managerial involvement or ability to direct its decisions, and no economic stake in the AIG shares to be provided to the Trust (which had not yet even been issued as of November 2008).

FRBNY also did not become a fiduciary of AIG by virtue of its role as a lender, as Starr has contended. While FRBNY as rescue lender was highly influential in dealing with AIG after September 2008, and had significant rights in the Credit Agreement to approve or reject certain proposed company actions, FRBNY neither had nor sought to exercise any control over Board decisions (including the Board’s key decision to enter the ML III transaction). Lenders’ legal relationships with borrowers are generally that of contract counterparties, not fiduciaries required to elevate borrowers’ interests over their own. Starr’s view that a lender to a distressed borrower takes on a legal obligation to offer terms favored by the borrower is not the law and makes no sense.

Third, even if FRBNY were a fiduciary of AIG, FRBNY did not breach any duty by entering into the ML III deal or by proposing that AIG enter that deal. As discussed above, the

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ML III deal was fair, was much less burdensome to AIG than what FRBNY (as AIG’s lender of only resort) could have done, and saved AIG.

IV.        Assessment of Damages

The protocol asks what damages would attach to a finding of breach, but the answer to that question necessarily depends on what breach is assumed. In the highly unlikely event that a court determined that FRBNY breached legal duties or effected a taking by improperly denying AIG the benefit of available counterparty concessions, the trier of fact would then have to assess how much of a discount FRBNY could have achieved if it had satisfied its legal duties. In our view, this amount would be zero. If a court were to invalidate terms of the ML III agreement’s residual interest provisions, damages would likely correspond with the difference between what AIG has already received and what AIG would have received under terms the court considered valid (taking into account that a substantially larger share of residual interest for AIG would have posed a significant prospect of requiring consolidation of ML III’s accounts on AIG’s books, a result AIG needed to avoid so that any further falls in CDO values would not be reflected on its balance sheet).

If FRBNY was found liable for any such damages, FRBNY would be entitled to contractual indemnification from ML III (with AIG effectively contributing one-third) and directly from AIG (with AIG contributing 100%), for the full amount of those damages and all of the legal fees FRBNY expended in defending itself against these claims, reducing or eliminating any ultimate AIG recovery from FRBNY. Those indemnification rights would apply unless a court found that FRBNY’s actions reflected “bad faith” or “willful misconduct.” ML III Limited Liability Company Agreement, Sec. 16 [Tab 8]; ML III Master Investment and Credit Agreement, Sec. 11.05 [Tab 9]; September 22, 2008 Credit Agreement, Sec. 8.05 [Tab 10].

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The Board’s protocol asks whether any components of the November Rescue could be invalid if AIG’s Board was coerced into agreeing to them. The answer is theoretically yes, but as already explained, AIG cannot demonstrate legal coercion by FRBNY. The Board members had the freedom to decide whether to enter into these agreements, and there is no basis for a conclusion that the Board members were all merely government “stooges.” FRBNY did not cause the predicament that required the Board to choose between accepting the proposed agreement and other available alternatives, including bankruptcy.

As the Board’s protocol also apparently recognizes, an AIG claim would be irreconcilable with the well-recognized principle of law and fairness that a party to an agreement like the ML III transaction cannot rest silent without complaining about the asserted unfairness or illegality of particular terms for three years while enjoying profound benefits from that agreement, and then seek to escape its continuing obligations under the agreement after having realized all of the deal’s benefits.

V.        The March 2009 Reverse Stock Split and 2011 Exchange Transaction

Starr has contended that when AIG agreed to provide a roughly 80% equity interest to the Trust as part of the consideration for the September 2008 rescue loan — in the form of preferred shares structured to provide the same voting and economic rights as an 80% common shareholding –– FRBNY undertook a legal duty not to cause those preferred shares to become common shares without an affirmative majority vote of the class of already existing common shareholders. Starr purportedly expected this separate vote because AIG’s certificate of incorporation could not be amended to authorize issuance of enough new common shares to permit conversion of the Trust’s preferred shares to 80% of all common shares without a separate class vote. FRBNY had no legal obligation to cause that vote to take place, though, and

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that vote never became necessary because the number of AIG’s authorized shares was never increased.

In March 2009, AIG approved a 1 for 20 reverse stock split, which reduced by 95% the number of AIG’s outstanding common shares — and thereby, as a collateral effect, also reduced by 95% the number of new common shares that would have to be issued to transform the Trust’s 80% preferred interest into an 80% common interest. Then, in January 2011, the Board agreed to a restructuring transaction in which AIG replaced its TARP debt to the U.S. Treasury with common shares representing a 60% equity interest in AIG held by the Treasury. The Treasury could not obtain a 60% equity interest in AIG, though, without an adjustment of the 80% equity interest already held by the Trust, through its preferred shares. So AIG agreed to exchange the Trust’s preferred shares in AIG for common shares representing 80% of the portion of AIG’s equity (40%) not held by the Treasury. AIG also agreed that the resulting 32% common shareholding would be conveyed to the Treasury — not to FRBNY — and the Trust would be dissolved.

Although a charter amendment to increase the number of authorized common shares would have required a separate class vote of AIG’s preexisting common shareholders under the applicable Delaware statute, Starr does not dispute that neither AIG’s 2009 reverse stock split nor its 2011 exchange transaction required such a separate class vote. The essence of AIG’s challenge to these transactions — that they reflected an improper scheme by FRBNY to deprive AIG’s common shareholders of their rightful opportunity to vote as a separate class (without the Trust’s also getting a vote) against transformation of the Trust’s preferred shareholding interest into a common interest — is unsustainable for four separate reasons:

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1.        Avoidance of a separate common shareholder vote was not the purpose of the reverse stock split and the exchange. AIG proposed the reverse stock split in early 2009, as it explained in its proxy materials for the vote, “to increase the per share trading price of its stock.” AIG’s stock had traded at such low levels (including below $1 per share) that (a) “small moves in absolute terms in the share price per share . . . translate into disproportionately large swings on a percentage basis,” (b) AIG had breached the NYSE’s minimum trading price requirements for continued listing, as to which the NYSE’s temporary suspension order would expire in June, creating a delisting risk, and (c) AIG believed institutional investors were avoiding investment in the company based on policies disfavoring investment in low-priced stock. Moreover, this reverse stock split did not enable conversion of the Trust’s preferred shares into common shares without a separate class vote of common shareholders, as Starr has suggested. Such a conversion (as opposed to the exchange AIG later accomplished) would still have required a class vote to amend AIG’s charter to reduce the common shares’ par value.

AIG equally did not negotiate the exchange transaction in 2011 to evade a common shareholder vote, but to simplify its capital structure by converting its TARP obligations from debt to 60% of AIG’s common equity and consequently issuing the appropriately adjusted number of shares to replace the Trust’s existing 80% equity interest. AIG correctly viewed these adjustments as supporting its ultimate goal of buying, or having others buy out, Treasury’s positions and eliminating government ownership of AIG stock.

2.        There was nothing wrong with AIG’s accomplishing the transformation of the Trust’s preferred interest into a common equity interest, since that is what FRBNY and AIG had intended and agreed to from the outset. When AIG originally agreed in September 2008 to provide an 80% equity interest as part of the consideration for FRBNY’s rescue loan, that equity

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interest took the form of preferred shares having all voting and economic features of an 80% common interest only because of structural impediments to AIG’s immediate conveyance of enough common shares. The parties understood the joint goal of transforming the preferred shares into common shares (and ultimately of selling them so that governmental ownership would end). The transactions Starr challenges merely effectuated the parties’ agreement.

3.        Starr is wrong in contending that AIG or FRBNY ever undertook, or was subject to any legal obligation, to hold a vote of existing common shareholders before the Trust obtained common shares. Although the Court in Starr’s Washington, D.C. litigation has questioned whether an AIG stipulation in a separate Delaware lawsuit established an AIG undertaking to hold such a vote, the Board’s own protocol implicitly recognizes — and the AIG lawyers who drafted the stipulation can undoubtedly confirm — that the stipulation did no such thing. Instead, AIG merely agreed that if it sought to amend its certificate of incorporation to increase its authorized shares, it would follow the Delaware law requirement that any such amendment be approved by a separate class vote. AIG did not agree to do anything more than adhere to whatever voting requirements the Delaware statute might require for any action it took. FRBNY, for its part, never made any undertaking to anyone about causing AIG to conduct a separate class vote by common shareholders.

4.        Starr cannot identify how AIG was harmed by the 2009 reverse stock split or the 2011 exchange transaction. While the Court in Starr’s D.C. action felt unable to address most of the asserted grounds for dismissing Starr’s complaint given the Court’s obligation to accept the complaint’s factual allegations as true, the Court nevertheless dismissed as redundant Starr’s claims that the exchange transaction unconstitutionally deprived AIG or Starr of property. As the Court recognized, the asserted dilution of AIG shareholders’ equity interests about which

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Starr was complaining did not take place with the 2011 exchange transaction, but with AIG’s original 2008 agreement to convey an 80% equity interest to the Trust. Starr has identified no incremental harm, and none exists, based on the mere change in the form of that equity interest.

This Board, having been present for and having voted unanimously to support the 2011 exchange, will undoubtedly have its own views about Starr’s position that the exchange reflected an improper act of compulsion by FRBNY that was detrimental to AIG and its shareholders and as to which the Board was incapable of exercising independent judgment. To the extent Starr is asserting that AIG should bring claims based on these transactions, the Board should reject that demand, too.

VI.        Other Considerations for the Board

The Board’s protocol asks whether the Board’s decision in response to Starr’s demand could adversely affect FRBNY’s dealings with AIG as a regulator. FRBNY believes its record for integrity as a regulator over nearly the last 100 years speaks for itself.

The protocol also invites comments on factors the Board should consider apart from the merits of the proposed claims. The primary reason why the Board should not permit these claims to proceed in AIG’s name is that the claims have no factual basis or legal merit. In addition, though, while the Board will plainly make its own evaluation regarding the important issue of whether permitting these claims to proceed in AIG’s name would be in the best interests of AIG and its shareholders, FRBNY believes that consideration of this issue should equally lead the Board to pursue dismissal of these claims.

The Board undoubtedly appreciates the intensity of the controversy regarding FRBNY’s and the U.S. Treasury’s decisions in 2008 to place over $180 billion of public funds at risk in a rescue program for AIG vastly larger than any prior use of public funds to rescue a failing private enterprise. AIG has led the chorus of supporters of the multiple rescues it received,

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forcefully promising that the American public would be fully repaid and that taxpayers would ultimately benefit from the course FRBNY pursued.

AIG has never asserted that it was a victim of a greedy federal reserve bank bent on stripping its assets, that FRBNY deprived its Board of the capacity to make informed and objective decisions, or that any injustice attached to the conveyance of an equity interest in the surviving company to the rescue lenders (a regular feature of rescue restructurings when a lender puts enormous sums at risk to save a failing enterprise from bankruptcy). If AIG had asserted any of these positions, the public response would have been loud and angry.

The direct and unavoidable implication of any decision by the AIG Board that allows continuation of any of the claims Starr seeks to advance on AIG’s behalf would be that AIG sponsors and supports these positions. As much as the Board might prefer to stand on the sidelines, the marketplace will recognize that if these claims proceed in AIG’s name, that will be because AIG embraced them. AIG’s Board cannot halt the claims that Starr has (for now) been permitted to pursue for itself and other AIG shareholders individually, but it can, and should, halt the claims brought on AIG’s behalf.

We appreciate this opportunity to present FRBNY’s position to the Board.

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Exhibit 5

Submission on Behalf of the

United States Department of the Treasury to the

Board of Directors of American International Group, Inc.

November 2, 2012

INTRODUCTION

The United States Department of the Treasury (“Treasury”) makes this submission to the Board of Directors (the “Board”) of American International Group, Inc. (“AIG” or the “Company”) in connection with the Board’s consideration of the September 21, 2012 demand letter from Starr International Company, Inc. (“Starr”).1 For the reasons described below, the Board should reject Starr’s demand, and should cause AIG to move to dismiss the derivative claims that Starr purports to assert on AIG’s behalf.

There is an extensive public record regarding the events at issue in Starr’s lawsuit. AIG and its senior management have spoken publicly about those events in many different settings. Whenever possible, we have attempted to identify and to rely upon those statements here. We believe that this approach leads to a simple, inescapable conclusion: Starr’s factual narrative directly conflicts with AIG’s public statements and position over the past four years. In order to embrace Starr’s alternative version of events, the Board would have to conclude that AIG has misstated the relevant facts in numerous public statements, including congressional testimony, Securities and Exchange Commission (“SEC”) filings, court filings, press releases and media interviews.

As the Company and its senior leadership have acknowledged, AIG owes its continued existence to the rescue that the Board sought and voluntarily accepted on September 16, 2008. The reasons that AIG came to need a lifeline from the Federal Reserve Bank of New York (“FRBNY”) are well known. AIG had engaged in certain activities that were complex, risky and

[1]

Treasury does so solely on its own behalf, in its capacity as an AIG shareholder, and not on behalf of the United States Government (the “Government”), any other government agency or instrumentality or any other entity. This submission is not a waiver of any rights, arguments, claims, objections or defenses.

highly leveraged – and, for a number of years, very profitable. But when the financial crisis hit, AIG’s high-risk activities not only turned unprofitable, but threatened to take down the entire Company. In the first half of September 2008, AIG’s credit default swap (“CDS”) spreads increased exponentially, AIG’s stock price declined by 80%, and the Company was plunged into a life-threatening liquidity crisis. Because AIG was in dire straits at a time when the entire financial system also was in crisis, the Company was unable to arrange a private rescue. Indeed, the stabilization of AIG ultimately required FRBNY and the Government to commit a total of $182 billion. Faced with bankruptcy, AIG requested aid, and FRBNY, acting as lender of last resort, offered an $85 billion credit facility. The terms were modeled on those developed by private-sector lenders before those lenders determined they were unable or unwilling to rescue AIG even on such terms. Although AIG may have preferred more favorable transaction terms, it accepted FRBNY’s rescue deal. And the Company and its leaders have expressed their appreciation to the American people.

More than three years later – after AIG, FRBNY and the Government have worked together to restore the Company to health, which has enabled the Company to pay them back and bring value to all shareholders – one dissenting shareholder is now trying to re-write history. Indeed, Starr tells a dramatically different story, in which FRBNY and the Government forced the rescue on the Company by wrongfully creating the circumstances that required AIG to choose between the rescue terms and bankruptcy. According to Starr, the rescue harmed AIG. Without any support, Starr goes so far as to accuse FRBNY and the Government of preventing the Company from raising capital in the private sector – for example, by actively discouraging sovereign wealth funds and other market actors from rescuing AIG. Starr is not just arguing that

FRBNY was a tough negotiator or that it drove a hard bargain – Starr could not base a takings claim on such allegations. Instead, Starr is arguing that FRBNY and the Government coerced AIG through wrongful conduct that took away options that otherwise would have been available and left AIG with no other choice but to accept the rescue terms.

Starr’s story is singular. Although AIG’s collapse has been the subject of countless investigations, hearings, reports, books and even a movie, nobody other than Starr is accusing FRBNY or the Government of wrongfully imposing the rescue on AIG. Indeed, neither the Board nor the management of AIG has ever said anything like that; instead, each has praised the rescue. Yet Starr is now demanding that the Board embrace its idiosyncratic narrative, which is contrary to the Company’s public statements to date. The rescue was deeply unpopular, and in that context, Starr’s accusation that FRBNY and the Government wrongfully created conditions that required AIG to accept a rescue makes no sense.

In fact, FRBNY encouraged a private rescue. However, once the potential magnitude of AIG’s liquidity needs – along with AIG’s inability to quantify them reliably – became clear to the private sector, a FRBNY rescue was the only alternative to bankruptcy. It was entirely appropriate for FRBNY to negotiate a deal that included potential upside for taxpayers. The deal entailed unprecedented risk in the midst of a historic financial crisis, when the outcome was highly uncertain. It is well-known that there was public criticism that the terms offered were too generous to AIG. In light of the extraordinary risks to which FRBNY and the Government were exposed, some have argued that their returns should have been higher.

Starr’s lawsuit proceeds from the opposite premise: that the rescue terms were not sufficiently generous to AIG. Indeed, according to Starr, the terms were so “grossly” unfair to

AIG that the rescue violated the United States Constitution’s Takings Clause, which prohibits the Government from taking “private property . . . for public use without just compensation.”

Takings law can be complex, but the issues here are simple. A voluntarily negotiated deal is not a taking. A taking entails a unilateral act by the Government that does not fairly compensate the owner of the property that was taken. That is simply not what occurred here. Contrary to Starr’s allegations, the rescue was not forced on AIG. For that reason alone, the rescue-related takings claim that Starr is urging the Company to pursue cannot be sustained.

In addition, the terms of the rescue were not unfair to AIG or its shareholders, and Starr’s takings claim fails for this independent reason. American taxpayers received the benefit of the same equity stake that was contemplated in the term sheet formulated by the private sector, as part of a loan package that reflected the extraordinary risks in rescuing AIG during an exceptionally precarious time. Evaluating the fairness of the rescue offered to AIG retrospectively does not capture the magnitude of the risk associated with it at the time it was undertaken.

The facts surrounding the rescue of AIG, which are reflected in the Company’s public statements on the subject, cannot be reconciled with the legal claims that Starr has demanded that AIG pursue. It is not in AIG’s best interest to pursue claims it knows to be baseless and that are contrary to the statements and actions of the Company since September 2008.

SCOPE OF SUBMISSION

Treasury and FRBNY have coordinated their respective submissions to the Board to avoid redundancy. In this submission, Treasury addresses Starr’s derivative claims against the Government in the United States Court of Federal Claims in Washington, D.C.

Starr asserts three derivative claims. The first two claims relate to the 79.9% equity stake in AIG that the Trust2 acquired pursuant to the Term Sheet approved by the Board on September 16, 2008. The first is a takings claim, in which Starr contends that AIG received “no consideration” – in other words, no value whatsoever – for the grant of the equity stake because the $85 billion credit facility was fully secured and provided for the payment of interest. Although AIG granted the equity stake by agreement, Starr alleges that the Government coerced AIG by wrongfully creating circumstances that left AIG no choice other than bankruptcy.

The second claim is an “illegal exaction” claim, in which Starr contends that the Trust’s acquisition of equity as part of the rescue was not authorized under Section 13(3) of the Federal Reserve Act, or any other federal law or regulation.

Starr’s third claim – another takings claim – relates to the Maiden Lane III (“ML III”) transactions, in which collateralized debt obligations (CDOs) were purchased from AIG’s CDS counterparties and the CDS contracts were terminated in exchange for payments and surrenders of collateral totaling approximately the par values AIG had guaranteed under the CDS contracts. Starr contends that the Government committed a taking by means of FRBNY “forcing” AIG to enter into those transactions on terms that purportedly deprived AIG of property.

All of Starr’s claims lack legal merit for the reasons set forth in the Government’s briefs on its motion to dismiss and motion for reconsideration. We describe below some of the key deficiencies in Starr’s claims.3

[2]	The “Trust” refers to a trust established for the benefit of the United States Treasury – as distinct from the United States Department of the Treasury.
[3]

Starr also asserts a separate takings theory based on AIG’s reverse stock split effective July 1, 2009. To the extent Starr is demanding that AIG should pursue a claim based on the reverse stock split, the Board should reject that demand. That claim is exclusively a direct claim, and not a claim that AIG could bring on its own behalf,

(…continued)

BACKGROUND

The rescue was not imposed on AIG. To the contrary, AIG requested assistance from FRBNY and the Government not once, but twice. On Friday, September 12, 2008, when AIG was trying to solve an escalating liquidity crisis, the Company informed FRBNY and the Government that it was facing potentially fatal liquidity problems. After FRBNY declined to assist the Company, AIG continued its efforts to find a private sector solution. On the morning of September 15th, FRBNY – while still not willing to assist AIG financially – encouraged private lenders to come to AIG’s aid.4 That same day, Lehman Brothers filed for bankruptcy, and the three major ratings agencies downgraded AIG’s debt.5

On September 16, 2008, with “credit markets shut down and private-market solutions unavailable,”6 AIG again asked FRBNY for assistance. In response, FRBNY offered to rescue AIG from collapse – with authorization from the Board of Governors of the Federal Reserve System – and presented AIG with a term sheet which included an $85 billion credit facility and AIG’s grant of a 79.9% equity stake in the Company. As AIG later represented, it “would have

(continued…)

because only holders of AIG common stock allegedly suffered injury. Further, that claim lacks merit because, among other reasons, Starr conceded to the Court that the reverse stock split complied with Delaware law. See July 2, 2012 Opinion at 34. Starr now asserts only that the Government committed to a vote in the Walker litigation. Assuming the Walker stipulation committed the Government only to comply with Delaware law (as the Board has asked us to do), Starr’s claim based on these allegations must fail.

[4]

Exhibit 1: Transcript of Hearing Before the United States Congressional Oversight Panel for the Troubled Asset Relief Program, May 26, 2010, Testimony of Robert Willumstad (“Willumstad 5/26/2010 Testimony”) at 109.

[5]	Exhibit 2: AIG 2008 Form 10-K at 4.
[6]	In re American International Group, Inc. 2008 Securities Litigation, AIG Memorandum of Law in Support of Motion to Dismiss, dated Aug. 5, 2009, at 7-8.

been unable to meet the massive demands for return of cash collateral absent the federal loan.”7 Thus, AIG’s only alternative was bankruptcy. The Board accepted the rescue terms the same day.

AIG found itself in that precarious position as a result of its high-risk decision to grow its derivatives and securities lending businesses, which exposed AIG to the sectors of the economy most affected by the financial crisis. The CDSs underwritten by AIG Financial Products Corporation (“AIGFP”) entailed substantial exposure to subprime residential mortgage-backed securities. The collapse of that market in 2008, together with related credit downgrades of AIG, triggered tens of billions of dollars in collateral calls by CDS counterparties. At the same time, the financial crisis and concerns about AIG’s solvency prompted AIG’s securities lending counterparties to demand the return of additional tens of billions of dollars of cash collateral. With other financial institutions also severely afflicted by the financial crisis, a FRBNY rescue became AIG’s only way to avoid bankruptcy.

The absence of a private sector alternative partly reflected the drying up of the credit markets. In reality, however, AIG’s liquidity shortfall was so large in September 2008 that no private actor could have provided a lifeline sufficient to keep AIG in operation. In fact, during the weekend of September 13-14, 2008, AIG approached a variety of potential investors but did not receive a single viable proposal. On September 16th, several banks declined to arrange a proposed syndicated lending facility intended to keep AIG afloat until it could stabilize. As AIG later acknowledged in an SEC filing, by September 16th, “it was clear that AIG had no viable

[7]	In re American International Group, Inc. 2008 Securities Litigation, AIG Memorandum of Law in Support of Motion to Dismiss, dated Aug. 5, 2009, at 7-8.

private sector solution to its liquidity issues.”8 Accordingly, AIG again sought assistance from FRBNY.

The Board knew on September 16, 2008 that it had only hours to decide whether to accept the proposed rescue or file for bankruptcy. AIG’s financial condition was deteriorating rapidly and massive collateral calls were expected the next day. The Board considered FRBNY’s offer, engaging in what AIG’s then-CEO Robert Willumstad later described as a “long and detailed debate.”9 Ultimately the Board reached a good-faith determination that the offer was the best available option.

The extraordinary risk to the taxpayers posed by the initial assistance – the risk that justified all of the terms, including the equity stake – was evident immediately, because the assistance proved insufficient to stabilize the Company. Within a few months, FRBNY or the Government committed nearly $100 billion more to stabilizing AIG because the Company’s liquidity needs were even greater than initially understood. Of the $182 billion in total that was committed, FRBNY devoted $30 billion to fund a special purpose vehicle, Maiden Lane III, which – as detailed in FRBNY’s submission to the Board – was established in November 2008 to close out CDSs that were continuing to cripple AIG’s liquidity. AIG voluntarily agreed to the ML III transactions to forestall an imminently threatened credit ratings downgrade that would have accelerated the Company’s liquidity crisis. At a special meeting on November 9, 2008, the Board approved transactions designed to unwind the CDS positions at par value. AIG and

[8]	Exhibit 2: AIG 2008 Form 10-K at 5.
[9]	Exhibit 3: Robert Willumstad, Written Testimony to United States House of Representatives Committee on Oversight and Government Reform, Oct. 7, 2008 (“Willumstad 10/07/2008 Testimony”) at 5.

FRBNY had attempted to negotiate discounts, but the Company’s counterparties had refused to agree.

THE TAKINGS CLAIMS LACK MERIT

Both of Starr’s derivative takings claims – one relating to the 79.9% equity stake and the other concerning the ML III transactions – lack merit. In considering Starr’s demand that AIG pursue those claims, it is important to note that the rulings by the Court of Federal Claims on the Government’s motion to dismiss do not indicate that the claims can be proved. On a motion to dismiss, a court is required to accept the truth of the plaintiff’s factual allegations. Although the Court allowed the derivative claims to proceed based on Starr’s allegations, it repeatedly expressed skepticism about Starr’s allegations,10 and emphasized that it was “mak[ing] no determinations as to the ultimate merit of Starr’s claims.”11

I.	The Rescue of AIG Was Voluntary and Beneficial to AIG

Starr’s takings claims fail for at least three independent reasons. First, as set forth in the Government’s briefs in support of its motion to dismiss Starr’s complaint, Starr’s theory that the alleged “coercion” could support a takings claim fails as a matter of law. Moreover, Starr cannot show that the Government somehow coerced AIG into accepting the terms of the rescue. Second, AIG received agreed-upon “just compensation” for the Trust’s receipt of a 79.9% equity stake through FRBNY’s provision to the Company of the $85 billion credit facility. Third, the

[10]

See, e.g., July 2, 2012 Opinion at 17 (“The Court notes that it is unclear why, if Starr’s position is to be believed, the term sheet was binding as to control but not as to the transfer of the 79.9% interest in AIG (or why the former was not simply the result of the latter).”); July 2, 2012 Opinion at 17 (“[E]ven under Starr’s rendition of the facts, the Government was not a stockholder when the initial dilution purportedly occurred, as the parties agree that stock was not issued to the Trust until March 1, 2009.”); July 2, 2012 Opinion at 23 (“If Starr’s claims are to be believed . . .”).

[11]	July 2, 2012 Opinion at 23.

Government has a number of valid defenses, each of which supplies a separate basis for denying recovery on the claims.

A.         AIG Voluntarily Agreed to the Terms of the Rescue

It is well established that takings claims rarely, if ever, arise from contracts. Takings claims generally arise from involuntary action, whereas contracts involve voluntary exchanges of property.12 In this matter, it cannot be shown that AIG’s agreement to the rescue was involuntary; indeed, one Board member voted against the rescue. Had the others done the same there would have been no rescue.13

Starr cannot show that AIG’s agreement was “coerced” because the Government did not cause AIG’s liquidity crisis; the Government did not wrongfully create the conditions under which the Company had to choose between the proposed rescue and bankruptcy; and the Company voluntarily agreed to the terms of the rescue, including the 79.9% equity grant, after recognizing that no private sector solution was available.14 Indeed, AIG has acknowledged that with “credit markets shut down and private-market solutions unavailable, AIG would have been unable to meet the massive demands for return of cash collateral absent the federal loan,” and

[12]	See, e.g., Sun Oil Co. v. United States, 572 F.2d 786, 818 (Ct. Cl. 1978); J. J. Henry Co. v. United States, 411 F.2d 1246, 1249 (Ct. Cl. 1969).
[13]

For purposes of the Government’s motion to dismiss, the Court of Federal Claims apparently viewed Starr’s theory that the Government “coerced” AIG into accepting the rescue as sufficient to state a takings claim. That view is legally erroneous and, in any event, Starr’s allegations do not establish coercion. To show coercion, the plaintiff must prove “wrongful conduct” by the defendant, such as an “improper threat,” that caused the plaintiff to have no alternative but to enter into the contract. IMS Engineers-Architects, P.C. v. United States, 92 Fed. Cl. 52, 66 (2010); see also Liebherr Crane Corp. v. United States, 810 F.2d 1153, 1158-59 (Fed. Cir. 1987) (no coercion where plaintiff caused its own financial predicament). The Court of Federal Claims lacks jurisdiction to consider takings claims based on allegations that the United States used coercion or other wrongful or tortious means to effect the taking of property.

[14]	In re American International Group, Inc. 2008 Securities Litigation, AIG Memorandum of Law in Support of Motion to Dismiss, dated Aug. 5, 2009, at 24.

that without “any private-sector solution available, it accepted [the] $85 billion loan . . . in exchange for a 79.9% equity stake, to avoid bankruptcy.”15

1.         The Government Did Not Cause AIG’s Predicament

AIG’s decision to expand its derivatives and securities lending businesses left the Company particularly vulnerable to market conditions during the financial crisis. With other financial institutions severely afflicted by the crisis, and AIG’s attempts to fashion a private sector solution unsuccessful, a FRBNY rescue became AIG’s only way to avoid bankruptcy. Under these circumstances, it is untenable for Starr – and would be irresponsible for AIG – to blame FRBNY or the Government for AIG’s predicament on September 16, 2008.

Starr contends that FRBNY and the Government wrongfully failed to offer AIG different forms of assistance. But they were not required, and in many cases were unable, to provide the assistance that Starr claims the Company should have received. This makes Starr’s contention not only legally irrelevant, but also untrue. For example, Starr asserts that FRBNY exacerbated AIG’s predicament by allegedly denying AIG access to the discount window. Even if AIG had made a proper request – which it did not – there would have been nothing “wrongful” about denying it, because AIG had no right to borrow from the discount window. Nor was there anything improper about not offering AIG a guaranty. Starr has failed to identify a legal basis for FRBNY or the Government to provide a guaranty to AIG and, in any event, no private company has a right to a guaranty.16 If FRBNY or the Government provided any preferential treatment, it was to AIG. AIG was the beneficiary of the largest Federal Reserve Bank rescue in

[15]	In re American International Group, Inc. 2008 Securities Litigation, AIG Memorandum of Law in Support of Motion to Dismiss, dated Aug. 5, 2009, at 7-8, 24.
[16]

The Court of Federal Claims has rejected Starr’s theory that the provision of benefits to other financial institutions but not to AIG could be another basis to hold the Government liable. See July 2, 2012 Opinion at 12.

U.S. history, one day after the Federal Reserve had made the difficult decision to let Lehman Brothers fail. None of Starr’s theories can alter the facts. AIG’s dire condition in September of 2008 had nothing to do with FRBNY or the Government and everything to do with AIG’s own business decisions and the bleak market conditions.

2.         No Private Sector Alternative Was Available

Nor was FRBNY or the Government responsible for the lack of private sources of credit or investment to meet AIG’s liquidity needs. The absence of a private sector solution was due in part to the fact that, because of the catastrophic market conditions, all of Wall Street was under stress and conserving cash. Those financial institutions could not be a source of funds. Moreover, no private institution could provide the sheer amount of liquidity that AIG needed. Mr. Willumstad testified, for example, that during the week of September 8, 2008, “the private markets . . . simply could not provide enough liquidity” for AIG.17 In addition, during the critical days in September when AIG’s need for liquidity became dire, AIG was unable to quantify the extent of its liquidity needs reliably. Its estimates grew dramatically over a matter of hours.18 That “unknown unknown” ended the attempt at a private sector rescue that FRBNY had actively encouraged.

The unavailability of a private sector alternative is reflected in the Company’s SEC filings. AIG had discussions with private equity firms, sovereign wealth funds and other

[17]	Exhibit 3: Willumstad 10/07/2008 Testimony at 4.
[18]

Similarly, AIG’s liquidity needs continued to grow even after the initial rescue. Within about three weeks of the $85 billion credit facility, FRBNY had to extend an additional $37.8 billion in credit to AIG. Approximately one month later, Treasury injected an additional $40 billion in Troubled Asset Relief Program (“TARP”) funds. Although AIG used the TARP money, in part, to pay down some of the FRBNY credit facility, total assistance to AIG from FRBNY or the Government increased to more than $150 billion. A few months later, Treasury put in $40 billion more in TARP money, bringing the total to $182.3 billion.

potential investors over the weekend of September 13-14, 2008. But AIG did not receive a single proposal that “it could act upon in a timely fashion.”19 On September 15th, AIG discussed with Goldman Sachs and JPMorgan Chase a secured lending facility, syndicated to a large number of financial institutions, to serve as a bridge loan until AIG could sell sufficient assets to stabilize its position. But by the next day, Goldman and JPMorgan both indicated their unwillingness to participate. By September 16th, by AIG’s own admission, “it was clear that AIG had no viable private sector solution to its liquidity issues.”20

Starr alleges that, over the weekend of September 13-14, 2008, “[t]he Government discouraged sovereign wealth funds and other non-United States investors from participating in a private-sector solution to AIG’s liquidity needs.”21 However, in the eleven months since Starr first made that allegation, it has failed to identify those purportedly “discouraged” investors, or a witness who would testify on the issue. In all of the testimony taken to date by investigating bodies, no witness has supported this story.

Further, even if there were sovereign wealth funds or private sector investors with the available resources, none was prepared or willing to rescue AIG in a timely manner. For example, AIG approached both China Investment Corporation and Singapore’s Government Investment Corporation during the weekend of September 13-14, 2008. Both funds informed AIG that they could not act for “at least 5-10 business days” – an unworkable time frame, since

[19]	Exhibit 4: AIG Form 10-Q, filed Nov. 10, 2008 at 50.
[20]	Exhibit 2: AIG 2008 Form 10-K at 5.
[21]	Starr International Co., Inc. v. United States, Amended Complaint dated Jan. 31, 2012 (“Amended Complaint”) ¶ 49.

the Board understood by this time that AIG needed funding immediately. Otherwise, it would not be able to meet its liquidity needs for the next day and would default on its obligations.22

Starr’s contention that the Government somehow wrongfully prevented a private sector solution is belied by Mr. Willumstad’s public testimony. He stated that the reasons for the absence of private investors or lenders during the financial crisis were the same for many other financial institutions: “There was no private market solution to AIG’s situation – just as there was no private market solution for Bear Stearns, Fannie Mae, Freddie Mac, Washington Mutual or Lehman Brothers. The freezing of the mortgage backed securities market, the ‘mark to market’ losses that decimated AIG’s book equity, the resulting downgrades by the rating agencies and the collateral posting requirements that arose after the downgrades were beyond our control.”23

[22]	Minutes of AIG Board Meeting of Sept. 16, 2008 (“Sept. 16 Board Minutes”), at 8.
[23]	Exhibit 3: Willumstad 10/07/2008 Testimony at 6-7.

[25]

Sept. 21 Board Minutes, at 6; see also Exhibit 1: Willumstad 5/26/2010 Testimony at 110-11 (“[N]o thoughtful person would put money in if they thought the company would file bankruptcy two or three days later, or a week later, even two weeks later. So they needed some form of guarantee that the company was viable going forward after they made their investment. It was my judgment that the only person who could give a guarantee like that that would be credible would be the Fed.”).

Starr itself acknowledges that as early as July 2008 – before any alleged government action or inaction – AIG understood that “the only source from which the Company would be able to secure enough liquidity if [a liquidity] crisis were to occur would be the government.”26 In short, no government act, improper or otherwise, caused AIG to have no viable private sector alternative to the FRBNY’s proposed rescue (other than bankruptcy).

3.         AIG Voluntarily Accepted the Rescue

Finally, rather than being coerced, the Board carefully considered and then voluntarily accepted the rescue terms proposed by FRBNY. AIG was being counseled by first-rate legal and financial advisors, including Weil Gotshal & Manges, Sullivan & Cromwell and Blackstone. The Board considered FRBNY’s offer and, after engaging in a “lengthy discussion . . . of the pros and cons of the Government Facility and bankruptcy alternatives,” reached a good faith determination that it was the best available option, and better for AIG and its shareholders than bankruptcy.27

Starr contends that FRBNY “misled” AIG by stating that the rescue offer was non-negotiable and that the Board had only “hours to make the decision.”28 This was simply a fact, however, dictated by the urgency of AIG’s liquidity crisis. At most, FRBNY’s negotiating position reflected the “hard bargaining” that citizens would reasonably expect of an entity negotiating matters that affected tens of billions of their tax dollars.29

[2][6]	Amended Complaint ¶ 41.
[27]	Sept. 16 Board Minutes at 9.
[28]	Amended Complaint ¶ 58(a).
[29]

Under law from outside the takings context, for a plaintiff to establish coercion or “duress,” it “must show more than a “hard bargain,” economic pressure or even the threat of considerable financial loss. See, e.g.,

Systems Technology Associates, 699 F.2d 1383, 1387 (Fed. Cir. 1983); Aircraft Associates & Manufacturing Co., Inc. v. United States, 174 Ct. Cl. 886, 896 (1966).

Having made its decision to accept FRBNY’s offer, the Board publicly stated that it “approved this transaction based on its determination that this is the best alternative for all of AIG’s constituencies, including policyholders, customers, creditors, counterparties, employees and shareholders.”30 Mr. Willumstad also testified to the Board’s deliberative process, stating that “[a]fter a long and detailed debate, and with the advice of counsel and our financial advisors, the AIG Board of Directors accepted the plan offered by the Federal Reserve and the Treasury Department as the best available option.”31 If, as Starr contends, AIG received no value for the 79.9% equity grant,32 then the Board would have violated its fiduciary duties. Of course, the Board did not do so, because AIG obtained the $85 billion credit facility in connection with the equity grant.

Subsequent public statements make clear that the AIG Board was well aware that the rescue offer would allow AIG to avoid bankruptcy, and that no other entity in the world, private or public, would have committed $182 billion to stabilize AIG. For example, Mr. Willumstad testified that the rescue “preserve[d]” AIG.33 Robert Benmosche acknowledged in AIG’s 2010 annual report that the “U.S. government intervention was absolutely essential for AIG, as well as for the global financial system.”34 Mr. Benmosche also publicly testified: “Of course, were it not for the commitment of the U.S. Government at a time of great uncertainty, AIG would not be on the path it is today. For this, I want to thank the Government and the American taxpayer. It

[30]	Exhibit 5: AIG Press Release, Sept. 16, 2008.
[31]	Exhibit 3: Willumstad 10/07/2008 Testimony at 5.
[32]	Amended Complaint ¶78.
[33]

Exhibit 1: Willumstad 5/26/2010 Testimony at 85 (“I am grateful that the Treasury and the Federal Reserve – and most importantly, the American people – offered their assistance to preserve a vital part of the financial system and a great American institution.”).

[34]	Exhibit 6: AIG 2010 Annual Report at 8.

is not lost on AIG’s many employees that the turnaround we have embarked upon was made possible by the direct support of American taxpayers.”35

In short, there is no basis for the Board to conclude that the Government coerced AIG into accepting the rescue offer, and therefore no basis for a court to reach that conclusion either. For this reason alone, Starr’s takings claim will fail in court even on Starr’s own (fatally defective) coercion theory. Thus, the claim should not be pursued by AIG.

[35]	Exhibit 1: Transcript of Hearing Before the United States Congressional Oversight Panel for the Troubled Asset Relief Program, May 26, 2010, Testimony of Robert Benmosche, at 168.

[37]

See Gruver v. Midas International Corp., No. 86-6525-FR, 1989 U.S. Dist. LEXIS 93, at *7 (D. Ore. Jan. 4, 1989) (“The fact that [the plaintiffs] could not benefit financially by [filing for bankruptcy] does not establish that there was no reasonable alternative and that [the defendant] coerced their approval.”).

[38]	Sept. 16 Board Minutes at 12.

B.         AIG Received Fair Value from the Rescue

A takings claim also requires a showing that the claimant did not receive “just compensation,” or fair value, for any property taken by the Government. In an attempt to make this required showing, Starr artificially parses the terms of the rescue to reach the unsustainable conclusion that AIG received “no consideration” for the equity grant.39 The terms of a deal, however, cannot be parsed in that manner. When the terms are viewed as a whole – as the law requires – it is clear that AIG received just compensation. There is no dispute that, if it were not for the rescue, the Company would have failed.

Starr seeks “just compensation” based on the purported market value of that 79.9% equity stake.41 But the equity would have been worthless if AIG had not agreed to a rescue, because the alternative was bankruptcy. AIG had lost more than $37 billion in the first three quarters of 2008 alone. The notion that shareholders in a financial firm sustaining losses of that magnitude would have had valuable claims in a bankruptcy is untenable. Further, in a bankruptcy, insurance regulators would have seized AIG’s insurance subsidiaries. And as Starr itself appears to concede – and as AIG has recognized on numerous occasions – a bankruptcy would have further

[39]	Amended Complaint ¶78.

[41]	Amended Complaint ¶101(c).

weakened the global financial system. The value of AIG’s assets, which were principally financial assets, likely would have declined further. Under those circumstances, there would have been no recovery for shareholders.

The entire premise of Starr’s takings claim is that AIG shareholders, whose investments would have been worthless absent a rescue, are entitled to the windfall that would have resulted if they had been allowed to keep their equity shares and avoid dilution. The Constitution does not require the Government to protect private shareholders against the downside of a certain bankruptcy, and to give those same shareholders all of the potential upside from the intervention. Indeed, the Supreme Court has been clear that a takings claim is intended to remedy the unfairness of one person bearing the burdens of a particular governmental action – not to ensure that a person benefits from that action.42

II.	The Maiden Lane III Transactions Were Voluntary and Beneficial to AIG

Following the initial $85 billion loan, AIG’s liquidity crisis continued and the Company faced a credit downgrade that would have accelerated its liquidity needs dramatically. ML III was designed to address the biggest contributor to that crisis – namely, collateral calls by the Company’s CDS counterparties – by buying out those counterparties’ and terminating the CDSs.43

Collateral calls by AIG’s CDS counterparties were an ongoing drain on the Company’s liquidity. When AIG’s credit rating was downgraded, it had to post additional collateral pursuant to the CDSs. This weakened AIG’s financial position and led to additional credit rating

[42]

As the United States Supreme Court has explained, the Takings Clause “bar[s] the Government from forcing some people alone to bear public burdens which, in all fairness and justice, should be borne by the public as a whole.” Armstrong v. United States, 364 U.S. 40, 49 (1960).

[43]	See FRBNY Submission §§ II.A & C.

downgrades, which started the process again. The rapidly declining mortgage securities market exacerbated this cycle, because the CDSs also required AIG to post collateral if the CDOs referenced by the CDSs experienced mark-to-market declines in value. AIG had attempted to resolve the problem, including by negotiating concessions with its CDS counterparties, but was unsuccessful.44

Starr contends that the ML III transactions constituted takings. In particular, Starr alleges that AIG was “forced” to grant to its CDS counterparties the collateral it had posted. Starr’s takings claim relating to ML III fails because, among other reasons, AIG voluntarily entered into the ML III transactions; no compromise with the CDS counterparties was possible, especially in the time available; and Starr’s theory has no factual support.

A.         AIG Voluntarily Entered into the Maiden Lane III Transactions

As noted above, AIG’s transfer of 79.9% of its equity could not have been a taking because it was voluntary. Similarly, the unwinding of AIG’s CDS positions through ML III also could not have been a taking because AIG entered into the transactions voluntarily. The Board approved the terms of the ML III transactions at a special meeting on November 9, 2008, which AIG’s financial and legal advisors attended.45 For sound economic reasons, AIG voluntarily entered these transactions to resolve its liquidity crisis.46 The Board fulfilled its fiduciary duties to all of AIG’s shareholders by determining that the ML III transactions were in the best interests of the Company. Contrary to Starr’s allegations, the Board would not have agreed to

[44]	See FRBNY Submission § II.B.
[45]	See FRBNY Submission § II.E. §§ II.C-D.
[46]

See Exhibit 7: AIG Press Release, November 10, 2008, at 1, 2 (explaining that recent agreements, including entry into ML III, “address[] the liquidity issues that threatened AIG” and “enhanc[e] AIG’s liquidity position”).

transactions designed to transfer AIG’s assets to other institutions for no consideration. The Board would not have approved the transaction unless AIG had attempted unsuccessfully to secure concessions from the counterparties – which is what AIG did throughout October 2008.47

Starr suggests that FRBNY exercised “its alleged control over AIG” to cause the Company to enter into the ML III transactions. As described in the FRBNY submission, however, FRBNY did not exercise any legal control over any Board decision. There was no controlling shareholder in November 2008, as AIG shares were not actually issued to the Trust until March 2009.48 Regardless, FRBNY did not pressure or otherwise exercise any implicit control over the Board’s decision to enter into the ML III transactions. The Board had its own advisors; all members of the Board were independent from FRBNY; and the Board determined in its independent judgment, consistent with its fiduciary duties, that the ML III transactions were in the best interest of the Company.

B.         Counterparty Concessions Were Not Possible

Voluntariness aside, the Government did not, as a matter of law, take any property from AIG in connection with the ML III transactions.49 The Court of Federal Claims has narrowed the property allegedly taken in connection with ML III to consist of – at most – “the portion of the $32.5B in collateral [posted by AIG] that might have been preserved by compromise” with AIG’s CDS counterparties.50 Starr’s contention that FRBNY forced the Company to overpay to

[47]	See FRBNY Submission § II.B.
[48]	See FRBNY Submission § III.
[49]

Starr International Co., Inc. v. United States, Defendant’s Memorandum of Law in Support of Motion to Dismiss, dated March 1, 2012, at 32-33, 38-40; Starr International Co., Inc. v. United States, Defendants’ Reply Memorandum of Law in Support of Motion to Dismiss, dated April 26, 2012, at 16-17, 26-27.

[50]	July 2, 2012 Opinion at 32.

unwind the CDS positions, however, is untrue – a fact that independently defeats the claim that Starr urges the Board to pursue. FRBNY attempted to obtain concessions from counterparties. But relatively quickly, FRBNY confirmed that concessions would not be forthcoming, particularly since AIG had to address the CDS-related liquidity drain by November 10, 2008 – when its third quarter results were to be announced – or it would face rating agency downgrades and massive additional collateral calls and other pressures on liquidity.51 Because no amount of AIG money could have been saved by a compromise, there is no basis whatsoever for a takings claim.

THE GOVERNMENT’S AFFIRMATIVE DEFENSES WOULD PREVENT RECOVERY

There are several defenses available to the Government that provide independent reasons why recovery would partially or entirely be denied on Starr’s proposed claims.

I.	AIG Ratified the Rescue Terms

As set forth in the Government’s briefs in support of its motion to dismiss Starr’s complaint, Starr’s takings claims cannot succeed because, among other reasons, AIG was free to decline any of the transactions that are the subject of the claims. It is well established that if a party has an opportunity to object to the terms of a loan transaction but accepts the benefits of the transaction, the party has “ratified” – or accepted – the agreement even if it was initially invalid.

AIG clearly ratified the terms of the rescue agreement. After agreeing to the rescue on September 16, 2008, AIG continued to receive additional assistance from FRBNY or the Government. AIG accepted approximately $100 billion more than FRBNY initially committed. And through the present day, AIG has remained a willing partner in the rescue. For these

[51]	See FRBNY Submission §§ II.D-E.

reasons, even if Starr could somehow show the contract was initially compelled – and it cannot – AIG’s subsequent embrace, or ratification, of the rescue would undercut the purported basis for Starr’s claim.

II.	Starr’s Delay in Asserting the Derivative Claims Is Fatal to the Claims

The law does not allow a contracting party to sit on a claim arising from the agreement while continuing to receive all of the benefits of the bargain, to the detriment of its counterparty. That is precisely what Starr has done in this case. Only after receiving all of the benefits of the rescue – plus nearly $100 billion in addition to the $85 billion credit facility – and only after AIG had stabilized and no longer needed support from FRBNY or the Government, did Starr sue. There was no justification for such a delay, and the delay prejudiced the Government.

Starr did not need to wait for further information before asserting its claims. In the more than three years that it waited, Starr did not learn anything that would strengthen its claims, nor could it because all of AIG’s knowledge is imputed to Starr in connection with the derivative claims.52 Because Starr (or AIG) could have brought the claims three years earlier, before it received all of the benefits, its delay was unreasonable.

Further, the delay prejudiced the Government. If AIG had informed the Government that it considered the rescue to constitute a taking or illegal exaction, then the Government and FRBNY could have taken steps to change the terms of, or terminate, its assistance to AIG. That assistance continued for years, and entailed a total commitment of more than $182 billion through several separate transactions. Each of those transactions was an opportunity for AIG to assert that it had been harmed by the rescue. During that time, FRBNY and the Government

[52]

The only information that Starr subsequently learned before bringing its suit more than three years later was that the rescue had been successful in restoring AIG’s health, giving substantial value to AIG’s shares.

reasonably inferred from the Company’s silence, its active collaboration with them, and its repeated public expressions of gratitude, that AIG did not consider the rescue to be a taking or illegal act.

Judicially restructuring the September 16, 2008 rescue deal, after the benefits of the rescue have been realized by AIG and its shareholders, would severely prejudice the Government and defy basic principles of fairness.

III.	AIG Has Indemnified the Government

Numerous agreements governing contain provisions pursuant to which AIG has indemnified FRBNY, Treasury and/or related parties.53 For example, AIG has indemnified Treasury against “any and all losses, claims, damages, liabilities and related expenses . . . incurred by or asserted against [Treasury] arising out of, in any way connected with or as a result of . . . any claim . . . relating to,” among other agreements, the agreements governing the 2010 exchange of preferred stock for common stock, and the agreement establishing the Trust.54

Under New York law, indemnification provisions are generally enforced as written.55 The extent to which these provisions would indemnify a particular entity against any potential recovery by Starr (or AIG) would depend on the basis for recovery. It is difficult to speculate as to their applicability because Starr’s theories fail as a matter of law.

[53]

See, e.g., Credit Agreement dated Sept. 22, 2008 § 8.05; Amended and Restated Limited Liability Company Agreement of Maiden Lane III LLC, dated Nov. 24, 2008 § 16; Maiden Lane III Master Investment and Credit Agreement dated Nov. 25, 2008 § 11.05; Securities Purchase Agreement, dated Nov. 25, 2008 § 4.5(g); Securities Exchange Agreement, dated Apr. 17, 2009 § 4.5(g); April 17, 2009 Securities Purchase Agreement, dated, Apr. 17, 2009 § 4.5(g); Master Transaction Agreement, dated Dec. 8, 2010 § 9.07.

[54]	Master Transaction Agreement, dated Dec. 8, 2010 § 9.07(a)
[55]

The indemnifications are governed by New York law, and New York’s highest court has repeatedly held that indemnifications are enforceable except in extraordinary circumstances. See, e.g., Bradley v. Earl B. Feiden, Inc., 8 N.Y.3d 265, 274 (2007); Holt v. Feigenbaum, 52 N.Y.2d 291, 300-01 (1981).

CONCLUSION

For the foregoing reasons – together with those set forth in the Government’s briefs before the Court of Federal Claims – Starr’s derivative claims lack legal and factual merit. Because those claims rest on allegations that are untrue and contrary to AIG’s public statements, the Board should cause AIG to move to dismiss those claims in their entirety. Starr’s direct claims are based on the same takings and “illegal exaction” theories as the derivative claims and lack merit for the same reasons.56 In the end, Starr’s lawsuit will be a failed exercise that the Board should not endorse.

[56]	Starr also has asserted a claim relating to the reverse stock split. That claim lacks merit, including for the reasons discussed above in footnote 3.

In addition, the holding that Starr can pursue direct claims based on AIG’s grant of the 79% equity stake is erroneous, and rests on the misapplication of clear principles of Delaware law. The Delaware Supreme Court has made clear that claims for wrongful equity dilution are exclusively derivative, except where the dilution allegedly was caused by a controlling shareholder, in which case a direct claim also exists. Gatz v. Ponsoldt, 925 A.2d 1265, 1277 (Del. 2007); Gentile v. Rossette, 906 A.2d 91, 100 (Del. 2006). That exception is inapplicable here because the Trust was not a controlling shareholder when AIG granted the 79.9% equity interest in September 2008. The Board should not expect the holding allowing Starr to pursue direct claims to be sustained in the event of any appeal.

EXHIBITS

Exhibit 1:	Transcript of Hearing Before United States Congressional Oversight Panel for the Troubled Asset Relief Program, May 26, 2010 (excerpts)

Exhibit 2:	AIG 2008 Form 10-K (excerpts)

Exhibit 3:	Robert Willumstad, Written Testimony to United States House of Representatives Committee on Oversight and Government Reform, October 7, 2008

Exhibit 4:	AIG Form 10-Q, filed Nov. 10, 2008 (excerpt)

Exhibit 5:	AIG Press Release, September 16, 2008

Exhibit 6:	AIG 2010 Annual Report (excerpt)

Exhibit 7:	AIG Press Release, November 10, 2008

Exhibit 6

DJ# 154-11-779	U.S. Department of Justice Civil Division Tel.: (202) 616-8239
Washington, DC 20530 November 2, 2012

VIA E-MAIL AND REGULAR MAIL

Stephen A. Radin, Esq.

Weil, Gotshal & Manges

767 Fifth Avenue

New York, NY 10153

Re: Starr International Co., Inc. v. United States, Fed. Cl. No. 11-779

Dear Mr. Radin:

We have received and reviewed the October 1, 2012 protocol you sent to counsel for the parties in Starr International Co., Inc. v. United States, currently pending in the Court of Federal Claims. The protocol invites written submissions to the Board of Directors of American International Group, Inc. (AIG), in connection with the AIG Board’s consideration of Starr’s September 21, 2012 demand that AIG decide whether to pursue Starr’s derivative claims in the litigation. We appreciate the opportunity to address AIG’s Board concerning this matter. This letter serves as the response of the United States, including the Department of the Treasury and the Board of Governors of the Federal Reserve System.

The protocol requests detailed responses concerning the factual and legal bases of the various contentions, defenses, and counterclaims. We appreciate the complexity of the issues facing AIG’s Board. Given that this matter is currently in litigation, however, the United States has decided that we should not address the substantive merits of this matter outside of the litigation. We have concluded that any such communications regarding the factual and legal bases of Starr’s claims and our defenses and counterclaims should be limited to court filings and other communications within the litigation. Nevertheless, the Department of Justice, on behalf of the United States, may participate in further protocol proceedings as the situation warrants.

We understand that the Department of the Treasury will be participating in the process in its capacity as an AIG shareholder, and that the Federal Reserve Bank of New York (FRBNY) will be participating in the process with respect to the action pending in the United States District Court for Southern District of New York. These entities will be speaking on their own behalf through their own counsel and, as such, do not represent the United States, nor are their statements made on behalf of the United States, either in the context of this process or in the context of the litigation. Nothing said by either Treasury or FRBNY within this process is either a statement or admission of the United States regarding any of the issues in the litigation.

AIG should not interpret our decision not to present a detailed exposition of the substantive issues in this case as an indication of our view of the merits of the litigation. To the contrary, even accepting Starr’s factual contentions as true, Starr’s claims lack legal merit for several reasons. As we have explained in our court filings, more than three years after AIG sought and accepted from FRBNY the largest federally supported rescue of a failing institution in history, Starr, an AIG shareholder purporting to sue derivatively on behalf of AIG and directly for itself, filed suit seeking tens of billions of additional taxpayer dollars in damages based upon the remarkable theory that FRBNY’s massive financial assistance did not rescue AIG from an imminent bankruptcy of its own making but, rather, improperly harmed AIG and its shareholders. FRBNY acted as the statutory lender of last resort to AIG to protect the economy and the national interest. AIG sought and freely accepted FRBNY’s rescue, and AIG owes its current corporate existence as a going concern to that decision. No cognizable cause of action arises from FRBNY’s decisions regarding specific proposed terms for the rescue or from the AIG Board’s decision to accept those terms.

First, Starr’s claim that the September 2008 rescue constitutes a Fifth Amendment taking is unprecedented. Even accepting Starr’s allegations as true, the facts alleged do not fit those of any case in which a taking or illegal exaction has ever been found. In fact, no legal authority supports the notion that a party can approach the Federal Reserve or the Government, ask for a loan and agree to it, and then claim—years later after all benefits are received—that the assistance was a taking or illegal exaction by the Government.

The United States Constitution requires that, if the Government exercises its sovereign right to take private property for a public purpose, the Government must pay just compensation. However, the property owner has no power, authority, or right to stop the Government from becoming the new owner; in other words, the property owner is not free to say no. In some cases, the Government will attempt to negotiate a price for the property it intends to “take.” In those cases, the property owner and the Government can agree that the negotiated price is just compensation. In other cases, the Government will insist that the property owner transfer its property to the Government for a price already set by law, or face civil or criminal penalties. In those cases, a court may award the property owner an amount above the set price already received, in order for the total to amount to just compensation. However, in any of these cases, if the Government and the owner cannot agree, the Government is still free to take the property, and the owner is free to seek a just compensation determination from the courts.

The key is that in a takings case, the property owner is not free to decline an exercise of sovereign power; regardless of the property owner’s wishes regarding the property, the Government will become the new owner of the property. Where a property owner is free to say no and retain his property without risking a Government penalty, his decision to transfer his property to the Government is a voluntary business decision, not a taking.

Here, AIG was free to decline the term sheet, the credit agreement, and the stock purchase agreement; indeed, one AIG director voted against accepting the rescue. There is no suggestion, and no AIG representative could reasonably state, that AIG was not free to decline any of the transactions that are the subject of this lawsuit. Rather, AIG agreed to those transactions. AIG had business reasons to agree to those transactions; none of those reasons was

2

that the Government would have become the owner of the property at issue regardless of AIG’s wishes, or the specter that AIG would suffer civil or criminal penalties if it did not agree. Consequently, the Government did not take AIG’s property within the meaning of the Fifth Amendment. There was no exercise of sovereign, as opposed to commercial, authority; whatever property the Government acquired from AIG it did so because AIG voluntarily agreed to the transfer, even though it could have kept that property for itself.

Even if the Government “took” the AIG stock offered as consideration for the lending commitment to AIG, it would owe only just compensation for that property. Just compensation is measured by the fair market value of the property at the time of the taking. Fair market value is the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Here, AIG freely agreed to the terms of the stock transfer, including the lending commitment and $500,000 paid for the preferred shares. AIG was free to seek a more favorable transaction from other parties, but agreed to the terms of the rescue lending. In other words, no buyer was willing to pay more for that property (that is, no entity was willing to invest in AIG on any terms more favorable to AIG) than did the United States. Thus, there is no basis to conclude that the “fair market value” of the stock was more than AIG received for it. AIG has already received that fair market value; consequently, even if the United States “took” those shares, it owes AIG nothing.

Nor is there any basis to conclude that the Maiden Lane III transactions constituted a taking. While Starr argues that it was a taking for AIG to fulfill its contractual obligations to its credit default swap counterparties, AIG voluntarily assumed those obligations, including the need to post $32.5 billion of cash collateral, well before the rescue. Starr bases its derivative claim upon the unsupported contention that AIG’s obligations could have been compromised for less, but neither Starr nor AIG has any constitutionally-protected property interest in the possibility that the Government could have helped AIG avoid its obligations.

AIG also voluntarily agreed to the Maiden Lane III transactions that Starr now challenges. AIG was free to reject the Maiden Lane III transactions, but chose to approve them. As with its complaints regarding the September 2008 rescue, Starr complains that AIG was not given a better rescue in Maiden Lane III than the one to which it agreed in September 2008. However, that is not a basis for a takings claim, or any other claim.

Second, the Government did not “illegally exact” money from AIG because AIG’s voluntary agreement to transfer an equity interest was neither “illegal” nor an “exaction.” The agreement was not “illegal” because FRBNY had authority to accept AIG’s offer of equity to the Trust in exchange for the provision of rescue funding. In any event, FRBNY never acquired any AIG stock, and thus did not violate any restriction upon its acquisition of stock. AIG issued the shares directly to the Trust for the benefit of the United States Treasury, and the structure of the Trust meant that FRBNY never had any economic or voting interest in any shares of AIG.

3

Furthermore, the agreement was not an “exaction” because it was voluntary. FRBNY did not force AIG to accept rescue funding according to the terms of the September 2008 agreement. AIG was free not to agree to provide consideration for a loan that in part took the form of an equity interest. AIG agreed to the exchange, which, some three years later, Starr contends was an “exaction.” Starr’s claim that AIG’s voluntary agreement is an illegal exaction is implausible.

The Government “illegally exacts” money from someone when it has a person’s money “in its pocket” that it did not have authority to receive. The Government does not have any AIG money in its pocket; indeed, AIG has the Government’s money in its pocket. The Trust, acting on behalf of the United States Treasury as beneficiary, purchased 100,000 preferred shares of preferred stock for $500,000. AIG received that consideration; indeed, it had received the $500,000 in the form of a credit against fees that it would have paid for the loan even before the Trust received the preferred shares. Thus, the agreement was not an “exaction” because the Government paid AIG rather than “exacting” money from it.

In conclusion, the United States appreciates the opportunity to provide its views, and this letter serves as our written response. With respect to communications involving the substantive merits of the litigation, the proper forum for communication among parties to the litigation regarding those issues is within the litigation. We take no position concerning your inquiry whether pursuit of Starr’s derivative claims is in the best interest of AIG, but we assure you that the United States will pursue our defenses and counterclaims vigorously.

JOYCE R. BRANDA Deputy Assistant Attorney General

JEANNE E. DAVIDSON Director

BRIAN M. SIMKIN Assistant Director

JOHN J. TODOR Senior Trial Counsel Commercial Litigation Branch

cc: David Boies, Esq.

4

Exhibit 7

SECOND SUBMISSION TO THE

AIG BOARD OF DIRECTORS

IN SUPPORT OF THE DEMAND OF

STARR INTERNATIONAL COMPANY, INC.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 4 Times Square New York, NY 10036 Telephone: (212) 735-3000	BOIES, SCHILLER & FLEXNER LLP 575 Lexington Avenue, 7th Floor New York, NY 10022 Telephone: (212) 446-2300 November 29, 2012

Index to the Appendix

Designation	Judicial Decisions on Starr’s Claims
July 2 Op.	Starr International Company, Inc. v. United States, No. 11-779C, 2012 WL 2512920 (Fed. Cl. July 2, 2012)

Sept. 17 Op.	Starr International Company, Inc. v. United States, No. 11-779C, 2012 WL 4056242 (Fed. Cl. Sept. 17, 2012)

Nov. 19 Op.	Starr International Company, Inc. v. Federal Reserve Bank of New York, No. 11-cv-8422, 2012 WL 5834852 (S.D.N.Y. Nov. 19, 2012)

Designation	Pleadings
Ex. A	Amended Verified Class Action Complaint dated Jan. 31, 2012 in the matter Starr International Company, Inc. v. United States, No. 11-779C (Court of Federal Claims)

Ex. B	Amended Verified Complaint dated Feb. 1, 2012 in the matter Starr International Company, Inc. v. Federal Reserve Bank of New York, No. 11-cv-8422 (Southern District of New York)

Ex. C	Defendant’s Answer to the Amended Verified Class Action Complaint dated July 30, 2012 in the matter Starr International Company, Inc. v. United States, No. 11-779C (Court of Federal Claims)

Designation	Legal Briefs
Ex. D	Starr’s Opposition to the United States’ Motion to Dismiss dated March 29, 2012

Ex. E	Starr’s Opposition to the Federal Reserve Bank of New York’s Motion to Dismiss dated June 1, 2012

Ex. F	Federal Reserve Bank of New York’s Reply to Starr’s Opposition to the Motion to Dismiss dated July 2, 2012

Designation	Demonstratives
Ex. G	June 1, 2012, Demonstratives from the Motion to Dismiss Oral Argument before the Court of Federal Claims

i

Designation	Demand Letter
Ex. H	Letter from D. Boies to R. Miller dated Sept. 21, 2012

Designation	Discovery Responses
Ex. I	Defendant United States’ Response and Objections to Plaintiff’s First Requests for Admission dated Oct. 15, 2012

Designation	Agreements
Ex. 1	Summary of Terms for Senior Bridge Facility dated Sept. 16, 2008 (“Term Sheet”)

Ex. 2	Credit Agreement between American International Group, Inc., as Borrower, and Federal Reserve Bank of New York, as Lender dated Sept. 22, 2008 (“Credit Agreement”)

Ex. 3	Master Investment and Credit Agreement among Maiden Lane III LLC, as Company, Federal Reserve Bank of New York, as Controlling Party, Federal Reserve Bank of New York, as Senior Lender, American International Group, Inc., as Equity Investor, and The Bank of New York Mellon, as Collateral Agent dated Nov. 25, 2008 (“ML III Master Agreement”)

Ex. 4	AIG Credit Facility Trust Agreement among Federal Reserve Bank of New York, and Jill M. Considine, Chester B. Feldberg, and Douglas L. Foshee, as Trustees dated Jan. 16, 2009 (“Trust Agreement”)

Designation	SEC Filings
Ex. 5	American International Group Inc.’s Form 10-Q dated Nov. 10, 2008

Ex. 6	American International Group Inc.’s Form 10-Q dated Aug. 7, 2009

Designation	Cases
Ex. 49	Aerolineas Argentinas v. United States, 77 F.3d 1564 (Fed. Cir. 1996)

Ex. 50	Aircraft Assocs. & Mfg. Co., Inc. v. United States, 174 Ct. Cl. 886 (1966)

Ex. 51	Altria Group, Inc. v. Good, 555 U.S. 70 (2008)

Ex. 7	Armstrong v. United States, 364 U.S. 40 (1960)

Ex. 52	Bowman v. United States, 35 Fed. Cl. 397 (1996)

ii

Ex. 8	CCA Assocs. v. U.S., 667 F.3d 1239 (Fed. Cir. 2011)

Ex. 9	Clapp v. United States, 127 Ct. Cl. 505 (1954)

Ex. 53	Comair Rotron, Inc. v. Nippon Densan Corp., 49 F.3d 1535 (Fed. Cir. 1995)

Ex. 10	Cramer v. Matish, 924 F.2d 1057 (6th Cir. 1990)

Ex. 11	Gatz v. Ponsoldt, 925 A.2d 1265 (Del. 2007)

Ex. 12	Gentile v. Rossette, 906 A.2d 91 (Del. 2006)

Ex. 54	In re Cysive, Inc. S’holders Litig., 836 A.2d 531 (Del. Ch. 2003)

Ex. 13	Independence Park Apartments v. U.S., 449 F.3d 1235 (Fed. Cir. 2006)

Ex. 14	ITV Direct, Inc. v. Healthy Solutions, LLC, 445 F.3d 66 (1st Cir. 2006)

Ex. 55	Laguna Hermosa Corp. v. United States, 671 F.3d 1284 (Fed. Cir. 2012)

Ex. 56	Louisiana Mun. Police Employees’ Ret. Sys. v. Pyott, 46 A.3d 313 (Del. Ch. 2012)

Ex. 57	O’Bryan v. United States, 93 Fed. Cl. 57 (2010)

Ex. 15	Stamford Bd. Of Educ. v. Stamford Educ. Assn., 697 F.2d 70 (2d Cir. 1982)

Ex. 58	Superior Vision Servs., Inc. v. ReliaStar Life Ins. Co., C.A. No. 1668-N, 2006 WL 2521426 (Del. Ch. Aug. 25, 2006)

Ex. 16	Suwannee Steamship Co. v. United States, 150 Ct. Cl. 331 (1960)

Designation	Statutes
Ex. 59	Federal Reserve Act, 12 U.S.C. §§ 341, 343, 357

Ex. 60	Securities Exchange Act, 15 U.S.C. § 78c

Ex. 17	The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, 42 U.S.C. § 4654

Designation	Regulations & Interpretive Letters
Ex. 61	12 C.F.R. § 7.1006

iii

Ex. 62	O.C.C. Inter. Ltr., 1992 WL 486905, at *2 (July 15, 1992)

Designation	Press Releases
Ex. 18	Press Release, Fed. Reserve Bd. of Governors, Federal Reserve Board Announces Several Initiatives to Provide Additional Support to Financial Markets, Including Enhancements to its Existing Liquidity Facilities (Sept. 14, 2008), available at http://www.federalreserve.gov/newsevents/press/monetary/20080914a.htm

Ex. 19	Summary of Terms: Eligible Asset Guarantee, fdic.gov. (Nov. 23, 2008), available at http://www.fdic.gov/news/news/press/2008/pr08125a.pdf

Ex. 20	Press Release, AIG, AIG Completes Two Asset Sales (Apr. 2, 2009)

Ex. 21	Press Release, FRBNY, The Federal Reserve’s Primary Dealer Credit Facility (Sept. 3, 2009), available at http://www.newyorkfed.org/newsevents/news/research/2009/rp090903.html

Designation	IRS Notices
Ex. 22	IRS Notice, Application of Section 382 in the Case of Certain Acquisitions Made Pursuant to the Housing and Economic Recovery Act of 2008, Notice 2008-76, 2008-39 I.R.B. 768 (released Sept. 7, 2008)

Ex. 23	IRS Notice, Application of Section 382 In The Case Of Certain Acquisitions Made By The United States, Notice 2008-84, 2008-41 I.R.B. 855 (Oct. 14, 2008)

Ex. 24	IRS Notice, Application of Section 382(h) to Banks, Notice 2008-83, 2008-42 I.R.B. 905 (released Oct. 1, 2008)

Ex. 25	IRS Notice, Application of Section 382 to Loss Corporations Whose Instruments Are Acquired by The Treasury Department Under The Capital Purchase Program Pursuant to The Emergency Economic Stabilization Act of 2008, Notice 2008-100, 2008-44 I.R.B. 1081 (released Oct. 15, 2008)

Ex. 26	IRS Notice, Treatment of Corporations Whose Instruments are Acquired by the Treasury Department Under Certain Programs Pursuant to the Emergency Economic Stabilization Act of 2008, Notice 2009-14, 2009-7 I.R.B. 516 (released Jan. 30, 2009)

iv

Ex. 27	IRS Notice, Application of Section 382 to Corporations Whose Instruments are Acquired by the Treasury Department Under Certain Programs Pursuant to the Emergency Economic Stabilization Act of 2008, Notice 2009-38, 2009-18 I.R.B. 901 (released Apr. 14, 2009)

Ex. 28	IRS Notice, Application of Section 382 to Corporations Whose Instruments are Acquired and Disposed of by the Treasury Department Under Certain Programs Pursuant to the Emergency Economic Stabilization Act of 2008 Notice 2010-2, 2010-2 I.R.B. 251 (released Dec. 16, 2009)

Designation	Government Reports
Ex. 29	Office of the Special Inspector General for the Troubled Asset Relief Program, SIGTARP-10-003, Factors Affecting Efforts to Limit Payments to AIG Counterparties (Nov. 17, 2009) (“SIGTARP Report on Counterparty Payments”) available at http://online.wsj.com/public/resources/documents/aig111609.pdf

Ex. 30

U.S. House of Representatives Committee on Oversight and Government Reform, 111th Cong., Public Disclosure As A Last Resort: How the Federal Reserve Fought to Cover Up the Details of the AIG Counterparties Bailout From the American People (Jan. 25, 2010) (“Oversight and Government Reform Report”), available at

http://oversight.house.gov/wpcontent/uploads/2012/02/20100125aigstaffreportwithcover.pdf.

Ex. 31

Office of the Special Inspector General for the Troubled Asset Relief Program, Quarterly Report to Congress (July 21, 2010) (“SIGTARP Quarterly Report”), available at

http://www.sigtarp.gov/Quarterly%20Reports/July2010_Quarterly_Report_to_Congress.pdf

Ex. 32	Office of the Special Inspector General for the Troubled Asset Relief Program, SIGTARP 11-002, Extraordinary Financial Assistance Provided to Citigroup, Inc. (Jan. 13, 2011) (“SIGTARP Report on Citigroup Assistance”), available at http://www.sigtarp.gov/Audit%20Reports/Extraordinary%20Financial%20Assistance%20Provided%20to%20Citigroup,%20Inc.pdf

Ex. 33	U.S. Government Accountability Office, GAO-11-616, Report to Congressional Requesters, Review of Federal Reserve System Financial Assistance to American International Group, Inc. (Sept. 2011) (“Sept. 2011 GAO Report”) available at http://www.gao.gov/new.items/d11616.pdf

v

Designation	Congressional Testimony
Ex. 34

Testimony from Martin Bienenstock, the current chair of the Business Solutions, Governance, Restructuring & Bankruptcy Group at Proskauer (May 26, 2010) available at

http://cybercemetery.unt.edu/archive/cop/20110402031652/http://cop.senate.gov/documents/transcript-052610-aig.pdf

Designation	Books
Ex. 35	ANDREW ROSS SORKIN, TOO BIG TO FAIL (2nd ed. 2010) (excerpts)

Ex. 63	SHEILA BAIR, BULL BY THE HORNS (2012) (excerpts)

Designation	News Articles & Interviews
Ex. 36	Michael J. de la Merced & Eric Dash, Fed Seems Close to Helping AIG, DEALBOOK, Sept.16, 2008, available at http://dealbook.nytimes.com/2008/09/16/industry-efforts-to-rescue-of-aig-said-to-falter/

Ex. 64

Sept. 21, 2008 Meet the Press Transcript of Interview with Treasury Secretary Henry Paulson, available at

http://www.msnbc.msn.com/id/26820117/ns/meet_the _press/t/meet-press-transcript-sept/#.ULaPIuTAe8A

Ex. 37	Gretchen Morgenson, So That’s Where The Money Went, N.Y. TIMES, Dec. 4, 2010, available at http://www.nytimes.com/2010/12/05/business/05gret.html

Ex. 38	Luca Di Leo & Maya J. Randall, Fed Disclosure May Hurt Banks’ Discount Window Use, DOW JONES BUSINESS NEWS, Mar. 31, 2011, available at http://www.advfn.com/nyse/StockNews.asp?stocknews=EBS&article=47110379

Ex. 39	David Lynch, The Fed Partially Lifts the Veil on Its Discount Window, BLOOMBERG BUSINESSWEEK, Mar. 31, 2011, available at http://www.businessweek.com/magazine/content/11_15/b4223035674212.htm

Ex. 40	Neil Irwin, Files Shed Light on Fed Lending Activity, WASHINGTON POST, Apr. 1, 2011, available at http://english.htu.cn/washington%20post/2011/04/01/Axl2.pdf

vi

Ex.41

Bradley Keoun & Craig Torres, Foreign Banks Tapped Fed’s Secret Lifeline Most at Crisis Peak, Bloomberg.com, Apr. 1, 2011, available at

http://www.bloomberg.com/news/2011-04-01/foreign-banks-tapped-fed-s-lifeline-most-as-bernanke-kept-borrowers-secret.html

Ex. 42

Matthew Leising, Fed Let Brokers Turn Junk to Cash at Height of Financial Crisis, Bloomberg.com, Apr. 1, 2011, available at

http://www.bloomberg.com/news/2011-03-31/fed-accepted-more-defaulted-debt-than-treasuries-as-rescue-loan-collateral.html

Ex. 43	Louise Story & Gretchen Morgenson, In U.S. Bailout of A.I.G., Forgiveness for Big Banks, N.Y. TIMES, June 29, 2010, available at http://www.nytimes.com/2010/06/30/business/30aig.html?pagewanted=all&_r=0.

Ex. 44

Bradley Keoun & Phil Kuntz, Wall Street Aristocracy Got $1.2 Trillion In Secret Loans, Bloomberg.com, Aug. 22, 2011, available at

http://www.bloomberg.com/news/2011-08-21 /wall-street-aristocracy-got-1-2-trillion-in-fed-s-secret-loans.html

Ex. 45

Bradley Keoun, Morgan Stanley Speculating to Brink of Collapse Got $107 Billion From Fed, Bloomberg.com, Aug. 22, 2011, available at

http://www.bloomberg.com/news/2011-08-22/morgan-stanley-at-brink-of-collapse-got-107b-from-fed.html

Ex. 46	The Hartford Sells its Fla. TARP Bank, Hartford Business.com (Nov. 14, 2011), available at http://hbweb.sx2.atl.publicus.com/article/20111114/NEWS01/311149972

Ex. 47

Bob Ivry et al., Secret Fed Loans Gave Banks $13 Billion Undisclosed To Congress, Bloomberg.com, Nov. 27, 2011, available at

http://www.bloomberg.com/news/2011-11-28/secret-fed-loans-undisclosed-to-congress-gave-banks-13-billion-in-income.html

Designation	AIG Board Minutes
Ex.48	Minutes of a Meeting of Directors, American International Group, Inc. (Nov. 9, 2008)

Designation	Publicly Released Documents
Ex. 65	Chart re: AIG Assistance Options (FRBNY-TOWNS-R1-209853) released by the Congressional Oversight Panel

vii

Ex. 66	Federal Reserve Board of Governors, Minutes of Board Meetings from July 13 to Dec. 16, 2008, available at http://www.federalreserve.gov/newsevents/press/monetary/monetary20090311a1.pdf

Designation	Government Websites
Ex. 67	FRBNY, Actions Related to AIG: Financial Information, available at http://www.newyorkfed.org/aboutthefed/aig/financial_information.html

Ex. 68	Federal Reserve Board, Government in the Sunshine, available at http://www.federalreserve.gov/boarddocs/meetings/sunshine.htm

viii

I.	Introduction.

Starr International Company, Inc. (“Starr”) urges the Board to support, or at least not to seek to prevent, Starr’s efforts to recover on AIG’s behalf the tens of billions of dollars that the Government of the United States wrongfully acquired from AIG.1 As discussed in more detail below, the three Government submissions ignore crucial facts and misstate the relevant law. Before addressing these omissions and distortions, however, it is important to review the special posture in which Starr’s request comes before the Board, because we believe it bears decisively on the Board’s role and responsibilities in considering the “magnitude and merits” of the claims and the “size and likelihood of a recovery of damages.” Louisiana Mun. Police Employees’ Ret. Sys. v. Pyott, 46 A.3d 313, 339 (Del. Ch. 2012) (Ex. 56).

Starr is not proposing to begin litigation against the Government. Starr’s claims based on the Takings Clause of the Constitution and the doctrine of illegal exactions are already being litigated in the Court of Federal Claims (“CFC”) and have been upheld by that Court in response to the Government’s motion to dismiss, and discovery has commenced. In that action, the Court denied the Government’s motion to dismiss after careful consideration of the very arguments that the three Government submissions rehash to the Board. The Court concluded that Starr’s claims are viable and that Starr should be given the opportunity to take formal discovery and submit evidence substantiating those claims.

The recent decision of the Federal District Court for the Southern District of New York (“District Court”) granting FRBNY’s motion to dismiss a separate proceeding alleging breach of fiduciary duty claims under Delaware law (attached as the “Nov. 19 Op.”) has no bearing on the Constitutional takings and illegal exactions claims in the CFC proceeding. As the District Court recognized, the November 19th decision does not bar or even address the claims based on federal

[1]	In the alternative, Starr asks that the Board take over and prosecute those claims on behalf of AIG.

Constitutional principles that the CFC has determined to be viable.2 In particular, the District Court does not address Starr’s takings or illegal exactions claims or their application to the Government’s actions between September and November 2008 and, in fact, specifically relies on the availability of a Constitutional claim in the CFC as part of its reasoning. (The District Court opinion also makes mistakes of law and incorrectly determines contested issues of fact that should not have been decided on a motion to dismiss. Starr intends to appeal the District Court’s decision, and asks that the Board take over, support, or at least not seek to prevent, Starr’s efforts on that appeal.)

The central question before the Board is whether it should seek to block Starr’s effort to vindicate the takings and illegal exaction claims that Starr has brought in AIG’s name in the CFC. The Board should keep in mind that the question of whether Starr’s takings and illegal exaction claims are legally supportable has already been answered in Starr’s favor by the CFC. The Court has already considered and rejected the legal arguments that Treasury and FRBNY now press again upon the Board. The Government also asks the Board to make itself the ultimate finder of fact—a responsibility the Board can and should want to avoid—and then simply rubberstamp the Government’s factual assertions. It will be the responsibility of that Court—the legally designated finder of facts—after further discovery to decide the factual disputes in that action, although it is worth remembering that the initial facts on which the claims are based are confirmed in several Government documents. Given the clear benefit to AIG of recovering even a portion of the damages sought, and Starr’s willingness to bear the costs of the litigation, the Board should not seek to halt the CFC action, brought on AIG’s behalf, which has already cleared its first important hurdle.

[2]

As explained further below, the two decisions address different claims based on different legal theories. In addition, because Starr intends to appeal the District Court’s ruling, that ruling is not a final judgment in any event.

2

Treasury and FRBNY seek to distract the Board from its obligations to AIG’s shareholders by suggesting that the Board’s support for Starr’s claims would embarrass Board members who could be, the Government suggests, accused of repudiating AIG’s prior statements about the Government’s rescue of the Company in 2008 and undermining decisions made by AIG’s Board at the time. The Government’s argument should be rejected as irrelevant since it does not address the critical question of what is in the best interests of AIG and its shareholders. The factual premises of the Government’s argument are also false. The Government knew that for its own purposes (avoidance of harm to the global economy) it had to save AIG in September 2008, but in doing so it extracted more from AIG and its shareholders than was legally permissible.

There is no inconsistency between AIG’s gratitude for the Government’s rescue and an effort to recover the property taken from AIG by the Government that exceeded legal limits. Nor is it a rebuke of the Board to say, as Starr does, that AIG may recover property that the Government had no legal authority to take regardless of the nature of the pressure on the Board, or that the Board was under such pressure from the Government, and so limited in its choices by the Government, that the Government’s actions constituted illegal exactions and uncompensated takings. Treasury and FRBNY suggest otherwise because they want to generate anxiety and distract the Board from the special posture of Starr’s request.

A review of the Government’s principal arguments makes clear how weak those arguments are, and therefore how promising is the litigation in the CFC that Starr commenced on behalf of AIG, and which has already survived its first major challenge.3

[3]

Given the page limitations, Starr cannot address all of the deficiencies presented in the over 50 pages of the Government’s opening submissions, but focuses on central issues which should drive the Board’s consideration of the issues presented.

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II.	AIG Should Allow Starr To Recover On Its Behalf Amounts Wrongfully Taken From AIG By The Government In An Action Which The Court Of Federal Claims Has Ruled To Be Well-Founded.

The CFC has twice rejected the Government’s attempts to dismiss Starr’s claims based on federal Constitutional law and has ordered the parties to proceed with discovery.4 Moreover, the opinion of the District Court dismissing the breach of fiduciary duty claims brought under Delaware law emphasized that the CFC claims against the United States for actions undertaken by FRBNY would be unaffected by its ruling:

[E]ven where state law is preempted, there may be federal remedies available for a Federal Reserve Bank’s excesses. Starr, in fact, has brought a companion lawsuit to this one, in the Court of Federal Claims, based on the same conduct alleged here. That Court has denied, in large part, the United States’s motion under Fed. R. Civ. P. 12(b)(6) to dismiss Starr’s claim of an unconstitutional taking of property without just compensation. See Starr CFC Decision at 55.

Nov. 19 Op. at *44. The CFC held that Starr has stated valid claims based on the Government’s taking without just compensation and illegal exaction of the property of AIG and its shareholders, and Starr is now proceeding with discovery to substantiate those claims. Given the special posture of the claims in this case, the Board should take over or authorize those claims or, at a minimum, not seek to prevent Starr from proceeding on behalf of AIG.

As alleged in the CFC Amended Complaint (Ex. A 42-78, 94-150, 179-183), the Government’s actions in September and November 2008 constituted takings without just compensation in violation of the Fifth Amendment. The CFC has held (July 2 Op. at *15-34) that those allegations, if proven, are sufficient to state a claim under the Takings Clause.

Moreover, by failing to address the illegal exactions claim in any meaningful manner, the Government’s submissions demonstrate why the Board should not prevent Starr from pursuing

[4]	See July 2 Op. at *39-40; Sept. 17 Op. at *4.

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this case on AIG’s behalf. The CFC has now twice ruled that Starr’s Amended Complaint states a valid illegal exactions claim and should be allowed to proceed.

An illegal exaction claim arises where, as here, the Government holds money “in its pocket” that “was improperly paid, exacted, or taken from the claimant in contravention of the Constitution, a statute, or a regulation.”5 Aerolineas Argentinas v. United States, 77 F.3d 1564, 1572-74 (Fed. Cir. 1996) (Ex. 49). Where “the Government exacts property which it later sells and for which it receives money,” the law of illegal exactions requires that the Government return the funds “in its pocket” as a result of the misapplication of a statute. See Bowman v. United States, 35 Fed. Cl. 397, 401 (1996) (Ex. 52).

The CFC has already held, based on essentially undisputed facts (the specific terms of the transaction), that the Government’s exaction of equity from AIG and its shareholders was in contravention of a statute because Section 13(3) of the Federal Reserve Act did not authorize the Government to require that the Government be given a 79.9% equity stake in the Company in connection with a federal loan provided under that statute:

The Government argues that Section 13(3) allowed the [Federal Reserve] Board to condition the $85 billion lending commitment to AIG upon the additional consideration of the Series C Preferred Stock to the Trust. This argument fails, however, as the “only consideration for a loan prescribed by” Section 13(3) “is an interest rate subject to the determination of the Board of Governors.”

Sept. 17 Op. at *4 (quoting July 2 Op. at *37).6 Moreover, the CFC has made clear that the equity stake acquired by the Government could not be construed to constitute security for the

[5]	See, e.g., July 2 Op. at *34-39; Sept. 17 Op. at *3-4.
[6]

See July 2 Op. at *35-39; Sept. 17 Op. at *3-4. Indeed, the Government has conceded that the AIG Credit Facility constitutes the only occasion it was aware of in which the Government has required an equity interest in a publicly-traded company as a condition for a loan under Section 13 of the Federal Reserve Act. See Response to Request for Admission No. 19.0 (Ex. I). Although Treasury argues that it is “appropriate for FRBNY to negotiate a deal that included potential upside for taxpayers,” Treasury Submission at 3, the law is clear that that “upside” is limited under Section 13(3) to an interest rate that is “fixed with a view of accommodating commerce and business.” 12 U.S.C. §§ 343, 357 (Ex.59).

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loan and thus that the acquisition of the stock was illegal. As the CFC reiterated in rejecting the Government’s arguments a second time:

In determining that the exchange was a “purchase,” the Court looked at various factors such as: (i) the Government’s loan to AIG being sufficiently secured without the preferred shares; (ii) the Government’s retention of the stock even if the loan is paid off with interest; and (iii) the parties’ use of the label “Stock Purchase Agreement.”

Sept. 17 Op. at *3.

The Department of Justice’s letter (at 4) concedes that the “Government ‘illegally exacts’ money from someone when it has a person’s money ‘in its pocket’ that it did not have authority to receive.” The Government cannot seriously contend that it did not exact tens of billions of dollars of equity from AIG. The Government paid only $500,000 for a 79.9% equity interest, which AIG’s 10-Q for the third quarter of 2008 contemporaneously valued at $23 billion. That equity interest was subsequently exchanged on January 14, 2011 for more than 562 million shares of AIG Common Stock with a market price then in excess of $25 billion. Those shares, or the cash obtained by their sale, are now held “in the pocket” of the Government. In addition, as shown below, the Government illegally exacted $32.5 billion of cash collateral from AIG in the Maiden Lane III transaction, including at least $6.6 billion that the Government claims as “profits” on the CDOs purchased in part with that collateral.

The Board should take over, support, or at least not seek to prevent Starr’s pursuit of these claims on behalf of AIG where, as here: (a) the Government is holding substantial excess sums as a consequence of an overreach of its authority; (b) the CFC has ruled that the claims asserted may proceed; and (c) Starr is willing to bear the burden and expense of pursuing AIG’s interests while advancing the direct claims of AIG’s shareholders.

The Government’s assertion that AIG would not now exist without the September 2008 deal in which it exacted a 79.9% equity interest on the Maiden Lane III transaction does not

6

address the facts of what actually happened or, more significantly, the legal claims raised by Starr. Any suggestion that the Government would have allowed AIG to go bankrupt if it could not obtain a controlling equity interest in the Company or cause the Company to relinquish $32.5 billion of collateral runs counter to contemporaneous Government statements that it was necessary to save AIG in order to save the world economy. See Ex. A at ¶¶ 104-107. More fundamentally, where, as here, the Government provides a benefit, but does so based in part on the misapplication of a statute, the monies wrongfully obtained thereby must be returned. The Government loaned AIG $85 billion in September 2008 and contributed $24.3 billion to fund the Maiden Lane III transactions. Those loans were subsequently repaid in full (with substantial interest), but the Government wound up with an additional $23 billion equity interest and at least $6.6 billion in “profits” from the Maiden Lane III transaction for which it paid virtually nothing and which it was not authorized to demand under the statute pursuant to which it acted. What matters is that the Government illegally exacted AIG and shareholder property, not what would have happened if it had not. That illegal exaction from the Company and its Common Shareholders of property that the Government was not lawfully permitted to obtain in the first instance—rather than the Government’s hypothetical “but for” scenario—is the problem that is addressed in the CFC litigation.

III.	The Government’s Assertions Of “Voluntariness” Are Irrelevant To The Illegal Exactions Claim And, In Any Event, Rest On Sharply Disputed Factual Contentions Which The Board Should Not Attempt To Resolve Prior To Discovery.

The Government’s submissions contend that AIG should not authorize the continuation of AIG’s claims because the Government’s acquisition of a 79.9% equity interest in AIG in September 2008 and AIG’s relinquishment of $32.5 billion of collateral posted to counterparties as part of the Maiden Lane III transaction were voluntary actions by AIG and authorized by the Board. This argument lacks merit.

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First, the issue of voluntariness is legally irrelevant to AIG’s illegal exactions claim. The Government may not retain property that it has acquired illegally, whether or not submission to the illegal demand otherwise could be characterized as “voluntary.” That is clearly the law of the CFC, which rejected a similar argument as “beneath the dignity of the Government.” Clapp v. United States, 127 Ct. Cl. 505, 515 (1954) (Ex. 9).7

Second, the Government’s voluntariness defense also fails to undermine Starr’s takings claim. The CFC found that Starr’s allegations as to the Government’s coercion and control of AIG state a takings claim under governing law.8 Since the CFC’s decision, the Government has produced documents which further support Starr’s allegations that the Government wrongfully and improperly left AIG no choice but to agree to the Government’s demand for 79.9% of the Company, including the September 16, 2008 AIG Board Minutes which demonstrate that AIG’s ability to find a private sector solution in that period was drastically curtailed by the Government’s “take it or leave it” approach to the September 16, 2008 Term Sheet. Nevertheless, the Government asks the Board to conclude without the benefit of discovery or a trial that Starr will be unable to prove the facts it has alleged (many of which are matters of public record) to support the takings claims.

The Government attempts to portray the Maiden Lane III transaction as the inevitable and necessary consequence of AIG’s liquidity problems and credit rating issues and of the limited time that the Board had to deal with those issues. But the Government ignores the allegations

[7]

See also O’Bryan v. United States, 93 Fed. Cl. 57, 66 (2010) (Ex. 57) (citing Clapp and upholding a claim for return of payments illegally exacted in exchange for federal grazing rights); Suwanee S.S. Co. v. United States, 150 Ct. Cl. 331, 336 (1960) (rejecting the Government’s claim “that because the plaintiff here made the payment voluntarily and without protest, it is not entitled to recover it”) (Ex. 16).

[8]

July 2 Op. at *28-29. See also Aircraft Assocs. & Mfg. Co. v. United States, 174 Ct. Cl. 886, 896 (1966) (Ex. 50) (finding no voluntary agreement by plaintiff to release claims against Government when plaintiff’s financial duress was caused in part by the Government).

8

that it acted to limit AIG’s options to “taking or leaving” that transaction rather than alternatives which were less expensive options for both itself and AIG, such as government guarantees similar to those provided to Citigroup,9 and the allegations that it refused to engage in aggressive negotiations with the counterparties (as suggested by the Congressional testimony of Martin Bienenstock (Ex. 34)).10 By refusing to let AIG consider alternatives, the Government ensured the Maiden Lane III transaction would have, as Congress found, the “structure and effect” of conducting “backdoor bailouts” of over a dozen domestic and foreign financial institutions that the Government found politically inconvenient to benefit directly. And, by directing a solution that gave the Government a disproportionate return of profits, in part by having AIG relinquish the collateral it had previously posted with the counterparties, the Government illegally exacted at least $32.5 billion from AIG.

Martin Bienenstock, the head of Proskauer’s bankruptcy practice, testified before Congress that without “bluffing bankruptcy” or exploiting its position as regulator, “it was very plausible to have obtained material creditor discounts from some creditor groups as part of that process”—i.e., the rescue of AIG—“without undermining its overarching goal of preventing systemic impairment of the financial system and without compromising the Federal Reserve

[9]

Starr never suggested that the Government should have issued “a naked, unsecured guarantee of AIG’s obligations.” See FRBNY Submission at 3. A guarantee could have been secured by AIG’s assets, rather than (as in the case of the Maiden Lane III loan or the nonrecourse guarantees to Citigroup) by the guaranteed assets themselves. Such a guarantee would have involved no upfront expense to taxpayers and potentially no expense at all. As the Government concedes, it had the authority to issue such a guarantee; FRBNY provided most of the hundreds of billions of dollars of Citigroup guarantees using its authority under Section 13(3). See Ex. I at Response to Request for Admission No. 27.1 (“the United States admits that the authority relied on by FRBNY in providing a commitment to extend credit to Citigroup under Section 13(3) was authority available to it prior to September 22, 2008”).

[10]

For example, the Government’s argument that Maiden Lane III’s payment of par value for the CDOs acquired was both intended and necessary “to avoid the need to agree on the CDOs’ precise market values,” see FRBNY Submission at 10, is open to serious challenge. There was no need to agree to precise values; there was a need to bargain for substantial discounts that plainly were available. What the Government is, in effect, conceding is that it made no effort to obtain haircuts for the counterparties, even though the Government took the responsibility for those negotiations away from AIG and made AIG pay the price for the covert backdoor bailout of AIG’s counterparties that was orchestrated by the Government.

9

Board’s principles.”11 Ex. 34 at 115, 118. The counterparties also had the incentive to accept a discount off par value to gain immediate liquidity, which was then at a premium, instead of relying on the future payment waterfall from the CDOs, which is not prohibited by the laws governing the agreements. And the benefit of even modest “haircuts” – in the range of 10% to 20% – would have produced a $6.2 billion to $12.4 billion reduction in the $62.1 billion paid to counterparties.

FRBNY attacks what it calls Starr’s “cynical suggestion that FRBNY should have used its position as a regulator to make a promise of advantage or to threaten adverse action to force counterparties to surrender contractual rights.” FRBNY Submission at 7. Starr’s argument, which the Government ignores, is that FRBNY failed to use what leverage AIG had (and which any commercial entity would have used) based on the circumstances.12 FRBNY’s failure to do what AIG or any negotiator with the interests of AIG in mind would have done – negotiate the best deal possible – only underscores that FRBNY’s motivation was to bail out the counterparties rather than benefit AIG.

Similarly, it is hard to justify – and the Government does not attempt to do so – why AIG would simply walk away from the $32.5 billion in collateral previously posted with the CDO counterparties as part of the Maiden Lane III transaction. If the collateral were properly

[1][1]

FRBNY cannot seriously claim that it pushed for concessions in negotiations with counterparties. Even assuming that FRBNY followed the “script” it submitted, the script instructed negotiators only to “propose” that the counterparties “make us a compelling offer to unwind all your outstanding CDS contracts with AIG” and hinted that the counterparties’ assessments “should also reflect the cost of the considerable direct and indirect benefits” “derived from the Federal Reserve’s support of AIG and market stability more broadly.” See Tab 4 to FRBNY Submission. And, contrary to the Government’s assertion, see DOJ Submission at 3, AIG was not contractually required to pay par value at the time the CDS arrangements were terminated. AIG did not contest FRBNY’s revision to the termination agreements reflecting payment at par value, see FRBNY Submission at 9, because the Government controlled AIG at that point and further controlled the negotiations with the counterparties.

[12]

FRBNY’s argument that it would have been “improper” to exercise leverage in negotiations with the AIGFP counterparties is ironic, in that the Government imposed harsh terms upon AIG in September and November 2008 and forced other regulated entities (including some of AIG’s CDO counterparties) to accept TARP funds, see Sheila Bair, Bull by the Horns 115-116 (2012) (Ex. 63).

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accounted for, at a minimum the Government could not have illegally exacted that $32.5 billion and thereby received the $6.6 billion in “profits” after those positions were sold.13

In addition, FRBNY concedes that FRBNY’s own counsel originally inserted the release included in the counterparties’ termination agreements. FRBNY Submission at 13. As Starr has pointed out, see Starr’s Opening Submission at 5, AIG received no benefit from those mutual releases. The counterparties received par value, and thus had no claims against AIG to release, but the releases surrendered AIG’s valuable claims against the counterparties, which would at least have had some value in the Maiden Lane III negotiations.

In weighing the Government’s “voluntariness” arguments, the Board should consider that the Government’s considerable involvement in the day-to-day and strategic business decisions of the Company in the Fall of 2008 constituted textbook indicia of corporate control. On September 21, 2008, Treasury Secretary Henry Paulson announced on television that the credit facility was designed “to allow the government to liquidate this company.” Sept. 21, 2008 Meet the Press Tr. at 2 (Ex. 64). From mid-September on, the Government had a 79.9% equity and voting interest in the Company, had unilaterally fired the CEO and unilaterally selected and installed a new CEO, had an on-site team that needed to agree to any decision of any significance, and had the right to call a shareholder vote on any matter it deemed appropriate.

The District Court’s recent opinion improperly reaches conclusions on the subject of the Government’s influence over and control of AIG in that time period without the benefit of a developed record, even though Delaware courts have emphasized that the question of control is “intensely factual” and “a difficult one to resolve on the pleadings.” In re Cysive, Inc. S’holders

[13]

FRBNY reports a “Net Realized Gain/Income” of $6.6 billion from Maiden Lane III. FRBNY, Actions Related to AIG: Financial Information, available at http://www.newyorkfed.org/aboutthefed/aig/financial_information.html (Ex. 67).

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Litig., 836 A.2d 531, 550-51 (Del. Ch. 2003) (Ex. 54). The District Court entirely disregards FRBNY’s ability to call votes on any matter it deemed appropriate which, combined with the Government’s 79.9% equity interest, gave FRBNY de facto control during the entire period that the Maiden Lane III deal was negotiated. The District Court’s conclusion that FRBNY was never a controlling shareholder because the Series C Preferred Stock called for in the September 22, 2008 Credit Agreement was not issued until March 2009 (Nov. 19 Op. at *15) ignores the fact that the 79.9% equity interest was held and exercised by some Government entity between September 2008 and March 2009, and that entity must have been FRBNY, since the Trust was not created until mid-January 2009.14

Moreover, the standard of care under which the Trust exercised its governing control-incorrectly treated by the District Court as merely setting the terms under which the Trustees would be indemnified—was an independent obligation established by FRBNY (and enforceable by FRBNY as the signatory to the Trust) that reflected FRBNY’s effective control over the 79.9% equity interest both prior to and following the establishment of the Trust.

The District Court similarly erred when discussing the fact that the Government fired AIG’s CEO and appointed a new CEO for AIG unilaterally, without even consulting the Board (id. at *19), and in failing to account for the allegation that the Government controlled its hand-picked CEO in the months leading up to the Maiden Lane III transaction, a fact that necessarily would have limited the choices presented to the Board in November 2008.

At a minimum, the Government’s factual characterization is the subject of vigorous factual dispute. Starr has only recently commenced formal discovery, but by agreement between

[14]

Although the Government argues that the Trust, and not the Government, technically held the Series C Preferred Shares, DOJ Submission at 3, the CFC has ruled that “it is not clear why the Government would use a trust procedure unless to circumvent” the law, and that it “perceives no meaningful legal distinction between FRBNY and Trust ownership of the Series C Preferred Stock.” July 2 Op. at *87.

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counsel for Starr and AIG, discovery focused solely on the Maiden Lane III transaction has not yet commenced. The CFC has decided that the claims that Starr seeks to prosecute on AIG’s behalf are actionable and may proceed through discovery and trial. The Board should not undo this result by seeking to prevent Starr from pursuing those claims on AIG’s behalf.

IV.	The District Court Order Dismissing The Breach of Fiduciary Duty Claims Has No Bearing On The Court of Federal Claims Action And Was Wrongly Decided in Any Event.

As noted above, the District Court ruling has no bearing on the federal claims and remedies that are the subject of the CFC proceeding. The two suits involve different legal theories governed by different standards and governing law. To the extent there are any differences in the views expressed by the two courts regarding the matters at issue, neither ruling in either court has any binding effect in the other.15

Starr advanced claims in both the CFC and the District Court based upon distinct legal theories and based on the separate jurisdiction of those courts regarding the different legal claims. Starr brought the District Court claims against FRBNY for its breaches of its fiduciary duties under Delaware state law based upon events that occurred on or after November 21, 2008. By contrast, the CFC claims are based upon the Government’s taking without just compensation and illegal exaction of the property of AIG and its shareholders in violation of federal Constitutional law some of which (e.g., the taking of a 79.9% equity interest) occurred before November 21, 2008.

The District Court opinion (at *9) expressly recognized that matters concerning (i) the actions leading up to the September 22, 2008 Credit Agreement, (ii) the terms of the Credit Agreement, and (iii) actions “in the immediate aftermath of that Agreement” were not “within

[15]	See, e.g., Laguna Hermosa Corp. v. United States, 671 F.3d 1284, 1288-89 (Fed. Cir. 2012) (Ex. 55); Comair Rotron, Inc. v. Nippon Densan Corp., 49 F.3d 1535, 1537-38 (Fed. Cir. 1995) (Ex. 53).

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the scope of this lawsuit.” As to those allegations about actions taken by FRBNY on or after November 21, 2008, the Court based its ruling on two alternative grounds: (1) “measured against the settled standards for corporate control under Delaware law, Starr has not adequately pled that FRBNY controlled AIG”; and (2) “Delaware fiduciary duty law does not apply to FRBNY’s actions” because those actions are governed by federal law. Id. at * 10. As noted above, the Court also expressly acknowledged that “there may be federal remedies available” and that Starr was, in fact, advancing a claim for federal remedies that was proceeding in the CFC. Id. at *44.

Moreover, the District Court’s ruling contains substantial legal errors and will be appealed. As discussed above, the District Court applied the wrong standard to FRBNY’s motion to dismiss by opting to put Starr’s claims “on trial” well before any evidence had been gathered in the case.16 More generally, the District Court’s strict reading of Delaware and New York precedent addressing the duties owed by commercial actors turns a blind eye to the unique nature of the federal government’s power – and hence its ability to coerce and control private

[16]

Although Starr has focused largely on the District Court’s inappropriate factual findings on the specific issue of control, this error pervades the District Court’s opinion. For example, the District Court found that “FRBNY did not have the gift of time” to consider alternatives to Maiden Lane III in November 2008, that “paying CDS counterparties at par value rather than trying to negotiate a better deal with one or more of them was on its face a rational means of bringing FRBNY’s statutory mission to a successful end,” and that “FRBNY’s stake in any residual CDS profits served to compensate it (and through it, the American public) for the risk they were running that the billions of dollars that FRBNY was loaning and had loaned to AIG might never be seen again.” Nov. 19 Op. at *32-33 & n.29. Had the District Court had the benefit of any evidence, a different conclusion might have been reached. For example, one publicly available document establishes that FRBNY did consider alternatives to the ultimate structure of Maiden Lane III, notwithstanding the District Court’s finding that it lacked any time to do so. See Chart re: AIG Assistance Options, at FRBNY-TOWNS-R1-209853 (Ex. 65).

Similarly, the District Court engaged in pure speculation in concluding that the Federal Reserve Board must have authorized Maiden Lane III because it “had consistently signed off on FRBNY’s actions with respect to the rescue and stabilization of AIG.” Nov. 19 Op. at *31. In fact, the publicly released Federal Reserve Board of Governors minutes for meetings held in July-December 2008 do not mention Maiden Lane III, apart from noting that the Board approved a restructuring of AIG assistance on November 7, 2008 by “notation voting.” See Fed. Reserve Bd. of Govs., Mins. of Bd. Mtgs., July 13 to Dec. 16, 2008, available at http://www.federalreserve.gov/newsevents/press/monetaiy/monetary2009031 1al.pdf (Ex. 66). As the Board of Governors’ website explains, notation voting simply entails material circulating among the Board members “for written vote and comment” and is intended for “routine business.” Federal Reserve Board, Government in the Sunshine, available at http://www.federalreserve.gov/boarddocs/meetings/sunshine.htm (Ex. 68).

14

entities like AIG.17 The Court wrongly equated the limited contractual rights of control in the cases it cited which did not give rise to fiduciary duties (e.g., the single right to block a dividend payment),18 with the sweeping monitoring and consent rights which the Government exercised over AIG’s day-to-day business, as well as the Government’s status as the controlling shareholder and controlling lender. The Court simply brushed aside the unique and unprecedented nature of the Government’s intervention in AIG and engaged in improper fact-finding long before any evidence has been adduced and based on demonstrably incorrect speculations.

The District Court’s preemption analysis relies on the extraordinary proposition that state law would be preempted even if FRBNY’s actions were illegal and unauthorized under federal law, Nov. 19 Op. at *35, and also does not apply the general presumption against the preemption of state law. See Altria Group, Inc. v. Good, 555 U.S. 70, 77 (2008) (“the historic police powers of the States are not to be superseded by the Federal Act unless that was the clear and manifest purpose of Congress”) (Ex. 51). The suggestion of the District Court that immunity for illegal conduct is necessary to give FRBNY sufficient discretion to carry out its legal duties ignores the fact that federal law determines the scope of FRBNY’s emergency powers, and FRBNY’s actions clearly went beyond that scope. State fiduciary duty law applies here not only because FRBNY demanded excessive terms as a lender, but also because it acquired governing control of AIG and then used that control to further its own purposes at the expense of AIG.

[17]

The District Court also assumed that, to establish control, Starr must allege that FRBNY “exploited” its relationship with AIG by “for example, threatening any adverse action” had AIG’s Board refused to cooperate. None of the cases cited by the Court supports such a requirement. Instead, the standard is whether actual or de facto control is exercised. In re Cysive, Inc. S’holders Litig., 836 A.2d 531, 550-51 (Del. Ch. 2003) (Ex. 54).

[18]	See, e.g., Superior Vision Servs., Inc. v. ReliaStar Life Ins. Co., C.A. No. 1668-N, 2006 WL 2521426, at *5 (Del. Ch. Aug. 25, 2006) (Ex. 58).

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The suggestion that FRBNY’s statutory duties required it to do so disregards the facts that: (a) FRBNY lacked statutory authority to use its lending authority to acquire governing control of AIG; (b) this was unprecedented; and (c) in the midst of the same financial crisis, Congress determined that the Government should not control private corporations that are rescued and, accordingly, specifically provided that the Government could only acquire non-voting stock in exchange for TARP guarantees.

The District Court’s preemption analysis, see Nov. 19 Op. at *29-44, fails to recognize that the FRBNY’s actions violated federal law. The District Court’s decision fails to address Starr’s argument that neither the Series C Preferred Stock nor the Maiden Lane III residual profits could have been demanded as security for FRBNY’s Section 13(3) loans because those loans were, as required by statute, already “fully secured”—the former by all of AIG’s assets and the latter by the CDOs held by Maiden Lane III. Furthermore, as the CFC recognized, the Government’s entitlement to the stock and profits regardless of whether the loans were repaid meant that they could not be reasonably viewed as security. July 2 Op. at *37.

The District Court’s analysis also erroneously concludes that, even if the stock and residual profits were demanded as compensation and not as collateral, FRBNY was authorized to demand or receive such compensation. In this respect, the District Court distinguishes between the “speculative purchase of stock” and accepting “stock of another corporation as collateral,” the latter of which it acknowledges is permitted under Cal. Nat’l Bank v. Kennedy, 167 U.S. 362, 366-67 (1897). Yet this is precisely Starr’s point: the stock demanded and received by FRBNY could not have been collateral because, as the CFC found (see supra page 6) the Government’s loan was secured without the AIG shares, and the Government kept the stock and profits after the

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loans to AIG were repaid. To the extent the stock and profits were demanded as “compensation” for the loan, it was precisely just such an unauthorized “speculative purchase of stock.”

Similarly, the District Court’s own authority refutes its conclusion (at *34) that there “is no reason why the incidental power to take an ‘equity kicker’ under the NBA19 does not apply equally to the FRA20.” Both sources cited by the District Court make clear that national banks lack the authority to acquire a controlling interest in a corporation.21 The District Court fails to quote these limitations, just as it fails to address the finding in both CFC opinions that Section 13(3) did not authorize FRBNY to take the 79.9% equity interest it took in AIG.

The District Court’s citation to the National Bank Act, moreover, is inapposite. The authority of Federal Reserve banks is far more strictly circumscribed than the authority of national banks. National banks have the general authority to lend on personal security with no prescription as to the consideration that may be demanded. Federal Reserve banks, by contrast, have the power to lend to non-banks only at interest rates “fixed with a view of accommodating business and commerce.” 12 U.S.C. §§ 343, 357 (Ex. 59).

V.	The Government Acted In A Sovereign Capacity, Rather Than In A Commercial Capacity.

The Government falsely asserts (DOJ Submission at 3) that the Constitutional claims lack merit because the Government was acting solely in a commercial capacity, and thus it was not bound by the Constitutional constraints embodied in the takings and illegal exactions claims being advanced here.

[19]	National Bank Act of 1864, Ch. 106, sec. 8, 13 Stat. 99, 101-102 (1864).
[20]	Federal Reserve Act, 12 U.S.C. ch. 3 (1913).
[21]

The regulation cited provides that “A national bank also may take as consideration for a loan a stock warrant issued by a business enterprise of a borrower, provided that the bank does not exercise the warrant.” 12 C.F.R. § 7.1006 (emphasis added) (Ex. 61). The O.C.C. letter that it cites provides that “in keeping with the provisions of 12 U.S. C. §§ 24(7) and 29, a national bank can have no possessory or ownership interest in a borrower’s business or real estate.” O.C.C. Inter. Ltr., 1992 WL 486905, at *2 (July 15, 1992) (emphasis added) (Ex. 62).

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First, FRBNY has already conceded that it “was governed in its conduct by the U.S. Constitution and by federal law” because it “acted in its rescue lending as an instrumentality of the United States government, operating under a federal statute and with the express authorization of a Federal agency.” See FRBNY Submission at 14.

Second, plainly, the Government was acting in a sovereign capacity pursuant to its Section 13(3) authority—not engaging in a “commercial” transaction with AIG like the leasing arrangement or construction bid at issue in the cases cited by Treasury.22 See Treasury Submission at 10 n.12. Moreover, the Government’s actions contemporaneous with the events at issue suggest it believed it was operating in its sovereign capacity. Since the beginning, FRBNY has asserted that it was acting under its authority pursuant to Section 13(3) in entering into the Credit Agreement. No part of the Government—the United States, the Trust, or FRBNY—ever filed a Schedule 13D after acquiring beneficial ownership of 79.9% of AIG, apparently in reliance on the Section 3(c) exemption for Government entities. 15 U.S.C. § 78c(c) (Ex. 60).

Third, both courts have already rejected the Government’s claims that it was acting in a commercial capacity. The CFC rejected the Government’s attempts to avoid Constitutional scrutiny by characterizing its actions as purely commercial, holding that there are viable Constitutional claims against the Government in this case arising from both the September 2008 loan and the Maiden Lane III transactions. See July 2 Op. at *29-31. So too, the District Court held that the actions taken by FRBNY were an exercise of sovereign authority, immune under Delaware law, but subject to Constitutional constraints. See Nov. 19 Op. at *29-44.

[22]

It is precisely because the Government was acting in a sovereign capacity that its wholesale adoption of the private sector term sheet, which its own representative feared was an attempt to “steal the business,” violated its Constitutional duties.

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Finally, if the Government was acting solely in a commercial capacity, that is even more of a reason to appeal the District Court’s decision which rejected the application of Delaware law on fiduciary duty solely because the Government was acting in its “sovereign” and not in a “commercial” capacity. See Nov. 19 Op. at *29-44. The Government cannot have it both ways. It must be bound to the laws that govern either sovereign entities or commercial actors.

VI.	The Government Will Not Prevail On Its Affirmative Defenses.

None of the Government’s affirmative defenses (estoppel, ratification, failure to undo acts taken under duress, or prejudice caused by delay) is sustainable. The Government’s indemnification defense, for example, is simply unsupported by fact, law, or logic, inasmuch as indemnification provisions generally do not apply to Constitutional violations, and the specific provisions at issue here do not apply to the intentional or willful misconduct alleged against the Government.

Most importantly, none of these defenses accounts for Starr’s allegation that AIG was controlled by the Government from the Fall of 2008 when the transactions occurred, until the Government ceased to be a majority shareholder in AIG earlier this year. AIG could not reasonably have been expected to challenge the terms of the Government’s assistance while the Government was a majority shareholder. Indeed, the Government was still a majority shareholder of AIG when Starr filed suit on November 21, 2011. The Government also ignores that all of Starr’s claims were brought within the statute of limitations, which is six years for takings and illegal exaction claims and three years for breach of fiduciary duty claims.

VII.	Permitting Starr To Recover On Behalf of AIG The Amounts Improperly Held By The Government Is Not Inconsistent With AIG’s Public Statements Or Prior Board Actions.

The Government also attempts to discourage the Board from allowing Starr to pursue this case on AIG’s behalf by arguing that doing so would be inconsistent with the Company’s prior

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statements about the Government’s actions or would make AIG’s statements and media campaigns about the rescue appear disingenuous. See Treasury Submission at 1. To the contrary, nothing about the present lawsuit: (a) challenges the policy decision of the Government to loan funds to AIG and to involve AIG in efforts to address the financial crisis; (b) questions AIG’s obligation to pay back the loan with interest; or (c) is inconsistent with the gratitude AIG has expressed for the federal loan. AIG’s genuine appreciation for legal actions of the Government, however, does not require the Company to refrain from challenging illegal actions of the Government.

VIII.	Conclusion

Starr seeks to recover billions of dollars from the Government on AIG’s behalf under the Takings Clause of the Constitution and the doctrine of illegal exactions in the action in the CFC, which has held both claims to be legally viable. Intensive fact finding is about to begin. Starr requests that the Board support its ongoing litigation against the Government in the CFC, either by taking over the derivative claims or by simply supporting, or not seeking to prevent, Starr’s pursuit of them. Starr also requests that the Board take over, support, or at a minimum not seek to prevent its appeal of the District Court decision and to allow AIG’s Delaware state law claims to be pursued against FRBNY.

November 29, 2012
Robert J. Dwyer
Counsel for Starr International Company, Inc.

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Exhibit 8

REPLY SUBMISSION TO THE AIG BOARD BY

THE FEDERAL RESERVE BANK OF NEW YORK

Dated: November 29, 2012

FRBNY submits this reply to address the portions of Starr’s submission to the Board regarding (i) the ML III transaction, as to which Starr has provided no basis for its factual assertions; (ii) the reverse stock split (as to which Starr now acknowledges no claim can be advanced on AIG’s behalf), and the exchange transaction (as to which Starr’s position about derivative claims is not clear, but both courts have correctly found Starr’s claims to be without merit); (iii) AIG’s assertedly unfair treatment compared to other borrowers, which is not true; and (iv) the contention that AIG is entitled to the return of the 80% equity interest it agreed to convey to a Trust for the benefit of the public as part of the consideration for FRBNY’s September 2008 rescue loan, which is predicated on false factual assertions and legally incorrect. This submission also discusses the New York court’s November 19 decision, which extensively analyzed Starr’s claims of wrongdoing by FRBNY and rejected them as factually implausible and legally unsustainable.

The New York decision by Judge Engelmayer (Tab 11) recognizes that the terms of FRBNY’s rescue loans were lawful and proper, that the Board made voluntary and independent decisions to agree to the transactions Starr now asks AIG to challenge, that FRBNY had no fiduciary obligations to AIG, and that the reverse stock split and the exchange transaction about which Starr complains were merely effectuations of AIG’s earlier agreements. Those conclusions are correct, and Judge Engelmayer’s 90-page opinion is powerful and compelling. Although Judge Engelmayer’s decision focused primarily on Starr’s claims of breach of fiduciary duty, the predicates for that decision

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apply equally to negate Starr’s constitutional claims based on the same alleged FRBNY conduct in the D.C. court.

FRBNY believes that Judge Engelmayer’s conclusions resolve most or all issues that Judge Wheeler left open in the D.C. court. FRBNY is confident that once Judge Wheeler considers the plausibility of Starr’s claims and the true facts – as he explicitly declined to do when addressing the motion to dismiss that action – he will equally reject Starr’s claim. If he does not do so, he will be reversed on appeal.

Judge Engelmayer’s decision appropriately urges the Board to take a position in the New York action regarding whether to accept or reject Starr’s demand, even though Judge Engelmayer has dismissed Starr’s complaint, because AIG’s position could affect the future conduct of the New York case even post-dismissal. The Board also still needs to take a position regarding the D.C. action, where Starr continues to demand that AIG attack FRBNY’s conduct. The Board cannot remain neutral in responding to Starr’s attempt to advance claims on AIG’s behalf. If the Board responds to Starr’s demands in any way other than by rejecting them and directing AIG to seek dismissal of all derivative claims, its sponsorship of those claims will be at odds with AIG’s public position as a grateful recipient of rescue funds that “kept its promise” that the public would not regret rescuing it. Any such support also will place the Board in the position of championing claims that directors either personally know or can readily confirm are false (and that present and former AIG directors and executives will not be able to support under oath), and will cause AIG to expend valuable credibility in formally supporting quixotic, ego-driven and unpopular positions concocted by Starr that Judge

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Engelmayer’s opinion elegantly and powerfully confirms are baseless and cannot prevail. The Board should reject Starr’s demand that the Board direct AIG down this path.

I.	ML III

This Board knows, or can readily determine, that FRBNY did not and could not control the Board’s November 9, 2008 decision to authorize the ML III transaction, which was not a compelled taking but an agreed-upon, company-saving deal. It is simply wrong for Starr to say (Sub. at 25) that Judge Wheeler in the D.C. action has decided that Starr’s complaint “demonstrates” the contrary. The decision Starr invokes addressed a motion to dismiss Starr’s claim as legally unsustainable on its face. Judge Wheeler’s opinion repeatedly stressed his legal obligation, in that preliminary motion, to assume the truth of every factual allegation in Starr’s complaint (including the allegations that the Board lacked any independent capacity to exercise business judgment), and to deny dismissal even if “recovery is very remote and unlikely.” Opinion at 10. While FRBNY believes Judge Wheeler should have dismissed Starr’s complaint as legally unsustainable and factually too implausible to survive even under the protective standard attached to motions to dismiss complaints, as Judge Engelmayer did in New York, no objective reader of Judge Wheeler’s decision could fail to appreciate how often and insistently he repeated that in allowing the case to proceed, he was taking into account his obligation to accept Starr’s factual contentions as true and to draw all inferences in Starr’s favor.

This Board, by contrast, is not required to accept Starr’s false allegations in considering Starr’s demand. That difference is fundamental.

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A.    Negotiations with Counterparties

Starr’s submission makes clear that it has no factual basis for its contention that FRBNY purposefully chose not to seek discounts from counterparties in the ML III transaction, when rescuing AIG from a second CDS liquidity crisis that would have bankrupted the Company. Starr cites no actual information showing the availability of the voluntary counterparty discounts it has speculated FRBNY could have obtained in November 2008, but only some after-the-fact comments by politicians contending (speculatively and incorrectly) that FRBNY might have been able to accomplish more concessions in negotiations. Even those politicians have not asserted, as Starr falsely does, that FRBNY did not seek and had no desire for concessions. After correctly naming UBS as the only counterparty that expressed any willingness to discuss a concession in response to FRBNY’s proposal, Starr does not dispute that even UBS’s expression of potential willingness related only to a discount that was both very small (up to 2%) and specifically conditioned on agreements to identical concessions from all other counterparties (which were not forthcoming).

Starr’s speculation that FRBNY could have obtained substantial discounts also ignores both AIG’s complete inability to achieve discounts itself, in more than a month of negotiations and efforts, and the urgent deadlines FRBNY and AIG faced for reaching agreements with counterparties in time for AIG to achieve the essential result of announcing the ML III rescue along with its November 10 earnings announcement. Even if FRBNY could have saved some money through more extended negotiations with the counterparties, as FRBNY did not believe it could, its decisions were both reasonable and

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strongly in AIG’s interest. As Judge Engelmayer observed (Tab 11, at 69):

[W]hile driving a hard bargain with the counterparties might have saved AIG and its shareholders money, FRBNY could reasonably conclude that its statutory mission of stabilizing the economy made speed and closure a top priority. It could reasonably conclude that it was time for the cycle of collateral calls and mammoth rescue loans to end; that the stability of the U.S. economy required decisively terminating AIG’s exposure to counterparties; and that paying par value – as opposed to opening up a bazaar of uncertain and maybe protracted negotiations with counterparties – was the best means to attain such closure.

Starr’s notion that the buyout of AIG’s counterparties at par reflected an improper use of AIG funds to achieve a “backdoor bailout” of other financial institutions not only is factually unsupportable but also makes no sense. There can be no dispute, of course, that FRBNY’s primary purpose for rescuing AIG was not to satisfy any obligation to AIG but to stabilize financial markets. That was a legal prerequisite for FRBNY’s authority to lend to AIG, under regulations governing the only statutory provision of the Federal Reserve Act that permitted FRBNY to provide emergency rescue loans to a non-depository institution like AIG. Rescue loans to a company that would otherwise have filed for bankruptcy inherently benefit the company’s counterparty creditors, who thereby enjoy the rescued company’s continued performance of its obligations (just as FRBNY’s rescue plainly brought tremendous benefit to AIG’s shareholders, employees and customers who avoided enormous losses as a result of the rescue). But FRBNY indisputably sought discounts from those counterparties (who, as discussed in FRBNY’s first submission, had ample leverage to say no). Starr has identified no plausible reason why FRBNY – which was focused on preventing an AIG failure that would carry severe adverse marketplace consequences and on risking and spending no more taxpayer dollars

5

than seemed necessary to achieve that goal – would not have wanted to decrease its rescue lending to AIG by achieving discounts on ML III’s payments to counterparties, if those concessions had been achievable within the constraints under which FRBNY and AIG were operating.

Starr’s contention in its discussion of damages that the counterparties should have been bought out at levels “reflective of discounts [for CDOs] demanded in the marketplace at that time” (Sub. at 17) reflects a remarkable misunderstanding of the ML III transaction’s economics and AIG’s contractual obligations. The ML III transaction did not just transfer the CDOs from counterparties to ML III, but also permitted AIG to terminate the CDS contracts under which AIG had insured (and had been required to post cash collateral for) the entire difference between the low prices at which CDOs were trading and par. There was no reason of any kind for any counterparty to treat AIG’s CDS guarantees as having zero value. That, though, is what Starr implies by suggesting that FRBNY could and should have paid counterparties only amounts “reflective of” the discounted CDO market values in return not only for acquiring the CDOs but also for termination of AIG’s guarantees under the CDSs.

The deal cut with the counterparties was the best that AIG or FRBNY could achieve in the circumstances. The notion that this deal reflected illegal conduct by FRBNY is nonsense. (See Engelmayer opinion, Tab 11, at 26–37, 60–61).

B.    Terms of the ML III Deal

Starr misstates the facts when it says that FRBNY could have rescued AIG by simply guaranteeing all of AIG’s CDS obligations instead of entering into the ML III

6

transaction, just as the “Government” guaranteed obligations of Citibank. FRBNY – the lender that provided AIG’s ML III rescue – did not guarantee obligations of Citibank or any other entity. Any guarantees came from other government entities, which were empowered to do so by the TARP legislation or other statutes not applicable to FRBNY. FRBNY believed it had no authority to provide a naked guarantee of the type Starr posits, as opposed to a loan, and Starr has presented no support for a contrary view of FRBNY’s power. Even if FRBNY could have provided a guarantee, Starr has offered no explanation of how FRBNY could have viewed a guarantee arrangement as in the best interests of American taxpayers – much less why FRBNY had any legal obligation to provide AIG with the terms Starr would have preferred.

The same is true with regard to the two-thirds/one-third split between FRBNY and AIG of any residual value generated from increases in the values of CDOs purchased by ML III, after repayment of AIG’s $5 billion equity contribution and FRBNY’s $24.3 billion loan. Starr has not presented reasons for viewing this agreed-upon arrangement as unfair, much less as violating any legal obligation to AIG. (See Engelmayer opinion, Tab 11, at 61–62).

C.    The Voluntariness of the Board’s Approval

This Board (and particularly the three current members who were present for AIG’s November 9, 2008 meeting) knows that Starr is wrong in contending that FRBNY controlled the Board’s decision whether to accept the ML III transaction, such that the directors were unable to exercise independent business judgment or to consider AIG’s interests objectively in agreeing to the deal. Starr is simply incorrect when it argues that

7

the Board’s lack of capacity to exercise judgment is evident from its acquiescence in replacing AIG’s CEO in September at FRBNY’s urging, and from FRBNY’s possession of contractual veto rights over certain AIG conduct under the Credit Agreement.

While the Board undoubtedly would have preferred for AIG to have a stronger negotiating position when choosing between a huge liquidity shortfall leading to bankruptcy and acceptance of a rescue loan from a lender of last resort, those economic realities did not deprive the Board of the legal capacity to choose. As Judge Wheeler has recognized (Opinion at 35), mere “economic pressure and the threat of considerable financial loss do not constitute duress” that transforms a voluntary decision into an involuntary one. Rather, “[t]he assertion of duress must be proven to have been the result of the defendant’s conduct and not . . . the plaintiff’s necessities.” Even while foregoing dismissal to give Starr a chance to prove its absurd claim that FRBNY conspired to create the circumstances that enabled it to obtain an AIG equity position through a rescue loan, Judge Wheeler took pains to emphasize that “the bar for establishing duress is a high one.” (Id.) Or, as Judge Engelmayer wrote in dismissing Starr’s claims as so implausible that they should not be permitted to continue, even if “the AIG Board felt it had ‘no choice’ but to accept bitter terms from its sole available rescuer[, that] does not mean that the rescuer actually controlled the company.” (Tab 11, at 26). That is because “[e]ven a choice between a rock and a hard place is still a choice.” (Id., at 26 n.13).

AIG and Starr have no prospect of demonstrating that AIG’s financial predicament was the result of wrongdoing by FRBNY. The ML III transaction was not an unconsented taking, but an agreed-upon rescue deal that was extremely favorable to

8

AIG, and that no private lender was or would have been willing to offer on such favorable terms.

Starr’s contention that the Board did not know what deal it was approving is also unsustainable. While Starr asserts that the Board did not know FRBNY “had had discussions and negotiations with counterparties prior to the Board meeting” (Sub. at 14), AIG’s own November 9 Board minutes report a FRBNY representative’s description of FRBNY negotiations with counterparties. (Tab 6, at 6). While Starr also contends that the Board may not have known that counterparties would be paid the “notional amount” (corresponding by definition, as Judge Engelmayer recognized, to AIG’s total exposure on the CDS protection it sold (Tab 11, at 3 n.4)) in the transactions that would transfer the CDOs to ML III and eliminate AIG’s CDS guarantees, the draft Maiden Lane III term sheet at the back of Appendix D of the Board minutes specifically provides under “Total Payment to Counterparty” for such payments of “the notional amount.”

The November 9 minutes report “questions” from the Board about the proposed solutions and expected benefits associated with the ML III deal and “lengthy discussion” of the overall proposed transaction. (Tab 6, at 6). Those discussions took place in a room containing many independent legal and financial advisors, including advisors who had received the November 7 email confirming that “notional amount” in the draft agreements meant “no concession” from counterparties. (Tab 5). The Board’s resolution as reported in these minutes (Tab 6, at 11–12), authorizing management to take such steps as were necessary to effectuate the ML III transaction, reflected a conventional course of approving the material terms of a major transaction that has not yet been

9

finalized while empowering management to make adjustments needed to complete the transaction without departing materially from the approved terms. AIG did just that.

The Board should not permit a claim in AIG’s name based on asserted illegalities in the ML III transaction.

II.	THE REVERSE STOCK SPLIT AND EXCHANGE TRANSACTION

Starr’s submission seeks to relieve the Board from considering whether AIG should pursue claims regarding its 2009 reverse stock split transaction, by stating that Starr is asserting those claims solely as “direct” claims rather than as “derivative” claims on AIG’s behalf. Starr’s complaints nowhere indicate that Starr is advancing these claims only directly. But since that is Starr’s current position, Starr should have no objection to an AIG motion to dismiss any derivative claims regarding these transactions.

Regarding the exchange transaction, Starr does not say whether it agrees that there also are no derivative claims. If so, Starr should not oppose an AIG motion; if not, AIG should reject Starr’s false claims that these transactions reflected a controlled Board’s powerless and unconsidered acceptance of wrongful FRBNY directives contrary to the interests of AIG and its shareholders. As Judge Engelmayer’s decision makes clear, the reverse stock split and the exchange transaction did no more than effectuate AIG’s contractual commitment to provide an 80% equity interest that ultimately would be held in common shares – while making that 80% equity interest much smaller because AIG was also converting its TARP debt to the Treasury Department into 60% of AIG’s common shares. (Tab 11, at 44 n.21, 62–63). Judge Wheeler’s decision not to dismiss Starr’s claims relating to the reverse stock split was expressly predicated on acceptance

10

of a factual assertion by Starr that the Board’s protocol recognizes is false, and Judge Wheeler joined Judge Engelmayer (Opinion at 23) in recognizing that the exchange transaction merely implemented AIG’s prior contractual commitments and dismissing Starr’s claim based on the exchange transaction (although the Board should still act on that component of Starr’s demand because Starr is disputing that Judge Wheeler dismissed it).

III.	STARR’S CONTENTION THAT AIG WAS TREATED UNFAIRLY COMPARED TO OTHERS

Although Starr has lost its claims of denial of equal protection in both the New York and the D.C. actions, Starr nevertheless tries to persuade the Board that AIG should feel like a victim on the basis that it was unfairly treated less favorably as a borrower in September and November 2008 than other enterprises that received rescues. Starr does not even attempt to argue that AIG should claim it had a legal right to the same rescue terms as other borrowers, since any such claim would be rejected on its face. But Starr’s remarkable factual assertion that AIG was singled out by FRBNY for harmful treatment – which executives and directors of Lehman Brothers would likely be surprised to hear – ignores the unique nature of FRBNY’s loans to AIG and the differences between FRBNY lending and “Government” lending under the TARP legislation that had not yet been enacted when FRBNY extended its September 2008 rescue loan.

FRBNY is generally authorized under the Federal Reserve Act to lend money only to “depository institutions.” AIG is not, and never took any steps to become, a depository institution. When Starr complains that AIG was not allowed access to the

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FRBNY “discount window” as a borrower after AIG CEO Robert Willumstad visited FRBNY president Timothy Geithner in July 2008, Starr not only disregards Mr. Willumstad’s own admission in Congressional testimony that he did “not . . . describe[] to [Mr. Geithner] that AIG was facing serious issues” during that meeting (Tab 12), but also disregards that AIG was legally unqualified to borrow from FRBNY’s discount window. Starr stresses that some investment banks enabled themselves to borrow by becoming bank holding companies – thereby subjecting themselves to substantial new regulatory oversight and capital requirements – but Starr does not suggest that AIG tried to transform itself in this way to qualify as a borrower. And Starr decries FRBNY’s not lending to AIG under its “Primary Dealer Credit Facility” without acknowledging that AIG was not a registered “primary dealer” and never applied to become one.

AIG instead obtained its rescue funding from FRBNY under a statutory provision never once used between the Great Depression and 2008 – Section 13(3) of the Federal Reserve Act – that empowered federal reserve banks in prescribed special conditions to provide funding as a lender of last resort to a distressed “individual, partnership or corporation” that was not a depository institution. Far from being singled out for unfavorable treatment, AIG appears to be one of only two non-depository enterprises that ever received a federal reserve bank rescue loan keyed individually to it – or that ever will receive such an individualized loan, because the statute was amended in 2010 to prohibit loans to “assist[] a single and specific company.”

Nothing in Section 13(3) directed FRBNY as emergency rescue lender to offer any particular favorable terms to AIG. As Judge Engelmayer has explained in his

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decision, FRBNY was permitted to loan money under this provision only if the Federal Reserve Board expressly so authorized, only in “unusual and exigent circumstances” where the borrower was “unable to secure adequate credit accommodations from other banking institutions,” only at interest rates “above the highest rate in effect for advances to depository institutions,” and only “if, in the judgment of the Federal Reserve Bank . . . failure to obtain such credit would adversely affect the economy.” FRBNY as lender was charged with deciding whether and on what terms to provide rescue funds based on the interests of taxpayers and the economy, not based on the interests of the prospective borrowers. (Tab 11, at 48, 67).

While Starr presents a list of borrowers that purportedly received better loan terms from “the Government,” it disregards the difference between FRBNY’s loans under a previously unused emergency lending statute and later loans by the Treasury Department under the TARP legislation that did not exist when AIG needed to be rescued in September 2008. Even putting aside the apples-to-oranges nature of Starr’s purported comparison, Starr ignores examples of other federal rescue funding that also included conveyance of substantial equity stakes in the rescued enterprise. In the rescues of Fannie Mae and Freddie Mac less than two weeks before AIG’s September 2008 rescue, for example, the Treasury Department received not only $2 billion in preferred stock but also warrants corresponding with 79.9% of those enterprises’ equity value, and in the rescue of General Motors, the Treasury Department received $2.1 billion in preferred stock plus 60.8% of the restructured company. The Department of Treasury also

13

regularly obtained equity interests in borrowers as part of the consideration for its loans under TARP.

Starr also disregards that FRBNY did not originate the concept of having AIG provide a substantial equity interest as part of the consideration for the massive rescue loan FRBNY was providing. That concept derived from the draft term sheets generated by private lenders, before they correctly concluded (as AIG’s later need to borrow almost $100 billion more dramatically confirmed) that AIG’s difficulties were far too substantial and its risk of failure was far too great to be resolvable through private lending on commercial terms. Those private lenders unsurprisingly recognized that rescue lenders to distressed companies often obtain equity interests in their borrowers as part of the consideration for their loans.

Starr’s contention that AIG was unfairly singled out for adverse treatment in FRBNY’s loans is the opposite of the truth, which is that FRBNY accorded AIG singularly favorable treatment through its extraordinary rescue loans that Starr now says AIG should attack, including a deal no private lenders would or could provide.

IV.	AIG’S AGREEMENT TO PROVIDE AN 80% EQUITY INTEREST TO THE TRUST

Starr’s contention that AIG is entitled to return of the nearly 80% equity interest it conveyed to the Trust as part of the consideration for FRBNY’s September 2008 rescue loan is wrong for four reasons: (i) having AIG convey an equity interest to the Trust as additional consideration for the loan facility was a valid exercise of FRBNY’s statutory powers under the Federal Reserve Act; (ii) AIG cannot claim that this arrangement was

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an illegal exaction, because AIG voluntarily agreed to it; (iii) even if the particular equity interest AIG conveyed had been illegal, AIG would have been contractually bound under the Credit Agreement to convey the closest legally permissible economic approximation of that equity interest, and AIG is contractually required to indemnify FRBNY on any residual damages (which are either zero or nearly zero in any event); and (iv) principles of waiver and basic fairness preclude AIG from complaining about fulfilling its contractual obligations only when it no longer needed FRBNY’s support after having enjoyed the benefit of successive FRBNY rescues for three years.

A.	The Validity of the Equity Consideration

While Starr contends that the only permissible form of consideration for a rescue loan from FRBNY is the charging of interest and a pledge of collateral as security, that position disregards the Federal Reserve Board’s authority under Section 13(3) to set conditions on federal reserve banks’ extensions of emergency credit – authority it expressly exercised to approve the equity component of the consideration for FRBNY’s rescue loan to AIG. It also disregards the broad “catch-all” provision in Section 4 of the Federal Reserve Act, empowering federal reserve banks to exercise all “such incidental powers as shall be necessary to carry on the business of banking within the limitations prescribed by this chapter.” Judge Engelmayer’s opinion explains in detail the reasons why FRBNY’s incidental powers categorically included the ability to have AIG convey the equity interest to the Trust as part of the consideration for FRBNY’s $85 billion rescue loan. (Tab 11, at 63–64). Although banks have long been prohibited from speculating in equity securities, banks also have long been recognized to possess the

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incidental power to become owners of equity in borrowers in connection with their banking activities – not only by foreclosing on stock posted as collateral, but also by taking “equity kickers” as part of the loan consideration when lending to distressed companies that would have little or no equity value without a rescue loan.

Federal regulations addressing the analogous National Bank Act confirm that banks’ incidental powers include the power to “take as consideration for a loan a share in the profit, income or earnings from a business enterprise of a borrower,” and that such equity interests “may be taken in addition to, or in lieu of, interest.” Numerous authorities (including several cited in Judge Engelmayer’s opinion) have confirmed that the prohibition against banks’ speculating in stocks does not preclude them from obtaining an “equity kicker” as part of the consideration for a loan. The United States Supreme Court has held that determinations by regulatory authorities regarding the permissible scope of a bank’s incidental powers – like the Federal Reserve Board’s determination in authorizing the lending Starr asks AIG to challenge – are entitled to highly substantial deference. Nationsbank of N.C., N.A. v. Variable Annuity Life Ins. Co., 513 U.S. 251, 257, 258 n.2 (1995).

Starr’s contention that FRBNY received ample consideration for its loan even apart from the equity component because the loan was secured and AIG paid interest is nonsensical. FRBNY only engaged in acting as the lender of last resort because no lender operating under usual commercial principles of risk viewed such a loan transaction as viable even with the equity component included. As AIG’s later need for almost $100 billion in additional rescue funding made clear, AIG posed a gargantuan credit risk.

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No provision of Section 13(3) precluded FRBNY from seeking consideration in addition to interest for making public funds available to AIG in this extraordinary way. Even putting aside the truly exceptional nature of the AIG rescue, so far as FRBNY can determine, every rescue loan under Section 13(3) has featured some consideration other than interest and the pledge of collateral.

Although FRBNY had the legal capacity to obtain directly the 80% equity interest that AIG agreed to convey in return for the rescue loan, as Judge Engelmayer expressly confirmed (Tab 11, at 63–64), FRBNY took the cautionary step of separating itself from holding any economic or voting interest in AIG, by causing the AIG preferred shares representing this equity to be conveyed to a Trust whose sole beneficiary was the U.S. Treasury (that is, the public fisc). Starr does not dispute that FRBNY consequently never held any economic interest in AIG, and Starr’s contention that FRBNY controlled the decision-making by the three Trustees who administered the Trust for their public beneficiaries is a pure concoction, properly rejected by Judge Engelmayer as without basis or substance (even putting aside that the Trust did not yet exist until months after the September and November 2008 rescue loans Starr has asked AIG to challenge). (Tab 11, at 39–43). While Judge Wheeler in D.C. declined to dismiss Starr’s claim on these grounds, he expressly noted, once again, that he did not have the Trust Agreement before him and was required to accept as true Starr’s assertion that the Trust had no actual separation of identity from FRBNY. (Opinion at 48–49). Judge Engelmayer, who reviewed the terms of the Trust Agreement and appropriately considered the plausibility of Starr’s contentions as Judge Wheeler did not, correctly stated that “the terms of the

17

Trust Agreement, read in its entirety, do not plausibly support Starr’s thesis that FRBNY ‘controlled’ the Trust . . . .” (Tab 11, at 43).

When the facts are all presented, the ultimate outcome will surely be a judicial confirmation of the view Judge Engelmayer has already expressed that this component of the consideration for FRBNY’s rescue loan was within the statutory power of FRBNY to seek and the Federal Reserve Board to authorize.

B.    AIG’s Voluntary Agreement to Provide the Challenged Equity Interest

The Board’s protocol asks whether AIG can establish a claim for unconstitutional taking or illegal exaction of its 80% equity interest by FRBNY even if the Board confirms that it independently and voluntarily agreed to the terms Starr now wants AIG to challenge. Contrary to Starr’s contention (Sub. at 5–6), the answer is emphatically no. The Supreme Court “has distinctly and constantly recognized the doctrine that . . . money . .. . voluntarily paid to the government cannot be recovered” through an exaction claim, absent specific indication of Congressional intent to the contrary. United States v. Edmondston, 181 U.S. 500, 510–11 (1901). See also Employers Ins. of Wausau v. United States, 764 F.2d 1572, 1575 (Fed. Cir. 1985) (“[a] ‘voluntary’ payment in response to an illegal demand is not recoverable” unless Congress provides otherwise). The authorities Starr cites for its contrary position (Sub. at 15 n.22) involve either payments that were not voluntarily agreed upon through contracts, or statutes making clear that the payment to be received by the Government under their terms was a matter of prescribed statutory formula as opposed to a subject for administrative judgment or negotiation. Neither of

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those bases for departing from the general rule applies here. The Board’s voluntary approval of the September 2008 rescue transaction including this provision precludes AIG from now being able to challenge the terms to which it agreed as an illegal exaction.

C.    AIG’s Obligations Under the Credit Agreement’s “Severability” Provision

Starr’s attack on the legality of AIG’s provision of an 80% equity interest to the Trust also disregards the Credit Agreement’s “Severability” provision, Section 8.12 (Tab 13), which obligates AIG, if any term of the Agreement were found to be invalid, to negotiate in good faith to present FRBNY with alternative “valid provisions the economic effect of which comes as close as possible to that of” the invalid provision. Even if the conveyance of an 80% preferred stock interest to the Trust were found invalid, AIG would remain obligated to provide the closest valid economic approximation of that interest.1

[1]

AIG’s damages if it could establish an unlawful exaction of its 80% equity interest also would be zero, not the $26 billion figure Starr cites. Under settled law and common sense, the measure of damage for an unlawful taking or exaction is the value of the property at the moment of taking. Starr’s effort to value this interest based on share prices two years later is plainly wrong. So would be any effort to value this interest based on AIG’s share price after receipt of FRBNY’s $85 billion rescue loan (or even just before that loan, when AIG’s plunging share price was still reflecting the perceived possibility of a rescue). Because the only alternative to the FRBNY rescue would have been a bankruptcy filing that wiped out AIG’s equity value, the value of an 80% equity interest in AIG “but for” the challenged FRBNY conduct would have been essentially zero. If that interest had any value at all, that form of damage would also be subject to FRBNY’s full indemnification rights against AIG under the Credit Agreement, as no FRBNY action can credibly be considered to have reflected “bad faith” or “willful misconduct.”

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D. The Waiver and Estoppel Resulting from AIG’s Delay

AIG is also precluded, under legal doctrines of waiver and estoppel and simple principles of fairness, from claiming now that the equity it voluntarily agreed to provide in September 2008 should be returned because AIG should not have been asked to provide it. AIG rested silently regarding this issue for years, while it enjoyed repeated rescues that FRBNY might not have provided if AIG had made an earlier claim of entitlement to a return of the equity it agreed to provide in 2008. AIG made a knowing decision to provide the equity component to obtain FRBNY’s September 2008 loan, and remained silent while benefitting from FRBNY’s continuing support. Although Starr says AIG was powerless to make such a claim before November 2011 because FRBNY’s control disabled both the prior Board and the current Board that is reviewing Starr’s demand from having the capacity to exercise such judgments, the Board knows that isn’t true. AIG’s foregoing any complaint that might have led FRBNY not to provide further support should preclude AIG from trying to renege on its side of the deal by challenging FRBNY’s terms now, after it has received full performance by FRBNY and no longer needs FRBNY’s support. (See Engelmayer opinion, Tab 11, at 83–85) (not formally reaching this issue but saying that “FRBNY’s argument for dismissal on these grounds would appear, at a minimum, credible”).

For all these reasons and the reasons presented by the Department of Treasury, the Board should reject Starr’s demand in its entirety and direct AIG to move to dismiss all derivative claims in the New York and D.C. actions.

FRBNY appreciates this opportunity to provide this submission to the Board.

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Exhibit 9

Response Submission on Behalf of the

United States Department of the Treasury to the

Board of Directors of American International Group, Inc.

November 30, 2012

INTRODUCTION

The United States Department of the Treasury (“Treasury”) makes this submission to the Board of Directors of American International Group, Inc. (“AIG” or the “Company”) in response to the opening submission of Starr International Company, Inc. (“Starr”), dated November 2, 2012. Treasury and the Federal Reserve Bank of New York (“FRBNY”) have coordinated their responses, with Treasury addressing Starr’s takings claims and FRBNY addressing the remaining topics, including Starr’s illegal exaction and fiduciary duty claims.

Starr’s first submission to the Board confirms that Starr’s constitutional takings claims have no support in fact. Asked by the Board to provide evidence to prove its claims, Starr could not. That is not surprising. As Treasury and FRBNY demonstrated in their opening submissions to the Board, Starr’s story of AIG’s rescue is one told only by Starr: despite the exhaustive recounting of the AIG rescue in the press, Congressional hearings, government reports, and by AIG itself, only Starr has characterized FRBNY or the Government as wrongfully imposing the rescue on AIG.

Starr’s claims in the New York case have now been dismissed, in large measure because the New York court found that Starr’s recounting of the AIG rescue was implausible and not supported by the facts. The court described Starr’s allegations as “the quintessential ‘labels and conclusions’ and ‘naked assertions’” that do not carry weight in court. Similarly, they should not carry weight with the Board.

The same allegations that the New York court rejected underlie Starr’s case in the Court of Federal Claims. Starr’s headline claim is that the Government committed a constitutional “taking” when it asked for a 79.9% equity stake in AIG as part of the rescue package offered in September 2008. In order for that claim to be successful, Starr

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must at least prove that the Board’s acceptance of the rescue deal was involuntary. There is no evidence that AIG was forced to accept the deal. Starr claims that the Board was coerced, but the materials cited by Starr in its submission do not support that theory. Instead, they are consistent with the New York court’s finding that “in September 2008, AIG was in extremis, and its independent board of directors, to save the company, voluntarily accepted the hard terms offered by the one and only rescuer that stood between it and imminent bankruptcy – FRBNY.” Bankruptcy was always an alternative and, as the New York court reasoned, “[e]ven a choice between a rock and a hard place is still a choice.” Starr’s inability to establish that the Board’s acceptance was involuntary puts an end to that takings claim.

Similarly, Starr cannot prevail on a takings claim based on ML III because it cannot show that FRBNY either exercised control over AIG or caused the Board to approve the ML III transactions. Once again, there is no evidence to support Starr’s position. The materials Starr cites are consistent with the New York court’s finding that Starr “falls well short of alleging the exercise of actual control [of AIG] by FRBNY at the time of ML III.” The New York court observed, if one “puts Starr’s rhetorical declarations about AIG’s lack of choice and volition to one side,” the facts “plausibly permit only one conclusion, and it is inconsistent with Starr’s thesis of control.”

AIG has built its reputation on its “integrity, honesty, fairness and accountability.”1 Dignifying Starr’s unsupported accusations by allowing them to proceed in AIG’s name would violate those stated values, especially in light of the fact

[1]

President and Chief Executive Officer Robert Benmosche states in AIG’s Code of Conduct: “In every market that we do business around the world words like integrity, honesty, fairness and accountability are held in common. While words matter, actions matter more. We must incorporate the letter and spirit of these principles into our actions as we deliver on our commitments to each other, customers, business partners, shareholders and the communities where we do business.”

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that Starr’s theories run contrary to all of AIG’s public statements about the rescue. The Board knows that Starr’s factual assertions are untrue. A decision to support Starr’s claims would signal that the Board and the Company are willing to abandon its stated core values. This would be regrettable, and could contribute to the continuance of protracted and burdensome litigation, for both AIG and the Government. The Court of Federal Claims litigation may continue for some time before the court is ready to rule on the facts, but when it does, we are confident that Starr’s claims will suffer the same fate they met in New York. The true facts of the rescue do not support Starr’s claims.

Starr’s submission has not provided the Board any justification for supporting Starr’s claims. The Board should reject Starr’s demand and cause AIG to dismiss the derivative claims, so that resources and time are not expended pursuing claims that will not succeed. The Company has worked hard at emerging from the financial crisis as a stronger and healthier business, and has spent immeasurable management and other corporate resources on building a fresh start for the Company. Allowing Starr’s claims to proceed will only prolong the overhang of the crisis on AIG’s business and reputation, which would undermine the Company’s effort to move forward with its business. In short, it is simply not in the Company or the shareholder’s best interest for the claims to proceed.

IMPLICATIONS OF THE NEW YORK COURT’S

DECISION FOR STARR’S TAKINGS CLAIMS

The New York court issued a thorough and well-reasoned decision. It underscores the fact that Starr stands alone in asserting that the Government forced a rescue on AIG. The Court’s findings squarely align with the submissions to this Board

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provided by Treasury, FRBNY, and DOJ, all of which demonstrate that Starr’s takings claims fail for the simple reason that AIG and its Board voluntarily agreed to the transactions.

The following findings by the New York court have particular significance for the ultimate outcome of Starr’s takings claims before the Court of Federal Claims:

First, the New York court found that Starr’s allegations do not plausibly show that AIG was forced to accept FRBNY’s rescue terms. (NY Decision p. 24).2 Starr has conceded that its takings claim fails if the Board voluntarily accepted FRBNY’s terms. The New York court found that even accepting Starr’s allegations, the Board acted independently when it voluntarily accepted the rescue deal to avoid bankruptcy. (NY Decision p. 25). This finding, applied to Starr’s claims before the Court of Federal Claims, means that the takings claim based on the equity grant cannot be sustained.

Second, the New York court found that the Board’s approval of the ML III transactions was voluntary. Starr has conceded that its takings claim in connection with ML III fails if the Board voluntarily approved the ML III transaction. The New York court found that Starr’s allegations (and the other materials that the Court considered, including the Credit Agreement, the Trust Agreement and the Board minutes) did not show that FRBNY controlled AIG. The New York court also found no support for the idea that “any of the AIG directors who approved ML III – estimable persons elected to the Board before the financial crisis – were affiliated with or beholden to FRBNY, interested in the ML III transaction, or in any way less than 100% independent.” (NY

[2]	“NY Decision” refers to the Opinion and Order dated Nov. 19, 2012 in Starr International Co. v. Federal Reserve Bank of New York, No. 11 Civ. 8422 (PAE) (S.D.N.Y.).

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Decision pp. 28 & n.14, 34). Again, these findings mean that in the Court of Federal Claims action, Starr’s takings claim based on ML III does not survive.

In short, the New York court identified the fundamental defects in Starr’s case, which directly undercut Starr’s takings claims.3 Perhaps even more significant is the New York court’s repeated conclusion that Starr’s version of the rescue lacks plausibility and is unsupported by concrete allegations. Treasury understands that DOJ will discuss in a separate reply the legal impact of the New York Court’s rulings, including the extent of its potential preclusive effect.

TREASURY’S RESPONSES TO THE BOARD’S QUESTIONS

For the sake of clarity, Treasury relied on a narrative format in its initial submission. In this submission Treasury responds to Starr’s answers to questions raised by the Board about the takings claims, using the same question and answer format chosen by Starr. In doing so, Treasury demonstrates the inadequacies of Starr’s answers. Treasury’s answers also highlight Starr’s failure to provide any evidence for its claims, as the Board specifically requested.

There are two independent obstacles to Starr’s takings claims. First, AIG voluntarily entered into the challenged transactions (i.e., the FRBNY rescue deal and the ML III transactions). Second, AIG received fair value for any property it gave up in

[3]

In addressing the differences between the claims before the two courts, Starr’s counsel – David Boies – was hard pressed to identify any dispositive difference in the claims, which rely on the same allegations. Exhibit 1: Starr International Co., Inc. v. United States, No. 11-CV-00779 (Fed. Cl.), October 1, 2012 status conference transcript at 20:21-21:5.

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those transactions. (Treasury Submission pp. 4, 5, 9; 11/2/2012 DOJ Letter p. 2).4 Starr’s claims fail independently for each of those reasons, as demonstrated below.

1(a) What must be proven to establish an unlawful taking and/or exaction of AIG property under the United States Constitution?

Starr cannot prevail on its takings claim without proving both (1) that AIG involuntarily transferred property to the Government, and (2) that AIG did not receive fair value for any property transferred in that manner. (Treasury Submission pp. 5, 9; 11/2/2012 DOJ Letter p. 2). As discussed below, Starr cannot make either showing, let alone both.

Starr concedes it must “prove that the property taken was not voluntarily given to the Government.” (Starr Submission p. 6). As we explained in our original submission and below, Starr cannot prove that the Board acted involuntarily, because that is not what happened. The New York court agreed, finding that the Board’s decisions to accept the FRBNY rescue and to approve the ML III transactions were voluntary. Therefore, Starr cannot prove a takings claim.

FRBNY addresses Starr’s requirements to prove an illegal exaction claim. (FRBNY Response p. 18-19).

1(b) Explain how the issuance of preferred stock and the subsequent exchange of that preferred stock for common stock, and the creation and conduct of ML III, do or do not constitute unconstitutional takings of AIG property without just compensation in violation of the Constitution?

Those transactions do not constitute takings because the Board agreed to all of them voluntarily, and because AIG received fair value in return for entering into them, especially given that no one else was willing to lend to AIG at the time.

[4]	“Submission” refer to a November 2, 2012 submission to the Board. “Response” refers to a November 29, 2012 response submission.

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The New York court closely examined the contention – advanced only by Starr – that the transactions were forced on AIG, and rejected it. Crediting Starr’s concrete allegations (as it had to in a motion to dismiss), but not its vague assertions, and examining the transaction documents, the New York court concluded that Starr had not plausibly alleged that the Board acted involuntarily. That conclusion is consistent with AIG’s own statements on the subject, and other contemporaneous facts. (Treasury Submission pp. 10-11, 15-17). In fact, there is no evidence to the contrary.

FRBNY Rescue Deal. AIG voluntarily agreed to the rescue deal. (Treasury Submission pp. 9-18; 11/2/2012 DOJ Letter pp. 2-3). Starr’s singular and unsupported argument to the contrary is premised on three categories of alleged actions by FRBNY and the Government: “(1) refusal to grant AIG liquidity access or guarantees on the same terms as similarly situated entities with lower quality collateral, (2) interference with AIG’s ability to raise capital and contribution to AIG’s credit downgrade, and (3) false assertions that it would not loan AIG money on other terms and would risk a global economic collapse if AIG did not accept the Government’s demand.” (Starr Submission p. 4). As explained in 1(j) below, Starr has no support for any of those allegations.

In addition, AIG received fair value in the rescue deal, including an $85 billion credit facility, which is another reason Starr’s takings claim will fail. (Treasury Submission pp. 18-19; 11/2/2012 DOJ Letter pp. 2-3). In yet another unsupported argument, Starr falsely states that AIG received only “$500,000 in exchange for” the 79.9% equity interest. (Starr Submission p. 4). But Section 2.1 of the Stock Purchase Agreement provides that the Trust acquired the preferred shares “at the purchase price of $500,000 . . . , with an understanding that additional and independently sufficient

7

consideration was also furnished by FRBNY in the form of its lending commitment under the Credit Agreement (the ‘Purchase Price’).” The Credit Agreement was similarly clear that the equity transfer was consideration for the enormous rescue loan. (Credit Agreement, Ex. D p. 1). In fact, AIG itself has publicly described the equity as “consideration” for the loan.5 Given the extraordinary risks entailed in committing $85 billion in assistance to AIG under the circumstances, and AIG stock’s worthlessness absent the rescue, AIG received fair value for the 79.9% equity stake.

Reverse Stock Split. Starr has acknowledged (Starr Submission p. 6) that the takings claim arising from the reverse stock split is a direct claim only, and therefore is not relevant to the Board’s determination.

ML III. The ML III transactions did not amount to a taking because AIG’s decision to enter into them was voluntary, AIG was not deprived of any property, and AIG received fair value from them. First, neither FRBNY nor the Government exercised any control over AIG in connection with ML III. The 79.9% equity interest had not yet been granted to the Trust when AIG entered into the ML III transactions. AIG acted independently, and with the Board’s approval, in entering into the ML III transactions. (FRBNY Submission pp. 9-10, 14-16). Indeed, the New York court found that Starr has not even made a plausible allegation that FRBNY forced AIG into the ML III transactions. (NY Decision p. 26-37). Second, AIG was not deprived of any counterparty concessions because there were none to be had. (FRBNY Submission pp. 7-9; FRBNY Response pp. 4-6). Third, Starr’s complaint that the counterparties received broad

[5]	Exhibit 2: AIG 2008 Form 10-Q filed Nov. 10, 2008 p. 24 (“Pursuant to the Fed Credit Agreement, in consideration for the NY Fed’s extension of credit under the Fed Facility and the payment of $500,000, AIG agreed to issue 100,000 shares, liquidation preference $5.00 per share, of the Series C Preferred Stock to the Trust.”).

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releases disregards that it was AIG, not FRBNY, who insisted on broad releases from counterparties. (FRBNY Submission p. 13).

Starr’s assertion that ML III was not intended to benefit AIG, but to benefit “the financial system as a whole” (Starr Submission p. 5), ignores that ML III benefited both AIG and the financial system. The ML III transactions removed the persistent threat that the CDS contracts posed to AIG’s continuing viability. Moreover, the Board could not, consistent with its fiduciary duties, have approved the ML III transactions had they not been in AIG’s interest.

1(c) Can AIG or Starr prove an unconstitutional taking of a 79 percent equity ownership and voting interest in AIG without also proving that the Board acted involuntarily and in a manner that did not comport with the Board’s fiduciary duties?

No. Starr acknowledges that a voluntary agreement can not be the basis of a takings claim. (Starr Submission p. 6).

1(d) Can AIG or Starr prove that an unconstitutional taking of a 79 percent common stock voting interest in AIG without disputing the legality of AIG’s reverse stock split in June 2009? In answering this question, assume that the Walker stipulation was intended to ensure that AIG would comply with Delaware law, and nothing more.

The reverse stock split is irrelevant to whether the 79.9% equity transfer was a taking, and as Starr acknowledged, does not give rise to an independent derivative claim. (Starr Submission p. 6).

1(e) Can AIG or Starr prove an unconstitutional taking of funds from AIG in connection with ML III without also proving that the Board acted involuntarily and in a manner that did not comport with the Board’s fiduciary duties?

No. A voluntary agreement can not be the basis of a takings claim.

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1(j) What evidence supports or refutes Starr’s allegations that

(1)(j)(i) AIG and its shareholders “were singled out for differential – and far more punitive – treatment” than other financial institutions (CFC Compl. ¶ 5)?

Starr is alone in arguing that AIG was singled out for “punitive” treatment, and has provided no evidence for that argument. In fact, due to its enormous financial needs during the crisis, AIG received more support through FRBNY’s enormous rescue package than almost any other institution.

FRBNY provides a more detailed response to this question in its Response (pp. 11-14), but Treasury responds specifically here to Starr’s assertion that FRBNY’s rescue terms – and the equity grant in particular – were unfavorable compared to TARP assistance to other institutions. TARP did not exist in September 2008, when AIG agreed to the equity grant. When it was passed, TARP specifically authorized the acquisition of equity shares in companies that received TARP funding, and many of the companies that received TARP assistance provided equity to the Government.6

Starr alleges that AIG should have received the same TARP guarantee that Citigroup received (Am. Compl. ¶ 48), but ignores that Citigroup also transferred equity in exchange for the guarantee. Starr also fails to explain how AIG or its shareholders would have been better off with the type of guarantee that Citigroup received under TARP, which covered assets held by Citigroup. Even if AIG’s CDSs were guaranteed under TARP, AIG still would have had to satisfy the collateral calls that were threatening its existence, and make payments if the underlying CDOs defaulted.

[6]

For example, Treasury funded hundreds of financial institutions in exchange for equity under TARP’s Capital Purchase Program. (See list of funded institutions at www.treasury.gov/initiatives/financial-stability/TARP-Programs/bank-investment-programs/cap/Pages/cpp-results.aspx?Program=Capital+Purchase+Program).

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Starr’s insistence that AIG was “singled out” and denied better rescue terms under TARP is simply wrong. In any event, it is also irrelevant. AIG had no right to government assistance, and it does not matter for a takings claim whether AIG might have received assistance on other terms.

1(j)(iii) “[T]he Government . . . inaccurately told potential private investors that there was no possibility of any Government financing to AIG” (CFC Compl. ¶ 44(c))?

Starr makes several allegations, including this one, to insinuate that FRBNY and the Government intentionally concealed an intent to rescue AIG in order to discourage other investors from investing in AIG. However, when FRBNY and the Government took the position that they did not intend to rescue AIG and that they favored a private solution, that was the truth, and Starr offers no evidence showing otherwise.

Nor was there anything wrongful about FRBNY and the Government taking the position at that time that they would not assist AIG. By law, FRBNY was authorized to extend a loan under Section 13(3) of the Federal Reserve Act only after first determining that AIG was “unable to secure adequate credit accommodations from other banking institutions.” We observe that one of the accounts cited by Starr reports that on September 15, 2008, when the private lenders expressed their doubts that they could lend the money, FRBNY President Timothy Geithner – empowered by statute for the first time by the lack of private rescue options – offered $40 billion in financing if the private investors would provide the remainder. (Starr Submission Ex. 33 p. 34).7 Starr’s allegations of wrongdoing by the Government have no basis in fact.

[7]	We do not concede the accuracy of this account, but merely note it as an example of materials cited by Starr that undermine its claims.

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Regardless, the Government’s decision to wait until a rescue was absolutely necessary before putting taxpayer money at risk was not tantamount to “forcing” AIG to accept a rescue. The Government did not cause AIG to need a rescue. AIG’s need was precipitated by the Company’s severe liquidity crisis and its outsized exposure to the most vulnerable sectors of the economy, not by any action or inaction of FRBNY or the Government. (Treasury Submission pp. 1-2, 11-12).

1(j)(iv) “[T]he Government discouraged sovereign wealth funds and other non-United States investors from participating in a private sector solution to AIG’s liquidity needs” (CFC Compl. ¶ 49; Demand p. 3)

Starr does not even allege a single instance in which the Government “discouraged” sovereign wealth funds from investing in AIG – let alone provide any evidence of it. Starr does not identify the government official(s), sovereign wealth funds and other non-U.S. investors to which it is referring. Starr fails to explain how the unidentified government official(s) supposedly “discouraged” the unidentified funds and investors from “participating in a private sector solution.” And Starr fails to explain how the unspecified private sector investment could be a “solution” to a liquidity crisis that required FRBNY and the Government to commit $182 billion to stabilizing AIG.

Instead, Starr relies unabashedly on rumor, stating without elaboration that “[t]his allegation is supported by the knowledge of Starr personnel and statements made to them by J. Christopher Flowers.” (Starr Submission p. 12).

In fact, the Board minutes are clear that non-US investors were not able to provide capital quickly enough – they needed “5-10 days.” (Sept. 16, 2008 Board Minutes p. 8). And participants from AIG advisor Blackstone to Mr. Willumstad all recognized that there was no private sector solution. (Treasury Submission pp. 12-15).

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Thus, this allegation, like all of Starr’s allegations that the Government purposely discouraged other investors as a means of forcing a rescue on AIG, is baseless, and offers no support for Starr’s takings claim.

1(j)(v) “‘[T]he Government interfered with AIG’s ability to raise capital and contributed to the decision to downgrade AIG’s credit rating, which itself triggered collateral calls that imposed pressure on AIG to declare bankruptcy within 24 hours’ and ‘maximized the leverage’ of a ‘private-sector consortium’ led by J.P. Morgan and Goldman Sachs that ‘the Government sponsored’ and then used ‘to justify the terms that the Government itself would subsequently demand from AIG with no room for negotiation’ (CFC Compl. ¶¶ 51, 53)”?

Those allegations are another spin on Starr’s meritless contention that FRBNY and the Government forced AIG into a rescue by purposely waiting to offer a public rescue. Asked to be specific as to how the Government interfered with AIG’s ability to raise capital, Starr asserts a “seven-week delay from initial AIG contact with FRBNY [in July 2008] to the Government finally making the [rescue] offer.” (Starr Submission p. 12; see also Starr Demand Letter p. 3). Without crediting the secondhand account on which Starr relies – Andrew Sorkin’s book, Too Big To Fail – we observe that it undermines Starr’s assertion, because it actually suggests that AIG belatedly informed FRBNY of its circumstances requiring a rescue.

In particular, the book indicates that Mr. Willumstad never directly requested a rescue or articulated a need for one in his July 2008 meeting with FRBNY’s then-President Timothy Geithner. Instead, he downplayed the seriousness of AIG’s liquidity crisis, telling President Geithner that there was “[n]o reason to panic, no reason to believe that anything bad is going to happen,” and making only an “abstract request” for FRBNY assistance. (Starr Submission Ex. 35 pp. 210, 238). Mr. Willumstad himself testified that in his July meeting with President Geithner, “I would not have described to [President Geithner] that AIG was facing serious issues.” (Exhibit 3: 5/26/10 Willumstad

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Testimony p. 90). According to the book, Mr. Willumstad was deliberately vague when President Geithner later asked whether AIG was facing a “critical or emergency situation” so as not to “acknowledge that AIG had a true liquidity crisis.” (Starr Submission Ex. 35 pp. 238-39). Starr mischaracterizes this sequence of events as a “delay” by FRBNY that “interfered with AIG’s ability to raise capital,” when AIG did not actually disclose its acute need for aid until much later.

Starr further contends that FRBNY’s unwillingness to rescue AIG on September 13-14, 2008 also amounted to interference with AIG’s ability to raise capital. (Exhibit 3: 5/26/10 Willumstad Testimony p. 90). Yet, a published account cited by Starr reports that when private investors informed FRBNY the next day that providing funding would be difficult, FRBNY promptly stated that it would provide $40 billion in financing if the private investors would provide the remainder. (Starr Submission Ex. 33 p. 34). Starr’s takings theory of coercion-through-delay, novel to begin with, is simply not borne out by the facts. The allegation also fails to support Starr’s takings claim.

1(j)(vi) “[T]he Government . . . inaccurately stated that it intended to let AIG fail if the Board did not accept its offer” (Demand p. 5)?

We understand that the position that FRBNY’s rescue offer to AIG was non-negotiable was accurate, and Starr presents no evidence to the contrary. Of the four accounts on which Starr relies, only one – Too Big To Fail – even purports to address FRBNY’s offer to AIG. (Starr Submission p. 13). Without crediting that book, we observe that it contains no reference to FRBNY’s negotiating position being inaccurate, describing FRBNY’s offer only as a “take-it-or-leave-it offer,” which it was. (Starr Ex. 35 p. 408). Accordingly, Starr has failed to provide evidence to support its allegation.

14

Further, even if Starr could demonstrate that FRBNY was “bluffing” – and Starr cannot – AIG’s acceptance would still be voluntary. The law is clear that a tough negotiating position does not constitute coercion and does not support a takings claim. (Treasury Submission p. 15).

1(k) Is it unfair or legally impermissible for AIG (or Starr, acting on AIG’s behalf), having accepted the benefits of the challenged transactions without protest for more than three years, to seek now to recover for alleged wrongs in connection with those transactions? Why or why not?

It would be both unfair and legally impermissible. It would be unfair because AIG would be complaining about the terms of the rescue only after receiving all of its benefits, and the proverbial egg cannot now be unscrambled. It would be legally impermissible because the law recognizes such unfair delays as a valid defense. (Treasury Submission pp. 22-24). It is irrelevant that Starr asserted its claims within the statutory limitations period because the “unfair delay” defenses at issue specifically apply to claims brought within that period.8

The New York court went out of its way to comment on the strength of a defense arising from Starr’s delay. Although the Court did not decide the issue because it was not fully briefed, the Court emphasized that FRBNY’s argument for dismissal based on Starr’s delay “would appear, at a minimum, credible,” and that had Starr’s claims otherwise survived the motion to dismiss, he would have required additional briefing so that he could fully address the issue. (NY Decision at 84-85).

Trying to change the subject, Starr argues that it would be “unfair” to allow the Government to receive AIG equity without payment (Starr Submission p. 15) but, as discussed, the premise of that argument is false. To the contrary, the unfairness would be

[8]	See, e.g., Cornetta v. United States, 851 F.2d 1372, 1378 (Fed. Cir. 1988).

15

to the U.S. taxpayers if, as Starr demands, they were denied any upside from shouldering the unprecedented risk of stabilizing AIG. (Treasury Submission pp. 4, 18-19).

2(a) Provide and explain damage calculations, however rough, addressing the possibility that Starr succeeds on the merits of its claims. How much is really at stake and can be recovered with respect to claims concerning (i) the issuance of the preferred stock that was subsequently exchanged for common stock and (ii) ML III?

Assuming that Starr could show a taking in connection with the 79.9% equity stake in AIG, the recovery on that claim would be zero because AIG received “just compensation” – that is, fair value – for the equity. (Treasury Submission pp. 18-19; 11/2/2012 DOJ Letter p. 3). Further, if FRBNY had not rescued AIG, then the Company would have failed and its equity would have been worthless. (Treasury Submission pp. 18-19).

FRBNY addresses the issue of ML III damages in its Response (p. 19 & n.1).

2(b) If Starr succeeds on its dual (according to Starr) direct and derivative stock claims, what percent of the recovery should be allocated to AIG?

Starr cannot recover anything on its direct claim. A harm allegedly suffered by all AIG shareholders – and allegedly caused by the Government before it ever became a shareholder – cannot give rise to a direct recovery by shareholders. (Treasury Submission p. 25 n.56.)

We assume that is why Starr has not directly answered this question, or even attempted to explain the difference between the supposedly “distinct” injuries associated with the “dual” direct and derivative claims, which both are based on the same 79.9% equity grant. Instead, Starr obfuscates, stating that any recovery on those claims would be allocated “consensually,” subject to the Court’s approval, between AIG and the purported class of its former shareholders, but fails to identify the method, or even the principles, that would govern the allocation. (Starr Submission pp. 17-18).

16

2(c) How do indemnification obligations on the part of AIG to the Government impact any possible recovery to AIG on Starr’s claims? Please include specific quantification.

Several of the indemnification clauses in the Master Transaction Agreement and other agreements relating to the rescue likely would apply to any damages recovered by Starr, in whole or in part. (Treasury Submission p. 24). Starr’s argument that the Government cannot be indemnified for a constitutional violation disregards established law.9 Starr cites no court decision to the contrary.

3(b) Discuss the impact, if any, of allowing derivative claims to proceed on AIG’s business and constituencies other than shareholders, including AIG’s public perception and brand name.

Allowing meritless claims in AIG’s name that are predicated on the Government’s purported failure to provide more favorable rescue terms – and that are contrary to AIG’s public statements – would not be in the best interests of AIG, and would harm public perceptions of AIG. (FRBNY Submission pp. 1, 21-22). AIG has worked hard to improve those perceptions, including by expressing gratitude for the rescue. Many members of the public already perceive the AIG rescue unfavorably; were AIG to be seen to be demanding even more public funds now that the rescue has been successful, the public reaction could be highly averse to AIG. In addition, litigating the derivative claims would impose substantial burdens not only on the Company itself, but also on its current and former directors, officers and

[9]

The Second Circuit has held only that indemnification clauses intended to allow the Government to intentionally violate federal discrimination laws in the future are void as against public policy, Stamford Board of Education v. Stamford Education Association, 697 F.2d 70 (2d Cir. 1982), and has allowed indemnity for similar suits where the violation was not intentional. See Gibbs-Alfano v. Burton, 281 F.3d 12, 22 (2d Cir. 2003) (allowing the public defendant to be indemnified in a racial discrimination suit where there was “no finding . . . of intentional wrongdoing” by the government). Other federal appeals courts have expressly held that the government can be indemnified for certain constitutional violations. Hohe v. Casey, 956 F.2d 399, 411-12 (3d Cir. 1991).

17

employees; its current and former legal and financial advisers; and others.10 And, pursuant to its indemnification obligations, the Company would bear costs in connection with discovery against others. Those burdens and costs cannot be justified by Starr’s meritless claims. In addition, unnecessarily dragging other individuals and entities – including the Company’s partners and advisers – into meritless litigation would hurt AIG’s standing in the business community.

6. “What evidence is there that the Government has ‘selected’ or ‘influenced’ the Board, as alleged in Starr’s demand?”

Starr has failed to produce any such evidence. (Starr Submission p. 23). Rather, Starr asserts that after the Board accepted the Term Sheet, the Government “install[ed]” Edward Liddy as CEO, who “executed the one-sided Credit Agreement on AIG’s behalf.” (Starr Submission p. 23). But the Credit Agreement reiterated AIG’s agreement to grant the 79.9% equity interest as set forth in the Term Sheet, which the Board accepted voluntarily after careful deliberation, and before Liddy was appointed.

Regardless, the New York court debunked Starr’s assertion that Liddy’s appointment could constitute evidence of involuntariness. (NY Decision p. 3). The New York court ruled that the appointment of Edward Liddy as AIG’s CEO on September 17 did not mean that FRBNY controlled AIG at the time of the rescue, or anytime thereafter. The New York court thus discredited Starr’s theory that Mr. Liddy’s appointment was evidence that FRBNY forced the rescue package and the ML III transactions onto AIG.

FRBNY’s Response addresses this question as to subsequent events (pp. 7-9).

[10]	Exhibit 4 (pp. 4-15) to this submission includes a list of witnesses that Starr has identified in the Court of Federal Claims action.

18

CONCLUSION

As Treasury explained in its opening submission, Starr’s story of the AIG rescue stands alone, and is contrary to an exhaustive public record, including AIG’s own public statements. Starr’s claims rest not on evidence, but on unsupported allegations, mischaracterizations of true facts, and imagined conspiracies – all in service of unfair attacks on public servants who stabilized the financial system, and rescued AIG during a historic crisis. The New York court saw Starr’s allegations for what they are, and dismissed the claims before it. Starr’s action in the Court of Federal Claims suffers from the same defects. Starr has its own agenda, and it is not the same as AIG’s. The Company has already publicly taken a stand on the Government rescue and it is at odds with Starr’s claims. It would be contrary to AIG’s stated corporate values and the best interests of the Company and its shareholders to pursue unfounded claims in AIG’s name, or to allow them to be pressed by Starr. The burden to the Company would be significant, and the potential reputational and other costs immeasurable. We urge the Board to dismiss all of the derivative claims brought by Starr.

19

Exhibit List

Exhibit 1: Starr International Co., Inc. v. United States, No. 11-CV-00779 (Fed. Cl.), October 1, 2012 Status Conference Transcript (excerpt)

Exhibit 2: AIG Form 10-Q, filed November 10, 2008 (excerpt)

Exhibit 3: Transcript of Hearing Before United States Congressional Oversight Panel for the Troubled Asset Relief Program, May 26, 2010 (excerpt)

Exhibit 4: Starr International Co., Inc. v. United States, No. 11-CV-00779 (Fed. Cl.), Plaintiff’s Initial Disclosures dated October 15, 2012

Exhibit 10

DJ# 154-11-779	U.S. Department of Justice
Civil Division
Tel.: (202) 616-8239

Washington, DC 20530

November 30, 2012

VIA E-MAIL AND REGULAR MAIL

Stephen A. Radin, Esq.

Weil, Gotshal & Manges

767 Fifth Avenue

New York, NY 10153

Re:	Starr International Co., Inc. v. United States, Fed. Cl. No. 11-779

Dear Mr. Radin:

We have reviewed the responses sent to the Board of Directors of American International Group, Inc. (AIG) by Starr International Co. (Starr), the Department of the Treasury, and the Federal Reserve Bank of New York (FRBNY) regarding Starr’s September 21, 2012 demand that AIG decide whether to pursue Starr’s derivative claims in Starr International Co., Inc. v. United States, currently pending in the Court of Federal Claims. We have also received your November 20, 2012 invitation for the parties to discuss the legal impact of the November 16, 2012 opinion of the United States District Court for the Southern District of New York (SDNY) in Starr International Co., Inc. v. Federal Reserve Bank of New York. This letter serves as the reply of the United States, including the Department of the Treasury and the Board of Governors of the Federal Reserve System.

As we stated, however, in our November 2, 2012 response, we have concluded that communications regarding the factual and legal bases of Starr’s claims and our defenses and counterclaims should be limited to court filings and other communications within the litigation. We also stated that the Department of Justice, on behalf of the United States, may participate in further protocol proceedings as the situation warrants. In light of your November 20, 2012 invitation to discuss the SDNY decision, we have concluded that further participation in the form of this reply is warranted to address the legal impact of the SDNY decision.

As AIG is undoubtedly aware, the SDNY dismissed all of Starr’s allegations with prejudice, with the exception of Starr’s takings claim, which Starr voluntarily withdrew. The SDNY did so despite accepting as true the facts stated on the face of Starr’s complaint, in addition to considering documents referred to in the complaint and taking judicial notice of historical events. In particular, the SDNY concluded that several aspects of Starr’s allegations did not meet the minimum standards to state a claim.

Starr’s failure to meet this minimum standard – even while accepting its factual allegations as true – shows that its claims lack merit.

Starr’s SDNY complaint encompassed virtually identical factual allegations to its Court of Federal Claims complaint. Indeed, Starr’s amended complaint in the Court of Federal Claims explicitly refers to and incorporates its allegations in its SDNY complaint. As such, the SDNY’s dismissal of Starr’s complaint bears upon whether Starr can sustain its allegations in the Court of Federal Claims based upon the same factual underpinnings. The SDNY’s dismissal of Starr’s claims based upon virtually identical factual allegations may preclude Starr from litigating the central issues in that action – in particular, whether FRBNY ever controlled AIG – in the Court of Federal Claims. That is, through the doctrine of collateral estoppel, also known as issue preclusion, the decision of the SDNY may prove fatal to Starr’s Court of Federal Claims action. Whether or not the SDNY’s conclusions are treated as preclusive in the Court of Federal Claims, however, the SDNY’s dismissal of Starr’s claims based upon the same facts illustrates the lack of merit of Starr’s claims.

For example, Starr’s claims in its SDNY complaint and Court of Federal Claims complaint both rely upon the unfounded allegation that the September 2008 rescue transaction, which had as one provision the exchange of AIG equity for the $85 billion credit facility, was involuntary on the part of AIG. The SDNY correctly rejected Starr’s claim of involuntariness because the SDNY properly concluded that AIG voluntarily accepted the terms offered by FRBNY, which it described as “the one and only rescuer that stood between it and imminent bankruptcy.” This conclusion foreclosed Starr’s claim that FRBNY exerted control over AIG and shows why Starr’s claims lack merit in either action.

Although Starr pursues different legal theories of recovery in the two actions based upon this allegation (control and breach of fiduciary duty by FRBNY vs. taking or illegal exaction by the Government), involuntariness is the lynchpin of both sets of allegations. Starr has pointed to no basis for its allegation of a taking by the Government in the Court of Federal Claims action other than its claim that the rescue transaction was involuntary, which in turn relies upon its allegation of control by FRBNY. As the SDNY concluded, however, Starr’s claim of control of AIG by FRBNY is implausible. The lack of this crucial element fatally undermines Starr’s claims.

As found by the SDNY, FRBNY’s lack of control over AIG also defeats Starr’s claims that FRBNY controlled AIG for the November 2008 Maiden Lane III transaction, June 2009 reverse stock split, and January 2011 recapitalization. As with the September 2008 rescue transaction, the SDNY’s holding that FRBNY did not control AIG for these later transactions equally demonstrates that these transactions were not involuntary on the part of AIG. Again, Starr points to no basis to allege coercion by the Government other than alleged control by FRBNY for these later transactions. Thus, the SDNY’s conclusion that Starr’s claim of control of AIG by FRBNY was implausible renders equally implausible its claim that these later transactions form the basis for a takings claim, or any other claim.

2

Separately, the SDNY considered – and rejected – Starr’s contention that the equity component of the September 2008 rescue transaction was not authorized by the Federal Reserve Act. As we explained in our November 2 response, the equity component of the rescue transaction was authorized by the Federal Reserve Act. As with the allegation of involuntariness, Starr presented different legal theories in the SDNY action (breach of fiduciary duty) and Court of Federal Claims action (illegal exaction) based upon this allegation that the equity component was unauthorized, but the SDNY’s conclusion that the equity component was authorized equally refutes Starr’s comparable allegation in the Court of Federal Claims.1

The bottom line is that a Federal judge has listened to and rejected outright the story that AIG’s decisions were not voluntary. We are confident that the same conclusion will be reached in the Court of Federal Claims action. Regardless, AIG should do the right thing now and stand by the deals it made by refusing to allow Starr, or anyone else, to attack those deals in court. That includes the express agreement – a contract – to sell stock for $500,000 plus the lending commitment. The United States stood by AIG when it mattered and has lived up to its end of the bargain; AIG should honor that decision by rejecting Starr’s demand.

[1]

Apart from the district court’s rejection of Starr’s claims, other recent developments cast doubt over their viability. On November 29, 2012, the United States Court of Appeals for the Federal Circuit granted our petitions for interlocutory appeal in two cases concerning takings claims filed against the United States in connection with financial assistance it provided to the automotive industry during the financial crisis, Alley’s of Kingsport, Inc., et al. v. United States and Colonial Chevrolet Co., Inc., et al. v. United States. In these cases, plaintiffs allege that the Government’s offer to provide financial assistance to distressed companies (in exchange for, among other things, equity in the rescued automakers) purportedly was conditioned upon those companies (General Motors and Chrysler) taking actions to ensure their viability that third parties contended took their property (automobile dealership agreements) without just compensation. The Federal Circuit granted our petitions for interlocutory appeal to consider whether the complaints in those cases stated a viable takings claim. We are currently considering the extent to which the Federal Circuit’s decision to entertain this question bears upon the question in this case of whether Starr has stated a claim upon which relief may be granted.

Like Starr’s case, these two cases involved a claim that a commercial transaction – the provision of financing – with the Government gave rise to a taking. Despite the fact the Court of Federal Claims denied the Government’s motion to dismiss in these two cases, the Federal Circuit took the rare step of authorizing an immediate appeal to consider whether those claims in fact stated a taking. In light of the Federal Circuit’s action, despite Starr’s heavy reliance upon the Court of Federal Claims’s denial of the Government’s motion to dismiss, AIG’s board should not place undue stock in the denial of the motion to dismiss in Starr’s case.

3

The United States appreciates the opportunity to provide its views. As with our initial response to AIG’s Board’s inquiry, AIG should not interpret our decision not to present a detailed reply to Starr’s response as an indication of our view of the merits of the litigation. We have reviewed Starr’s response and remain of the view that Starr’s allegations lack merit. As we indicated in our initial response, we take no position concerning your inquiry whether pursuit of Starr’s derivative claims is in the best interest of AIG, but we assure you that the United States will pursue our defenses and counterclaims vigorously.

JOYCE R. BRANDA
Deputy Assistant Attorney General

JEANNE E. DAVIDSON
Director

BRIAN M. SIMKIN
Assistant Director

JOHN J. TODOR
Senior Trial Counsel
Commercial Litigation Branch

4

Exhibit 11

THIRD SUBMISSION TO THE

AIG BOARD OF DIRECTORS

IN SUPPORT OF THE DEMAND OF

STARR INTERNATIONAL COMPANY, INC.

SKADDEN, ARPS, SLATE, MEAGHER &	BOIES, SCHILLER & FLEXNER LLP
FLOM LLP
4 Times Square	575 Lexington Avenue, 7th Floor
New York, NY 10036	New York, NY 10022
Telephone: (212) 735-3000	Telephone: (212) 446-2300

December 5, 2012

Index to the Supplemental Appendix

Designation	Cases

Ex. 69	Alyeska Pipeline Serv. Co. v. United States, 624 F.2d 1005 (Ct. Cl. 1980)

Designation	Publicly Released Documents

Ex. 70	Document produced from Sarah Dahlgren’s hard copy files titled “COMMENTS FOR MEETING w/ TIM GEITHNER – Friday, November 14, 2008 - 5:00 p.m. at the Federal Reserve Bank” (FRBNY-TOWNS-R3-031008)

i

Starr requests that the Board not prevent Starr from moving forward on AIG’s behalf (at little cost to AIG) with litigation that seeks to recover for AIG tens of billions of dollars that the Government obtained when AIG was at its most vulnerable and was under Government control. In contrast, the Government, having already been repaid in full with interest and profited handsomely by its “punitive”1 illegal exaction and/or unconstitutional taking, asks the Board to prejudge this dispute to AIG’s disadvantage, terminate Starr’s claims and thereby enable the Government to avoid scrutiny of its own actions.

As the Board deliberates, it should keep in mind the following important points:

•	The CFC held that valid claims have been stated on AIG’s behalf.

•	The Government’s six submissions fail to address the CFC’s reasoning on Starr’s illegal exactions claim.

•

The CFC has authorized Starr’s takings and illegal exactions claims to proceed to discovery and those claims (with the exception of those related to Maiden Lane III) will proceed absent Board authorization, just not for the benefit of AIG.

•

Allowing this litigation to go forward is not inconsistent with accepting the Government rescue and AIG’s expression of gratitude for that rescue. This case is about whether the Government overstepped its authority in engaging in that rescue, thereby allowing it to extract and/or take extraordinary profits for the Government at the expense of AIG and its shareholders – terms that FRBNY’s own representative referred to as an attempt “to steal the business.”

•

The Board should not put undue weight on the recent District Court decision dismissing Starr’s Delaware law breach of fiduciary duty claims. That decision contained errors of law and prematurely decided contested issues of fact and will be appealed. The District Court decision actually relied in part on the existence of Starr’s constitutional claims in the CFC action to justify its conclusions.

There is no reason for the Board to give up the opportunity to participate in this litigation at little cost, only to have to explain later why it foreclosed the opportunity to recover tens of billions of dollars for the Company when Starr prevails on its direct class action claims. To stop the derivative claims, the Board would have to resolve disputed factual and legal issues now,

[1]	Comments found in the file of Sarah Dahlgren, Executive Vice President of FRBNY and head of the AIG Monitoring Team, which were prepared for a November 14, 2008 meeting with FRBNY’s President, described the terms of the Government rescue package as “punitive.” FRBNY-TOWNS-R3-031008 (Ex.70).

even though the CFC has already ruled that those issues may proceed to discovery, and even though such a decision would be based on the self-serving and unsupported assertions of the very entity from which that recovery would come.2

We now examine some of the other more prominent arguments made in the Government submissions, many of which already have been addressed in Starr’s opening submission.

First, the Government has failed to provide any authority, regulation, or law that supports its claimed right to demand AIG stock, see FRBNY Reply at 14-19, or to require AIG to relinquish $32.5 billion in collateral as “compensation” for a Section 13(3) loan:

•

FRBNY’s argument that it could decide “whether and on what terms to provide rescue funds,” see id. at 12-13, fails to address whether the terms it did set exceeded its statutory authority. The Government concedes that, prior to 2008, it has not relied on Section 13(3) since the Great Depression, and that it cannot cite a single example when it ever demanded or received equity in exchange for a Section 13(3) loan. (Ex. I at 18.0, 19.0).

•	FRBNY’s argument that its term sheet was derived from a private-sector term sheet, see FRBNY Reply at 14, ignores the fact that private parties can make demands the Government cannot make.[3]

•

FRBNY’s argument that TARP authorized the Government to receive equity in exchange for financial assistance, see id. at 13, ignores the fact that the AIG Credit Facility and Maiden Lane III transaction were effectuated under Section 13(3), not under TARP.

•

Contrary to the Government’s assertion, supported by the District Court’s erroneous interpretation, the National Bank Act does not provide legal authority that a Federal Reserve Bank has the right to demand an “equity kicker” as part of the consideration for a Section 13(3) loan under the Federal Reserve Act. See also Starr’s Second Submission at 17.

[2]

FRBNY is wrong that the CFC was obligated to assume “the truth of every factual allegation in Starr’s complaint,” see FRBNY Reply at 3, as courts are free to ignore allegations which are conclusive in nature or facially implausible on a motion to dismiss. It should be emphasized that the CFC concluded that if Starr proves the facts as alleged—many of which are undisputed—the transactions were involuntary on the part of AIG as a matter of law. Furthermore, the Board should not credit Treasury’s mistaken assertions that Starr relies only on secondhand reports and “rumor” to substantiate its claims. Although discovery has only recently begun in the CFC action, Starr relies on publicly available documents, including a number of government reports that confirm the accuracy of Starr’s allegations. See Starr’s Opening Submission at 9-13.

[3]

Ironically, FRBNY argues that it should be immunized because it acted as a sovereign, see FRBNY Submission at 14, but apparently also seeks to justify its conduct as if it were just a commercial actor. It cannot have it both ways.

2

Second, the Government’s arguments that the Board voluntarily agreed to grant the Government a 79.9% equity stake and voluntarily agreed to the financially disadvantageous terms of Maiden Lane III should be rejected. These arguments ignore several crucial considerations:

•

The CFC has concluded that Starr’s allegations of coercion and duress would state takings and illegal exaction claims if proven (which is a separate issue from the question of control considered—and erroneously decided—by the District Court).

•

Voluntariness is legally irrelevant to Starr’s illegal exactions claims based on the Government’s lack of authority to demand 79.9% of the Company or require AIG to relinquish $32.5 billion in collateral.[4] See Starr’s Second Submission at 8.

•

The “equivalent value” that the Government argues it would seek under the Credit Agreement if it had to repay the value of the equity taken in September 2008 is itself an illegal exaction, since the Government would still be acquiring property from AIG in excess of its statutory authority.

•

The “rock and the hard place” identified by the District Court—relinquishing 79.9% of the Company or bankruptcy—was effectively no choice at all, because the Government left AIG with no real ability to reject the “take it or leave it” offer in September 2008.

•

Even putting aside the Government’s coercive conduct, Starr has alleged that the Government controlled AIG at the time of Maiden Lane III through its 79.9% equity stake, operational control of the day-to-day business of AIG by virtue of Credit Agreement covenants, and control of AIG’s CEO, who was the Board’s main eyes and ears.

Third, FRBNY concedes the loan was “fully secured” by all of AIG’s assets, which suggests that its credit risk was already covered, and ignores the significant compensation FRBNY was already receiving in the form of extraordinarily high interest and fees. See Sept. 2011 GAO Report at 35 (Ex. 33).5

[4]	FRBNY’s reliance on Edmonston to argue that the “voluntary payment doctrine” bars Starr’s illegal exaction claim ignores that Suwannee, which Starr cited, distinguishes Edmonston, see Ex. 16, and that the Government cannot invoke the voluntary payment doctrine where, as here, it has violated a provision “intended to benefit the person seeking recovery.” See Alyeska Pipeline Serv. Co. v. United States, 624 F.2d 1005, 1018 (Ct. Cl. 1980) (Ex. 69). FRBNY itself concedes (FRBNY Reply at 18) that Starr’s authority establishes that the voluntary payment principle does not apply where (as here) the consideration demanded was not properly the subject of “administrative judgment or negotiation.”
[5]

Moreover, under FRBNY’s faulty reasoning, the 79.9% equity interest could not have been compensation for the loan, even if FRBNY had the authority to receive it, because FRBNY argues that the stock went to the Trust and the Treasury, not to itself. FRBNY cannot have it both ways.

3

Fourth, the Government’s contention that AIG received “fair value” for the stock ignores that AIG’s 10-Q for the third quarter of 2008 valued the equity at $23 billion. Likewise, its contention that AIG’s damages for an unlawful exaction of 79.9% of the Company would be “zero” is simply false. The proper measure of damages for an illegal exactions claim is not what might have been if the Government had not violated the law, but what amount the Government has “in its pocket” as a result of its illegal conduct. See Aerolineas Argentinas v. United States, 77 F.3d 1564, 1572-74 (Fed. Cir. 1996) (Ex. 49).

The Government’s remaining arguments are also without merit:

•

Coercion: FRBNY’s argument (FRBNY Reply at 11-12) that it could not have been expected to give AIG access to the Primary Dealer Credit Facility or discount window because AIG was neither a bank nor a primary dealer ignores the crucial, and undisputed, fact that in contrast to other major non-bank financial institutions, AIG requested but was not granted such access (Ex. I at Nos. 1.0, 1.2, 2.0, 2.1, 3.0, 3.1) and was singled out for punitive treatment—a fact that the CFC has determined is relevant to Starr’s allegations of coercion. July 2 Op. at *29. Moreover, Starr has never claimed that access to the discount window was the only option available. Indeed, the Government further contributed to AIG’s financial duress by refusing to give AIG a temporary solution, such as a guarantee or bridge loan, which would have provided AIG the opportunity to obtain a private sector solution. See Treasury Response at 11-12.[6]

•

Maiden Lane III: FRBNY’s claim that Starr has not identified a “plausible reason” for the allegations of Government wrongdoing in the Maiden Lane III transaction, see FRBNY Reply at 5-6, gives no weight to Starr’s allegations based on government reports, see Ex. 30 at 2, concerning the covert “backdoor bailout” of the Maiden Lane III counterparties. FRBNY admits that it had a conflict in conducting those negotiations on AIG’s behalf, since its primary purpose in Maiden Lane III was to save the financial markets, see FRBNY Reply at 5, not to rescue AIG.[7]

•

Direct vs. Derivative Claims: Starr has always maintained that the Government’s taking of AIG shareholders’ right to a separate class vote to permit the conversion of the Series C Preferred Stock was an injury to shareholders, and not to AIG. However, the initial taking and illegal exaction of a 79.9% equity interest by the Government resulted in injury both to AIG shareholders and to the Company. The question of how to properly allocate the billions

[6]	Treasury responds to these allegations by referencing an “offer” by the FRBNY’s President that it acknowledges may never have occurred. Id. at 11 & n.7.
[7]

FRBNY’s assertion (FRBNY Reply at 7) that it did not believe it could have guaranteed AIG’s CDS obligations at the time is implausible, given the document submitted by Starr evidencing FRBNY’s serious consideration of that option. Chart re: AIG Assistance Options, at FRBNY-TOWNS-R1-209853 (Ex. 65).

4

of dollars in damages for this injury, see Treasury Response at 16, need not be decided now and does not merit rejection of the valuable claims brought by Starr on AIG’s behalf.

•

Waiver and Estoppel: The Government ignores that the challenged transactions brought on AIG’s behalf occurred in the short period between September and November 2008 and fails to explain what benefit AIG or Starr has obtained by bringing claims in 2011 instead of shortly thereafter. These defenses were never fully briefed, argued or decided, making any Government or District Court observations on them irrelevant.

•

Indemnification: Established law unequivocally holds void as against public policy indemnification clauses purporting to relieve the Government of accountability for its own unconstitutional acts. See, e.g., Stamford Bd. of Educ. v. Stamford Educ. Ass’n., 697 F.2d 70, 73 (2d Cir. 1982) (prohibiting the government from demanding indemnification for constitutional violations) (Ex. 15). The cases Treasury cites (Treasury Response at 17 n.9) only upheld provisions indemnifying the government where the challenged action involved the primary responsibility of a private actor and any Government involvement was incidental. In any event, the indemnification language at issue does not apply to the willful actions of the Government.

•

Alley and Colonial Chevrolet Appeals: It would be premature, to say the least, to conclude that the Federal Circuit will reverse the CFC’s decisions in those cases, which in any event present different legal claims from the claims in Starr’s CFC action. The Alley and Colonial Chevrolet appeals underscore the fact that the constitutionality of the Government’s conduct in the 2008 financial crisis is being broadly challenged.

*        *        *         *        *

The Government ironically attempts to induce the Board to prevent Starr from recovering damages for the Company by invoking AIG’s principles of “integrity, honesty, fairness and accountability.” These very principles, properly understood and applied, should actually lead the Board not to block Starr’s efforts to recover tens of billions of dollars of AIG’s property that was illegally exacted and/or wrongfully taken by the Government in 2008.

December 5, 2012
Robert J. Dwyer
Counsel for Starr International Company, Inc.

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Exhibit 12

FINAL SUBMISSION TO THE AIG BOARD BY

THE FEDERAL RESERVE BANK OF NEW YORK

Dated:	December 5, 2012

A.	The Board Should Not Sponsor an AIG Claim Based on Allegations the Board Knows or Can Readily Confirm are False

Despite Starr’s urging, the Board undoubtedly understands that it should not respond to Starr’s demand by merely accepting Starr’s contentions as true without seeking to understand the actual facts. By contrast with the D.C. and New York courts, which were required at that threshold stage to accept Starr’s allegations, the Board’s fiduciary duties call for it to undertake or commission sufficient inquiries to enable it to form a view about whether the proposed claim is in the interests of AIG and its shareholders. The discharge of that duty unquestionably includes a good faith effort to assess whether the proposed claims are well-founded.

Before even reaching the abundant inaccuracies in Starr’s submissions, the Board knows – or can readily confirm – the falsity of Starr’s foundational contention in this dispute: that both current directors and the directors who approved the September and November 2008 rescue loan agreements were so dominated and controlled by FRBNY and the United States government that they lacked the personal capacity to exercise independent judgment about AIG’s best interests when they voted to have AIG enter those agreements. The current directors know for themselves whether FRBNY, the Trustees or the Treasury Department so dominated their decision-making that they surrendered their independent judgment as fiduciaries and simply did the bidding of FRBNY and the United States government. The three current directors who were also members of the Board in 2008 – Suzanne Nora Johnson, George L. Miles, Jr. and Morris W. Offit – equally know whether they and their fellow 2008 directors were able to exercise independent judgment, albeit under difficult circumstances, when they voted in favor of the transactions Starr now asks them to let AIG attack. Any other current director who has doubts on this score can simply ask (or direct counsel to ask) any of AIG’s 2008 directors how they would testify when asked under oath whether they felt unable to exercise their business judgment.

While Starr claims that the circumstances surrounding AIG’s agreements with FRBNY made the Board’s votes to approve those agreements so plainly involuntary that the terms Starr does not like must be treated as void, this Board’s distinguished members undoubtedly recognize from their own life experiences the difference between a tough decision to accept an undesired arrangement for the sake of avoiding a far worse outcome and an involuntary decision. Judge Engelmayer, in dismissing Starr’s New York claims, discussed at length the reasons why the Board’s approval of the challenged agreements must be recognized to have been voluntary. Starr’s effort to suggest that this finding has no application to its claims of unconstitutional taking and illegal exaction in D.C. makes no sense. While Judge Wheeler in D.C. decided to give Starr an opportunity to prove its contention that FRBNY made the Board’s decisions involuntary by creating the predicament that forced AIG to make difficult choices on September 16 and November 9, 2008, Starr’s presentation to the Board makes clear that Starr has no basis for that preposterous claim.

AIG’s need for FRBNY’s rescue did not arise from any conduct by FRBNY, but from a combination of factors including extraordinarily excessive and inadequately hedged risk-taking within AIGFP, unprecedented market moves to price levels that AIG’s internal risk analysts had not planned for or protected against, the meltdowns of other enterprises, liquidity demands that the company could not satisfy, the consequent threat of imminent bankruptcy, and an inability to persuade private lenders that they would benefit commercially by lending the enormous sums

2

AIG needed to avoid bankruptcy. Starr’s claim that FRBNY caused AIG’s predicament by accurately telling AIG that the proposed rescue terms were “take it or leave it” does not begin to make FRBNY’s terms compulsory. FRBNY had no obligation to lend to AIG on more favorable terms – or on any terms at all – and the Board’s decision to accept the agreed-upon terms was an act of voluntary deal-making that there is no basis for AIG to repudiate today.

B.	The Board’s Voluntary Entry Into the Challenged Agreements Precludes the Proposed AIG Claims Seeking to Avoid AIG’s Obligations Under Those Agreements

The Board should also reject Starr’s efforts to suggest in the alternative that the Board can still seek to avoid AIG’s agreed-upon obligations regardless of their voluntariness because the contractual terms agreeing to convey an 80% equity interest to the Trust were legally invalid. As previously explained, the United States Supreme Court has confirmed that a plaintiff cannot maintain a claim for illegal exaction if the plaintiff voluntarily agreed to the transaction it later seeks to challenge, unless Congress showed a specific intention to allow recovery despite voluntary agreement. The only purportedly contrary authority Starr cites is a nearly 60-year old lower court decision (Clapp v. United States, 117 F. Supp. 576 (Ct. Claims 1954)), but Starr’s reliance on Clapp disregards that the plaintiff in that case did not make a payment pursuant to a voluntary contract, but rather paid an assessment in order to obtain regulatory approval only after stating that he was doing so under protest and “would expect to get [the extra payment] back if the law did not justify the charge.” Id. at 578.

Even putting aside AIG’s lack of entitlement to challenge deal terms to which it voluntarily agreed in return for FRBNY’s enormous rescue loans, Starr is simply wrong in characterizing the equity kicker or any other deal term as legally invalid. As Judge Engelmayer

3

held in the New York action, FRBNY was entitled to obtain AIG’s agreement to convey a 79.9% equity interest to the Trust, with the Federal Reserve Board’s explicit authorization, as part of its “incidental powers” under section 4 of the Federal Reserve Act. AIG also contractually agreed to provide the nearest economic equivalent if this or any other component of the Credit Agreement were found invalid. Moreover, AIG has waived any legal entitlement to challenge this component of its deal with FRBNY by accepting all of the consideration FRBNY had agreed to provide as well as the benefit of successive further FRBNY rescues over more than three years, without seeking to avoid performing its own obligations until FRBNY had fully performed and AIG no longer needed FRBNY’s support to survive.

AIG’s and the Board’s agreement to the ML III transaction should equally preclude AIG from challenging that agreement now. While Starr claims wrongdoing by FRBNY because AIG’s previously posted collateral was part of the consideration for the double transaction of acquiring outstanding CDOs and achieving a tear-up of the CDS contracts insuring the CDOs at par, Starr disregards that offering only to pay for the CDOs without surrendering the collateral to obtain termination of the CDSs would never have been sufficient to induce counterparties to surrender their CDS rights, and that the deal structure that Starr now asks AIG to challenge was initially suggested by AIG, as Mr. Habayeb acknowledged in Congressional testimony.*

*	Starr’s contention that the Federal Reserve Board did not approve the ML III transaction is false. The Board authorized ML III following consideration of the proposed transaction through the notation voting process on November 7, 2008, as memorialized in a November 10, press release (http://www.federalreserve.gov/newsevents/press/other/20081110a.htm).

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C.	The Stakes Involved in Considering Starr’s Request

Like many derivative plaintiffs who make demands on boards, Starr has sought to persuade the Board that letting the claim proceed on AIG’s behalf must be in AIG’s best interests because AIG will benefit if Starr’s claims prevail and will suffer no costs if those claims fail since Starr will cover all attorney fees. Even putting aside AIG’s contractual obligation to pay FRBNY’s and the government’s attorneys fees in defending this litigation, the Board should recognize – as boards conventionally do when presented with this argument – that letting a meritless claim proceed on the company’s behalf is far from cost-free as an institutional matter.

The Board undoubtedly is appropriately sensitive to the range of public views about whether FRBNY should have saved AIG from failure. If the Board lets this action proceed on AIG’s behalf, the public will know that the recipient of the largest government-funded rescue in American history responded to emerging from its crisis by suing to recover tens of billions of dollars from American taxpayers on the theory that it was treated unfairly in the rescue agreements to which its Board voluntarily subscribed. The public will also know that the Board reneged on its agreements, and the Board will know that the claims it has authorized are founded on the false predicate that current directors and their predecessors failed to exercise the independent judgments they had a duty to exercise. And when the litigation is completed, the claims will lose, and AIG and its Board will have lost significant goodwill backing what the directors knew all along was the wrong horse. The Board should not accept Starr’s position that all this would be without cost to AIG.

FRBNY appreciates the Board’s having invited it to provide this submission.

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Exhibit 13

Closing Submission on Behalf of the

United States Department of the Treasury to the

Board of Directors of American International Group, Inc.

December 5, 2012

The United States Department of the Treasury (“Treasury”) makes this closing submission to the Board of Directors (the “Board”) of American International Group, Inc. (“AIG” or the “Company”). The Board’s request for submissions from the parties has shined a light on the derivative claims that Starr has asked the Board to endorse. The process has revealed that Starr’s claims are unsupported by evidence and directly contradict AIG’s public statements regarding the rescue. The process also has confirmed the singular nature of Starr’s version of the facts, in which FRBNY and the Government forced the rescue on AIG, and the rescue harmed the Company and its shareholders. Although the rescue has been scrutinized extensively, and the Company and its leaders have publicly addressed the rescue on many occasions, Starr is alone in telling that story.

In fact, AIG owes its continued existence to the rescue that AIG sought and the Board voluntarily accepted. In September of 2008, the Board considered its options, with the benefit of advice from first-rate legal and financial advisers, and determined that accepting the rescue was in AIG’s best interest. The only alternative at the time was bankruptcy, which would have wiped out the Company’s equity, destroying the value of Starr’s shares. There was no private sector solution to address the scope of the rapidly escalating crisis that ultimately required FRBNY and the Government to commit $182 billion to stabilize AIG.

The Board also voluntarily approved the ML III transactions, based on expert advice and thorough deliberation, as being in AIG’s best interests. In the face of impending downgrades from the credit ratings agencies and the onerous collateral requirements of the CDS contracts, the alternative was, once again, bankruptcy. Time was running short, and despite the efforts of AIG and FRBNY, no counterparty concessions could be had. Terminating the CDS contracts that were threatening the Company’s survival benefited AIG and its shareholders. While AIG may have preferred more favorable terms, it had no right to them. In any event, the Board agreed to the terms offered. In recognition of the lifeline that was thrown to AIG, the Company has expressed its gratitude to the taxpayers for shouldering extraordinary risk during the several-year rescue that restored value to the Company and its shareholders.

Against this backdrop, authorizing pursuit of Starr’s claims would be contrary to the Company’s core values of “integrity, honesty, fairness and accountability.” Starr’s unsupported allegations and conspiracy theories are not true. It is unfair to use them to attack the institutions that were responsible for preserving the financial system during its biggest crisis since the Great Depression, and the leaders of those institutions who worked tirelessly to rescue AIG in its time of greatest (and most urgent) need. Those attacks would look especially disingenuous in light of the Company’s prior statements about the rescue. It is unwarranted to expose the Company’s current and former directors, officers, employees and outside advisers – among others – to the burdens of litigation. And litigating in an attempt to renege on the rescue deals years after signing them would damage AIG’s efforts to rebuild its credibility. For all of these reasons, it is not in AIG’s best interest to allow Starr’s baseless claims to proceed.

*                    *                     *

In its most recent submission, Starr devotes little effort to trying to provide facts to support its unique narrative of the rescue or the merits of its takings claims. Instead, with perhaps tacit acceptance that Starr’s version of the rescue would be difficult for the Board to endorse, Starr tries to convince the Board that it can allow those claims to proceed without taking a position on the distorted factual narrative underlying the claims. Starr also emphasizes its “illegal exaction” claim, and suggests that claim does not depend on Starr’s factual story, but entails only the legal question of whether the issuance of equity was authorized. Starr is wrong

2

on both counts.

Starr seeks to persuade the Board that it does not need to endorse the allegations underlying the claims in order to authorize their pursuit on behalf of AIG. Starr is wrong to tell the Board that determining the accuracy of Starr’s factual story is “a responsibility the Board can and should want to avoid.” (Starr Response p. 2). As the Delaware Supreme Court has explained, “a board of directors has a duty to act on an informed basis in responding to a demand.” Levine v. Smith, 591 A.2d 194, 214 (Del. 1991).

Starr also insists that its claims are not an attack on the public servants who worked to rescue AIG, and that the claims comport with AIG’s prior public statements. (Starr Response p. 20). To see through that fallacy, one need look no further than Starr’s own description of its claims. In its submissions, Starr asserts that the Government “interfer[ed]” with AIG’s attempts to right itself, “discourag[ed]” investors from helping AIG, “discriminat[ed]” against AIG, “unnecessarily delayed” in assisting the Company, made “false assertions,” “engaged in self-dealing” and a “cover-up,” “wrongfully gained profits” from the Company, “usurp[ed] and mismanage[d]” AIG’s assets, and “used control [of AIG] to further its own purposes at the expense of AIG.”

According to Starr, “[t]he global financial crisis was not an AIG crisis,” so AIG and its shareholders should not have borne any of its burdens. Starr even tells the Board that the Government cannot identify “any ‘benefits’ conferred on AIG” in exchange for granting equity to the Trust. (Starr’s statements in court are even less restrained. Starr has said, for example, that the “basic terms” of the rescue deal “amounted to an attempt to ‘steal the business.’”). Those are Starr’s own words, meant to persuade this Board to endorse the claims. But the Board cannot do so consistent with AIG’s public statements, including its securities filings, or with the

3

facts known to the Board.

Downplaying the import of the conflict between Starr’s assertions and AIG’s statements, Starr presents the issue as one of potential “embarrass[ment]” to Board members. But that is not the issue. AIG’s statements reflect facts that would drive the outcome of the litigation. It is also a matter of the Company’s integrity, and the accuracy of its securities filings. Allowing claims premised on Starr’s allegations to proceed would undermine AIG’s efforts to restore its reputation with the American public. The public would be taken aback by any demand by AIG for tens of billions of dollars more of public money, based on the argument that AIG was “harmed” by a rescue to which it owes its very existence.

In a further attempt to convince the Board that it can authorize pursuit of Starr’s claims without endorsing Starr’s story, Starr leans heavily in its most recent submission on its illegal exaction claim. Starr posits that success on that claim would require showing only that the equity transfer was unauthorized by statute (a purely legal issue), and not that the rescue was forced on AIG. That is not the case: under the ruling by the Court of Federal Claims, the exaction claim depends on proof that the Board’s acceptance of the rescue terms was not voluntary. (July 2, 2012 Op. p. 43).1 Because the rescue was not forced on the Board, there was no “exaction.”

Even assuming, for the sake of argument, that the illegal exaction claim were to succeed,

[1]

Starr also disregards that an illegal exaction claim cannot arise from a contract with the Government. An illegal exaction claim is a “non-contractual clai[m] … [that] must assert that the value sued for was improperly paid, exacted, or taken from the claimant in contravention of the Constitution, a statute, or a regulation.” Eastport S.S. Corp. v. United States, 372 F.2d 1002, 1007 (Ct. Cl. 1967); see also Norman v. United States, 429 F.3d 1081, 1095 (Fed. Cir. 2005) (“The classic illegal exaction claim is a tax refund suit alleging that taxes have been improperly collected or withheld by the government.”). Starr cites Clapp v. United States, 127 Ct. Cl. 505, 515 (1954), to argue that an illegal extraction may result from a private party’s voluntary agreement with the Government (Starr Response p. 8). But the plaintiff in Clapp had no contract with the Government, which instead had imposed a fee on the plaintiff as a condition for approving the plaintiff’s agreement with a third party.

4

it would never result in the windfall to AIG that Starr promises. If FRBNY were not authorized to include the equity grant as a term of the rescue deal, then AIG would be required to substitute other consideration of equal value. Under the express terms of the Credit Agreement, if any of its terms – including the grant of equity to the Trust – were held to be illegal, then AIG would be obligated to replace that term with a provision “the economic effect of which comes as close as possible to that of the [illegal] provisio[n].” (Credit Agreement § 8.12). The “economic effect” of the grant of equity to the Trust is the very same recovery that Starr promises to AIG from the lawsuit. Thus, even if Starr could prevail on its claim, a judgment for AIG would force the Company to provide other consideration of equal value, offsetting any recovery on the claim.

In sum, there is no silver bullet for the Board or AIG. Starr falsely tempts the Board with what sounds like a low risk and low cost option of allowing Starr to continue its pursuit of AIG’s claims, implying that the process would not involve direct participation of the Company. However, in reality, if the Board approves continued pursuit of the claims in AIG’s name, then AIG will own the litigation for its duration. In the eyes of the public and of the court, the lawsuit will be AIG’s, not Starr’s.2 The plaintiff will be AIG. The witnesses will be AIG board members and management. The documents will be produced by the Company. The opening statements and closing arguments will be made in the name of AIG. And AIG will have to live with the court opinions that pass judgment on the credibility and veracity of Starr’s rescue story, which will have also become AIG’s.

The alternative is to cause AIG to move to dismiss the derivative claims, and that is what the Board, acting in the best interest of the Company and its shareholders, should do.

[2]	“[W]hen a board of directors is confronted with a derivative action asserted on its behalf, it cannot stand neutral.” Spiegel v. Buntrock, 571 A.2d 767, 775 (Del. 1990).

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Exhibit 14

U.S. Department of Justice Civil Division

DJ# 154-11-779	Tel.: (202) 616-8239

Washington, DC 20530

December 5, 2012

VIA E-MAIL AND REGULAR MAIL

Stephen A. Radin, Esq.

Weil, Gotshal & Manges

767 Fifth Avenue

New York, NY 10153

Re:	Starr International Co., Inc. v. United States, Fed. Cl. No. 11-779

Dear Mr. Radin:

We have reviewed the November 30, 2012 replies sent to the Board of Directors of American International Group, Inc. (AIG) by Starr International Co. (Starr), the Department of the Treasury (as a shareholder of AIG), and the Federal Reserve Bank of New York (FRBNY), regarding Starr’s September 21, 2012 demand that AIG decide whether to pursue Starr’s derivative claims in Starr International Co., Inc. v. United States, currently pending in the Court of Federal Claims. This letter serves as the surreply of the United States, including the Department of the Treasury and the Board of Governors of the Federal Reserve System.

We write to address certain points made by Starr in its reply that misstate either the applicable law or the position of the United States. First, Starr erroneously contends that the Court of Federal Claims’s denial of the Government’s motion to dismiss provides a basis for AIG’s board to authorize Starr to bring derivative claims on its behalf. As we explained in our briefing for the motion to dismiss, and in our prior communications to AIG’s board as part of the demand protocol, neither Starr’s takings nor illegal exaction claim is legally supported. Furthermore, in ruling on the motion to dismiss, the Court of Federal Claims was obligated to accept the facts as alleged in the complaint, but AIG’s board is not required to do so. AIG’s board is in possession of relevant facts that it was not possible to present during the briefing of the motion to dismiss, and which refute many of Starr’s central allegations. Accordingly, AIG should not place undue stock in the Court of Federal Claims’s denial of the Government’s motion to dismiss.

Starr incorrectly asserts that the Government did not “address the illegal exaction claims in any meaningful manner,” when, in fact, the Government discussed the flaws in Starr’s illegal exaction theory extensively in the briefing on the Government’s motion to dismiss and in our prior communications to AIG’s board as part of the demand protocol. To repeat, even accepting Starr’s factual allegations as true, Starr’s illegal exaction claim fails because: (1) FRBNY had authority to accept AIG’s offer of equity participation to the Trust in exchange for the provision of rescue funding; (2) FRBNY never acquired any AIG stock, and thus did not violate any possible restriction upon its acquisition of stock; and (3) there is no “exaction” in any sense of the word because the Government did not force AIG to accept rescue funding according to the terms of the September 2008 agreement, or to agree to provide consideration for a loan that in part took the form of an equity interest. The District Court for the Southern District of New York held that all of FRBNY’s actions in this case were authorized by the Federal Reserve Act. We are confident that the same view will prevail ultimately in the Court of Federal Claims action.

Starr also misstates the terms of the equity interest and Maiden Lane III agreements. With respect to the equity interest, Starr’s contention that “[t]he Government paid only $500,000 for a 79.9% equity interest” wholly ignores the $85 billion lending facility that AIG itself has stated, in securities filings, was part of the consideration for the equity. AIG freely agreed to these terms, and Starr presents no basis for AIG to repudiate them and contend that they constituted a taking or illegal exaction more than three years after the Government saved AIG from extinction. Similarly, with respect to the Maiden Lane III agreement, Starr wrongly asserts that “the Government illegally exacted $32.5 billion of cash collateral from AIG in the Maiden Lane III transaction,” again ignoring that the collateral requirements were integral to the agreements into which AIG freely entered.

Second, Starr incorrectly argues that the voluntariness of AIG’s offering of the equity interest as part of the rescue funding is “irrelevant” to its illegal exaction claim and that its version of the facts contradicts voluntariness for the takings claim. The authorities cited by Starr do not stand for the proposition that voluntariness is “irrelevant” to an illegal exaction claim. As we explained in our briefing on the motion to dismiss, the authorities cited by Starr involved unrelated monetary conditions that were imposed on approvals otherwise required by statute, whereas the equity consideration that AIG offered was an integral part of the consideration for undertaking the risk of lending to AIG, a failing institution. Similarly, Starr’s claim that voluntariness does not affect its takings claim fails by its own terms. Starr represents that the Government presented the September 16, 2008 term sheet as a “take it or leave it” proposition. Even assuming this to be true, this means that the Government did not engage in a “taking” because AIG was free to decline the terms. Likewise, with respect to Maiden Lane III, the only “alternatives” that Starr identifies as the Government allegedly having withheld were other forms of Government assistance, thus undercutting Starr’s claim of coercion.

Third, Starr contends that the Government acted in a “sovereign capacity, rather than in a commercial capacity,” but misstates the Government’s position. As we have explained, FRBNY’s inclusion in the rescue loan of an equity participation term offered by AIG was authorized by the Federal Reserve Act. But it did not involve an exercise of a sovereign power that implicated the takings clause because AIG had the freedom to reject the terms of the rescue. That the Government was acting in the public interest and within its authority does not mean that it was exercising exclusively sovereign powers.

In discussing its illegal exaction theory, Starr mixes apples and oranges. In the illegal exaction cases that Starr relies upon, the Government demanded the payment of money to the Government, and the money itself was the subject of the illegal exaction claim. Starr implicitly

2

concedes that the subject of its illegal exaction claim is not money, but the monetary value of AIG shares. But the Government did not exact any shares from AIG; AIG sold those shares, for the lending commitment plus $500,000, and received both the $85 billion of financing that enabled AIG to survive and the $500,000. All this was through a series of contracts, including a stock purchase agreement in which AIG agrees that it received adequate compensation for those shares. Starr fails to identify any illegal exaction case, and none exists, in which an illegal exaction claim has been based upon buyer’s remorse.

The reason there is no such case is that the argument is nonsensical. If a party to a contract wants to challenge one of its terms – such as, in this case, the price – it does so in a contract action. However, AIG has never complained about the terms of the contracts it signed in this case; it has embraced and even praised those contracts. Indeed, the contracts have been fully performed; that is, AIG has already received the $85 billion financing and credit payment that AIG agreed to as the price for the shares. Therefore, Starr is attempting to collaterally attack those contracts through the “backdoor” of illegal exactions theory. However, when the Government enters into contracts, its rights and obligations are governed by contract law, and the Government has a perfect defense to Starr’s problem with the purchase price: AIG agreed to and received that price.

The United States appreciates the opportunity to provide its views. As with our earlier written communications to AIG, AIG should not interpret any instance where we have not provided a detailed reply to each of Starr’s contentions as an indication of our review of the merits of the litigation. We assure you that the United States will pursue our defenses and counterclaims vigorously. Although we will make every effort to minimize the costs and burdens of discovery and litigation, any continuation of Starr’s claims will necessarily involve AIG, and its past and present officers and board members, in depositions and any trial.

JOYCE R. BRANDA
Deputy Assistant Attorney General

JEANNE E. DAVIDSON
Director

BRIAN M. SIMKIN
Assistant Director

JOHN J. TODOR
Senior Trial Counsel
Commercial Litigation Branch

3

Exhibit 15

December 10, 2012

AIG Board Consideration of Starr Demand Revised Protocol

AIG’s October 1, 2012 protocol provided for written submissions that AIG has received and forwarded to its Board of Directors as received with respect to the question the Board must decide: Is the pursuit of Starr’s derivative claims by AIG or Starr in the best interests of AIG and its constituencies?

The protocol also provided for oral presentations during the Board’s January 9, 2013 meeting and stated that AIG would provide further information and guidance with respect to these presentations after review of the written submissions.

AIG’s Regulatory, Compliance and Public Policy Committee has determined that these presentations will proceed as follows:

Starr, Justice, Treasury and FRBNY are invited to attend all presentations.

Presentations will be made without questions as follows in the following order and for the following periods of time:

45 minute presentation from Starr

30 minutes presentation from Treasury

30 minute presentation from FRBNY

15 minute rebuttal from Starr

2 minute sur-rebuttal from Treasury

2 minute sur-rebuttal from FRBNY

Starr, Justice, Treasury and FRBNY will then leave board room but remain on the floor, while Board discusses questions for Starr, Treasury and/or FRBNY

Starr, Justice, Treasury and FRBNY will then return to board room to answer any questions from the Board.

Presentations will begin at 8:00 a.m., and the question and answer session is expected to be completed before lunch.

Up to 15 PowerPoint slides may be utilized by each party, with copies of the slides provided to all parties no later than 12:00 noon on January 4, 2013.

In order to determine the location of the meeting (which will depend on the size of room needed) and make other logistical arrangements before the holidays, we ask that Starr, Justice, Treasury and FRBNY provide us this week the names of individuals who will attend the January 9, 2013 presentations and any audiovisual needs you may have.

No later than December 21, 2012, AIG’s Regulatory, Compliance and Public Policy Committee will provide specific questions for the parties to address during their January 9, 2013 presentations (in addition to whatever else the parties wish to cover).

We emphasize, again, that presentations are most helpful if prepared in a manner that recognizes that AIG’s directors are in most cases not lawyers. Plain language rather than legal jargon is greatly appreciated by the directors.

Questions on the above can be directed to Joseph S. Allerhand (212-310-8725 or joseph.allerhand@weil.com) or Stephen A. Radin (212-310-8770 or stephen.radin@weil.com) of Weil, Gotshal & Manges LLP.

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Exhibit 16

December 21, 2012

AIG Board Consideration of Starr Demand – Final Protocol

Questions have been raised orally and in writing by Justice concerning AIG’s December 10, 2012 revised protocol. AIG assumed from the parties’ written presentations that Treasury rather than Justice would be making the oral presentation to AIG’s Board. AIG welcomes presentations from both Justice and Treasury, and asks that Justice and Treasury determine for themselves how to allot the time allotted to Treasury among themselves.

The January 9, 2013 meeting will be held at 180 Maiden Lane, New York, NY 10038 and begin at 8 AM. As previously stated, up to 15 PowerPoint slides may be utilized by each party, with copies of the slides provided to all parties no later than 12:00 noon on January 4, 2013.

Starr, Justice, Treasury and FRBNY are invited to attend all presentations.

Presentations will be made without questions as follows in the following order and for the following periods of time:

45 minute presentation from Starr

30 minutes presentation from Justice/Treasury

30 minute presentation from FRBNY

15 minute rebuttal from Starr

2 minute sur-rebuttal from Justice/Treasury

2 minute sur-rebuttal from FRBNY

Starr, Justice, Treasury and FRBNY will then leave board room but remain on the floor, while Board discusses questions for Starr, Justice, Treasury and/or FRBNY

Starr, Justice, Treasury and FRBNY will then return to board room to answer any questions from the Board.

Questions and answers are expected to be completed before lunch.

No later than December 21, 2012, AIG’s Regulatory, Compliance and Public Policy Committee will provide specific questions for the parties to address during their January 9, 2013 presentations (in addition to whatever else the parties wish to cover).

We emphasize, again, that presentations are most helpful if prepared in a manner that recognizes that AIG’s directors are in most cases not lawyers. Plain language rather than legal jargon is greatly appreciated by the directors.

Questions on the above can be directed to Joseph S. Allerhand (212-310-8725 or joseph.allerhand@weil.com) or Stephen A. Radin (212-310-8770 or stephen.radin@weil.com) of Weil, Gotshal & Manges LLP.

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Exhibit 17

12/21/2012

Introduction

AIG’s Regulatory, Compliance and Public Policy Committee requests that the parties devote some attention during their oral presentations to the following issues, which were not addressed in prior submissions as fully as the parties’ positions on the merits: the demarcation between claims belonging to AIG (derivative) and those belonging to the class Starr seeks to represent (direct), damage calculations for the takings claims and how damages might be allocated between AIG and the class, potential indemnification obligations by AIG in connection with the claims and whether those obligations would come into play if a court finds that defendants engaged in unconstitutional behavior, offsets associated with NOLs and how such offsets would be calculated, and other potential costs to AIG of pursuing (or allowing Starr to pursue) Starr’s claims.

We list the following questions for your consideration to help focus on the above and other issues.

Questions for Justice/FRBNY/Treasury

1.	Given that the direct claim with respect to Starr’s stock takings claim will proceed regardless of the Board’s decision, why should AIG’s Board not allow the derivative claim with respect to Starr’s stock takings claim to proceed at the same time? Why isn’t it in AIG’s best interest to have the opportunity to participate in claims that have already survived a motion to dismiss? Does allowing Starr to proceed with the derivative claim along with the direct claim place any burden on AIG that AIG would not otherwise face, in light of the document requests and requests for admission Justice has already served on AIG and other discovery that will be sought from AIG? In other words, is there any “additional” cost to AIG of allowing the derivative stock taking claim to proceed alongside the stock takings claim?

2.	Would you agree that Starr has a viable stock takings claim if Starr can prove that FRBNY in fact (a) “discriminated” against AIG by treating it differently than other entities that needed and received cash assistance in September 2008 (whether directly or through access to the Fed window), or (b) “sabotaged” any private rescue of AIG? If the answer is “yes,” how can the Board refuse demand given that the facts to support these claims may not be in AIG’s possession and are the subject of discovery that will proceed regardless of AIG’s response to the demand?

3.	What does Justice/FRBNY/Treasury understand to be the legal and/or practical distinctions (if any) between AIG’s Board authorizing AIG to pursue a claim against the Government and AIG’s Board not preventing Starr from pursuing a derivative claim against the Government?

4.

If Starr acknowledges that the decisions by AIG’s Board to accept federal assistance in September 2008 and to enter into the ML III transaction in November 2008 are protected under the business judgment rule and do not constitute breaches of fiduciary duty by AIG’s Board, can Starr still prevail on its taking/illegal exaction claims? In other words,

2

can there be an unconstitutional taking or illegal exaction if independent directors approved the transactions at issue in the exercise of their business judgment?

5.	Describe more fully than in your written submissions how, if Starr were to prevail in its clams, Justice/Treasury/FRBNY would evaluate/quantify the potential fair market value of (1) a 79.9% equity interest allegedly “taken” and (2) the AIG property interests that were allegedly “taken” in connection with ML III? In other words, assuming liability, what are the damages?

6.	Justice has pled affirmative defenses seeking an offset against any recovery based on the value of Net Operating Loss carry-forwards. Describe how Justice/FRBNY/Treasury would calculate such an offset. Please address the arguments raised in Starr’s opening submission at pages 19-20. If Justice is correct concerning the loss of NOLs, why is AIG not better off with cash rather than NOLs if Starr prevails?

7.	Are there any applicable contractual or public policy exceptions to indemnification that would preclude indemnification if Starr were to prevail on its takings/illegal exaction claims?

8.	In connection with the Government’s assertion of severability rights under Section 8.12 of the Credit Agreement, please address Starr’s argument at page 3 of its final submission.

9.	Treasury’s written submissions emphasize Treasury’s view that AIG’s public statements are inconsistent with any action by AIG’s Board other than refusing Starr’s demands. Are there any such statements that are not specifically cited in Treasury’s submissions?

10.	Davis Polk has submitted two statements to AIG totaling almost $1 million in connection with this matter, with one statement on behalf of FRBNY and one on behalf of Treasury. Are these requests for indemnification statements consistent with Justice’s contention that Treasury and FRBNY do not speak for the United States, and to what extent will statements like these (including from Debevoise, which represents FRBNY) continue coming to AIG in connection with (1) Starr’s direct claim, if it proceeds alone, and (2) Starr’s direct and derivative claims, if they both proceed?

Questions for Starr

1.	Are the decisions by AIG’s Board to approve the government loan facility, including the 79.9% interest, and ML III protected under the business judgment rule?

2.	What similarly situated entities does Starr contend were granted Fed discount window access or provided federal assistance on more favorable terms than AIG prior to Lehman filing for bankruptcy on September 15, 2008? Please address the claim by Justice/Treasury/FRBNY that there were no truly similarly situated entities. How does the treatment other parties received make the treatment of AIG unconstitutional?

3.

What statements were made by J.C. Flowers that indicate that the Government discouraged sovereign wealth funds from participating in a private solution? Does Starr have any evidence that FRBNY/Treasury affirmatively tried to discourage or sabotage a

3

private solution that is not included in its submissions? And what would have been the Government’s motivation to discourage or sabotage a private solution?

4.	You have argued that the demand decision should be an easy one for the Board because the direct stock takings claims will proceed no matter what the Board does. If AIG’s Board allows Starr to proceed with a derivative stock takings claim, and at some later point the direct stock takings claim are dismissed, would you agree that AIG could then elect to re-take control of the derivative stock takings claims in light of the changed circumstance? What are the limitations, if any, on the AIG Board’s ability to control Starr’s prosecution of a derivative claim? Are there limitations Starr would agree to?

5.	With respect to the stock takings claims which the Federal Court of Claims said were both direct and derivative in nature, how do you see the “split” in any recovery between the class and AIG? How would the “split” be determined? What would be the legal or factual issues driving that determination?

6.	Please address Justice/FRBNY/Treasury’s argument and Judge Engelmayer’s statements regarding estoppel and acquiescence. Why isn’t AIG estopped from asserting a claim against the Government three years after the claim arose, during which time AIG continued to accept and benefit from Government assistance?

7.	How does Starr support valuing the 79.9% allegedly “taken” interest based on valuations that took place after AIG agreed to the government facility (for example, in AIG’s 3Q08 10-Q or in January 2011)? Why isn’t the value of the stock allegedly taken what the value would have been if AIG had commenced bankruptcy proceedings?

8.	With respect to ML III, what is the factual basis for concluding that the FRBNY could have negotiated substantial discounts from the counterparties? Didn’t the SIGTARP report conclude that only UBS was prepared to provide a very small discount off the notional value as long as every other counterparty did so as well? What evidence is there that every other party would have accepted a discount?

9.	Do you disagree with the following statements concerning ML III by Elias Habayeb to Congress: (a) AIG could not on its own negotiate any resolution with the CDS counterparties that stopped the collateral calls and removed the CDS liability from AIG’s consolidated financial statements, (b) even after the FRBNY rescue in September 2008, a “large scale” solution to the CDS problem was needed to avoid further collateral postings and downgrades of AIG; and (c) AIG had little, if any, negotiating leverage with the counterparties?

10.	Please address the extent to which Starr’s breach of fiduciary duty and aiding and abetting breach of fiduciary duty claims remain in the case, in light of the limited attention given to those claims in Starr’s written submissions to the Board and the New York court’s dismissal of those claims. Is there any practical or other reason why the Board should focus on the claims advanced in the Southern District of New York action or are the damages sought for those claims “subsumed” in the claims advanced in the Court of Federal Claims?

11.	Why should AIG endorse the pursuit of claims with respect to ML III when AIG ended up making a substantial amount of money from the transaction? In other words, didn’t

4

the ML III transaction do what it was supposed to do – remove CDSs from AIG’s financial statements and stop collateral calls?

Exhibit 18

ATTORNEY WORK PRODUCT

PRIVILEGED AND CONFIDENTIAL

100 S. West Street, Suite 400 Wilmington, DE 19801 Telephone 302.576.1600 Facsimile 302.576.1100 www.seitzross.com Collins J. Seitz, Jr. cseitz@seitzross.com 302.576.1601

December 21, 2012

TO:	Members of the Board of Directors
FROM:	Collins J. Seitz, Jr., Seitz Ross Aronstam & Moritz LLP
Paul C. Curnin, Simpson Thacher & Bartlett LLP
RE:	Starr Demand

The Board will meet on January 9th to hear oral presentations from counsel representing C.V. Starr, the Federal Reserve Bank of New York and the Department of Treasury regarding Starr’s demand that the Board authorize claims against FRBNY and the United States Government concerning FRBNY’s and the Government’s conduct in connection with the September 2008 credit facility and the November 2008 ML III transaction. The Department of Justice may or may not participate. There will be a Board dinner on January 8th to discuss Starr’s demand, the parties’ submissions in connection with that demand, and the various factors the Board may consider in evaluating Starr’s demand.

As you know, Starr filed two cases: (1) the Southern District of New York case, in which Starr seeks to assert claims on AIG’s behalf against the FRBNY asserting that it was a controlling shareholder of AIG and breached fiduciary duties owed to AIG in connection with the ML III transaction; and (2) the Court of Federal Claims case, in which Starr seeks to assert both directly and on AIG’s behalf, claims against the United States that the Government improperly “took” and/or illegally exacted a 79.9% equity interest in AIG and improperly “took” funds in connection with the ML III transaction. Because the claims in the Southern District of New York case have been dismissed with prejudice, we expect the January 9th presentations will focus principally on the claims in the Court of Federal Claims case. Note, however, that an appeal of the Southern District of New York dismissal is pending.

Starr seeks the Board’s authorization to pursue the claims described above as “derivative” claims. A “derivative” claim is a claim brought by a shareholder on behalf of the corporation, subject to the right of the corporation to take it over, including deciding not to pursue it. Any damages recovered on a derivative claim go to the corporation, and not to individual shareholders. A business judgment by the Board that the Company should not pursue the derivative claim is protected by the business judgment rule to the same extent other business judgments are protected. Note, however, that Starr’s claim that the Government “took” or illegally exacted a

Members of the Board of Directors

December 21, 2012

79.9% interest has been found to be both derivative (a claim on behalf of the Company) and direct (a claim on behalf of Starr and other shareholders). This means that regardless of whether the Board elects not to pursue the derivative aspect of this claim, Starr can still pursue the direct aspect of the claim.

The Board’s role is to assess whether pursuit of the derivative claims by Starr is in AIG’s best interest. To facilitate the Board’s consideration of that issue, we have enclosed the following materials: (1) a Chronology; (2) Factors for the Board to Consider, including a summary of the parties’ respective positions concerning those factors; and (3) a Summary of Underlying Legal Claims, Defenses, Facts and Rulings. We will discuss these materials during the January 8th Board dinner. Also enclosed is a copy of the final protocol for the January 9th session and questions that counsel to the Board has asked the parties to address during their presentations.

Of course, each member of the Board has received the full submissions received from Starr, the FRBNY and the Department of Treasury relating to Starr’s demand. The enclosed materials are intended to summarize the parties’ submissions and the court’s rulings and, by their nature, do not capture every argument in those submissions.

Please contact Paul Curnin (212-455-2519) if you have any questions or wish to discuss anything in the parties’ submissions or in the enclosed materials in advance of the January 8th dinner. Happy Holidays.

Respectfully,

Collins J. Seitz, Jr.
Paul C. Curnin

12/21/2012

CHRONOLOGY

(Court of Federal Claims Action)

Stock Takings/Exaction Claim (Dual Direct/Derivative) ML III Takings Claim (Derivative Only)

Nov. 9, 2008

AIG Board approves ML III. In exchange for tear up of credit default swaps and transfer of underlying bonds to ML III, counterparties receive par value. Agreements with eight largest counterparties signed.

Nov. 25 – Dec. 22, 2008

ML III Master Agreement signed on Nov. 25 and transactions occur on Nov. 25, Dec 18 and Dec. 22.

Jan. 14, 2011

AIG repays FRBNY loan, and Series C Preferred Stock (and other stock held by Trust) exchanged for 562,868,096 shares of common stock that were transferred to Treasury, giving Treasury 92 percent of outstanding AIG common stock

Sept. 16, 2008

AIG Board approves FRBNY term sheet for $85 billion revolving credit facility and “equity participation equivalent to 79.9 percent of the common stock”

Sept. 22, 2008

Credit Agreement signed, providing for issuance of “preferred stock reflecting a 79.9 percent common stock equivalent interest”

Jan. 16, 2009

Government creates Trust for benefit of Treasury to hold Series C Preferred Shares

Mar. 4, 2009

AIG issues Series C Preferred Stock to Trust.

June 30, 2009

Common stockholders vote against increasing “authorized” shares; Common and Series C Preferred Shares vote together in favor of 20:1 reverse stock split

Direct claim only

2008

2009

2010

2011

PRIVILEGED AND CONFIDENTIAL
ATTORNEY WORK PRODUCT

Summary of Parties' Respective Positions

<table>
<tr><th>Factors</th><th>Starr Position</th><th>Treasury/FRBNY Position</th></tr>
<tr><td colspan="3">Likelihood of Success on Merits</td></tr>
<tr><td>Stock Taking Claim
Was transaction voluntary?
Did AIG receive fair compensation?
ML III Taking Claim
Was transaction voluntary?
Did AIG receive fair compensation?</td><td rowspan="2">No</td><td rowspan="2">Yes</td></tr>
<tr><td>Illegal Exaction
Is stock authorized by §13(3)?
Is Trust distinct from FRBNY?
Is voluntariness a defense?
Was transaction voluntary?</td></tr>
<tr><td>FRBNY Breach of Fiduciary Duty</td><td rowspan="2">• Dismissed (but Starr has indicated an intent to appeal)</td><td rowspan="2">• Dismissed and no merit – no fiduciary duty, federal law preempts, no breach if there was a duty</td></tr>
<tr><td>FRBNY Aiding and Abetting Director Breach of Fiduciary Duty</td></tr>
<tr><td>Estoppel/Acquiescence/Severability</td><td>• No</td><td>• Yes</td></tr>
<tr><td colspan="3">Potential Damages</td></tr>
<tr><td>Stock Taking/Exaction</td><td>• $23B (AIG's 11/10/08 10Q valuation)
• $25.5B (value of 562,868,096 AIG common shares received by Gov't in 1/14/11 exchange at $42.25 market price)
• "Profit" on AIG stock sales Gov't has made
• Increased value lost due to ML III</td><td>• Zero – no other buyer, common stock worthless in bankruptcy</td></tr>
<tr><td>ML III</td><td>• More than $30B in counterparty concessions
• "[M]uch or all" of FRBNY's $6.6B in profit
• Value of released claims</td><td>• Zero</td></tr>
</table>

Factors

Offsets if AIG wins

Indemnification

NOLs

Severability Provision

AIG’s Litigation Costs

forward with respect to stock claims

Portion of Claim that is Direct

Other Potential Costs/ Considerations

Direct Claim Proceeding Regardless

explain later why it foreclosed the opportunity to

recover tens of billions of dollars for the Company

when Starr prevails on its direct class action claims.”

Brookfield Lawsuit

Indemnification of Gov’t/FRBNY Defense Costs

Potential Harm to Gov’tt/FRBNY Relations

pursuit of this action to adversely affect any

regulatory relationship”

Corporate Image/Brand Name

Starr Position

No

Not an offset

Not enforceable

Almost zero – Starr funding counsel; case going

Subject to negotiation

“There is no reason for the Board … to have to

Not addressed in submissions

Not addressed in submissions

“[W]ould be improper for FRBNY to allow AIG’s

“[A] stronger, reimbursed AIG”

Treasury/FRBNY Position

Yes

Asserted as defense in litigation but not

addressed in submissions

If stock issuance invalid, AIG must

provide “as close as possible” alternative

consideration

Documents, depositions of current and

former directors and officers, management

distraction

Zero

“AIG’s Board cannot halt the claims that

Starr has (for now) been permitted to pursue for itself and other shareholders individually, but it can, and should, halt

the claims brought on AIG’s behalf.”

Not addressed in submissions

Yes

FRBNY “record for integrity as a

regulator over nearly the last 100 years

speaks for itself”

Pursuit of claims requires AIG to disavow

prior public statements, including

Willumstad (no private sector solution),

Hebayab (no ML III counterparty

concessions) and public filings (re loan and stock all part of one transaction)

Pursuing claims turns AIG’s “Thank-you America” and “we kept our promise” public relations campaign into “cynical ploy”; public response will be “loud and angry”

AIG

Summary of Underlying Legal Claims, Defenses, Facts and Holdings

Privileged and Confidential

Attorney-Client Communication

Attorney Work Product

This attorney work product is intended to assist the Board with its preparation for the January 9, 2013 Board meeting. The Board has previously received the submissions by Starr, the FRBNY and the Department of Treasury relating to Starr’s demand. This is a summary document which by its nature does not capture every argument in the parties’ submissions.

…

2

TAKINGS CLAIM

…

The U.S. Government “took” property from AIG without paying AIG “just compensation.”

3

Required Elements of Proof

Taking: The Government took property.

Voluntary surrender of property to the Government is not a “taking.” See, e.g., Norman v. United States, 429 F.3d 1081,

1089 (Fed. Cir. 2005).

Failure to Provide Just Compensation: “Just compensation” is generally “fair market value.”

4

Equity Taking

Starr: By “coercing” AIG’s Board into agreeing to the Government facility, the Government “took” a 79.9% ownership interest in AIG.

Under the CFC ruling, Starr must establish that the decision by the AIG Board to accept the Government facility was “involuntary” and the result of “coercive acts” by the Government. To that end, Starr contends that the Government:

Discriminated against AIG by refusing to grant AIG access to the Federal Reserve’s discount window, while granting access or providing liquidity assistance on less onerous terms to other “similarly situated” institutions.

Discouraged sovereign wealth funds and other non-U.S. investors from participating in a private-sector solution.

Misled the market to believe the Government would not provide financial assistance.

Misled AIG’s Board that the 9/16/08 term sheet was “take-it-or-leave-it.”

5

Equity Taking (cont.)

Government:

After evaluating other options, including bankruptcy, AIG voluntarily accepted the Government facility.

The Government did not create the conditions that caused AIG’s liquidity crisis.

The Government had no affirmative duty to offer AIG any particular assistance or to assure the market it would do so.

No private sector solution was available.

6

Equity Taking (cont.)

Court Decisions:

Court of Federal Claims (“CFC”): “The Court acknowledges that the Government vigorously disputes Starr’s characterization of the voluntariness of [the Government Facility] … [H]owever, the Court must assume the truth of the plaintiffs’ allegations and leave the determination as to their merit for a later stage. At this point, Starr has alleged sufficiently that the Government coerced AIG’s board into accepting the terms of the [Government Facility].”

Southern District of New York (“SDNY”): In September 2008, AIG was in extremis, and its independent board of directors, to save the company, voluntarily accepted the hard terms offered by the one and only rescuer that stood between it and imminent bankruptcy – FRBNY … AIG’s predicament does not describe a situation in which AIG was devoid of choice …. On 9/16/08, AIG’s Board had, and was actually considering, the alternative choice of bankruptcy …. Even a choice between a rock and a hard place is still a choice.”

7

Equity Taking (cont.)

Failure to Pay Just Compensation: According to Starr, the fair market value of the “taken” equity interest was $23 billion per AIG’s November 2008 10-Q and AIG only received $500,000 from the Government.

Government:

The FMV of the “taken” equity interest was zero as of 9/16/08 because the only alternative to the facility was bankruptcy, which would have eliminated all equity value. (Based on AIG’s share price as of 9/16/2008 (pre-Government facility), the market valuation of 79.9% of AIG had fallen to approximately $9 billion.)

Valuing the 79.9 percent interest based on the November 2008 3Q 10-Q reflects the equity value post-bailout.

In addition to $500,000, AIG received an $85 billion credit facility.

8

ML III Taking

Starr: After assuming control of AIG in November 2008, the Government forced AIG to (1) surrender $37.5 billion ($32.5 billion in collateral and $5 billion in additional funds) to unwind the CDS portfolio via ML III without negotiating available concessions from CDS counterparties; (2) grant FRBNY a disproportionate share of the profits from the eventual sale of ML III’s CDO book; and (3) grant counterparties broad releases of potentially valuable claims for no consideration.

To establish “control,” Starr points to the following:

The Government had a contractual right to a 79.9% ownership interest, including voting rights.

The Credit Agreement gave the Government control over all material aspects of AIG’s business. It allowed the Government to put to a shareholder vote any proposal it deemed necessary to the operation of the loan and afforded the Government consent rights that enabled FRBNY to control day-to-day management.

On 9/18/08, the Government fired AIG’s CEO and replaced him.

The Government directed day-to-day management of the Company, installed an on-site monitoring team led by FRBNY officials, “select[ed] and otherwise influenc[ed] AIG’s Board of Directors,” negotiated ML III transactions on AIG’s behalf, and caused AIG to omit from its disclosures counterparty information concerning ML III.

9

ML III Taking (cont.)

Government:

AIG’s Board and management made a voluntary, informed business decision to enter into the ML III transaction in order to obtain additional financing from FRBNY in advance of AIG’s November 10, 2008 earnings announcement, which could have triggered another ratings downgrade.

Starr cites no evidence to support the claim that Treasury or FRBNY pressured or otherwise exerted control over the Board’s ML III decision.

10

ML III Taking (cont.)

Court Decisions:

CFC: “For purposes of the Government’s motion to dismiss, Starr has pled sufficiently that the Government obtained control of AIG and then used that control to engineer the ML III transactions” – a “factual” issue that “the Court defers until a later stage.”

SDNY: “Starr has not plausibly pled that, at the time it approved the ML III transaction, AIG’s Board of Directors was controlled by FRBNY . . . Absent from the Amended Complaint, as noted, is any allegation that any of the AIG directors who approved ML III—estimable persons elected to the Board before the financial crisis—were affiliated with or beholden to FRBNY, interested in the ML III transaction, or in any way less than 100% independent.”

See Exhibit A for a further comparison of Court decisions.

11

ML III Taking (cont.)

Failure to Pay Just Compensation: The CFC held that Starr had adequately pled that the taken property interest is some unspecified portion of the $32.5 million in collateral paid to counterparties over and above the amount those counterparties would have accepted in a negotiation, from which AIG received only $3.3 billion in return.

Government:

AIG itself had attempted to obtain concessions and could not.

The counterparties would not accept less than par value because “FRBNY’s September intervention had greatly reduced the risk of an AIG bankruptcy, . . . their risk of loss in an AIG bankruptcy was limited in any event, and . . . they had separate obligations of their own requiring them to receive full par value . . . .”

AIG received just compensation for any interest allegedly “taken,” namely $24.3 billion in additional emergency financing from FRBNY that enabled AIG to transfer the CDS book to ML III before the November 10, 2008 earnings announcement and thereby avoid ratings downgrades, which would have triggered further collateral calls by CDS counterparties.

12

ILLEGAL EXACTION CLAIM

. . .

The Government “exacted” the 79.9% interest without constitutional, statutory or regulatory authority

13

Required Elements of Proof

Illegal Exaction: The Government (1) “exacted” money or property from AIG; (2) without legal authority. In addition, the provision allegedly violated by the Government must be “money-mandating,” i.e., one that permits the Government to be sued for monetary damages.

14

Illegal Exaction Claim

Starr: The Government, acting via FRBNY, “exacted” the 79.9% interest. In doing so, FRBNY exceeded its emergency lending authority under the Federal Reserve Act, which grants FRBNY such “incidental powers as shall be necessary to carry on the business of banking.” The Federal Reserve Act is “money mandating.” Even if AIG acted voluntarily, the Government’s receipt of a voluntary payment can still constitute an “exaction” if the Government is not entitled to receive it.

Government’s Response:

There was no “exaction” since AIG’s decision to surrender the 79.9 percent interest was voluntary.

FRBNY was acting within its emergency lending authority and, in any event, the Federal Reserve Act is not “money-mandating.”

The stock was held by a Trust, not FRBNY.

15

Illegal Exaction Claim (cont.)

Court Decisions:

CFC: (1) “Existing factual disputes make it inappropriate at this time to resolve the question of whether AIG voluntarily entered into the loan transaction with the Government”; (2) under relevant case law, “[f]or purposes of the Government’s motion to dismiss, the Court rules that the FRBNY’s incidental powers under Section 4 of the [Federal Reserve Act] did not authorize it to condition the provision of exigent financing on AIG’s issuance of stock to the Trust;” and (3) “Based on the facts currently before the Court, it is not clear why the Government would use a trust procedure unless to circumvent [the relevant caselaw prohibiting stock ownership]. . . Thus, at this stage, the Court perceives no meaningful legal distinction between FRBNY and Trust ownership of the [AIG stock].”

SDNY: (1) Caselaw relied on by CFC “absolutely did not hold that [national] banks were prohibited from holding stock at all.” Incidental powers under the predecessor to the Federal Reserve Act “include the receipt of equity in the borrower as part of the consideration of the loan”; (2) “Even if Starr were correct that FRBNY cannot legally hold stock, [FRBNY] did not do so here. The [stock] was held by the Trust, a separate entity, for the benefit of the United States Treasury” and there were no facts alleged that plausibly supported “Starr’s thesis that FRBNY ‘controlled’ the Trust. . . .”

16

BREACH OF FIDUCIARY DUTY CLAIM

. . .

FRBNY breached fiduciary duties to AIG by “forcing” AIG to fund a “backdoor bailout” in connection with ML III

17

Breach of Fiduciary Duty Claim

Court Decision:

SDNY: Starr’s claims are legally flawed because (1) FRBNY is not subject to Delaware fiduciary duty law; it is an instrumentality of the Government that was lawfully exercising its emergency lending authority under the Federal Reserve Act; (2) even if Delaware law applied, “Starr has not adequately pled that FRBNY controlled AIG” in November 2008 since neither FRBNY nor the Trust was a “controlling shareholder” at that time and, in any event, Starr failed to plead facts that FRBNY used its rights as creditor to wield actual control over AIG.

Note: Starr has indicated its intent to appeal this decision.

18

AIDING AND ABETTING BREACH OF FIDUCIARY DUTY BY AIG’S DIRECTORS/OFFICERS

. . .

FRBNY induced AIG’s directors and officers to breach their fiduciary duties to AIG

19

Aiding and Abetting Breaches of Fiduciary Duty

Court Decision:

SDNY: “The aiding and abetting claims must be dismissed” because FRBNY, which was lawfully exercising its emergency lending power, is not subject to Delaware law.

Note: Starr has indicated its intent to appeal this decision.

20

AFFIRMATIVE DEFENSES OF THE

GOVERNMENT AND THE FRBNY

21

The Government/FRBNY’s Defenses

Severability: If Government’s contractual right to receive the 79.9% equity interest is deemed unenforceable, the Credit Agreement requires AIG to substitute for the unenforceable provision a valid provision “the economic effect of which comes as close as possible” to that of the original provision. With respect to Starr’s Takings/illegal exaction claims, the Government contends that this would require AIG to provide collateral of equal value to the 79.9 percent equity interest.

Starr: The equivalent value collateral that the Government contends it would be entitled to under § 8.12 of the Credit Agreement would “itself [be] an illegal exaction, since the Government would still be acquiring property from AIG in excess of its statutory authority.”

22

The Government/FRBNY’s Defenses (cont.)

Equitable Estoppel / Acquiescence: Because Starr delayed bringing its claims while AIG continued to enjoy the benefits of government assistance, equitable considerations prevent AIG from pursuing those claims now. Had Starr asserted a timely claim, the Government could have taken steps to change the terms of the assistance package or refused additional financing to AIG.

Starr: AIG was controlled by the Government from Fall 2008 until September 2012, when the Government ceased being a majority shareholder. “AIG could not reasonably have been expected to challenge the terms of the Government’s assistance while the Government was a majority shareholder.” Additionally, the challenged transactions occurred in the short period between September and November 2008, and the Government “fails to explain what benefit AIG or Starr has obtained by bringing claims in 2011 instead of shortly thereafter.”

SDNY: FRBNY’s argument that Starr’s claims are estopped because Starr refrained from challenging the transaction until the Government rescue succeeded is, “at a minimum, credible.”

23

The Government/FRBNY’s Defenses (cont.)

Indemnification: The Government contends that, under various agreements, AIG is required to indemnify FRBNY, Treasury, and related parties for liability in connection with this suit.

Master Transaction Agreement: The December 8, 2010 Master Transaction Agreement signed by AIG and the Treasury requires AIG to indemnify the Treasury for any losses, liabilities, or related expenses arising out of the agreements governing the 2010 exchange of preferred stock for common stock and the agreement establishing the Trust, among others. § 9.07(a). According to the Government, additional agreements requiring AIG to indemnify the Government or FRBNY include the September 22, 2008 Credit Agreement (§ 8.05), the November 25, 2008 Maiden Lane III Master Investment and Credit Agreement (§ 11.05), and the April 17, 2009 Securities Exchange Agreement (§ 4.5(g)).

Starr: The contracts, New York law, and public policy exclude indemnification where “[the] conduct at issue was intentional and in willful derogation of fiduciary and constitutional obligations.” Further, AIG and FRBNY are both indemnitees under the ML III Master Agreement, so FRBNY has no basis to assert that AIG, as a joint indemnitee, would be required to indemnify it with respect to claims arising out of FRBNY’s wrongful actions in relation to ML III.

24

The Government/FRBNY’s Defenses (cont.)

Net Operating Loss Carryforwards (NOLs): The Government argues that, in the event the Government is ultimately found liable to AIG and its shareholders as a result of the Government facility, the value of AIG’s use of its NOLs should be calculated as an offset to any damage assessment since, without the Government facility, AIG could not have taken advantage of those NOLs.

Starr: AIG retained the use of its NOLs through generally applicable tax notices that did not arise from “the same contract” that forms the basis of Starr’s claims. Additionally, there is no nexus between the tax notice that permitted AIG to carry its NOLs and the Credit Agreement. As such, the Government cannot assert this remote and unrelated consequence to offset damages awarded for the violations at issue.

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12/21/2012

EXHIBIT A: Starr Rulings Comparison

	July 2, 2012 and Sept. 17, 2012 Court of Federal Claims Opinions Denying Motion to Dismiss	Nov. 19, 2012 New York Opinion Granting Motion to Dismiss
Motion to Dismiss Standard/Items Considered	"To survive a motion to dismiss, a plaintiff need only 'state a claim to relief that is plausible on its face.' … The Court must accept as true all well-pleaded allegations in the complaint and draw all reasonable inferences in favor of the plaintiff. … A well-pleaded complaint may proceed even if it appears on the face of the pleadings that 'recovery is very remote and unlikely.' … In sum, the Court considers the Government's motion to dismiss keeping in mind that Starr's burden at this phase is "minimal." … Although the facts of this case are vigorously contested, the Court must accept all well-pleaded allegations in Starr's Complaint and construe the facts in the light most favorable to Starr."	"The Court's account of the underlying facts of this case is drawn from the Amended Complaint … and the exhibits referenced therein, which have been supplied to the Court in two transmittal declarations by FRBNY counsel John Kiernan, Esq.: a declaration submitted along with the motion to dismiss and a supplemental declaration submitted along with FRBNY's reply brief. The Court also takes notice of the events constituting the financial crisis that occurred in fall 2008, for the purpose of providing historical context, and because the Court 'may take judicial notice of indisputable historical events.' … In resolving a motion to dismiss, the Court must 'construe the Complaint liberally, accepting all factual allegations in the Complaint as true, and drawing all reasonable inferences in plaintiff-Fs] favor.' Galiano v. Fid. Nat'l Title Ins. Co., 684 F.3d 309, 311 (2d Cir. 2012). Nevertheless, the '[f]actual allegations must be enough to raise a right of relief above the speculative level,' and the complaint must plead 'enough fact[s] to raise a reasonable expectation that discovery will reveal evidence of [plaintiff's claim].' Bell Atl. Corp. v. Twombly, 550 U.S. 544, 556 (2007). Put differently, '[t]o survive a motion to dismiss, a complaint must contain sufficient factual matter, accepted as true, to 'state a claim to relief that is plausible on its face.'' Ashcroft v. Iqbal, 556 U.S. 662, 678 (2009) (quoting Twombly, 550 U.S. at 570)."
Government/FRBNY Control of AIG in Sept. 2008	Court accepts, for purpose of motion to dismiss, Starr's claim "that the Government gained control of AIG on September 16, 2008 pursuant to the term sheet. As stated in Starr's Complaint, one of the terms 'demanded' by the Government was 'a requirement that the Government be given control of AIG as controlling lender and controlling share-holder.' In addition, Starr claims that the next day, September 17, 2008, 'the Government unilaterally fired AIG's CEO and replaced him with a new CEO (Edward M. Liddy) who would be under FRBNY's control.' Starr alleges that '[a]t all relevant times, Mr. Liddy acted as if he were under the control of and the agent of FRBNY and the Government.' . . . . Thereafter, Starr asserts that the Government used its control of AIG to expropriate the economic and voting interests of the then-existing com-mon stock shareholders." [July 2, 2012 Op. at 15]	"[M]easured against the settled standards for corporate control under Delaware law, Starr has not adequately pled that FRBNY controlled AIG." [Nov. 19, 2012 Op. at 18] "[A]n entity controls a corporation . . . where it is a majority sharehold-er" or "exercises actual control" and "'actual direction on corporate conduct.' 'The potential ability to exercise control' does not suffice, as it 'is not equivalent to the actual exercise of that ability.'" [Nov. 19, 2012 Op. at 20-21] "[B]oth on September 17 and September 22, 2008, AIG's Board con-sisted solely of directors who had been elected, well before the financial crisis, through the ordinary mechanisms of corporate democracy. Starr does not allege that these directors had been selected by, or were in any

	July 2, 2012 and Sept. 17, 2012 Court of Federal Claims Opinions Denying Motion to Dismiss	Nov. 19, 2012 New York Opinion Granting Motion to Dismiss
		way beholden to, FRBNY, or, for that matter, to any other arm of the federal government. Nor does Starr make any concrete factual allegations that would suggest that these independent directors were personally threatened or otherwise coerced to approve the term sheet and Credit Agreement, or that they were motivated during these days by anything other than advancing AIG's well-being at a moment of crisis in which all options were grim." [Nov. 19, 2012 Op. at 24] "[I]nsufficient to show actual control is Starr's claim that FRBNY 'unilateral[ly]' replaced AIG's CEO, in September 2008. This broad claim of unilateral action is conclusory: Starr does not, notably, allege that AIG's Board (or even any member of it) opposed replacing CEO Robert B. Willumstad with Edward M. Liddy. . . . *[D]e facto* control over a corporate board is not established by the fact that a savior of the company, or an entity with a contractual right to future control of it, exerted leverage over it." [Nov. 19, 2012 Op. at 36] "Merely because the AIG Board felt it had 'no choice' but to accept bitter terms from its sole available rescuer does not mean that that rescuer actually controlled the company. . . . To be sure, AIG's directors faced wrenching circumstances. But Starr has not pled facts sufficient, under Delaware law, to shift responsibility for the Board to FRBNY for the Board's decision to agree to the term sheet and the Credit Agreement. On the facts alleged, as of September 17 and 22, 2008, AIG'S directors retained actual control of the Company." [Nov. 19, 2012 Op. at 26]
Government/FRBNY Control of AIG in Nov. 2008	"For purposes of the Government's motion to dismiss, Starr has pled sufficiently that the Government obtained control of AIG and then used that control to engineer the ML III transactions" – a "factual" issue that "the Court defers until a later stage." [July 2, 2002 Op. at 39]	"[M]easured against the settled standards for corporate control under Delaware law, Starr has not adequately pled that FRBNY controlled AIG." [Nov. 19, 2012 Op. at 18] "Starr has not plausibly pled that, at the time it approved the ML III transaction, AIG's Board of Directors was controlled by FRBNY." [Nov. 19, 2012 Op. at 37] "AIG's directors at the time of ML III were the same independently elected directors who had approved the term sheet and the Credit Agreement in September. Starr does not allege that the Board's membership had changed between then and November 2008, or that in any respect

2

	July 2, 2012 and Sept. 17, 2012 Court of Federal Claims Opinions Denying Motion to Dismiss	Nov. 19, 2012 New York Opinion Granting Motion to Dismiss
		any Board member was beholden to FRBNY." [Nov. 19, 2012 Op. at 29] "Absent from the Amended Complaint, as noted, is any allegation that any of the AIG directors who approved ML III – estimable persons elected to the Board before the financial crisis – were affiliated with or beholden to FRBNY, interested in the ML III transaction, or in any way less than 100% independent." [Nov. 19, 2012 Op. at 34] "[T]he claim that FRBNY was a controlling *shareholder* of AIG in November 2008… is easily put to one side . . . . [T]he Trust which was to hold stock for the benefit of the Treasury was not even created until January 2009, two months later. And these Series C shares were not issued to the Trust until March 2009, some four months after the ML III transaction. Therefore, even if FRBNY were legally coterminous with the Trust, or with its beneficiary the Treasury . . . . the Amended Complaint does not plausibly allege that FRBNY was an AIG shareholder at all (let alone a majority or controlling shareholder) in November 2008, when AIG approved ML III." [Nov. 19, 2012 Op. at 27-28] "Starr's claim that FRBNY was a 'controlling lender' of AIG's as of November 2008 reduces to the fact that FRBNY, by then, had extended a massive amount of credit ($85 billion) in September and had agreed to loan AIG an additional $37.8 billion in October. But Starr does not anywhere concretely allege that FRBNY exploited this relationship in connection with ML III – for example, threatening any adverse action (e.g., a demand for immediate repayment of its loan) had AIG's Board refused to accept the terms ofML III." [Nov. 19, 2012 Op. at 34-35]. "[T]he only relevant fact that is clearly pled – that FRBNY was a massive creditor of AIG – shows only that FRBNY had a 'potential ability to exercise control,' not 'the actual exercise of that ability.'" [Nov. 19, 2012 Op. at 35]
Government/FRBNY Control of AIG in June 2009	Implicitly assumed, based on control in Sept. and Nov. 2008, but never explicitly stated.	"[M]easured against the settled standards for corporate control under Delaware law, Starr has not adequately pled that FRBNY controlled AIG." [Nov. 19, 2012 Op. at 18] "AIG's directors as of June 2009 were the same pre-financial crisis directors who agreed to the September 2008 Credit Agreement and who

3

	July 2, 2012 and Sept. 17, 2012 Court of Federal Claims Opinions Denying Motion to Dismiss	Nov. 19, 2012 New York Opinion Granting Motion to Dismiss
		approved ML III in November 2008." [Nov. 19, 2012 Op. at 39 n.19] "[B]y June 2009, the Series C shares, with a 79.9% voting interest, had been issued to the Trust; thus the Trust is properly characterized as AIG's controlling shareholder as of that time. Consequently, whether in June 2009 FRBNY can be held responsible as 'controlling shareholder' of AIG turns on whether FRBNY has plausibly been alleged to have controlled the Trust. . . . Starr's allegations fall short of establishing FRBNY's control." [Nov. 19, 2012 Op. at 39] "Starr alleges that two of the three trustees appointed in January 2009 had prior ties to FRBNY…. These limited allegations fail, as a matter of law, to draw the trustees' independence from FRBNY into question." [Nov. 19, 2012 Op. at 39 - 40] "To the extent Starr's challenge to the trustees' independence derives from its allegation that FRBNY selected the trustees in the first place, that too, is insufficient. . . . [I]n the analogous context of corporate directors, Delaware law is clear that '[i]t is not enough to charge that a director was nominated by or elected at the behest of those controlling the outcome of the corporate election. That is the usual way a person becomes a corporate director.'" [Nov. 19, 2012 Op. at 40] "Starr cherrypicks portions of the Trust's founding Trust Agreement in an attempt to bolster the inference that the trustees were beholden to FRBNY. However, viewed in the context of the entire Trust Agreement . . . the portions on which Starr seizes fail to plausibly support Starr's thesis of control." [Nov. 19, 2012 Op. at 40]
Government/FRBNY Control of AIG in Jan. 2011	Implicitly assumed, based on control in Sept. and Nov. 2008, but never explicitly stated.	"[M]easured against the settled standards for corporate control under Delaware law, Starr has not adequately pled that FRBNY controlled AIG." [Nov. 19, 2012 Op. at 18] "Even assuming … that a Trust-dominated board approved the exit plan … Starr's claim of FRBNY control still fails. That is for the same reason it did above: Starr does not plausibly allege that FRBNY controlled the Trust." [Nov. 19, 2012 Op. at 44]
Voluntariness of Sept. 2008 79.9%	"In Starr's view, . . . the Government '[c]ompelled' AIG to accept the Credit Agreement by employing a 'strategy [that] forced the AIG Board	"[I]n September 2008, AIG was in extremis, and its independent board of directors, to save the company, voluntarily accepted the hard terms

4

July 2, 2012 and Sept. 17, 2012 Court of Federal Claims Opinions Denying Motion to Dismiss

Equity Transaction

into an unnecessary game of ‘chicken’ with the global economy, leaving the Board with no choice but to yield.’ In the weeks leading up to the loan agreement, Starr alleges the Government ‘contributed to AIG’s credit downgrade,’ thereby ‘exacerbate[ing] AIG’s liquidity issue.’ Regarding the loan transaction specifically, Starr claims that the Government offered AIG ‘grossly’ unfair terms and improperly threatened AIG’s board by ‘misleading’ it into believing the offer was the only one it would receive and ‘pressuring’ it to decide whether to accept the loan agreement within hours.” [July 2, 2012 Op. at 34-35]

“Starr has alleged repeatedly that AIG’s board involuntarily accepted the Government’s term sheet on September 16, 2008. Importantly, Starr also has alleged that the circumstances leading the board to accept the Government’s unfair terms were the result of the Government’s wrongful conduct. Starr alleges that the Government’s actions and inaction in the weeks leading up to the loan agreement contributed to AIG’s dire financial situation. Specifically, Starr claims that prior to September 16, 2008, ‘[t]he Government discouraged sovereign wealth funds and other non-United States investors from participating in a private-sector solution to AIG’s liquidity needs.’ Starr also asserts that ‘the Government interfered with AIG’s ability to raise capital and contributed to the decision to downgrade AIG’s credit rating, which itself triggered collateral calls that imposed pressure on AIG to declare bankruptcy within 24 hours.’

Moreover, Starr indicates that the Government induced AIG’s assent to the ‘grossly’ unfair terms by an improper threat, whereby the Government misled AIG’s board into believing that the September 16, 2008 offer was the only one it would get and pressured the board to decide within hours. Starr attempts to portray the Government as having engaged in unfair practices leading up to the loan agreement, thereby enabling the Government to exploit the situation in which AIG found itself on September 16, 2008.

The Court acknowledges that the Government vigorously disputes Starr’s characterization . . . . On a motion to dismiss, however, the Court must assume the truth of the plaintiffs’ allegations and leave the determination as to their merit for a later stage. At this point, Starr has

Nov. 19, 2012 New York Opinion

Granting Motion to Dismiss

offered by the one and only rescuer that stood between it and imminent bankruptcy – FRBNY. (1) AIG, as of mid-September 2008, was in dire straits, whether as a result of its own business decisions, the unraveling state of the financial system, the lack of available liquidity, or a perfect storm of these and other factors, and was actively considering bankruptcy; (2) AIG had not found any effective rescuer in its hour of need other than FRBNY, and had run out of time to keep looking; and (3) AIG’s Board acceded – regretfully, and perhaps angrily, but, as a matter of law, voluntarily – to the hard terms on which FRBNY was willing to extend the $85 billion credit facility.” [Nov. 19, 2012 Op. at 25]. “AIG’s predicament does not describe a situation in which AIG was devoid of choice [O]n September 16, 2008, AIG’s Board had, and was actually considering, the alternative choice of bankruptcy Even a choice between a rock and a hard place is still a choice.” [Nov. 19, 2012 Op. at 26 n.13]

5

	July 2, 2012 and Sept. 17, 2012 Court of Federal Claims Opinions Denying Motion to Dismiss	Nov. 19, 2012 New York Opinion Granting Motion to Dismiss
	alleged sufficiently that the Government coerced AIG's board into accepting the terms of the September 16, 2008 loan agreement. Accordingly, the Court rejects the Government's consent argument with regard to the loan agreement." [July 2, 2012 Op. at 36-37]	
Voluntariness of Nov. 2008 ML III Transaction	"[T]he issue of whether AIG voluntarily agreed to the ML III transactions may turn on whether AIG voluntarily entered into the initial loan transaction, allegedly giving the government control of AIG," a "factual" issue that "the Court defers until a later stage." [July 2, 2012 Op. at 39]	Implicitly assumed, based on lack of control in Sept. and Nov. 2008, but never explicitly stated.
FRBNY Authority to Condition Loan on Issuance of Stock	"The question is whether a Federal Reserve bank's 'incidental powers' under the FRA include the power to purchase corporate stock. This question is one of first impression. To address it, the Court analogizes to jurisprudence interpreting a national bank's authority within the meaning of the NBA, 12 U.S.C.A. § 24 Seventh. In Cal. Nat'l Bank v. Kennedy, 167 U.S. 362, 369 (1897) ('California National'), the U.S. Supreme Court stated that the 'power to purchase or deal in stock of another corporation . . . is not expressly conferred upon national banks, nor is it an act which may be exercised as incidental to the powers expressly conferred.'" [July 2, 2012 Op. at 47 - 48] "For purposes of the Government's motion to dismiss, the Court rules that the FRBNY's incidental powers under Section 4 of the FRA did not authorize it to condition the provision of exigent financing on AIG's issuance of stock to the Trust." [July 2, 2012 Op. at 48-49] "[T]he 'only consideration for a loan prescribed by' Section 13(3) 'is an interest rate subject to the determination of the Board of Governors'… [B]ecause the FRA only permits the Board to demand consideration in the form of interest rates, the Board did not have implicit authority to demand the transfer of equity as consideration for the loan to AIG." [Sept. 17, 2012 at 5-6]	"Starr argues that FRBNY lacked legal authority to hold stock in AIG, . . . citing Cal. Nat'l Bank v. Kennedy, 167 U.S. 362, 369 (1897)). . . . Starr misreads Kennedy. There, the Supreme Court interpreted the NBA, the model for the Federal Reserve Act. Kennedy held that national banks could not engage in the speculative purchase of stock. But it absolutely did not hold that such banks were prohibited from holding stock at all. Quite to the contrary . . . ." [Nov. 19, 2012 Op. at 63] "Moreover, under the NBA, a bank's incidental powers 'necessary to carry on the business of banking,' 12 U.S.C. §24 (Seventh), have been defined expressly to include the receipt of equity in the borrower as part of the consideration for a loan. . . . There is no reason why the incidental power to take an 'equity kicker' under the NBA does not apply equally to the FRA." [Nov. 19, 2012 Op. at 63-64]
Use of Trust to Hold Stock	"The Government attempts to distinguish between ownership of AIG stock by the FRBNY and acquisition of the stock by the Trust concededly structured to benefit the Treasury Department. Without greater factual development, the Court is disinclined to indulge the Government's distinction." [July 2, 2012 Op. at 48] "Based on the facts currently before the Court, it is not clear why the	"[E]ven if Starr were correct that FRBNY cannot legally hold stock, it did not do so here. The Series C shares were held by the Trust, a separate entity, for the benefit of the United States Treasury." [Nov. 19, 2012 Op. at 64]. "[T]he terms of the Trust Agreement, read in its entirety, do not plausibly support Starr's thesis that FRBNY 'controlled' the Trust . . . ."

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July 2, 2012 and Sept. 17, 2012 Court of Federal Claims Opinions Denying Motion to Dismiss

Government would use a trust procedure unless to circumvent the Supreme Court’s holding in California National. Presumably, the Government does not have the typical concerns of private sector entities when creating trusts, such as estate and tax planning. Thus, at this stage,the Court perceives no meaningful legal distinction between FRBNYand Trust ownership of the Series C Preferred Stock.” [July 2, 2012 Op.at 48]

Nov. 19, 2012 New York Opinion Granting Motion to Dismiss

[Nov. 19, 2012 Op. at 43]

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December 21, 2012

AIG Board Consideration of Starr Demand – Final Protocol

Questions have been raised orally and in writing by Justice concerning AIG’s December 10, 2012 revised protocol. AIG assumed from the parties’ written presentations that Treasury rather than Justice would be making the oral presentation to AIG’s Board. AIG welcomes presentations from both Justice and Treasury, and asks that Justice and Treasury determine for themselves how to allot the time allotted to Treasury among themselves.

The January 9, 2013 meeting will be held at 180 Maiden Lane, New York, NY 10038 and begin at 8 AM. As previously stated, up to 15 PowerPoint slides may be utilized by each party, with copies of the slides provided to all parties no later than 12:00 noon on January 4, 2013.

Starr, Justice, Treasury and FRBNY are invited to attend all presentations.

Presentations will be made without questions as follows in the following order and for the following periods of time:

45 minute presentation from Starr

30 minutes presentation from Justice/Treasury

30 minute presentation from FRBNY

15 minute rebuttal from Starr

2 minute sur-rebuttal from Justice/Treasury

2 minute sur-rebuttal from FRBNY

Starr, Justice, Treasury and FRBNY will then leave board room but remain on the floor, while Board discusses questions for Starr, Justice, Treasury and/or FRBNY

Starr, Justice, Treasury and FRBNY will then return to board room to answer any questions from the Board.

Questions and answers are expected to be completed before lunch.

No later than December 21, 2012, AIG’s Regulatory, Compliance and Public Policy Committee will provide specific questions for the parties to address during their January 9, 2013 presentations (in addition to whatever else the parties wish to cover).

We emphasize, again, that presentations are most helpful if prepared in a manner that recognizes that AIG’s directors are in most cases not lawyers. Plain language rather than legal jargon is greatly appreciated by the directors.

Questions on the above can be directed to Joseph S. Allerhand (212-310-8725 or joseph.allerhand@weil.com) or Stephen A. Radin (212-310-8770 or stephen.radin@weil.com) of Weil, Gotshal & Manges LLP.

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12/21/2012

Introduction

AIG’s Regulatory, Compliance and Public Policy Committee requests that the parties devote some attention during their oral presentations to the following issues, which were not addressed in prior submissions as fully as the parties’ positions on the merits: the demarcation between claims belonging to AIG (derivative) and those belonging to the class Starr seeks to represent (direct), damage calculations for the takings claims and how damages might be allocated between AIG and the class, potential indemnification obligations by AIG in connection with the claims and whether those obligations would come into play if a court finds that defendants engaged in unconstitutional behavior, offsets associated with NOLs and how such offsets would be calculated, and other potential costs to AIG of pursuing (or allowing Starr to pursue) Starr’s claims.

We list the following questions for your consideration to help focus on the above and other issues.

Questions for Justice/FRBNY/Treasury

1.	Given that the direct claim with respect to Starr’s stock takings claim will proceed regardless of the Board’s decision, why should AIG’s Board not allow the derivative claim with respect to Starr’s stock takings claim to proceed at the same time? Why isn’t it in AIG’s best interest to have the opportunity to participate in claims that have already survived a motion to dismiss? Does allowing Starr to proceed with the derivative claim along with the direct claim place any burden on AIG that AIG would not otherwise face, in light of the document requests and requests for admission Justice has already served on AIG and other discovery that will be sought from AIG? In other words, is there any “additional” cost to AIG of allowing the derivative stock taking claim to proceed alongside the stock takings claim?

2.	Would you agree that Starr has a viable stock takings claim if Starr can prove that FRBNY in fact (a) “discriminated” against AIG by treating it differently than other entities that needed and received cash assistance in September 2008 (whether directly or through access to the Fed window), or (b) “sabotaged” any private rescue of AIG? If the answer is “yes,” how can the Board refuse demand given that the facts to support these claims may not be in AIG’s possession and are the subject of discovery that will proceed regardless of AIG’s response to the demand?

3.	What does Justice/FRBNY/Treasury understand to be the legal and/or practical distinctions (if any) between AIG’s Board authorizing AIG to pursue a claim against the Government and AIG’s Board not preventing Starr from pursuing a derivative claim against the Government?

4.

If Starr acknowledges that the decisions by AIG’s Board to accept federal assistance in September 2008 and to enter into the ML III transaction in November 2008 are protected under the business judgment rule and do not constitute breaches of fiduciary duty by AIG’s Board, can Starr still prevail on its taking/illegal exaction claims? In other words, can there be an unconstitutional taking or illegal exaction if independent directors approved the transactions at issue in the exercise of their business judgment?

5.	Describe more fully than in your written submissions how, if Starr were to prevail in its clams, Justice/Treasury/FRBNY would evaluate/quantify the potential fair market value of (1) a 79.9% equity interest allegedly “taken” and (2) the AIG property interests that were allegedly “taken” in connection with ML III? In other words, assuming liability, what are the damages?

6.	Justice has pled affirmative defenses seeking an offset against any recovery based on the value of Net Operating Loss carry-forwards. Describe how Justice/FRBNY/Treasury would calculate such an offset. Please address the arguments raised in Starr’s opening submission at pages 19-20. If Justice is correct concerning the loss of NOLs, why is AIG not better off with cash rather than NOLs if Starr prevails?

7.	Are there any applicable contractual or public policy exceptions to indemnification that would preclude indemnification if Starr were to prevail on its takings/illegal exaction claims?

8.	In connection with the Government’s assertion of severability rights under Section 8.12 of the Credit Agreement, please address Starr’s argument at page 3 of its final submission.

9.	Treasury’s written submissions emphasize Treasury’s view that AIG’s public statements are inconsistent with any action by AIG’s Board other than refusing Starr’s demands. Are there any such statements that are not specifically cited in Treasury’s submissions?

10.	Davis Polk has submitted two statements to AIG totaling almost $1 million in connection with this matter, with one statement on behalf of FRBNY and one on behalf of Treasury. Are these requests for indemnification statements consistent with Justice’s contention that Treasury and FRBNY do not speak for the United States, and to what extent will statements like these (including from Debevoise, which represents FRBNY) continue coming to AIG in connection with (1) Starr’s direct claim, if it proceeds alone, and (2) Starr’s direct and derivative claims, if they both proceed?

Questions for Starr

1.	Are the decisions by AIG’s Board to approve the government loan facility, including the 79.9% interest, and ML III protected under the business judgment rule?

2.	What similarly situated entities does Starr contend were granted Fed discount window access or provided federal assistance on more favorable terms than AIG prior to Lehman filing for bankruptcy on September 15, 2008? Please address the claim by Justice/Treasury/FRBNY that there were no truly similarly situated entities. How does the treatment other parties received make the treatment of AIG unconstitutional?

3.

What statements were made by J.C. Flowers that indicate that the Government discouraged sovereign wealth funds from participating in a private solution? Does Starr have any evidence that FRBNY/Treasury affirmatively tried to discourage or sabotage a

2

private solution that is not included in its submissions? And what would have been the Government’s motivation to discourage or sabotage a private solution?

4.	You have argued that the demand decision should be an easy one for the Board because the direct stock takings claims will proceed no matter what the Board does. If AIG’s Board allows Starr to proceed with a derivative stock takings claim, and at some later point the direct stock takings claim are dismissed, would you agree that AIG could then elect to re-take control of the derivative stock takings claims in light of the changed circumstance? What are the limitations, if any, on the AIG Board’s ability to control Starr’s prosecution of a derivative claim? Are there limitations Starr would agree to?

5.	With respect to the stock takings claims which the Federal Court of Claims said were both direct and derivative in nature, how do you see the “split” in any recovery between the class and AIG? How would the “split” be determined? What would be the legal or factual issues driving that determination?

6.	Please address Justice/FRBNY/Treasury’s argument and Judge Engelmayer’s statements regarding estoppel and acquiescence. Why isn’t AIG estopped from asserting a claim against the Government three years after the claim arose, during which time AIG continued to accept and benefit from Government assistance?

7.	How does Starr support valuing the 79.9% allegedly “taken” interest based on valuations that took place after AIG agreed to the government facility (for example, in AIG’s 3Q08 10-Q or in January 2011)? Why isn’t the value of the stock allegedly taken what the value would have been if AIG had commenced bankruptcy proceedings?

8.	With respect to ML III, what is the factual basis for concluding that the FRBNY could have negotiated substantial discounts from the counterparties? Didn’t the SIGTARP report conclude that only UBS was prepared to provide a very small discount off the notional value as long as every other counterparty did so as well? What evidence is there that every other party would have accepted a discount?

9.	Do you disagree with the following statements concerning ML III by Elias Habayeb to Congress: (a) AIG could not on its own negotiate any resolution with the CDS counterparties that stopped the collateral calls and removed the CDS liability from AIG’s consolidated financial statements, (b) even after the FRBNY rescue in September 2008, a “large scale” solution to the CDS problem was needed to avoid further collateral postings and downgrades of AIG; and (c) AIG had little, if any, negotiating leverage with the counterparties?

10.	Please address the extent to which Starr’s breach of fiduciary duty and aiding and abetting breach of fiduciary duty claims remain in the case, in light of the limited attention given to those claims in Starr’s written submissions to the Board and the New York court’s dismissal of those claims. Is there any practical or other reason why the Board should focus on the claims advanced in the Southern District of New York action or are the damages sought for those claims “subsumed” in the claims advanced in the Court of Federal Claims?

11.	Why should AIG endorse the pursuit of claims with respect to ML III when AIG ended up making a substantial amount of money from the transaction? In other words, didn’t

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the ML III transaction do what it was supposed to do – remove CDSs from AIG’s financial statements and stop collateral calls?

4

Exhibit 19

BOIES, SCHILLER & FLEXNER LLP

Presentation on Behalf of Starr International Company, Inc. to the AIG Board

January 4, 2013

Confidential

Instead Of Simply Providing Financial Assistance, As It Did For Hundreds Of Other Financial Institutions In 2008, The Government Set Out To Make An Example Of AIG By:

• Refusing to provide an asset guarantee for a private sector loan (as was done, for example, for Citigroup);

• Refusing to provide access to the Federal Discount Window (as was done, for example, for Morgan Stanley and Goldman Sachs);

• Not providing a bridge loan, which, among other things, would have enabled the pursuit of financial assistance from two sovereign wealth funds that indicated interest;

• Limiting discussion of a private sector solution for AIG to two deeply conflicted banks;

• Excluding AIG’s largest shareholder from discussions of possible Government assistance;

• Imposing costs and conditions for the sole purpose of being “punitive”; and

• Announcing without Board approval or consultation, without any financial analysis or fairness opinion, and without any consideration of the effect on shareholders, that AIG would be liquidated.

1

Allowing This Litigation To Proceed Offers Tremendous Upside With Little, If Any, Additional Cost. The Board, Acting As A Fiduciary Of AIG And Its Shareholders, Should Allow The Action To Proceed

• The Board has three options:

1. Take over Starr’s claims on behalf of AIG and its current shareholders and prosecute them itself;

2. Remain neutral and thereby permit Starr to recover money for AIG and its current shareholders; or

3. Act affirmatively to seek to prevent Starr’s claims on behalf of AIG from proceeding.

• The potential recovery in this action is in the tens of billions of dollars.

• Because Starr’s direct claims related to the 79.9% stake in AIG taken by the Government will proceed to discovery and trial whether or not the Board authorizes the derivative claims, the company inevitably will be involved in litigation.

• Starr has agreed to pay for the costs of this litigation, meaning that this action can proceed at little, if any, additional cost to the Company.

• Rejecting the demand will, however, foreclose the possibility of any recovery to AIG on its claims.

2

The Court Of Federal Claims Has Already Ruled That Starr Has Stated Valid Legal Claims Against The United States

• The Court of Federal Claims has already affirmed the legal viability of Starr’s constitutional 79.9% equity claims (both direct and derivative) and Starr’s Maiden Lane III derivative claims against the United States.

• “Even where state law is preempted, there may be federal remedies available for a Federal Reserve Bank’s excesses. Starr, in fact, has brought a companion lawsuit to this one, in the Court of Federal Claims, based on the same conduct alleged here. That Court has denied, in large part, the United States’s motion under Fed. R. Civ. P. 12(b)(6) to dismiss Starr’s claim of an unconstitutional taking of property without just compensation.” Nov. 19 SDNY Op. at *44.

• Starr continues to believe that its state law fiduciary duty claims against the FRBNY are also valid and is appealing the SDNY’s dismissal of those claims.

3

The Court’s Holding That Starr Adequately Pleaded That The Government Exercised Control Over AIG Beginning On September 16, 2008 Is Well Supported

• The Government’s decisions to require Mr. Willumstad to resign and to require that Mr. Liddy be appointed to replace him were made by the Government without even consulting with AIG board members before they were made.

• Although the Term Sheet was not legally binding, the Government and AIG acted as if it was legally enforceable. Deposition of the United States (Alvarez) at 20:10-21:15; Deposition of the United States (Millstein) at 52:21-53:1; Deposition of the United States (Baxter) at 91:23-92:14.

• The September 22, 2008 Credit Agreement contained numerous provisions giving the Government control over AIG, including consent and monitoring rights. Credit Agreement (Sept. 22, 2008), Articles 5.04, 6.

• As the FCIC has reported, within weeks of the signing of the Credit Agreement, the Government installed an on-site team to control the company: Sarah Dahlgren “had a meeting with all of the senior managers basically [to give the message that] we [the NY Fed] are here, you’re going to cooperate.” Memorandum of FCIC Interview with Sarah Dahlgren (Apr. 30, 2010), at 2 (alterations in original).

• “There were staff from the Federal Reserve Bank of New York who were on site with AIG management and also attended AIG board meetings for the purpose of monitoring AIG’s compliance with the provisions of the credit agreement.” Deposition of the United States (Baxter) at 106:17-22.

• The Government required that all items of significance, such as every corporate SEC filing, be reviewed and approved by the Government and its lawyers. See, e.g., Email from Thomas Baxter to Michelle Meertens forwarding email chain regarding AIG 8-K on the Credit Agreement (Sept. 19, 2008) at FRBNY-TOWNS-RS-002401; Sept. 20, 2011 GAO Report at 87, 95; Deposition of United States (Alvarez) at 56:8-12.

• The Government used its voting power to replace AIG board members and select replacement board members. June 10, 2010 COP Report, at 180; Deposition of the United States (Millstein) at 167:6-11.

4

The Government Discouraged Other Investors From Participating In A Private Solution

• The Government could have provided AIG with interim financing that would have enabled sovereign wealth funds from China and Singapore that had expressed interest the five to ten business days necessary to provide financing.

• The Government refused Mr. Greenberg’s offer to attend critical meetings (as representative of AIG’s largest shareholder) or to use his extensive contacts in the Far East and Middle East to obtain financing for AIG.

• J.C. Flowers offered in writing on Sunday afternoon, September 14, 2008, to provide $10 billion of financing from Allianz, China Investment Corp. and J.C. Flowers.

5

The Government’s Loan To AIG Was Fully Secured By AIG’s Assets

• The United States has now admitted that “the collateral AIG used to back the $85 billion Revolving Credit Facility fully secured the Federal Reserve System to its satisfaction.” Deposition of the United States (Alvarez) at 180:21-181:9; id. at 183:11-22; see also Deposition of the United States (Millstein) at 15:8-11; 79:7-10.

• Sarah Dahlgren, who led FRBNY’s AIG monitoring team, and Thomas Baxter, FRBNY’s General Counsel, reported to Congress that FRBNY was “making a fully secured loan” and “AIG had enough high-quality collateral to permit the Federal Reserve to extend a secured loan to provide liquidity to the firm.” Joint Testimony of Baxter and Dahlgren before Congressional Oversight Panel (May 2010) at 5.

• FRBNY officials reported to the GAO that “the collateral AIG used to back the $85 billion Revolving Credit Facility fully secured the Federal Reserve System to its satisfaction, a condition of section 13(3) emergency lending.” Sept. 20, 2011 GAO Report at 35.

• The Secretary of the Treasury has similarly written that: “The Fed believed that it could secure a loan with AIG’s insurance subsidiaries, which could be sold off to repay any borrowing, and not run the risk of losing money.” Henry Paulson, On the Brink (2010), at 229.

6

By the Government’s Own Admission, the Federal Reserve Could Not Acquire Stock In A Corporation Under Section 13(3)

• The Court has already held: “The Government argues that Section 13(3) allowed the Board to condition the $85 billion lending commitment to AIG upon the additional consideration of the Series C Preferred Stock to the Trust. This argument fails, however, as the ‘only consideration prescribed by’ Section 13(3) ‘is an interest rate subject to the determination of the Board of Governors.’” Sept. 17 CFC Op. at *4.

• As the Chairman of the Fed admitted in 2008: “The Federal Reserve is authorized under the Federal Reserve Act to extend credit in various forms, but is not authorized to purchase equity securities of financial institutions.” Letter from Ben Bernanke to Secretary Paulson, Nov. 9, 2008, at DEF000003259.

• In 2008, the FRBNY itself recognized that “the Fed doesn’t have the authority” to do “an equity injection.” Email from M. McConnell to S. Dahlgren re: FRBNY options with respect to AIG (Oct. 24, 2008), at FRBNY-TOWNS-R1-210236.

• In fact, in September 2008, the Federal Reserve recognized that the very ownership of stock provided for in the September 16 term sheet would not work: “Just to confirm, ownership of stock along the lines in this term sheet will not work for the Fed—trust or no trust.” Email from S. Alvarez to T. Baxter re: “AIG equity termsheet” (Sept. 21, 2008), at FRBNY-TOWNS-R3-001899.

7

The Government Lacked Authority To Impose The Terms Of The Private Sector Term Sheet

• “Commercial banks make loans for profit – to all comers and for all conceivable purposes. Although loans made by the Federal Reserve bear interest, they are made not for profit but for a public purpose.” Howard H. Hackley, Bd. of Governors of the Fed. Reserve Sys., Lending Functions of the Federal Reserve Banks at 2 (May 1973).

• “Every Federal reserve bank shall have power to establish from time to time, subject to review and determination of the Board of Governors of the Federal Reserve System, rates of discount to be charged by the Federal reserve bank for each class of paper, which shall be fixed with a view of accommodating commerce and business, but each such bank shall establish such rates every fourteen days, or oftener if deemed necessary by the Board.” 12 U.S.C. § 357.

• “In unusual and exigent circumstances, the Board of Governors of the Federal Reserve System, by the affirmative vote of not less than five members, may authorize any Federal reserve bank, during such periods as the said board may determine, at rates established in accordance with the provisions of section 357 of this title, to discount for any participant in any program or facility with broadbased eligibility, notes, drafts, and bills of exchange when such notes, drafts, and bills of exchange are indorsed or otherwise secured to the satisfaction of the Federal reserve bank.” 12 U.S.C. § 343.

• The Board of Governors did not have the authority to make the determination to use the private term sheet as the basis for the September 22, 2008 Credit Agreement and, in fact, did not make that determination.

8

The Government Admitted That The Term Sheet It Imposed On AIG Was Intentionally “Punitive”

• The Government admits that it told AIG the terms of the Credit Agreement were not negotiable. Response to RFAs 7.2, 7.3, 7.4.

• Sarah Dahlgren, then Senior Vice President and Head of the AIG Monitoring Team for the Fed, described those terms at the time as “simply punitive.” Comments found in the file of Sarah Dahlgren, “COMMENTS FOR MEETING W/ TIM GEITHNER – Friday, November 14, 2008 - 5:00 p.m. at the Federal Reserve Bank,” at FRBNY-TOWNS-R3-031007.

• The United States has admitted in this case that the provisions of the September 16 term sheet were intended to be punitive. See Deposition of the United States (Millstein) at 140:12-19; Deposition of the United States (Alvarez) at 22:15-19.

• The United States admitted in its Responses to Starr’s Requests for Admission that “No federal reserve bank has required any company other than AIG to provide equity in that company to any person or entity (including but not limited to the U.S. Treasury, the Trust, or any government agency) as a condition for the extension of credit under Section 13(3).” Response to RFA 19.0.

• The United States also admitted that no other company has ever been charged that rate of interest. Deposition of the United States (Alvarez) at 35:17-36:22; see also id. at 37:4-8.

9

The Government Obtained Nearly $30 Billion In Profits From The September And November 2008 Transactions

• The FRBNY loan was fully secured and earned a high (indeed, admittedly “punitive”) interest rate and fees. Moreover, the FRBNY could not demand additional compensation under Federal Reserve Act§13(3).

• Nevertheless, the Government also exacted 79.9% of AIG’s equity (worth approximately $23 billion) for only $500,000. Credit Agreement (Sept. 22, 2008) at Exhibit D; AIG Form 10-Q (Nov. 10, 2008) at 25.

• In the Maiden Lane III transaction, the Government forced AIG to provide more than 60% of the funding ($37.5 billion), while reserving more than 66% of the profits (after full repayment of the Government’s contribution). The Government made $6.6 billion in profits and AIG lost over $29 billion. o Sarah Dahlgren, who led FRBNY’s AIG monitoring team, admitted on November 14, 2008, in her talking points for a meeting with FRBNY President Geithner – before the Maiden Lane III transaction was finalized – that the Maiden Lane III transaction would be highly profitable to FRBNY, but only “minimally” profitable to AIG: “Essentially, the counterparties are made whole and a special purpose vehicle capitalized $30 billion by the Fed and $5 Billion by AIG should very likely have a profit at the end of the day. If the portfolio runs off, AIG will share minimally in this profit. The Fed should recover its costs plus a reasonable override and the remainder should go to reducing AIG debt, but instead the profit (if any) essentially remains with the Fed.” Comments found in the file of Sarah Dahlgren, “COMMENTS FOR MEETING W/ TIM GEITHNER – Friday, November 14, 2008 - 5:00 p.m. at the Federal Reserve Bank,” at FRBNY-TOWNS-R3-031009.

• It is not a defense to an illegal exaction claim that AIG voluntarily agreed to the transaction. See Suwannee S.S. Co. v. United States, 279 F.2d 874, 877 (Ct. Cl. 1960); Clapp v. United States, 117 F. Supp. 576, 581-82 (Ct. Cl. 1954).

• The Government is asking AIG to bear the cost of burdens that constitutionally must be borne by the public.

10

The Government Used The Maiden Lane III Transaction For A “Backdoor Bailout” Of AIG’s Counterparties

• Davis Polk, counsel to FRBNY, drafted the Maiden Lane III Master Agreement. Deposition of the United States (Baxter) at 221:15-24.

• The SIGTARP report concluded that ML III was a “backdoor bailout” of AIG’s counterparties in that: “Irrespective of their stated intent, however, there is no question that the effect of FRBNY’s decisions—indeed, the very design of the federal assistance to AIG—was that tens of billions of dollars of Government money was funneled inexorably and directly to AIG’s counterparties.” Nov. 17, 2009 SIGTARP Report at 30.

• The Government actively tried to conceal the fact that it had paid par value, and the identity of the AIG counterparties who received payment. “As a matter of course, we do not want to disclose that the concession is at par unless absolutely necessary.” Jan. 25, 2010 COP Report at 5 (quoting email from Alejandro Latorre to Paul Whynott and others, Nov. 11, 2008 at FRBNY-TOWNS-R1-191733).

• The United States has now admitted that the FRBNY “directly intervened with the SEC to prevent information about the AIG counter-parties becoming public from the SEC.” Deposition of the United States (Alvarez) at 102:16-20.

• The issue is not whether it was good public policy for the Government to attempt to help AIG’s counterparties in order to preserve the stability of the financial system. The issue is whether it was appropriate for AIG, rather than the public as a whole, to bear the burden of that assistance.

• As the Government’s Sarah Dahlgren admitted: “It seems to me that the special purpose vehicles benefit everybody but AIG. I believe that a Federal Reserve guarantee for collateral on credit default swaps (CDS) would have been far better than turning over $35 billion to counterparties and having them retain the $35 billion and lowering by 50% the carrying value of the CDS portfolio.” Comments found in the file of Sarah Dahlgren, “COMMENTS FOR MEETING W/ TIM GEITHNER – Friday, November 14, 2008 - 5:00 p.m. at the Federal Reserve Bank,” at FRBNY-TOWNS-R3-031009 (emphasis in original).

11

The Government Unnecessarily Mandated That the Maiden Lane III CDOs Would Be Purchased at Par Value

• Instead of paying whatever amount may have been contractually required under the CDSs (if any), the Government caused ML III to purchase all of the CDOs at “par value.” Sept. 20, 2011 GAO Report at 101.

• “Despite the willingness of at least one counterparty to engage in discussions about a potential haircut, all counterparties were paid effectively par value for the credit default swaps.” Nov. 17, 2009 SIGTARP Report at 19.

• Every 10% of “haircuts” would have benefited AIG by $6.21 billion.

• The minutes from AIG’s November 9, 2008 Board Meeting—at which ML III was discussed—show that the AIG Board anticipated counterparty concessions and was not aware that the counterparties would receive releases. Nov. 9, 2008 AIG Board Meeting Minutes.

• Virtually every other institution in AIG’s position negotiated counterparty concessions as could have been done on behalf of AIG except for conditions the Government imposed.

• As Martin Bienenstock, a restructuring expert, testified before Congress:

o “Anyway, having advanced the $85 billion facility on September 15, the Maiden Lane II and III deals didn’t occur for several months later. Meanwhile, the Fed had a lien on everything of value.” Testimony of Martin Bienenstock before the Congressional Oversight Panel (May 26, 2010).

o “So the bottom line is there were months to talk to the parties having the most exposure about what concessions they might grant if the Government and AIG would basically, in partnership, take them out. Now, what we know on the opposite end is the Government took the worst case. They already held $35 billion in securities and the Government paid the full value, the par value remaining. You can’t do any worse than was done here.” Id.

12

In Addition To Giving The Counterparties Par Value, The Government Unnecessarily Gave Them Releases

• Since AIG paid the counterparties par value, they had no claims to release, but the releases that the Government caused AIG to give to the counterparties deprived AIG of the value of claims, including for fraud and misrepresentation, that other insurers are litigating and that AIG internally concluded had value.

• Giving the counterparties releases also deprived AIG of the leverage (used by other companies in AIG’s position) to negotiate discounts and haircuts.

• The fact that the Government would give counterparties releases was neither presented to, nor approved by, the AIG Board at its November 9, 2008 meeting.

13

The Government’s Alleged Affirmative Defenses Do Not Justify Terminating Starr’s Claims

• The statute of limitations for bringing Starr’s claims is six years. Starr brought its claims well within the limitations period. 28 U.S.C. § 2501.

• The Government’s suggestion that Starr should have acted earlier is particularly inappropriate given the Government’s efforts to conceal material facts and the time that was required for Congressional panels and the Inspector General to publish their reports.

• The Government knows that its “timeliness” defenses are meritless which is why it has not sought to dismiss Starr’s constitutional claims on that basis.

• Indemnification clauses that seek to relieve the Government of accountability for unconstitutional acts are void as against public policy. See, e.g., Stamford Bd. of Educ. v. Stamford Educ. Ass’n, 697 F.2d 70 (2d Cir. 1982) (prohibiting the government from demanding indemnification for constitutional violations).

• “If officials of the government make a contract they are not authorized to make, the other party is not bound by estoppel or acquiescence or even failing to protest.” Finn v. United States, 428 F.2d 828, 831 (Ct. Cl. 1970).

• The Government is not entitled to an offset from damages in the event an illegal exaction or an unconstitutional taking is found. The proper measure of damages – which cannot be offset – is the money the Government has in its pocket at the time as a result of its illegal act, not what might have been if it had acted otherwise. See Aerolineas Argentinas v. United States, 77 F.3d 1564, 1572-74 (Fed. Cir. 1996).

14

Exhibit 20

Presentation to the AIG Board of Directors by the United States Department of the Treasury

January 9, 2013

Davis Polk

Starr AIG

• “The Government coerced the Board into accepting the Government’s demands.” • “After a long and detailed debate, and with the advice of counsel and our financial advisors, the AIG Board of Directors accepted the plan offered by the Federal Reserve and the Treasury Department as the best available option.”

• Am. Compl. ¶ 58.

• Robert Willumstad, Testimony to U.S. House of Representatives committee, Oct. 7, 2008.

• The Board “approved this transaction based on its determination that this is the best alternative for all of AIG’s constituencies, including policyholders, customers, creditors, counterparties, employees and shareholders.”

• Sept. 16, 2008 press release

Davis Polk

2

Starr

AIG

• The Government “interfered with AIG’s ability to raise capital and the general ability to secure private sector support”

• “With credit markets shut down and private-market solutions unavailable, AIG would have been unable to meet the massive demands for return of cash collateral absent the federal loan.”

• Am. Compl. ¶ 53

• AIG court filing, Aug. 5, 2009

• “AIG had no viable private sector solution to its liquidity issues.”

• 2008 10-K.

• “There was no private market solution to AIG’s situation – just as there was no private market solution for Bear Stearns, Fannie Mae, Freddie Mac, Washington Mutual or Lehman Brothers.”

• Robert Willumstad, Testimony to U.S. House of Representatives committee (Oct. 7, 2008).

Davis Polk

3

Starr

AIG

• “Only … seven weeks after AIG first approached the Government to request discount window access, the Government finally took action” with its rescue offer.

• “On July 29th, I went to see Tim Geithner” and asked “if need be, could the Fed make its Fed window available in a time of crisis to AIG. We had a meaningful conversation …. He indicated to me that he thought if there were a formal allowance by the Fed to allow AIG to go to the Fed window that it would in fact exacerbate what I was trying to avoid, which would have been the prospective run on the bank …. He asked me to keep him apprised of how things were going and I left …. I would not have described to him that AIG was facing serious issues.”

• Am. Compl. ¶ 55(a).

• “[T]he Government interfer[ed] with AIG’s ability to raise capital” in part through its “seven-week delay from initial AIG contact with FRBNY to the Government finally making an offer.”

• Robert Willumstad, Testimony to U.S. Congressional Oversight Panel (May 26, 2010).

• Am. Compl. ¶ 58(a); First Submission at 12.

Davis Polk

4

Starr

AIG

• “[T]he Trust was required to pay nothing more than $500,000” for the 79.9% equity stake.

• “Pursuant to the Fed Credit Agreement, in consideration for the NY Fed’s extension of credit under the Fed Facility and the payment of $500,000, AIG agreed to issue 100,000 shares, liquidation preference $5.00 per share, of the Series C Preferred Stock to the Trust.”

• Am. Compl. ¶ 67.

• AIG received “no consideration” for the 79.9% equity stake.

• AIG 2008 Form 10-Q filed Nov. 10, 2008 (emphasis added).

• Am. Compl. ¶ 78.

• The equity was transferred “at the purchase price of $500,000 …, with an understanding that additional and independently sufficient consideration was also furnished by FRBNY in the form of its lending commitment under the Credit Agreement (the ‘Purchase Price’).”

• Stock Purchase Agreement § 2.1

Davis Polk

5

Starr AIG

• “AIG was harmed by the conduct of FRBNY beginning September 17, 2008[.]” • “US government intervention was absolutely essential for AIG.”

• Am. Compl. ¶ 180 • Robert Benmosche, AIG 2010 Annual Report.

• “Of course, were it not for the commitment of the U.S. Government at a time of great uncertainty, AIG would not be on the path it is today.” • Robert Benmosche, Testimony to the U.S. House of Representatives Committee on Oversight & Government Reform, May 26, 2010.

• The basic terms of the rescue “amounted to an attempt to steal the business.”

• Am. Compl. ¶ 4

• “Thanks to the decisive action by Congress, Treasury and the Federal Reserve, there are now additional tools available to create a durable capital structure that will make possible an orderly disposition of certain of AIG’s assets and a successful future for the company.”

• Nov. 10, 2008 press release

Davis Polk

6

A18 | Wednesday, January 2, 2013

THE WALL STREET JOURNAL

We promised to repay America in full.

We promised to deliver a profit to America.

We’re proud to have kept both promises.

We repaid every dollar America extended in support of AIG. That’s $205 billion to America from AIG, including a profit of more than $22 billion.

AIG is a leading global insurer based right here in America. We’re now leaner and more focused. With 88 million clients in over 130 countries and jurisdictions, and 62,000 employees who never stopped moving forward. Thank you America. Helping people recover and rebuild is what we do. Now let’s bring on tomorrow. Visit youtube.com/AIG

AIG Bring on tomorrow

DavisPolk

7

Today

TROUBLED ASSET RELIEF FUNDS (TARP) TO AIG

C-SPAN2

Congressional TARP Oversight Panel

c-span.org

Dirksen Senate Office Building

Mr. Benmosche

DavisPolk

8

Davis Polk

9

Starr

• AIG received “no consideration” for the 79.9% equity stake.

• Am. Compl. ¶ 78.

Starr’s Counsel

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

KUWAIT INVESTMENT AUTHORITY,

Plaintiff,

No. 11-CV-08403-LTS

v.

AMERICAN INTERNATIONAL GROUP, INC.,

MARTIN J. SULLIVAN,

STEVEN J. BENSINGER,

JOSEPH CASSANO, ANDREW FORSTER, ALAN FROST, DAVID HERZOG, and ROBERT LEWIS,

JURY TRIAL DEMANDED

AMENDED COMPLAINT

Defendants,

184. On September 16, 2008. with the collapse of AIG imminent, the Federal Reserve agreed to an $85 billion bailout of AIG, in exchange for a 79.9% equity stake. AIG stock traded at $3.75 at the end of the day. The bailout was announced publicly on September 17, 2008.

184. On September 16, 2008. with the collapse of AIG imminent, the Federal Reserve agreed to an $85 billion bailout of AIG, in exchange for a 79.9% equity stake. AIG stock traded at $3.75 at the end of the day. The bailout was announced publicly on September 17, 2008. Without this extraordinary action by the Federal Reserve. AIG would have been insolvent and would have been forced to file for protection under the bankruptcy laws.

Dated: September 10, 2012

New York, New York Respectfully submitted,

By:

Jonathan D. Schiller

Damien J. Marshall

Vincent Y. Liu

BOIES, SCHILLER & FLEXNER LLP

575 Lexington Avenue, 7th Floor

New York, New York 10022

Tel: 212-446-2300

Fax: 212-446-2350

William A. Isaacson

BOIES, SCHILLER & FLEXNER LLP

5301 Wisconsin Avenue, N.W., Suite 800

Washington, DC 20015

Tel: 202-237-2727

Fax: 202-237-6131

Davis Polk

10

Starr

- The Government "interfered with AIG's ability to raise capital and the general ability to secure private sector support"
  - Am. Compl. ¶ 53

Starr's Counsel

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

KUWAIT INVESTMENT AUTHORITY,

Plaintiff,

v.

AMERICAN INTERNATIONAL GROUP, INC., MARTIN J. SULLIVAN, STEVEN J. BENSINGER, JOSEPH CASSANO, ANDREW FORSTER, ALAN FROST, DAVID HERZOG, and ROBERT LEWIS,

Defendants.

No. 11-CV-08403-LTS

JURY TRIAL DEMANDED

AMENDED COMPLAINT

29. Things rapidly continued to spiral downward. On September 15, AIG informed Superintendent Dinallo that it needed as much as $70 billion to avoid failing. Mr. Dinallo responded that the State would not act unless there was a plan in place to provide the rest of what AIG needed to survive. The same day, personnel from JP Morgan and Goldman Sachs met at the office of the Federal Reserve and, together with Morgan Stanley personnel, evaluated AIG's liquidity needs and the viability of a private-sector solution. They reached an updated conclusion: AIG needed about $80 billion. By late af... September 15, it was conclusion: AIG needed about $80 billion. By late afternoon on Monday, September 15, it was clear that private investors were not going to come to AIG's rescue, as many questions still loomed over the true value of the Company's assets available for collateral and the cash that would be needed to keep the Company afloat.

Dated: September 10, 2012
New York, New York

Respectfully submitted,

By: [signature]
Jonathan D. Schiller
Damien J. Marshall
Vincent Y. Liu
BOIES, SCHILLER & FLEXNER LLP
575 Lexington Avenue, 7th Floor
New York, New York 10022
Tel: 212-446-2300
Fax: 212-446-2350

William A. Isaacson
BOIES, SCHILLER & FLEXNER LLP
5301 Wisconsin Avenue, N.W., Suite 800
Washington, DC 20015
Tel: 202-237-2727
Fax: 202-237-6131

Davis Polk

11

Starr

AIG received “no consideration” for the 79.9% equity stake.

Am. Compl. 78.

Starr’s Counsel

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

X

MAURICE R. GREENBERG, :

:

Plaintiff, :

: File No. 09 Civ. 1885

v. :

: JURY TRIAL DEMANDED

AMERICAN INTERNATIONAL GROUP, INC., :

MARTIN J. SULLIVAN, STEVEN J. BENSINGER, :

JOSEPH CASSANO, STEPHEN F. BOLLENBACH, :

GEORGE L. MILES, JR., MORRIS W. OFFIT, and :

MICHAEL H. SUTTON, :

:

Defendants. :

:

X

136. In exchange for extending the loan, the government received 100,000 shares of AIG convertible participating preferred stock, entitling it to control an approximately 80% voting interest and to receive approximately 80% of any common stock dividend paid. The terms of the bailout came under particular scrutiny after AIG filed conflicting statements with the SEC, on

136. In exchange for extending the loan, the government received 100,000 shares of AIG convertible participating preferred stock, entitling it to control an approximately 80% voting

Respectfully submitted,

BOIES, SCHILLER & FLEXNER LLP

By:

Nicholas A. Gravante, Jr.

Steven I. Froot

Michelle M. Sekowski

Vincent Y. Liu

575 Lexington Avenue

7th Floor

New York, New York 10022

Phone: (212) 446-2300

Fax: (212) 446-2350

David Boies

333 Main Street

Armonk, New York 10504

Telephone: (914) 749-8200

Fax: (914) 749-8300

Attorneys for Plaintiff Maurice R. Greenberg

Davis Polk

12

Exhibit 21

DJ# 154-11-779	U.S. Department of Justice
Civil Division
Tel.: (202) 305-3319

Washington, DC 20530

January 4, 2013

VIA E-MAIL AND REGULAR MAIL

Stephen A. Radin, Esq.

Weil, Gotshal & Manges

767 Fifth Avenue

New York, NY 10153

Re: Starr International Co., Inc. v. United States, Fed. Cl. No. 11-779

Dear Mr. Radin:

We are in receipt of the questions that you sent, in advance of the American International Group, Inc. (AIG) January 9, 2013 board meeting, to us, to the Department of the Treasury, and to the Federal Reserve Bank of New York (FRBNY), regarding Starr’s September 21, 2012 demand that AIG decide whether to pursue Starr International Co. (Starr)’s derivative claims in Starr International Co., Inc. v. United States. This letter serves as the response of the United States, which includes the Department of the Treasury and the Board of Governors of the Federal Reserve System.1

As we explained in our initial response of November 2, 2012, the Department of Justice is the authorized representative of the United States with respect to matters in litigation, and has decided that it should not address the substantive merits of this matter outside of the litigation. Further, we respectfully decline AIG’s December 21, 2012 invitation to appear before AIG’s board of directors. The Department of Justice has decided that it will not submit to an appearance before a private corporation’s board to address its questions, the sum and substance of which ask us to advise whether it is in AIG’s best interest to sue the United States, or to permit one of its shareholders to do so. Because AIG is in full possession of the facts concerning its election to enter into agreements to be rescued from failure, and because Starr’s claims, unsupported by legal precedent, are without merit, we expect that AIG’s board of directors rightfully will conclude that it is not in AIG’s or anyone’s interest to engage in litigation that amounts to a repudiation of the promises AIG made when it asked the FRBNY for a financial lifeline and agreed to the terms about which Starr belatedly complains. But that is a decision for

[1]

The Department of the Treasury has participated in the demand protocol process in its capacity as an AIG investor, and the FRBNY has participated in the process with respect to the action pending in the United States District Court for Southern District of New York. We understand that these entities will be attending the January 9, 2013 board meeting. These entities will be speaking on their own behalf through their own counsel for corporate purposes and, as such, do not represent the United States, nor are their statements made on behalf of the United States, either in the context of this process or in the context of the litigation, Nothing said by either the Treasury or the FRBNY within this process is either a statement or admission of the United States regarding any of the issues in the litigation.

AIG to make. If AIG elects to sponsor a suit against the United States then we will vigorously pursue all defenses and any offsets or counterclaims and, after prosecuting a thorough investigation of the facts, we will address in court questions that are appropriately raised by such a suit.

Finally, we note that, in the last sentence of its December 5, 2012 submission, Starr requested AIG “not to block Starr’s efforts” to pursue its derivative claims. As AIG’s board will note, however, under the law of Delaware, AIG’s state of incorporation, “[w]hen a corporation takes a position regarding a derivative action asserted on its behalf, it cannot effectively stand neutral. Because of the inherent nature of the derivative action, a corporation’s failure to object to a suit brought on its behalf must be viewed as an approval for the shareholders’ capacity to sue derivatively.” Kaplan v. Peat, Marwick, Mitchell & Co., 540 A.2d 726, 731 (Del. 1988). Thus, any decision by AIG “not to block Starr’s efforts” must be viewed legally – and will be viewed by the United States – as an affirmative decision by AIG to repudiate its promises and sue the United States for the very actions that rescued AIG.

Very truly yours,

JOYCE R. BRANDA
Deputy Assistant Attorney General

JEANNE E. DAVIDSON
Director

BRIAN A. MIZOGUCHI
JOHN J. TODOR
Senior Trial Counsel
Commercial Litigation Branch

Counsel for the United States

cc:	David Boies

John Kiernan

Exhibit 22

BOIES, SCHILLER & FLEXNER LLP

Presentation on Behalf of Starr International Company, Inc. to the AIG Board

January 4, 2013

Confidential

Instead Of Simply Providing Financial Assistance, As It Did For Hundreds Of Other Financial Institutions In 2008, The Government Set Out To Make An Example Of AIG By:

Refusing to provide an asset guarantee for a private sector loan (as was done, for example, for Citigroup);

Refusing to provide access to the Federal Discount Window (as was done, for example, for Morgan Stanley and Goldman Sachs);

Not providing a bridge loan, which, among other things, would have enabled the pursuit of financial assistance from two sovereign wealth funds that indicated interest;

Limiting discussion of a private sector solution for AIG to two deeply conflicted banks;

Excluding AIG’s largest shareholder from discussions of possible Government assistance;

Imposing costs and conditions for the sole purpose of being “punitive”; and

Announcing without Board approval or consultation, without any financial analysis or fairness opinion, and without any consideration of the effect on shareholders, that AIG would be liquidated.

1

Allowing This Litigation To Proceed Offers Tremendous Upside With Little, If Any, Additional Cost. The Board, Acting As A

Fiduciary Of AIG And Its Shareholders, Should

Allow The Action To Proceed

The Board has three options:

1. Take over Starr’s claims on behalf of AIG and its current shareholders and prosecute them itself;

2. Remain neutral and thereby permit Starr to recover money for AIG and its current shareholders; or

3. Act affirmatively to seek to prevent Starr’s claims on behalf of AIG from proceeding.

The potential recovery in this action is in the tens of billions of dollars.

Because Starr’s direct claims related to the 79.9% stake in AIG taken by the Government will proceed to discovery and trial whether or not the Board authorizes the derivative claims, the company inevitably will be involved in litigation.

Starr has agreed to pay for the costs of this litigation, meaning that this action can proceed at little, if any, additional cost to the Company.

Rejecting the demand will, however, foreclose the possibility of any recovery to AIG on its claims.

2

The Court Of Federal Claims Has Already Ruled That Starr Has Stated Valid Legal Claims Against The United States

The Court of Federal Claims has already affirmed the legal viability of Starr’s constitutional 79.9% equity claims (both direct and derivative) and Starr’s Maiden Lane III derivative claims against the United States.

“Even where state law is preempted, there may be federal remedies available for a Federal Reserve Bank’s excesses. Starr, in fact, has brought a companion lawsuit to this one, in the Court of Federal Claims, based on the same conduct alleged here. That Court has denied, in large part, the United States’s motion under Fed. R. Civ. P. 12(b)(6) to dismiss Starr’s claim of an unconstitutional taking of property without just compensation.” Nov. 19 SDNY Op. at *44.

Starr continues to believe that its state law fiduciary duty claims against the FRBNY are also valid and is appealing the SDNY’s dismissal of those claims.

3

The Court’s Holding That Starr Adequately Pleaded That The Government Exercised Control Over AIG Beginning On September 16, 2008 Is Well Supported

The Government’s decisions to require Mr. Willumstad to resign and to require that Mr. Liddy be appointed to replace him were made by the Government without even consulting with AIG board members before they were made.

Although the Term Sheet was not legally binding, the Government and AIG acted as if it was legally enforceable. Deposition of the United States (Alvarez) at 20:10-21:15; Deposition of the United States (Millstein) at 52:21-53:1; Deposition of the United States (Baxter) at 91:23-92:14.

The September 22, 2008 Credit Agreement contained numerous provisions giving the Government control over AIG, including consent and monitoring rights. Credit Agreement (Sept. 22, 2008), Articles 5.04, 6.

As the FCIC has reported, within weeks of the signing of the Credit Agreement, the Government installed an on-site team to control the company: Sarah Dahlgren “had a meeting with all of the senior managers basically [to give the message that] we [the NY Fed] are here, you’re going to cooperate.” Memorandum of FCIC Interview with Sarah Dahlgren (Apr. 30, 2010), at 2 (alterations in original).

“There were staff from the Federal Reserve Bank of New York who were on site with AIG management and also attended AIG board meetings for the purpose of monitoring AIG’s compliance with the provisions of the credit agreement.” Deposition of the United States (Baxter) at 106:17-22.

The Government required that all items of significance, such as every corporate SEC filing, be reviewed and approved by the Government and its lawyers. See, e.g., Email from Thomas Baxter to Michelle Meertens forwarding email chain regarding AIG 8-K on the Credit Agreement (Sept. 19, 2008) at FRBNY-TOWNS-RS-002401; Sept. 20, 2011 GAO

Report at 87, 95; Deposition of United States (Alvarez) at 56:8-12.

The Government used its voting power to replace AIG board members and select replacement board members. June 10, 2010 Committee on Oversight and Government Reform Special Report at 180; Deposition of the United States (Millstein) at 167:6-11.

4

The Government Discouraged Other

Investors From Participating In A

Private Solution

The Government could have provided AIG with interim financing that would have enabled sovereign wealth funds from China and Singapore that had expressed interest the five to ten business days necessary to provide financing.

The Government refused Mr. Greenberg’s offer to attend critical meetings (as representative of AIG’s largest shareholder) or to use his extensive contacts in the Far East and Middle East to obtain financing for AIG.

J.C. Flowers offered in writing on Sunday afternoon, September 14, 2008, to provide $10 billion of financing from Allianz, China Investment Corp. and J.C. Flowers.

5

The Government’s Loan To AIG Was Fully Secured By AIG’s Assets

The United States has now admitted that “the collateral AIG used to back the $85 billion Revolving Credit Facility fully secured the

Federal Reserve System to its satisfaction.” Deposition of the United States

(Alvarez) at 180:21-181:9; id. at 183:11-22; see also Deposition of the United States (Millstein) at 15:8-11; 79:7-10.

Sarah Dahlgren, who led FRBNY’s AIG monitoring team, and

Thomas Baxter, FRBNY’s General Counsel, reported to Congress that FRBNY was “making a fully secured loan” and “AIG had

enough high-quality collateral to permit the Federal Reserve to extend a secured loan to provide liquidity to the firm.” Joint Testimony of

Baxter and Dahlgren before Congressional Oversight Panel (May 2010) at 5.

FRBNY officials reported to the GAO that “the collateral AIG used to back the $85 billion Revolving Credit Facility fully secured the

Federal Reserve System to its satisfaction, a condition of section

13(3) emergency lending.” Sept. 20, 2011 GAO Report at 35.

The Secretary of the Treasury has similarly written that: “The Fed believed that it could secure a loan with AIG’s insurance

subsidiaries, which could be sold off to repay any borrowing, and not run the risk of losing money.” Henry Paulson, On the Brink (2010) at 229.

6

By the Government’s Own Admission, the Federal Reserve Could Not Acquire Stock In A Corporation Under Section 13(3)

The Court has already held: “The Government argues that Section

13(3) allowed the Board to condition the $85 billion lending commitment to AIG upon the additional consideration of the Series

C Preferred Stock to the Trust. This argument fails, however, as the ‘only consideration prescribed by’ Section 13(3) ‘is an

interest rate subject to the determination of the Board of

Governors.’” Sept. 17 CFC Op. at *4.

As the Chairman of the Fed admitted in 2008: “The Federal

Reserve is authorized under the Federal Reserve Act to extend credit in various forms, but is not authorized to purchase equity securities of financial institutions.” Letter from Ben Bernanke to Secretary Paulson, Nov. 9, 2008, at DEF000003259.

In 2008, the FRBNY itself recognized that “the Fed doesn’t have the authority” to do “an equity injection.” Email from M. McConnell to S.

Dahlgren re: FRBNY options with respect to AIG (Oct. 24, 2008), at FRBNY-TOWNS-R1-210236.

In fact, in September 2008, the Federal Reserve recognized that the very ownership of stock provided for in the September 16 term sheet would not work: “Just to confirm, ownership of stock along the lines in this term sheet will not work for the Fed—trust or no trust.” Email from S. Alvarez to T. Baxter re: “AIG equity termsheet” (Sept. 21, 2008), at FRBNY-TOWNS-R3-001899.

7

The Government Lacked Authority To Impose The Terms Of The Private Sector Term Sheet

“Commercial banks make loans for profit – to all comers and for all conceivable purposes. Although loans made by the Federal Reserve bear interest, they are made not for profit but for a public purpose.”

Howard H. Hackley, Bd. of Governors of the Fed. Reserve Sys., Lending Functions of the Federal Reserve Banks at 2 (May 1973).

“Every Federal reserve bank shall have power to establish from time to time, subject to review and determination of the Board of Governors of the Federal Reserve System, rates of discount to be charged by the Federal reserve bank for each class of paper, which shall be fixed with a view of accommodating commerce and business, but each such bank shall establish such rates every fourteen days, or oftener if deemed necessary by the Board.” 12 U.S.C. § 357.

“In unusual and exigent circumstances, the Board of Governors of the Federal Reserve System, by the affirmative vote of not less than five members, may authorize any Federal reserve bank, during such periods as the said board may determine, at rates established in accordance with the provisions of section 357 of this title, to discount for any participant in any program or facility with broad-based eligibility, notes, drafts, and bills of exchange when such notes, drafts, and bills of exchange are indorsed or otherwise secured to the satisfaction of the Federal reserve bank.” 12 U.S.C. § 343.

The Board of Governors did not have the authority to make the determination to use the private term sheet as the basis for the September 22, 2008 Credit Agreement and, in fact, did not make that determination.

8

The Government Admitted That

The Term Sheet It Imposed On AIG

Was Intentionally “Punitive”

The Government admits that it told AIG the terms of the Credit

Agreement were not negotiable. Response to RFAs 7.2, 7.3, 7.4.

Sarah Dahlgren, then Senior Vice President and Head of the AIG

Monitoring Team for the Fed, described those terms at the time as “simply punitive.” Comments found in the file of Sarah Dahlgren, “COMMENTS FOR

MEETING W/ TIM GEITHNER – Friday, November 14, 2008 - 5:00 p.m. at the Federal Reserve Bank,” at FRBNY-TOWNS-R3-031007.

The United States has admitted in this case that the provisions of the September 16 term sheet were intended to be punitive. See

Deposition of the United States (Millstein) at 140:12-19; Deposition of the United States (Alvarez) at 22:15-19.

The United States admitted in its Responses to Starr’s Requests for Admission that “No federal reserve bank has required any company other than AIG to provide equity in that company to

any person or entity (including but not limited to the U.S.

Treasury, the Trust, or any government agency) as a condition for the extension of credit under Section 13(3).” Response to RFA 19.0.

The United States also admitted that no other company has ever been charged that rate of interest. Deposition of the United States (Alvarez) at 35:17-36:22; see also id. at 37:4-8.

9

The Government Obtained Nearly

$30 Billion In Profits From The September And November 2008 Transactions

The FRBNY loan was fully secured and earned a high (indeed, admittedly “punitive”) interest rate and fees. Moreover, the FRBNY could not demand additional compensation under Federal Reserve Act§13(3).

Nevertheless, the Government also exacted 79.9% of AIG’s equity (worth approximately $23 billion) for only $500,000. Credit Agreement (Sept. 22, 2008) at Exhibit D; AIG Form 10-Q (Nov. 10, 2008) at 25.

In the Maiden Lane III transaction, the Government forced AIG to provide more than 60% of the funding ($37.5 billion), while reserving more than 66% of the profits (after full repayment of the Government’s contribution). The Government made $6.6 billion in profits and AIG lost over $29 billion.

Sarah Dahlgren, who led FRBNY’s AIG monitoring team, admitted on November 14, 2008, in her talking points for a meeting with FRBNY President Geithner – before the Maiden Lane III transaction was finalized – that the Maiden Lane III transaction would be highly profitable to FRBNY, but only “minimally” profitable to AIG: “Essentially, the counterparties are made whole and a special purpose vehicle capitalized $30 billion by the Fed and $5 Billion by AIG should very likely have a profit at the end of the day. If the portfolio runs off, AIG will share minimally in this profit. The Fed should recover its costs plus a reasonable override and the remainder should go to reducing AIG debt, but instead the profit (if any) essentially remains with the Fed.” Comments found in the file of Sarah Dahlgren, “COMMENTS FOR MEETING W/ TIM GEITHNER – Friday, November 14, 2008 - 5:00 p.m. at the Federal Reserve Bank,” at FRBNY-TOWNS-R3-031009.

It is not a defense to an illegal exaction claim that AIG voluntarily agreed to the transaction. See Suwannee S.S. Co. v. United States, 279 F.2d 874, 877 (Ct. Cl. 1960); Clapp v. United States, 117 F. Supp. 576, 581-82 (Ct. Cl. 1954).

The Government is asking AIG to bear the cost of burdens that constitutionally must be borne by the public.

10

The Government Used The Maiden Lane III Transaction For A “Backdoor Bailout” Of AIG’s Counterparties

Davis Polk, counsel to FRBNY, drafted the Maiden Lane III Master Agreement. Deposition of the United States (Baxter) at 221:15-24.

The SIGTARP report concluded that ML III was a “backdoor bailout” of AIG’s counterparties in that: “Irrespective of their stated intent, however, there is no question that the effect of FRBNY’s decisions—indeed, the very design of the federal assistance to AIG—was that tens of billions of dollars of Government money was funneled inexorably and directly to AIG’s counterparties.” Nov.

17, 2009 SIGTARP Report at 30.

The Government actively tried to conceal the fact that it had paid par value, and the identity of the AIG counterparties who received payment. “As a matter of course, we do not want to disclose that the concession is at par unless absolutely necessary.” Jan. 25, 2010 Committee on Oversight and Government Reform Special Report at 5 (quoting email from Alejandro Latorre to Paul Wynott and others, Nov. 11, 2008 at FRBNY-TOWNS-R1-191733).

The United States has now admitted that the FRBNY “directly intervened with the SEC to prevent information about the AIG counter-parties becoming public from the SEC.” Deposition of the United States (Alvarez) at 102:16-20.

The issue is not whether it was good public policy for the Government to attempt to help AIG’s counterparties in order to preserve the stability of the financial system. The issue is whether it was appropriate for AIG, rather than the public as a whole, to bear the burden of that assistance.

As the Government’s Sarah Dahlgren admitted: “It seems to me that the special purpose vehicles benefit everybody but AIG. I believe that a Federal Reserve guarantee for collateral on credit default swaps (CDS) would have been far better than turning over $35 billion to counterparties and having them retain the $35 billion and lowering by 50% the carrying value of the CDS portfolio.”

Comments found in the file of Sarah Dahlgren, “COMMENTS FOR MEETING W/ TIM GEITHNER – Friday, November 14, 2008 - 5:00 p.m. at the Federal Reserve Bank,” at FRBNY-TOWNS-R3-031009 (emphasis in original).

11

The Government Unnecessarily Mandated That the Maiden Lane III CDOs Would Be Purchased at Par Value

Instead of paying whatever amount may have been contractually required under the CDSs (if any), the Government caused ML III to purchase all of the CDOs at “par value.” Sept. 20, 2011 GAO Report at 101.

“Despite the willingness of at least one counterparty to engage in discussions about a potential haircut, all counterparties were paid effectively par value for the credit default swaps.” Nov. 17, 2009 SIGTARP Report at 19.

Every 10% of “haircuts” would have benefited AIG by $6.21 billion.

The minutes from AIG’s November 9, 2008 Board Meeting—at which ML III was discussed—show that the AIG Board anticipated counterparty concessions and was not aware that the counterparties would receive releases. Nov. 9, 2008 AIG Board Meeting Minutes.

Virtually every other institution in AIG’s position negotiated counterparty concessions as could have been done on behalf of AIG except for conditions the Government imposed.

As Martin Bienenstock, a restructuring expert, testified before Congress:

“Anyway, having advanced the $85 billion facility on September 15, the Maiden Lane II and III deals didn’t occur for several months later. Meanwhile, the Fed had a lien on everything of value.” Testimony of Martin Bienenstock before the Congressional Oversight Panel (May 26, 2010).

“So the bottom line is there were months to talk to the parties having the most exposure about what concessions they might grant if the Government and AIG would basically, in partnership, take them out. Now, what we know on the opposite end is the Government took the worst case. They already held $35 billion in securities and the Government paid the full value, the par value remaining. You can’t do any worse than was done here.” Id.

12

In Addition To Giving The Counterparties Par Value, The Government Unnecessarily Gave Them Releases

Since AIG paid the counterparties par value, they had no claims to release, but the releases that the Government caused AIG to give to the counterparties deprived AIG of the value of claims, including for fraud and misrepresentation, that other insurers are litigating and that AIG internally concluded had value.

Giving the counterparties releases also deprived AIG of the leverage (used by other companies in AIG’s position) to negotiate discounts and haircuts.

The fact that the Government would give counterparties releases was neither presented to, nor approved by, the AIG Board at its November 9, 2008 meeting.

13

The Government’s Alleged Affirmative Defenses Do Not Justify Terminating Starr’s Claims

The statute of limitations for bringing Starr’s claims is six years. Starr brought its claims well within the limitations period. 28 U.S.C. § 2501.

The Government’s suggestion that Starr should have acted earlier is particularly inappropriate given the Government’s efforts to conceal material facts and the time that was required for Congressional panels and the Inspector General to publish their reports.

The Government knows that its “timeliness” defenses are meritless which is why it has not sought to dismiss Starr’s constitutional claims on that basis.

Indemnification clauses that seek to relieve the Government of accountability for unconstitutional acts are void as against public policy. See, e.g., Stamford Bd. of Educ. v. Stamford Educ. Ass’n, 697 F.2d 70 (2d Cir. 1982) (prohibiting the government from demanding indemnification for constitutional violations).

“If officials of the government make a contract they are not authorized to make, the other party is not bound by estoppel or acquiescence or even failing to protest.” Finn v. United States, 428 F.2d 828, 831 (Ct. Cl. 1970).

The Government is not entitled to an offset from damages in the event an illegal exaction or an unconstitutional taking is found. The proper measure of damages – which cannot be offset – is the money the Government has in its pocket at the time as a result of its illegal act, not what might have been if it had acted otherwise. See Aerolineas Argentinas v. United States, 77 F.3d 1564, 1572-74 (Fed. Cir. 1996).

14

Exhibit 23

Presentation of

The United States Department of the Treasury

January 9, 2013

Davis Polk

Allowing This Litigation To Proceed Offers Tremendous Upside With Little, If Any, Additional Cost. The Board, Acting As A Fiduciary Of AIG And Its Shareholders, Should Allow The Action To Proceed

The Board has three options:

ver Starr’s claims on behalf of AIG and its current shareholders and prosecute them itself:

The Board has three options:

1. Take over Starr’s claims on behalf of AIG and its current shareholders and prosecute them itself;

2. Remain neutral and thereby permit Starr to recover money for AIG and its current shareholders; or

3. Act affirmatively to seek to prevent Starr’s claims on behalf of AIG from proceeding.

Davis Polk

2

Starr

AIG

“The Government coerced the Board into accepting the Government’s demands.”

Am. Compl. 58

“After a long and detailed debate, and with the advice of counsel and our financial advisors, the AIG Board of Directors accepted the plan offered by the Federal Reserve and the Treasury Department as the best available option.”

Robert Willumstad, Testimony to U.S. House of Representatives committee, Oct. 7, 2008

The Board “approved this transaction based on its determination that this is the best alternative for all of AIG’s constituencies, including policyholders, customers, creditors, counterparties, employees and shareholders.” Sept. 16, 2008 press release

Davis Polk

3

Starr

AIG

The Government “interfered with AIG’s ability to raise capital and the general ability to secure private sector support”

Am. Compl. 53

“With credit markets shut down and private-market solutions unavailable, AIG would have been unable to meet the massive demands for return of cash collateral absent the federal loan.”

AIG court filing, Aug. 5, 2009

“AIG had no viable private sector solution to its liquidity issues.”

2008 10-K

“There was no private market solution to AIG’s situation – just as there was no private market solution for Bear Stearns, Fannie Mae, Freddie Mac, Washington Mutual or Lehman Brothers.”

Robert Willumstad, Testimony to U.S. House of Representatives committee (Oct. 7, 2008)

Davis Polk

4

Starr

AIG

“Only seven weeks after AIG first approached the Government to request discount window access, the Government finally took action” with its rescue offer.

Am. Compl. 55(a)

“[T]he Government interfer[ed] with AIG’s ability to raise capital” in part through its “seven-week delay from initial AIG contact with FRBNY to the Government finally making an offer.”

Am. Compl. 58(a); First Submission at 12

“On July 29th, I went to see Tim Geithner” and asked “if need be, could the Fed make its Fed window available in a time of crisis to AIG. We had a meaningful conversation He indicated to me that he thought if there were a formal allowance by the Fed to allow AIG to go to the Fed window that it would in fact exacerbate what I was trying to avoid, which would have been the prospective run on the bank He asked me to keep him apprised of how things were going and I left I would not have described to him that AIG was facing serious issues.”

Robert Willumstad, Testimony to U.S. Congressional

Oversight Panel (May 26, 2010)

Davis Polk

5

Starr

AIG

“[T]he Trust was required to pay nothing more than $500,000” for the 79.9% equity stake.

Am. Compl. 67

AIG received “no consideration” for the 79.9% equity stake.

Am. Compl. 78

“Pursuant to the Fed Credit Agreement, in consideration for the NY Fed’s extension of credit under the Fed Facility and the payment of $500,000, AIG agreed to issue 100,000 shares, liquidation preference $5.00 per share, of the Series C Preferred Stock to the Trust.”

AIG 2008 Form 10-Q filed Nov. 10, 2008 (emphasis added)

The equity was transferred “at the purchase price of $500,000 , with an understanding that additional and independently sufficient consideration was also furnished by FRBNY in the form of its lending commitment under the Credit Agreement (the ‘Purchase Price’).”

Stock Purchase Agreement § 2.1

Davis Polk

6

Starr

“AIG was harmed by the conduct of FRBNY beginning September 17, 2008[.]”

Am. Compl. 180

The basic terms of the rescue “amounted to an attempt to steal the business.”

Am. Compl. 4

AIG

“US government intervention was absolutely essential for AIG.”

Robert Benmosche, AIG 2010 Annual Report

“Of course, were it not for the commitment of the U.S.

Government at a time of great uncertainty, AIG would not be on the path it is today.”

Robert Benmosche, Testimony to the U.S. House of Representatives

Committee on Oversight & Government Reform, May 26, 2010

“Thanks to the decisive action by Congress, Treasury and the Federal Reserve, there are now additional tools available to create a durable capital structure that will make possible an orderly disposition of certain of AIG’s assets and a successful future for the company.”

Nov. 10, 2008 press release

Starr

AIG received “no consideration” for the 79.9% equity stake.

Am. Compl. 78

Starr’s Counsel

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

KUWAIT INVESTMENT AUTHORITY,

Plaintiff,

No. 11-CV-08403-LTS

V.

AMERICAN INTERNATIONAL GROUP, INC.,

JURY TRIAL DEMANDED

MARTIN J. SULLIVAN, STEVEN J. BENSINGER,

JOSEPH CASSANO, ANDREW FORSTER, ALAN

FROST, DAVID HERZOG, and ROBERT LEWIS,

AMENDED COMPLAINT

Defendants.

184. On September 16, 2008, with the collapse of AIG imminent, the Federal Reserve agreed to an $85 billion bailout of AIG, in exchange for a 79.9% equity stake. AIG stock traded of the day. The bailout was announced publicly on September 17, 2008. Without this extraordinary action by the Federal Reserve. AIG would have been insolvent and

184. On September 16, 2008, with the collapse of AIG imminent, the Federal Reserve agreed to an $85 billion bailout of AIG, in exchange for a 79.9% equity stake.

Without this extraordinary action by the Federal Reserve. AIG would have been insolvent and would have been forced to file for protection under the bankruptcy laws.

Dated: September 10, 2012 New York, New York

Respectfully submitted,

By:

Jonathan D. Schiller

Damien J. Marshall

Vincent Y. Liu

BOIES, SCHILLER & FLEXNER LLP

575 Lexington Avenue, 7th Floor

New York, New York 10022

Tel: 212-446-2300

Fax: 212-446-2350

William A. Isaacson

BOIES, SCHILLER & FLEXNER LLP

5301 Wisconsin Avenue, N.W., Suite 800

Washington, DC 20015

Tel: 202-237-2727

Fax: 202-237-6131

Davis Polk

8

Starr

The Government “interfered with AIG’s ability to raise capital and the general ability to secure private sector support”

Am. Compl. 53

Starr’s Counsel

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

KUWAIT INVESTMENT AUTHORITY,

Plaintiff,

No. 11-CV-08403-LTS

v.

AMERICAN INTERNATIONAL GROUP, INC.,

JURY TRIAL DEMANDED

MARTIN J. SULLIVAN, STEVEN J. BENSINGER,

JOSEPH CASSANO, ANDREW FORSTER, ALAN

FROST, DAVID HERZOG, and ROBERT LEWIS,

AMENDED COMPLAINT

Defendants.

29. Things rapidly continued to spiral downward. On September 15, AIG informed Superintendent as much as $70 billion to avoid failing. Mr. Dinallo

State would not act unless there was a plan in place to provide the rest of what AIG needed to survive. The same day, personnel from JP Morgan and Goldman Sachs met at the

By late afternoon on Monday, September 15, it was clear that private investors were not going to come to AIG’s rescue, as many questions still loomed over the true value of the Company’s assets available for collateral and the cash that would be needed to keep the Company afloat.

Dated: September 10, 2012

Respectfully submitted,

New York, New York

By:

Jonathan D. Schiller

Damien J. Marshall

Vincent Y. Liu

BOIES, SCHILLER & FLEXNER LLP

575 Lexington Avenue, 7th Floor

New York, New York 10022

Tel: 212-446-2300

Fax: 212-446-2350

William A. Isaacson

BOIES, SCHILLER & FLEXNER LLP

5301 Wisconsin Avenue, N.W., Suite 800

Washington, DC 20015

Tel: 202-237-2727

Fax: 202-237-6131

Davis Polk

9

Starr

- AIG received "no consideration" for the 79.9% equity stake.
  - Am. Compl. ¶ 78

Starr's Counsel

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

MAURICE R. GREENBERG,

Plaintiff,

v.

AMERICAN INTERNATIONAL GROUP, INC., MARTIN J. SULLIVAN, STEVEN J. BENSINGER, JOSEPH CASSANO, STEPHEN F. BOLLENBACH, GEORGE L. MILES, JR., MORRIS W. OFFIT, and MICHAEL H. SUTTON,

Defendants.

File No. 09 Civ. 1885

JURY TRIAL DEMANDED

136. In exchange for extending the loan, the government received 100,000 shares of AIG convertible participating preferred stock, entitling it to control an approximately 80% voting ... approximately 80% of any common stock dividend paid. The terms of the ... under particular scrutiny after AIG filed conflicting statements with the SEC on

136. In exchange for extending the loan, the government received 100,000 shares of AIG convertible participating preferred stock...

Respectfully submitted,

BOIES, SCHILLER & FLEXNER LLP

By: Steven I. Froot

Nicholas A. Gravante. Jr.
Steven I. Froot
Michelle M. Sekowski
Vincent Y. Liu
575 Lexington Avenue
7th Floor
New York, New York 10022
Phone: (212) 446-2300
Fax: (212) 446-2350

David Boies
333 Main Street
Armonk, New York 10504
Telephone: (914) 749-8200
Fax: (914) 749-8300

Attorneys for Plaintiff Maurice R. Greenberg

Davis Polk

10

Presentation of

The United States Department of the Treasury

January 9, 2013

Davis Polk

Exhibit 24

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AIG Board of	:
Director’s Meeting	:
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TRANSCRIPT of the stenographic notes of the proceedings in the above-entitled matter, as taken by and before CAROLYN CHEVANCE, a Shorthand Reporter, and Notary Public of the State of New Jersey, held at the office of AIG, 180 Maiden Lane, New York, New York, on January 9, 2013, commencing at 8:00 a.m.

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

1 AIG Board of Directors

2 MR. SEITZ: I call this meeting

3 to order. I would thank you all for

4 coming at this early hour.

5 This is a historic meeting, but

6 it’s one of many that this Board has

7 gone through in fulling its fiduciary

8 duties considering important actions

9 such as the matter before us today.

10 Tom Russo, if you could tell us

11 procedure here?

12 MR. RUSSO: Thank you all.

13 We’ve spent a lot of time all of us at

14 the table for the past months, and we

15 have taken our fiduciary duties very,

16 very seriously, some believe that we

17 should dismiss everything, and we don’t

18 believe that is necessary.

19 We have a protocol that everyone

20 knows. We are going to stick very

21 strictly to the time limits. We are

22 starting the meeting exactly at

23 8 o’clock.

24 The master of ceremonies will be

25 CJ, so he will make sure of that, and

1 AIG Board of Directors

2 then after everyone has an opportunity

3 to say something and we hear rebuttals

4 we will take a break, discuss and at

5 that time if there is any questions that

6 we have we will figure them out at that

7 time. CJ will stand in as the

8 questioner for the Board.

9 So if you have questions, and

10 then after that there will be an

11 opportunity to answer those questions in

12 a transparent way so everybody can hear

13 what everyone else is saying.

14 At that point in time we will

15 then spend time with the Board by

16 ourselves. So that is basically the

17 procedure. CJ?

18 MR. SEITZ: Thank you, Tom.

19 Just to be clear, the Board will not be

20 rebutting the presentations.

21 Likewise we would ask if you

22 have questions of the Board we are here

23 to listen to the question and answer

24 session.

25 Thank.

1 AIG Board of Directors

2 MR. BOIES: Thank you very much.

3 Let me begin by expressing our

4 appreciation for the opportunity to be

5 here.

6 This is an opportunity not only

7 for the Board and for the AIG

8 shareholders, but for Starr

9 International.

10 I want to begin just reminding

11 everybody about the contents of what

12 happened in 2008.

13 I know this is all something

14 that you have gone through probably many

15 times, but I want to just be sure that

16 you have the contents.

17 Because in September of 2008

18 there was a global financial crisis,

19 Lehman had just been brought down, Bear

20 Stearns had fallen earlier. The Fed had

21 taken extraordinary action earlier in

22 the year in opening the discount window

23 to primary dealers.

24 It was about to open the Fed

25 discount window to JP Morgan Chase,

1 AIG Board of Directors

2 Morgan Stanley and Goldman Sachs, along

3 with holding companies. It was a time

4 of financial turmoil.

5 And the government was providing

6 financial assistance many times. One of

7 those companies that the government

8 provided financial assistance to was, of

9 course, AIG.

10 And AIG financial assistance

11 came in the form of loan, pursuant to

12 Section 13(3). I’m sure you probably

13 had a look or discussion about 13(3),

14 and it was a statute that in the past

15 in the aftermath of the depression, it

16 was designed to give the Fed particular

17 authority to make certain loans under

18 particular circumstances.

19 And this loan was provided

20 because the government recognized at the

21 time two things: First, if AIG were

22 permitted payment it would have

23 catastrophic affects on the economy.

24 Second, AIG had a liquidity

25 problem, not a solvency problem. The

2 (Pages 2 to 5)

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1 AIG Board of Directors

2 loan was fully secured. The government

3 said so at the time.

4 The government had most recently

5 said it again in this litigation. The

6 loan is fully secured, the taxpayers

7 were not at risk.

8 In that context the financial

9 assistance to AIG, while obviously to

10 the benefit of AIG at the time, was

11 financial assistance that was not given

12 out of charity.

13 It was given because that was

14 the mandate of Section 13(3), to try to

15 protect the economy against systematic

16 problems that would result from the

17 failure of the particular financial

18 institutions.

19 And the loan that was provided

20 was provided under the terms it was

21 supposed to be the terms specified in

22 Section 13(3).

23 Now, there were many other

24 alternatives that the government had to

25 provide financial assistance to AIG.

1 AIG Board of Directors

2 It could have provided loan

3 guarantees, could have applied access

4 the to federal window, bridge loan,

5 could have tried to get other

6 participations from foreign wealth funds

7 which were some of the suggestions that

8 were made. I’m sure the Board is aware.

9 But what they chose to do in

10 Section 13(3), and with respect to our

11 lawsuit, what we are doing is not

12 challenging the fact that they chose to

13 assist AIG through 13(3), as opposed to

14 some of the other mechanisms that they

15 made available to other companies;

16 although that is part of the tax rule

17 background in the context, that I think

18 is important for the Board to evaluate

19 when evaluating the nature of what the

20 claims are.

21 But what we are saying is the

22 terms that the government exacted were

23 inconsistent with requirements of 13(3)

24 and those terms were to the severe

25 disadvantage of AIG shareholders in a

1 AIG Board of Directors

2 way that was not permitted by federal

3 law.

4 The Board of course right now

5 has three options; one, the Board could

6 take over the claims that we have

7 brought on behalf of AIG and its

8 shareholders and prosecute them

9 themselves, and you could pick a lawyer

10 of your choice to prosecute it.

11 We could help you prosecute it

12 if that were your choice, but that is

13 entirely within the Board’s discretion.

14 You take over the lawsuit and

15 decide to prosecute it, you can select

16 whatever lawyers you want and we will

17 make everything we have done available

18 to them.

19 Second, you can remain neutral

20 and thereby permit Starr to attempt to

21 recover money from AIG and its current

22 shareholders.

23 That is you can simply say as

24 you have at various times in the past

25 when shareholder suits were brought on

1 AIG Board of Directors

2 behalf of AIG, you could say we are not

3 going to take this case over and

4 prosecute it, but we are not going to

5 stop the private shareholders from

6 prosecuting on behalf of AIG.

7 We will take the benefit if

8 there is a benefit, the private

9 shareholders will bear the cost of

10 proceeding and let it go forward.

11 Third, you could act

12 affirmatively to prevent Starr’s claims

13 on behalf of AIG from proceeding. That

14 is you can act affirmatively and try to

15 take over Starr’s claims and kill them,

16 that is, prevent us from continuing to

17 bring these actions on behalf of AIG and

18 its shareholders and prevent us from

19 recovering.

20 Because Starr’s claim, direct

21 claim, with respect to the taking of the

22 80 percent equity. I know it’s

23 79.9 percent but I will use 80 percent

24 to round it off.

25 Because those claims are going

3 (Pages 6 to 9)

Elisa Dreier Reporting Corp. (212) 557-5558

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2 to proceed in any event, the judge has

3 already ruled that Starr International

4 has the right to pursue the government

5 for direct claims and taking that

6 80 percent equity. This lawsuit is

7 going to go forward.

8 The consequence of the Board

9 taking the action in the third choice,

10 that is, of taking over Starr’s

11 derivative claims and attempting to kill

12 them, is that -- it’s not that the case

13 is going to go away, it’s not that you

14 are not going to be involved in

15 litigation, it is simply that you will

16 deprive the shareholders of the ability

17 to participate in whatever recovery

18 ultimately comes.

19 Starr has agreed to pay the cost

20 of this litigation if it continues to go

21 forward as a shareholders derivative

22 suit, that is the company decides not to

23 take over the case but allows Starr to

24 go forward.

25 Starr is going to pay the cost

1 AIG Board of Directors

2 of litigation. If there is any recovery

3 attorney’s fees will come out of that,

4 if there is no recovery there is no cost

5 to the company at all.

6 So that this litigation can go

7 forward without any expense to the

8 company, without the company being

9 required to pay.

10 Rejecting the case, trying to

11 kill it, will simply deprive AIG and the

12 shareholders of the ability to

13 participate in what is potentially tens

14 of billions of dollars from the

15 government.

16 We think it is critical that the

17 Board in considering its decision

18 remember that the Court of Federal

19 Claims has already ruled that Starr has

20 stated valid legal claims against the

21 United States.

22 The United States moved to

23 dismiss. They made to the court

24 essentially precisely the arguments they

25 are making to this Board.

1 AIG Board of Directors

2 They said, AIG would be

3 ungrateful. AIG was rescued. AIG

4 should simply thank the government and

5 go on its way. AIG shouldn’t challenge

6 what the government did.

7 The court said no. The court

8 said that the government did not have

9 the right to exact equity as a condition

10 of making that loan.

11 The court said the government

12 did not have the right to use AIG’s

13 assets, for example the ML III

14 transaction, as a back door bail out to

15 benefit other companies.

16 The court rejected those

17 arguments as a matter of law. The court

18 did not rule on the facts because there

19 was a motion to dismiss, but what the

20 court said was that the legal claims

21 that we stated were valid legal claims.

22 And it’s particularly important

23 in evaluating the contents of what that

24 ruling means, to understand that the

25 facts that we are relying on are

1 AIG Board of Directors 2

essentially all facts drawn from the

3 government’s own documents, own

4 admissions, Congressional Committee

5 reports and Inspector General reports.

6 We are not making any of these

7 facts up. These are not facts that we

8 find in many shareholders derivative

9 suits that I know a lot of you are

10 familiar with.

11 The plaintiffs come in and make

12 allegations that there is serious doubt

13 as to whether they are going to be able

14 to prove those facts when they go to

15 trial.

16 This is a situation in which the

17 essential facts that we are relying on

18 are facts that already have been found

19 by Congressional Committee, already been

20 found by Inspector General and already

21 admitted in the context of this

22 litigation both by admission that the

23 government has given us in depositions,

24 and in their own documents.

25 A second point that I think is

4 (Pages 10 to 13)

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

1 AIG Board of Directors

2 very important to keep in mind, in

3 evaluating the meaning of the Court of

4 Claims decision of the valid legal

5 claims is that the government’s loan to

6 AIG was fully secured by AIG’s assets.

7 It’s a liquidity problem not a

8 solvency problem. Government said so

9 then, the government says so now.

10 The government admitted that the

11 loan was fully secured. They admitted

12 it then, they told the Congressional

13 Committee that later and they now

14 admitted it again in this litigation.

15 With a fully secured loan that

16 they charged initially 14-and-a-half

17 percent interest on, even if 13(3) had

18 given the government the ability to take

19 equity, there would have been no

20 justification, because they already had

21 a fully secured loan, they already had a

22 high unprecedented discriminatory, in

23 our view, interest rate.

24 The government is admitting to

25 all the companies that they have gave

1 AIG Board of Directors

2 financial assistance to, none of them

3 were charged an interest rate

4 approaching 14-and-a-half percent.

5 And when I asked the

6 government’s witness and for non-lawyers

7 there is a Rule of Civil Procedure

8 called Rule 30(b)6 and that requires the

9 party to put forward a witness that is

10 going to represent the views of the

11 party, and the party is bound by what

12 that witness says.

13 So that when that witness speaks

14 that witness is making admissions that

15 we can rely on in the litigation.

16 And when I asked the 30(b)6

17 representative of the United States why

18 did you have a 14-and-a-half percent

19 interest rate? Why did you have this

20 uniquely high interest rate? This

21 discriminatorily high interest rate?

22 The answer was we wanted to be

23 punitive. We wanted to punish the

24 shareholders for allowing their company

25 to get into this problem.

1 AIG Board of Directors

2 Now there is no mention of

3 punitive purpose in 13(3). There is no

4 authorization to give the Department of

5 the Treasury or the Federal Reserve Bank

6 a roving commission to go out and try to

7 punish people that they think have not

8 run the company or permitted the Board

9 and management of the company to run the

10 company in the way that the Fed and the

11 Treasury later decided they should be

12 run.

13 A punitive purpose is by

14 definition outside the scope of 13(3),

15 and it is a punitive purpose that the

16 government has now admitted was the

17 rationale for what they did with AIG.

18 And they’ve admitted that it was

19 the rationale not merely for the

20 interest rate but for the taking of the

21 80 percent of the company’s equity.

22 Again, I asked the government,

23 these representatives of the government,

24 whose testimony binds the government in

25 this litigation, why did you take the

1 AIG Board of Directors

2 80 percent of equity? Did you need it

3 for collateral? Were you trying to make

4 a profit? And the representative said

5 no, that wouldn’t be appropriate. The

6 government is not a speculator. The

7 government is not in this to take make a

8 profit. We did it to be punitive.

9 We did it to send a message and

10 make an example of AIG. Unanswered was

11 why they wanted to make an example out

12 of AIG and not one of the hundreds of

13 other companies that were in this spot.

14 But regardless of the answer to

15 that question, what stands out is the

16 admission that what was being done here

17 was being done for punitive purpose.

18 And there is no punitive

19 authorization in 13(3). Indeed it is

20 the contrary, Section 13(3) says

21 interest rate and the terms will be set

22 in order to compensate for the loan.

23 It is not designed for any other

24 purpose and what the Court of Claims has

25 already held is the fact that the

5 (Pages 14 to 17)

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

1 AIG Board of Directors

2 government set out to use this lending

3 authority to exact not merely full

4 security for the loan, not merely an

5 unprecedentedly high interest rate, but

6 80 percent of the company’s equity,

7 constitutes a complete legal exaction

8 and a taking under the Constitution.

9 Now, it is also worth

10 remembering that the court has held that

11 even if the purpose had been non

12 punitive of taking this equity, the

13 government didn’t have the authority

14 under Section 13(3) to take the equity.

15 To quote the Court of Claims,

16 where it says the only consideration

17 prescribed by Section 13(3) is an

18 interest rate subject to the

19 determination of the Board of Governors.

20 There are lots of subsidiary

21 issues here that I am passing over in

22 the interest of time, one of them for

23 example being that it has now been

24 admitted by the United States that they

25 did not make a determination by the

1 AIG Board of Directors

2 Board of Governors as to the appropriate

3 interest rate.

4 What they did was simply take

5 the private sector term sheet. The

6 private sector term sheet as we

7 understand it, AIG had never approved

8 and indeed may never have been aware of

9 the terms of it.

10 Private term sheets are drafted

11 by private parties, they never asked

12 from AIG and imposed it on AIG. Now

13 they made changes, something that 13(3)

14 does not give them the ability to do.

15 When I asked the representative

16 of the government, how did you determine

17 what the right interest rate was? The

18 answer was we just took what was in the

19 private term, we took that and imposed

20 it.

21 The Chairman of the Fed admitted

22 in 2008 that the Federal Reserve was not

23 authorized to purchase equity securities

24 and we now have -- this is one of the

25 documents, we now have a document that

1 AIG Board of Directors

2 has been produced in discovery in which

3 the General Counsel of the Federal

4 Reserve is admitting that the taking of

5 the ownership of the stock along the

6 lines in this term sheet, that is

7 specifically relating to the term sheet

8 that the government imposed, will not

9 work for the Fed, trust or no trust.

10 Those are not my words. Those

11 are the contemporaneous words of the

12 General Counsel of the Fed.

13 So even if contrary to fact, the

14 taking of the equity had not been a

15 punitive taking, which by itself makes

16 it illegal, it would have been illegal

17 because it was something that was not

18 authorized by Section 13(3).

19 I already made the point that

20 the government lacked the authority to

21 impose the terms of the private sector

22 term sheet and yet that is exactly what

23 they did. Exactly what the Board of the

24 Federal Reserve system stated the merger

25 bank making loans for profits, for all

1 AIG Board of Directors

2 conceivable purposes, the loans made by

3 the Federal Reserve in their interest

4 they are made not-for-profit but for a

5 public purpose.

6 I think you are going to come

7 back time and again to the fact that

8 this was not an act of charity. The

9 government now tries to embarrass Starr,

10 trying to embarrass this Board and AIG

11 by saying you are a charity case.

12 You took this charity and now

13 you are suing the charity that saved

14 your life.

15 Now in fact, this was not a

16 charitable undertaking at any time.

17 This was providing a fully secured loan

18 and a very high interest rate pursuant

19 to a public policy set decades earlier

20 to provide exactly this kind of

21 assistance, in exactly this kind of

22 situation.

23 The fact that they have now

24 admitted repeatedly that what they were

25 doing was being done for punitive

6 (Pages 18 to 21)

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1 AIG Board of Directors

2 purposes underscores what the Court of

3 Claims previously held; which is that

4 there is no basis for the action that

5 they took. There is no legal basis,

6 there is in our view no basis in

7 fairness, but fairness is not the

8 primary issue here.

9 We think that what the

10 government did was unfair and

11 discriminatory. It singled AIG out from

12 hundreds of other companies to charge

13 the highest interest rate. It singled

14 AIG out from hundreds of companies to

15 take equity without consideration.

16 It was trying to make an example

17 of AIG, and at the same time what it was

18 trying to do was use AIG for its own

19 public purposes.

20 Now we don’t dispute the public

21 purpose. It’s not necessary for us to

22 do that.

23 What we do dispute, however, is

24 that if you are going to take something

25 for a public purpose, that cost has to

1 AIG Board of Directors

2 be born not by the shareholders of the

3 particular company, but by the public

4 itself, and that issue is well

5 illustrated by ML III.

6 There is really two different

7 basis derivative claims here, one

8 relating to taking 80 percent equity,

9 and the other relating to the ML III

10 transaction.

11 The Board is already aware

12 because it is publicly announced, that

13 as a result of the ML III transaction

14 and as a result of the equity that was

15 taken, the government has already made a

16 profit of between $20 and $30 billion on

17 the so-called AIG rescue.

18 This is not a matter of dispute.

19 This is a matter of admission. All of

20 their loans have been repaid, with

21 interest, with high interest. And they

22 have made between $20 and $30 billion in

23 profits.

24 The question is whether or not

25 AIG’s shareholders should be prevented

1 AIG Board of Directors

2 from seeking compensation for actions

3 that the Court of Claims has already

4 held are on their face, if you can prove

5 the facts, a violation of law.

6 And as I say, the facts that we

7 have to prove are facts that are already

8 admitted in depositions, in documents,

9 in Congressional reports, and Inspector

10 General reports.

11 Let me turn to Maiden Lane.

12 There is, I think, wide

13 recognition that there were a number of

14 different alternatives available to deal

15 with the issue that ML III addressed.

16 The Department of Treasury and

17 the Federal Reserve Bank’s own documents

18 reveal that they considered a series of

19 different alternative ways of dealing

20 with the CEO issue.

21 They picked to present to the

22 Board the alternative that became ML

23 III, that was the most disadvantageous

24 to AIG and its shareholders of all the

25 alternatives that they considered, and

1 AIG Board of Directors

2 the documents that we’ve already gotten

3 in discovery and discovery is just

4 beginning, demonstrates that the ML III

5 transaction was the transaction of the

6 alternative transaction considered that

7 was the least advantageous to AIG.

8 And as Sara Dahlgren admitted,

9 “It seems to me that the special purpose

10 vehicle”, that is the ML III, “benefit

11 everybody but AIG”, and she goes on to

12 explain why.

13 The SIGTARP report concluded

14 that ML III was a “back-door bailout” of

15 AIG’s counterparties in that, and here I

16 am quoting the report, “Irrespective of

17 their stated intent, however, there is

18 no question that the effect of FRBNY’s

19 decision, indeed, the very design of the

20 federal assistance to AIG was the tens

21 of billions of dollars of government

22 money was funneled inextricably and

23 directly to AIG’s counterparties.

24 That is the government took

25 money put it into ML III and charged AIG

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2 for it, and then funneled it

3 inextricably and directly to AIG

4 counterparties.

5 It may very well have been

6 appropriate government policy at the

7 time to try to stabilize and assist

8 these counterparties, but the law is

9 clear that if the government wants to

10 assist these counterparties they have to

11 assist it with public funds, not with

12 funds that AIG is going to have to pay

13 back.

14 And the problem with ML III was

15 not that there was a back-door bailout,

16 although that raised a certain public

17 policy issue.

18 The problem from AIG’s

19 standpoint wasn’t that the back-door

20 bailout was accomplished, but used in

21 large part AIG assets, and the

22 government then for months, perhaps more

23 than a year, concealed the nature of

24 this back-door bailout until it was

25 revealed in Congressional

1 AIG Board of Directors

2 investigations.

3 The reason that they did was

4 because they wanted these bailouts to be

5 in the SIGTARP report back door because

6 they were concerned about whether there

7 would be public support for their

8 activity and stabilizing.

9 Now, again, we don’t need to

10 debate whether that is good government

11 policy or not. We don’t need to debate

12 whether the Federal Reserve and the

13 Treasury were right or wrong in trying

14 to stabilize these counterparties

15 without the public being aware of

16 exactly what was happening.

17 All we need to establish for

18 purposes of our litigation is that that

19 stabilization, that assistance was

20 coming from AIG.

21 AIG was bearing a part of the

22 burden, a large part of the burden of

23 what was being done, and you see that in

24 two aspects of the ML III transaction.

25 The first is where the

1 AIG Board of Directors

2 government decided to pay all the

3 counterparties at par, hundred cents on

4 the dollar. Now the government said

5 well, they were owed a hundred cents on

6 the dollar. Well, no they weren’t owed

7 hundred cents on the dollar right then.

8 That is the maximum that they would ever

9 be able to recover.

10 Every other company in this

11 situation negotiated significant

12 haircuts, every other company except

13 AIG, and when the government presented

14 this to the Board and one of the things

15 that they asked for was what Board

16 approval, if any, is there of the ML III

17 transaction, and we were told there was

18 only one Board meeting at which it was

19 considered or approved, we got the

20 minutes of that Board meeting, and if

21 you look at those minutes there is

22 nothing in there that says -- where the

23 government says we are going to pay

24 these people, all the people, a hundred

25 cents on the dollar.

1 AIG Board of Directors

2 Something that would have been

3 contrary to what every other company in

4 this situation was doing at the time or

5 has done at any time in the past.

6 The amount of financial

7 experience sitting around this table is

8 greatest, and I ask you to think about

9 of when in this type of crisis, in this

10 kind of illiquidity situation, where you

11 have all these counterparties that

12 cannot afford to have a default, how

13 many times have creditors been paid al

14 hundred cents on the dollar without

15 taking any haircut, without getting any

16 discount.

17 In this particular case of a

18 handful of counterparties we contacted,

19 some even indicated they were prepared

20 to get discounts, but the government

21 decided, the government not AIG.

22 There is nothing in the record

23 that the Board approved this, and I

24 don’t think this Board ever would have

25 approved it. That they would not -- the

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2 government would not take the haircut

3 and negotiate a discount from one

4 counterparty unless every counterparty

5 was treated equally.

6 The government may want to do

7 that for public policy or governmental

8 purposes, but the principal is the

9 government can’t use its control over

10 private enterprise and make that private

11 enterprise serve public purposes without

12 providing conversation, and yet that is

13 exactly what happened, and exactly what

14 happened when they took the

15 shareholders’ equity, that is exactly

16 what happened with respect to ML III.

17 Of course the ML III documents

18 were drafted not by AIG, but by counsel

19 for the government. They were presented

20 to the Board, the Board was not at any

21 of the presentations that had been

22 presented. We were told we got all of

23 them.

24 I was told that the

25 counterparties were going to be given

1 AIG Board of Directors

2 par, and indeed the documentation that

3 the Board was given indicated that the

4 counterparties would be getting a

5 percentage of par. The implication is

6 that there would be negotiation there.

7 In addition to paying a hundred

8 cents on the dollar, the government gave

9 the ML III counterparties releases.

10 I want to stop for a second, and

11 make sure everybody understands how

12 important it is.

13 They weren’t given the benefit,

14 AIG. AIG was already paying these

15 people a hundred cents on the dollar, so

16 they couldn’t have any claims against

17 AIG.

18 So when you exchange these

19 mutual releases, AIG doesn’t get

20 anything because AIG already paid the

21 people a hundred cents on the dollar,

22 but the counterparties are getting

23 something very valuable.

24 Because the counterparties were

25 as the government knew then and has

1 AIG Board of Directors

2 admitted now, were subject to

3 litigation.

4 Subject to a variety of claims

5 that allowed their role in creating the

6 liability that exists. Every other

7 major company in AIG’s position has

8 asserted those claims. Every other

9 company believes those are valuable

10 claims.

11 I believe AIG would have had

12 those claims, would have had valuable

13 claims, and recognizes those are

14 valuable claims and that they were given

15 up for no consideration, and they were

16 given up again because what the

17 government was trying to do was

18 stabilize the counterparties.

19 These counterparties were other

20 financial institutions the government

21 wanted to protect and assist, and maybe

22 for legitimate reasons.

23 Again, we don’t have to

24 challenge the government public policy

25 determination that they wanted to assist

1 AIG Board of Directors

2 these counterparties, wanted to insulate

3 them from the litigation, wanted to give

4 them a hundred cents on the dollar so

5 they would have more liquidity

6 themselves.

7 The principle that we are making

8 and the principle the Court of Claims

9 adopts is when the government does that

10 it can’t put that burden just on AIG and

11 the shareholders.

12 I want to spend just a couple of

13 moments on the government’s alleged

14 affirmative defenses.

15 They say Starr waited too long,

16 they say indemnification clauses, I

17 don’t know how much emphasis they are

18 going to put on that today. I don’t

19 think any of these terms are serious,

20 certainly the court has not -- Court of

21 Claims, these have not even been

22 seriously pushed by the government,

23 indemnification clauses that seek to

24 relieve the government’s accountability

25 for unconstitutional acts

9 (Pages 30 to 33)

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1 AIG Board of Directors

2 conventionally, repeatedly, uniformly

3 held before public policy, we cited

4 cases on that.

5 There is no doubt that this case

6 was brought within the statute of

7 limitations period. The idea that we

8 should have brought it even earlier than

9 the statute of limitations is in our

10 view particularly inappropriate given

11 the fact that many of the facts that we

12 are relying on here are facts that only

13 came to light as a result of the

14 Congressional investigations, and

15 Inspector General reports.

16 Facts that if there had not been

17 those reports maybe the public wouldn’t

18 know about them now.

19 Some of what happened and you

20 are aware, but much of what happened,

21 much of the aspects of the punitive

22 character, the punitive intent of what

23 the government was doing, aspects of the

24 back-door bailout, use of the ML III

25 transaction, are facts that only come to

1 AIG Board of Directors

2 light as a result either of these

3 Congressional investigations and the

4 Inspector General reports or have come

5 to light because of discovery.

6 At the end I want to address a

7 conceptual point that I averted to and

8 that is not really a legal argument, but

9 it is an argument that the government

10 has pushed strongly in the Court of

11 Claims, pushed strongly to this Board,

12 and in the last few days I have been

13 pushing strongly to various members of

14 the press; and that is that there is a

15 lack of gratitude on the part of AIG,

16 and that somehow standing up for AIG

17 shareholders’ rights demonstrates a

18 disloyalty, a lack of gratitude for the

19 government rescue of AIG.

20 Now, as the Court of Claims has

21 held that sentiment, if even true, is

22 legally irrelevant, because when the

23 government comes in and makes a rule,

24 even if it has all the power in the

25 world, it cannot exact more than is

1 AIG Board of Directors

2 justified by the statute pursuant to

3 which the loan is made.

4 The idea that AIG was so weak

5 that the government could do anything it

6 wanted to with AIG at that point is

7 inconsistent with what the law requires.

8 It is I think also inconsistent

9 and sort of common sense in fairness, if

10 the time of Hurricane Sandy, if somebody

11 was driving by the place on the Jersey

12 Shore or Staten Island, certain places

13 in Long Island, and there was a shop

14 owner whose shop was about to be

15 destroyed by the water, had a lot of

16 valuable paintings in it and the shop

17 owner said give me some help, get these

18 paintings out of here to safety, and the

19 van driver said, I will take it out but

20 you have to pay me for doing that.

21 Okay, I’ll pay you, and he says

22 in addition you have to give me

23 80 percent of the value of those

24 paintings.

25 I don’t think we would think

1 AIG Board of Directors

2 that was fair, and I don’t think we

3 would think that was legal. Imagine

4 it’s not a van owner, it’s a fire and

5 rescue department vehicle that has been

6 sent there for the express purpose of

7 rescuing people and the fire department

8 chief says, you know, this guy shouldn’t

9 have put a valuable painting store so

10 close to the water, he should have had

11 insurance, he should have moved earlier,

12 he wasn’t -- he was reckless and so I’m

13 going to punish him by saying if I save

14 him, if I rescue him, if I do what the

15 government told me my job is to do, I’m

16 going to require him to turn over

17 80 percent of the paintings to the fire

18 department.

19 We would know that is illegal

20 and we would know that that is wrong,

21 and yet that is what happened here.

22 The government had a power to

23 loan that was given to the Federal

24 Reserve Bank for a particular purpose,

25 to deal with exactly the kind of

10 (Pages 34 to 37)

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2 situation that AIG found itself in.

3 It was not given to punish, it

4 was not given to make a profit, it was

5 not given to justify illegal actions.

6 Even leaving aside the question

7 of why should AIG shareholders be

8 singled out, most of the AIG

9 shareholders who are out there didn’t

10 have any idea there even was AIG FD.

11 These are not the people that were

12 responsible for the problem.

13 What was happening was AIG, like

14 hundreds of companies, was swamped with

15 the hurricane not named Sandy, but the

16 financial liquidity crisis, global

17 financial liquidity crisis of 2008.

18 They were victims as much of

19 that disaster as the people of Hurricane

20 Sandy.

21 You don’t have to accept that.

22 Even if you think they were

23 responsible, the government, this

24 government, this Treasury Department,

25 this Federal Reserve Bank has no power

1 AIG Board of Directors

2 to use its lending authority to punish,

3 and yet that is what they did, that is

4 what they admitted they did, and we are

5 not even asking you to decide that.

6 All we are saying is let the

7 courts decide, let the AIG shareholders

8 have their day in court. Let a neutral

9 judge make those decisions. Thank you.

10 MS. BIVENS: Thank you very much

11 for the opportunity to address the Board

12 today.

13 I’m Francis Bivens of Davis Polk

14 and Wardell, and I am here representing

15 the institutional interests of the

16 United States Department of the TREASURY

17 in this process.

18 AIG and the Treasury worked

19 together throughout the rescue and the

20 restructuring of AIG, standing shoulder

21 to shoulder in the face of extreme

22 criticism of the rescue.

23 The Board is being asked in this

24 process to endorse a complaint that

25 attacks the very policies of the

1 AIG Board of Directors

2 Treasury and the decisions made by its

3 leaders in that very difficult time.

4 The Treasury urges this Board

5 not to endorse those claims.

6 Four years ago AIG took

7 unprecedented financial support from the

8 U.S. taxpayers for a total of

9 $182 billion, and despite this many

10 thought that the company would not

11 recover.

12 Yet in one of the most

13 remarkable corporate turn around’s of

14 all time AIG has repaid those funds and

15 has even returned a profit of

16 $22 billion to the U.S. taxpayers.

17 This achievement is due to the

18 leadership, to the management in the

19 room, and to the hard work of AIG

20 employees.

21 The rescue was by the government

22 but the recovery has been by AIG.

23 Now AIG is a company that is

24 built on promises. For AIG now to allow

25 a lawsuit to proceed in the name of the

1 AIG Board of Directors

2 company demanding that the U.S.

3 taxpayers return $50 billion of that

4 repaid money, which is a profit and then

5 some more would undermine all of the

6 good work that AIG has done.

7 It could be perceived as AIG

8 going back on its promises.

9 Now, in the interest of avoiding

10 repetition here today John Kiernan, who

11 is here on behalf of the New York Fed

12 and I have split the subjects that we

13 will address to the Board today, as we

14 have done in our written submissions.

15 I will address the claims that

16 relate to the equity grant that was

17 given to the U.S. taxpayers in September

18 of 2008.

19 Mr. Kiernan will address issues

20 related to Maiden Lane III and he also

21 will address some of the questions that

22 the Board has presented to us about

23 damages and other related issues.

24 Treasury understands that this

25 is a business decision for the Board.

11 (Pages 38 to 41)

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2 And that the Board will need to weigh

3 the costs and benefits of the options

4 presented to it.

5 I’m going to cover a number of

6 issues this morning that go to that

7 analysis, but I would like to make four

8 principal points.

9 First, there is no passive

10 option for this Board. The Board either

11 needs to decide to endorse these claims,

12 to reject the demand, it cannot remain

13 neutral.

14 Second, the decision to allow

15 claims to proceed in the company’s name

16 is not costless.

17 Third, a decision to end the

18 derivative claims will help to put an

19 end to the direct claims brought by

20 Starr.

21 And fourth, and I added this

22 point only to respond to something in

23 the New York Times article yesterday,

24 which is that this case will not be

25 settled.

1 AIG Board of Directors

2 Mr. Kiernan and I are authorized

3 to say one thing and one thing only on

4 behalf of the United States today, and

5 that is that it will not settle the

6 case.

7 I can tell you on behalf of the

8 Department of the Treasury, the Treasury

9 would not offer a settlement on any

10 terms.

11 Now to start with my first point

12 that there is no passive option for this

13 Board; one of your questions today asked

14 whether there is any legal significance

15 between the Board authorizing AIG to

16 pursue the claim or the Board simply

17 allowing Starr to pursue the claims on

18 behalf of the company.

19 And the short answer is that

20 there is no difference between those two

21 options.

22 As a legal matter, the Delaware

23 Supreme Court, which is the highest

24 court on these issues, has made clear

25 that when a Board is presented with the

1 AIG Board of Directors

2 derivative demand it cannot remain

3 neutral and if it does the law will

4 interpret that neutrality as a proven

5 endorsement of the claims, and what that

6 means for AIG is that the admissions

7 that are made in the course of that

8 litigation will be admissions of the

9 company.

10 That any findings of fact or

11 conclusions of law that are made by the

12 court will be legally binding on AIG,

13 and they will bind the company not just

14 in this litigation, but in every other

15 litigation related to the rescue.

16 So as a practical matter you

17 will own this litigation for legal

18 purposes, for public relations purposes

19 and representational purposes.

20 The decision of whether the case

21 proceeds in the company’s name is in

22 your hands, and it will be the company’s

23 lawsuit if it goes forward.

24 So what is this case that you

25 will own if you allow these claims to

1 AIG Board of Directors

2 proceed? I think it is important for

3 the Board to hear the allegations that

4 have been brought in Starr’s complaint

5 and compare them to facts that are known

6 today to the Board.

7 Because I think if you see the

8 juxtaposition of the two you will see

9 how difficult it would be for the

10 company to support these claims.

11 And supporting the case is not

12 an academic exercise. If the case goes

13 forward in the company’s name there will

14 be AIG employees who have to testify,

15 there will be briefs submitted on behalf

16 of the company supporting the claims,

17 and in all likelihood if there is a

18 derivatives case brought here it will

19 likely be determined in a public trial.

20 So the testimony of the AIG

21 employees will not take place in some

22 deposition in a closed conference room.

23 The AIG employees will be

24 testifying in a public proceeding in

25 open court in a proceeding that will be

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2 followed very intently by the media.

3 So let’s take the key

4 allegations one at a time. The first of

5 which is that the rescue was forced on

6 the Board.

7 Now, you heard from Starr this

8 morning that all of the essentially

9 facts for Starr’s case have already been

10 proven, and I respectfully disagree with

11 that because the central factual

12 proposition must be proven to support

13 any of Starr’s claim, whether it is a

14 legal exaction, is that Starr must show

15 that the rescue was forced on the Board

16 and that the decision to accept the

17 rescue was not voluntary.

18 Now the Board knows that the

19 decision was in fact voluntary. Some of

20 the members of the AIG Board from

21 settlement of 2008 sit here today, other

22 members are at your disposal, several of

23 the company’s lawyers who were in the

24 room on that day are also present here

25 today, Robert Willumstad testified

1 AIG Board of Directors

2 before Congress that the Board’s

3 decision to accept the government rescue

4 was voluntary, and if this case proceeds

5 Mr. William’s undoubtedly will be called

6 as a witness at trial.

7 Mr. William’s testimony is

8 entirely consistent with the

9 September 16th Board minutes. The

10 minutes make clear that the Board was

11 told of the New York Fed offer, that it

12 was told that there was no private

13 sector solution.

14 It was given the clear choice

15 between accepting the rescue and

16 bankruptcy, the Board deliberated,

17 consulted with advisors, it was clear at

18 that point in time from the term sheet

19 that the rescue package included the

20 79.9 percent equity term, and after

21 deliberations the Board made a clearly

22 unanimous vote to support the rescue but

23 there was one dissenting vote, and I

24 think that dissent in and of itself

25 demonstrates that the Board had a

1 AIG Board of Directors

2 voluntary choice, it knew it had a

3 choice and did not feel compelled to

4 accept the rescue.

5 Now, Starr, although not in

6 front of the Board today, has argued

7 that in fact it wasn’t on September 16th

8 that the equity term was transferred

9 over.

10 He argues in his papers that it

11 was in fact on September 22nd and

12 September 22nd credit agreement that the

13 equity term was granted to the

14 taxpayers.

15 But I would posit that it

16 doesn’t matter which of those two dates

17 that in fact happened on, because the

18 Board also approved the September 22nd

19 credit agreement, and Starr has gone to

20 great lengths to try to demonstrate that

21 the government had taken control of AIG

22 between the 16th and 22nd, and put forth

23 the argument that in fact the government

24 ordered Mr. Liddy to sign the credit

25 agreement on September 22nd.

1 AIG Board of Directors

2 But in fact because the Board

3 also approved the credit agreement, for

4 Starr to be able to establish that point

5 he would have to prove that the

6 government also controlled the Board on

7 September 22nd, and I think that is a

8 proposition that this Board cannot

9 accept.

10 The next allegation of Starr is

11 that the government discouraged a

12 private sector exclusion.

13 Now, I believe that the Board is

14 aware that it was in fact a real and

15 very serious potential private sector

16 solution preceding the government

17 rescue.

18 There was a private sector

19 consortium that went so far to draft

20 term sheets for a $70 billion credit

21 facility for the company, and then

22 Lehman failed.

23 And then AIG could not get a fix

24 on the amount of money it would need for

25 a rescue and could not get a fix on its

13 (Pages 46 to 49)

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2 assets, and the private sector option

3 disappeared.

4 At the end of the day there was

5 no private sector solution and at that

6 point the New York Fed had to step in.

7 Now, Starr talks about private

8 wealth funds that were available and

9 specifically points to a consortium that

10 JC Flowers put together that included

11 the China Sovereign Wealth CIC, but that

12 consortium was offering a $10 billion

13 credit facility, which would not have

14 satisfied the very first day of lending.

15 AIG threw down $14 billion on

16 the first day of the rescue and had

17 thrown down $37 billion at the end of

18 the first week.

19 There was no private sector

20 solution of that magnitude.

21 AIG has in fact made a number of

22 public statements acknowledging that

23 there was no private sector solution at

24 the time.

25 AIG has already stated in prior

1 AIG Board of Directors

2 litigation about the rescue that the

3 rescue offer “credit markets were shut

4 down and no private sector solution was

5 available”.

6 AIG has also stated in its 2008

7 10K that by the time of the rescue AIG

8 had no viable private sector solution to

9 its liquidity issues.

10 And finally, I ask you to think

11 about whether it makes any sense at all

12 that the government would want to lend

13 to AIG in September of 2008.

14 Lending to AIG at that point in

15 time was an extremely risky venture.

16 The size of the rescue that would be

17 needed was unknown at that point in

18 time, and the outcome of the company was

19 equally uncertain.

20 The only theory that Starr can

21 come up with as to why the government

22 would want to step in is that it wanted

23 to step in in order to support the

24 Maiden Lane III counterparties, and to

25 be in a position to execute that

1 AIG Board of Directors

2 transaction to support that group of

3 institutions.

4 The problem with that theory is

5 that those institutions were the one

6 constituency that actually would have

7 been all right in a bankruptcy, in an

8 AIG bankruptcy.

9 That group of counterparties

10 could not be negotiated with, as AIG

11 well knows. AIG employees actually

12 conducted the whole first round of

13 negotiations with those counterparties.

14 No counterparties would conceive

15 anything in those negotiations because

16 in a bankruptcy they were first in line

17 for 100 percent recovery, and the idea

18 that they would have been the reason

19 that the government stepped in to AIG

20 doesn’t make any sense at all.

21 All of this is to say that the

22 facts simply don’t support Starr’s

23 claims.

24 The next allegation is that the

25 government discriminated against AIG,

1 AIG Board of Directors

2 putting aside the fact that the

3 discrimination is actually not relevant

4 here for a legal matter; AIG needed the

5 most money and got the most money of any

6 institution that was rescued during the

7 financial crisis.

8 Many different -- many of the

9 different rescue packages that Starr

10 points to when he is making these

11 allegations of discrimination can be

12 explained by the existence of Tarp,

13 which gave the government lucrative

14 rescue options that were not available

15 in September of 2008 before Tarp was

16 passed.

17 But beyond that, every situation

18 during the financial crisis was unique,

19 and for example, I’m sure that Lehman

20 wishes that it had been rescued.

21 The next allegation is that the

22 government improperly delayed offering a

23 rescue package to AIG.

24 Mr. Willumstad has testified

25 before the Congressional Oversight

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2 Communal that when he met with Tim

3 Geithner in July of 2008 he down played

4 the severity of AIG’s financial

5 condition and did not make a real plea

6 for assistance at that time.

7 That fact alone blows a hole in

8 the theory that the government

9 intentionally delayed in presenting a

10 rescue package to AIG for seven weeks to

11 force it into a precarious financial

12 state. That is simply not the case.

13 The next allegation is that the

14 rescue terms were punitive. You just

15 heard Starr claim that the government

16 made $30 billion from the rescue, and he

17 argues that the size of that return is

18 somehow improper or punitive. And in

19 considering that claim it is instructive

20 to look at the rate of return that the

21 government got from the rescue.

22 And while the overall recovery

23 is a big number, the loan itself was

24 massive, $182 billion and it was

25 extended over quite a long period of

1 AIG Board of Directors

2 time.

3 And if you look at the annual

4 rate of return earned by the government

5 for that loan it is somewhere in the

6 range of 4 to 5 percent.

7 The 14.5 percent interest rate

8 that Starr made reference to earlier was

9 an initial rate that dropped almost

10 immediately after the loan was made.

11 The five percent return is

12 actually quite modest, especially in

13 light of the risk that the government

14 was taking in extending the loan and

15 also in the context of the time period.

16 In 2008 and 2009 credit wasn’t

17 available at any price and so the five

18 percent return is again in that context

19 modest and certainly in no way punitive.

20 I want to pause on the concept

21 of risk for a moment, because Starr has

22 made the claim that the loans were fully

23 secured and that the taxpayers were not

24 at risk.

25 The loans were secured by assets

1 AIG Board of Directors

2 of AIG subsidiaries, and at the time the

3 financial condition of AIG was largely

4 unknown, and the government at the time

5 viewed this loan as quite risky.

6 The equity term and the interest

7 that was charged was charged for the

8 purpose of compensation for taking the

9 loan at risk.

10 Starr claims that the equity

11 term punitive, I believe, ignores the

12 fact that it was part of the private

13 sector term sheet.

14 Starr did acknowledge that that

15 term was developed by the private

16 sector, but I think that fact alone

17 demonstrates that it was in fact

18 compensation for the loan, that was what

19 the private sector was charging or

20 planning to charge AIG for a $50 billion

21 facility.

22 The government stepped in at a

23 greater loan amount and charged

24 compensation that was equivalent to what

25 was being asked by the private sector.

1 AIG Board of Directors

2 In fact, when the Fed stepped in

3 they simply took over the private sector

4 term sheet and they certainly were not

5 going to ask for less compensation then

6 the private sector had demanded for the

7 loan.

8 The equity term is also in line

9 with the consideration that has been

10 given historically in other government

11 rescues.

12 And for example, when the

13 government stepped into Continental,

14 Illinois in 1984 the government received

15 a 79.9 percent equity term as

16 compensation for that rescue.

17 Starr also alleges, although we

18 did not hear it today, that the equity

19 stake was not consideration for the loan

20 and that the only consideration paid for

21 the equity stake was $500,000 in cash.

22 AIG’s 2009 10K shows that the

23 equity stake was in fact consideration

24 for the $85 billion loan.

25 Once again, Starr’s claims would

15 (Pages 54 to 57)

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2 be very difficult for this Board to

3 support.

4 Finally, Starr in his claims is

5 arguing that the rescue harmed AIG and

6 harmed AIG’s shareholders.

7 AIG has repeatedly acknowledged

8 that it has received untold benefit from

9 the government rescue. I don’t think

10 anyone would dispute the fact that AIG

11 owes its very survival to the rescue.

12 AIG’s shareholders were not

13 harmed either. The AIG equity holders

14 like Starr retained $5 billion of value

15 in their equity shares the day after the

16 rescue, and if that is compared to what

17 would have been achieved in bankruptcy,

18 which is a zero value for those shares,

19 it is very hard to argue that those

20 shareholders were harmed.

21 Further evidence that Starr

22 claims have no merits can be found in

23 the fact that these allegations are made

24 only by Starr.

25 In the four years that have gone

1 AIG Board of Directors

2 by since the rescue there have been

3 countless congressional investigations,

4 inquiries, hearings, reams of documents

5 have been produced by Treasury, by the

6 New York Fed, by other participants in

7 the financial crisis, hours and hours of

8 testimony has been taken from the

9 leaders of the institutions that

10 participated in the rescue.

11 Not one of those investigations

12 or public sources concluded that the

13 government somehow forced AIG to accept

14 the rescue.

15 Not one of them stated that the

16 terms of the rescue were punitive, and

17 none of them has found that AIG was

18 singled out with unfair treatment.

19 Even Boies, Schiller has

20 endorsed a version of the rescue that is

21 entirely at odds with Starr’s claim.

22 Boies Schiller represents KIA,

23 an investment authority in a securities

24 fraud case brought against Al IG for

25 statements made by AIG prior to the

1 AIG Board of Directors

2 rescue.

3 And in that complaint Boies

4 Schiller recognizes that the 79.9 equity

5 stake was consideration for the $85

6 billion loan, that AIG would have been

7 bankrupt without the rescue.

8 It also acknowledges that no

9 private investors could come to the

10 rescue because of the enormous amount of

11 capital that AIG needed and the

12 difficulty AIG had in valuating its

13 assets.

14 If AIG endorses Starr’s claim it

15 will find itself in the same awkward

16 position as Boies Schiller. AIG already

17 having committed to a version of the

18 rescue that is at odds with Starr’s

19 claims.

20 Timely, Starr would have you

21 believe that there might be some unknown

22 facts that could come to light in

23 discovery that would support Starr’s

24 claims, but we are not operating here on

25 a blank slate.

1 AIG Board of Directors

2 After the intense scrutiny that

3 this rescue has received the facts are

4 known and they do not support Starr.

5 Now, my second point today is

6 that the decision to support Starr’s

7 claims and allow these claims to proceed

8 in the company name is not costless.

9 Starr has taken the position

10 here today that the derivative

11 litigation could be pursued without any

12 expense, and Mr. Boies has gone so far

13 to say in court this is the kind of

14 litigation that cannot be contrary to

15 the interest of the company, and that

16 simply is not the case.

17 The Board has asked some

18 questions about legal fees, but frankly

19 the legal fees are inconsequential

20 compared to the substantial cost to the

21 company in pursuing the claims.

22 First, the government will be

23 your adversary by signing onto the

24 litigation, AIG will be terminated, the

25 cooperative relationship that it had

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2 with the Department of Treasury and the

3 New York Fed and will instead be

4 positioning itself in direct opposition

5 to those institutions.

6 AIG will in fact be attacking

7 the very institutions and the public

8 servants that participated in the

9 rescue.

10 A decision could also lead to

11 another wave of congressional

12 investigations, and AIG employees and

13 AIG Board members could be called to

14 testify before Congress and justify the

15 decision to pursue a lawsuit asking the

16 U.S. taxpayers to return billions of

17 dollars to AIG.

18 The public backlash and

19 reputational risk of this lawsuit is

20 also real.

21 The lawsuit could very easily be

22 perceived as “another example of

23 corporate America thinking it doesn’t

24 have to play by the rules or that it can

25 go back on its knees.”

1 AIG Board of Directors

2 What that does for the company

3 is it takes you backward. AIG has

4 emerged from the financial crisis a

5 strong and profitable business thanks to

6 the remarkable and bold management team

7 and the leadership of this Board.

8 AIG once again has a brand name

9 that it can proudly stand behind. AIG

10 is back, bring on tomorrow.

11 In 2010 Mr. Benmosche promised

12 the American taxpayers that AIG would

13 return all of the rescue funds and give

14 the taxpayers a profit.

15 And I don’t have to tell you

16 that that promise was made with

17 skepticism as to whether AIG could in

18 fact keep the promise, but it has.

19 And the benefit to AIG and its

20 reputation and franchises has been

21 substantial. Supporting this lawsuit

22 could unravel all of that.

23 At the same time AIG is running

24 its thank you America ads, AIG would be

25 demanding the profit back and then some.

1 AIG Board of Directors

2 Every day AIG makes promises to

3 businesses, homeowners and families and

4 they expect AIG to live up to the

5 promises, that is what AIG sells.

6 Allowing this lawsuit to proceed

7 would run counter to that message.

8 It would also mean supporting a

9 government conspiracy that AIG knows not

10 to be true. And as a matter of business

11 program and business ethics, that is

12 just not right.

13 For a company so focused on its

14 reputation, especially right now, it

15 cannot be the right choice to proceed

16 with this litigation.

17 My last point is that a decision

18 to dismiss the derivative claims will

19 help put an end to the direct claims.

20 Ask yourself why Starr is

21 pushing so hard to have this Board

22 support its claims. Why is this in

23 Starr’s interest?

24 From the standpoint of a

25 recovery, Starr benefits substantially

1 AIG Board of Directors

2 more from the direct claims then from

3 the derivative claims.

4 The direct claimants or the

5 shareholders at the time of the rescue,

6 the beneficiaries of the derivative

7 litigation or the present shareholders

8 and they would be fighting over the same

9 recovery, so why does Starr want AIG at

10 all and the answer is is that Starr

11 wants your endorsement with the backing

12 of the AIG Board.

13 Starr’s claims gain weight and

14 credibility that they do not have today,

15 and the converse is also true.

16 A decision by the Board to

17 refuse Starr’s demand will be a blow to

18 Starr’s direct claims.

19 Number one, your decision not to

20 allow the case to proceed will send a

21 message to the D.C. court that Starr’s

22 claims lack merit.

23 Number two, it will create

24 procedure opportunities to challenge the

25 direct claims and to cause more

17 (Pages 62 to 65)

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1 AIG Board of Directors

2 immediate appellate review of those

3 claims, which we believe will help end

4 the case.

5 Despite what Starr says it

6 simply isn’t the case that the direct

7 claims will go on regardless of what the

8 Board does.

9 In conclusion, rejecting Starr’s

10 suit is in the best interest of the

11 company because Starr’s claims are

12 meritless.

13 AIG has turned the page. The

14 financial crisis is behind you, you have

15 returned AIG to what it was for decades.

16 A strong respected leader of

17 corporate America. To decide today to

18 sue your rescuer based on a version of

19 events that you know did not happen

20 would take the company backward.

21 Do not be tempted to support a

22 lawsuit you know to be wrong based on

23 the promise of creative lawyering or the

24 elusory comments of a cost-free option.

25 Lawyers do not act alone. They only act

1 AIG Board of Directors

2 at the behest of their clients.

3 A frivolous lawsuit allowed to

4 proceed in AIG’s name would do a world

5 of damage before it’s dismissed to you

6 and to us.

7 As an institution the Treasury

8 firmly believes that it and the Fed and

9 the New York Fed acted together legally

10 within the statutorily granted powers

11 and in the public interest in rescuing

12 AIG.

13 Treasury will stand up for what

14 it believes to be right here in the

15 public realm and in court if it has to.

16 This Board has no reasonable

17 basis to believe that Starr’s claims

18 have merit. Rejecting them is both in

19 AIG’s interest and it’s the right thing

20 to do. Thank you very much.

21 Thank you. Good morning. My

22 name John Kiernan from Debevoise &

23 Plimpton for the Federal Reserve Bank of

24 New York.

25 As you know the Federal Reserve

1 AIG Board of Directors

2 Bank is the only defendant in the New

3 York action which the judge has rejected

4 as a matter of law.

5 It is not a defendant in the

6 D.C. action where the United States is

7 the only defendant, but the D.C. action

8 is about the same conduct, the New York

9 Fed is obviously tremendously interested

10 in the D.C. action. So I’m here

11 speaking on behalf of the Fed in those

12 capacities.

13 Of course our purpose in being

14 here today is to help the Board make its

15 decision with respect to this demand, so

16 I’m going to try to focus my remarks on

17 both the themes and the particulars and

18 the questions that the Board has asked.

19 One of the questions that -- one

20 of the points that was clearly on the

21 Board’s mind and appropriately so, is

22 how to weigh what I would call Starr’s

23 free option.

24 That is the proposition that

25 says why not, since Starr is prepared to

1 AIG Board of Directors

2 pay the legal fees and carry the water

3 here, let Starr speak for AIG and carry

4 this case forward and see if it can

5 collect back the 80 percent equity

6 interest per AIG and its shareholders

7 while making sure that AIG keeps all the

8 benefits that it already has obtained,

9 and why not just let us take release of

10 it so you can lie low enough so if the

11 case loses it’s Starr’s loss and that

12 way you protect yourself against the

13 risk of embarrassment if it turns out

14 that Starr is able to actually win

15 something. That is obviously a serious

16 proposition.

17 It is worth noting that that

18 kind of option is absolutely

19 conventional in cases where an

20 individual shareholder is trying to

21 persuade a company to let it take over

22 and bring a derivative action on behalf

23 of the company against third parties.

24 The proposition is just as

25 conditionally rejected as a matter of

18 (Pages 66 to 69)

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2 course, by Board’s because Board’s have

3 the view it is not individual

4 shareholders but they who actually have

5 the responsibility to decide what claims

6 are made by the company, and the free

7 option argument simply misses that

8 fundamental point.

9 Apart from that basis

10 shortcoming of Starr trying to take over

11 your function on deciding what should be

12 done by AIG, the three main propositions

13 that emerge from your questions is that

14 we believe are provided powerful reasons

15 that you should reject Starr’s demand.

16 The first proposition is that

17 Starr’s claims are losers and are

18 ultimately going to be found to be

19 losers if the AIG Board -- there is

20 going to be a loss that is recognized to

21 be AIG’s loss too and there are also

22 substantial impediments of recovery.

23 The second proposition is one

24 that unsurprisingly is one that was soft

25 pedaled into remarks by Starr today, but

1 AIG Board of Directors

2 is the essential practical predicate and

3 was repeatedly in Judge Wheeler’s

4 decision the central reason why he

5 denied the motion to dismiss.

6 By the way, he did not find that

7 the claims had legal merit. Your

8 lawyers will be able to advise you what

9 a court does in a motion to dismiss, it

10 is required to accept all of the

11 allegations in the complaint as true.

12 And the central predicate, the

13 judge said I have to accept this as true

14 at this point, is that AIG is entitled

15 to repudiate the terms of the deal to

16 which it agreed, because it entered

17 those deals involuntarily.

18 The reason it did that was that

19 the Federal Reserve Bank of New York so

20 controlled the Board’s decision-making

21 that the Board was incapable of acting

22 as independent fiduciaries in the

23 business interest of AIG and the

24 shareholders.

25 That is the factual predicate,

1 AIG Board of Directors

2 which is pivotal to the case, pivotal to

3 the judge’s decision not to grant the

4 motion to dismiss is false. You know

5 it’s false. You know it is false with

6 respect to the claims that are directed

7 lat your own decisions, because you know

8 that you have acted independently and as

9 fiduciaries, as directors, that is true

10 even though as Starr has alleged you

11 can’t possibly be elected by trust for

12 the Treasury shareholders.

13 You all are people of

14 extraordinary statutory representation,

15 and it is simply inconceivable that you

16 would have agreed to serve or continued

17 to serve as members of this Board if you

18 had believed at any time that you were

19 incapable of acting as fiduciaries for

20 the benefit of AIG and its constituents.

21 Yet Starr has even reserved the

22 capacity to order explicitly that this

23 Board is incapable because it is not

24 independent of even deciding this demand

25 issue, because you are -- you don’t have

1 AIG Board of Directors

2 the capacity as fiduciaries.

3 Not only do you know that is

4 true about yourself, the three of you

5 who are here on the Board in 2008 we

6 submit also know that you were equally

7 able to make the kind of decisions and

8 do the best for AIG.

9 In fact, it was a difficult

10 period in 2008 when it was one of the

11 hardest decisions you made as a Board.

12 Our submission that the rest of

13 you know or strongly from your

14 experience that your predecessors

15 equally acted as fiduciaries and were

16 independent decision makers during those

17 times.

18 You know they were esteem able

19 people, and you know that those people

20 devote particular attention to

21 exercising their fiduciary duty

22 responsibly during those critical

23 moments of Board decisions, where they

24 knew their decision was going to be

25 under a microscope.

19 (Pages 70 to 73)

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2 The third proposition, which is

3 linked to these two propositions, is

4 that a deal is a deal even it is

5 difficult.

6 As the judge said in his opinion

7 a choice between a rock and a hard place

8 is still a choice, and it is the kind of

9 choice that the Board is sometimes

10 called upon to make.

11 Here the decision to the rescue

12 agreement in 2008 was not just a

13 decision the Board made but one that

14 should be proud of.

15 It was a decision that averted

16 bankruptcy and saved the company and

17 started AIG on the long road to where it

18 has become today.

19 There is nothing inherently

20 suspect or wrongful about a rescue,

21 obtaining an interest as part of the

22 consideration for a loan. It’s so

23 common as to be conventional for a

24 rescue lenders in private commercial

25 transactions, and the Fed of course

1 AIG Board of Directors

2 didn’t invent that concept for this

3 deal. It simply inherited it from the

4 private rescue folks who were looking at

5 potential rescues.

6 The proposition that a voluntary

7 entered deal is a deal, is linked to

8 issues of business integrity and public

9 representation. That we discussed

10 already with respect to the decision.

11 Our submission is that when you

12 weigh the three options against the

13 absence of merits, the voluntariness of

14 the Board’s actions, and the issues

15 posed by trying to get out of a deal

16 that was entered into by a Board acting

17 as independent fiduciaries by bringing a

18 lawsuit against taxpayers, those

19 considerations, the balance of those

20 considerations should weigh in the favor

21 of you rejecting the demand.

22 Let me turn briefly to the

23 merits. Now you will want to consider

24 the advice of your own lawyers,

25 including their analysis, but our

1 AIG Board of Directors

2 submission is the belief you should hold

3 that the AIG Board made voluntary

4 decisions to agree to the terms that

5 Starr is now asking to seek to

6 repudiate, and should by itself be

7 dispositive about your views of the

8 claims and should lead to reject Starr’s

9 demand.

10 Starting in reverse

11 chronological order, Starr is

12 challenging the January 2011 action in

13 which Starr’s 80 percent of preferred

14 shared interest was converted into a 80

15 percent promissory share and it

16 challenged the March 2009 reverse

17 stocks, and unless you have questions

18 about what the challenges are, I will

19 pass over them quickly except to note

20 that Starr’s predicate to both of those

21 claims that these were government

22 initiated actions in which the Board

23 lacked any independent capacity to make

24 any decisions; therefore, abandoning its

25 fiduciary responsibilities, should be

1 AIG Board of Directors

2 rejected.

3 The record also -- instead

4 suggests that you thought the exchange

5 was a good deal for AIG. Getting the

6 preferred shares transformed into common

7 shares was an important step toward the

8 very important AIG goal of eliminating

9 government ownership, by making them

10 more salable and that AIG had not

11 initiated the reverse stock split, and

12 did so for the reasons stated in the

13 proxy statement.

14 Now, let me turn next on the

15 merits to ML III. One of the aspects of

16 the ML III claim is that it is purely

17 derivative and agreed to be such, this

18 is not one that is perceived if you

19 reject this claim it is -- Starr seems

20 to be looking at this transaction for

21 the manner that is frankly the worst

22 from the reality of those.

23 As AIG executives testified

24 consistently with the testimony by

25 Federal Reserve executives and others at

20 (Pages 74 to 77)

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2 the time, the fundamental realities that

3 was being focused on until November of

4 2009, the second liquidity crisis that

5 had a very significant and specific

6 deadline.

7 November 10th, which was the

8 date when the quarterly earnings

9 announcement -- sorry, November ‘08, you

10 have a November 10th deadline, because

11 that is the date that you report

12 earnings, and meetings with the rating

13 agencies made absolutely clear unless

14 AIG got a hold of its liquidity problems

15 and got them under control, that

16 quarterly earnings report was going to

17 result in significant down grades which

18 under the contracts for the

19 counterparties and other counterparties

20 was going to necessitate tens of

21 millions of dollars.

22 There was an emerging crisis and

23 it needed to be -- it was AIG who came

24 up with the solution that it was to

25 create a special purpose vehicle into

1 AIG Board of Directors

2 which the CDO’s would be bought and

3 CDS’s would be torn up, and by moving

4 the CDO’s off the balance sheet you

5 would eliminate the downside risk of the

6 CDO, and also eliminate the liquidity

7 risk associated with the CDS and then go

8 forward.

9 This would be funded by a

10 combination of contribution by the

11 government, $25 million loan and

12 contribution by AIG, and AIG surrendered

13 that it had been contractually required

14 to pledge -- to post to the CDS holders.

15 Those of you who were on the

16 Board at the time it ended up being a

17 Sunday evening, November 9th Board

18 meeting before the earnings announcement

19 the following day, after a marathon

20 session of negotiations over that

21 weekend.

22 Now, Starr’s perspective that

23 this deal was an unconstitutional taking

24 of AIG’s properties were brought out at

25 the par values that AIG practically

1 AIG Board of Directors

2 guaranteed instead of discounts is both

3 factually and as a matter of perspective

4 given these emergent circumstances at

5 the time, it’s just missing.

6 Mr. Habya -- Starr talks about

7 how easy it would have been and should

8 have been to contain concessions from

9 the counterparties.

10 It is striking that there is no

11 identification of any source that they

12 compiled to force these counterparties

13 to agree to concessions, particularly as

14 the circumstances became more emergent.

15 Mr. Habya testified that he on

16 behalf of AIG negotiated ferociously for

17 over a month and was unable to obtain

18 any concessions at all on taking the

19 entitlement at any number less than par.

20 Instead it was handed and asked

21 if they could solve this problem and

22 negotiate with the counterparties only

23 days before the November 10th deadline,

24 these negotiations took place intensely

25 and under very short time demands.

1 AIG Board of Directors

2 All of those counterparties were

3 asked to provide concessions, contrary

4 to what was told to us this morning,

5 only one of the counterparties have any

6 interest in talking about a possible

7 concession.

8 That was UBS, as to whether it

9 is -- they said we are willing to talk

10 to you about a possibility of a two

11 percent recession, that is what we are

12 talking about.

13 But only if every other

14 counterparty agrees and of course other

15 counterparties did not agree.

16 This is not something where

17 there was a reason for the Fed that they

18 would move -- the national economy or

19 anybody else to buy out the

20 counterparties at par instead of some

21 number from par. That was the deal.

22 And most importantly of course the Board

23 agreed to this deal.

24 Now, Judge Wheeler in his

25 decision to dismiss specifically said

21 (Pages 78 to 81)

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1 AIG Board of Directors

2 that he was required at that stage of

3 the case to accept Starr’s claims that

4 the Board has control, but you aren’t

5 required, and you know that that is not

6 the case.

7 It was suggested that the Board

8 didn’t know the issues, if you read the

9 minutes of that meeting you know that

10 the Board new the issues, had lots of

11 legal financial advisors at that meeting

12 and approved the advance action.

13 As to whether it was told

14 specifically that the counterparties

15 would be bought out at a hundred cents

16 on the dollar, Board minutes are not

17 always -- there is a lot of discussion

18 and statements in the minutes saying

19 there was an extensive discussion about

20 the terms of the agreement and

21 discussions with the counterparty.

22 We do know if you look at the ML

23 III term sheet, at the back of those

24 Board materials it explicitly says the

25 notional amount, and we have given you

1 AIG Board of Directors

2 in tab five e-mails from the prior

3 evening showing that AIG people in the

4 room, including their lawyers and

5 general counsel, knew that notional

6 amount corresponded with no convention,

7 we discussed this in the e-mail traffic

8 the night before.

9 As for the release point, it’s

10 remarkable that this point is still

11 being made because tab seven shows me

12 the request for Board release came from

13 the AIG and not from the Fed, it was

14 AIG’s words and they wanted it and they

15 wanted to be done with the counterparty

16 transaction.

17 Let me turn to the

18 September 2008 transaction briefly.

19 Factual merits.

20 I do want to pause and say that

21 the memo that attributed in the slides

22 was a memo from Sara, is a memo that was

23 in Sara’s files, the language in that

24 memo results from the fact that that

25 memo was not written by Sara and it was

1 AIG Board of Directors

2 written by Mr. Greenberg and those are

3 Mr. Greenberg’s Board notes.

4 The Judge Engelmayer explained

5 in detail in his opinion why it was

6 entirely legally acceptable for the Fed

7 to make part of the consideration for

8 its provision of $85 billion in rescue

9 funds, that the provision by AIG of an

10 80 percent equity interest to a trust

11 could benefit the public, particularly

12 given that the Fed took the extra step

13 in ensuring it never had any economic or

14 voting interest at all in any of this

15 equity by virtue of having created this

16 independent trust, and where Mr. Boies

17 pointed to a comment by a Fed official

18 saying the terms as they exist doesn’t

19 work, that is because the term sheet as

20 existed called for this money to come

21 directly from the Fed.

22 The next sentence in the memo

23 that Mr. Boise quoted, it would be fine

24 if this went to Treasury, which is

25 ultimately what in fact happened.

1 AIG Board of Directors

2 Now, Judge Engelmayer’s reason

3 for saying it was entirely legitimate to

4 obtain this equity interest was not

5 complicated, there is an enormous body

6 of authority that says it is within the

7 powers of the National Banks to obtain

8 equity as part of the consideration for

9 their loans, and there is an express

10 provision in the Federal Reserve action

11 that says in addition to whatever else

12 is incidental powers are necessary to

13 engage in the business of banking, and

14 so the notion that you are limited to

15 exclusively what is specified in Section

16 13(3) doesn’t add up legally, and that

17 is what the judge found.

18 Judge Wheeler has not yet

19 endorsed that, but in denying dismissal

20 he explicitly relied on his obligation

21 to accept as true Starr’s claim that the

22 trust was an alter ego of the Fed, had

23 no separate existence or any independent

24 decision-making, which is simply not

25 true.

22 (Pages 82 to 85)

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2 We are confident that the United

3 States is ultimately going to win on

4 this point and obviously your lawyers

5 will advise you on that.

6 But let’s suppose just for the

7 sake of discussion, that after

8 consulting with your lawyers you are

9 still not sure, your question four asked

10 us that question, and that question

11 essentially is if we as a Board believe

12 that we and our predecessor Board’s,

13 directors of AIG, voluntary and freely

14 entered into the transactions containing

15 that Starr is now asking to repudiate

16 the deal terms, does that end Starr’s

17 claim? The answer to that question is

18 categorically yes.

19 Let me explain why. If you look

20 at the two claims, a transaction cannot

21 be as matter of common sense an

22 unconstitutional of taking without just

23 compensation unless he is compelled,

24 that a contractual exchange of

25 consideration where one party gives up

1 AIG Board of Directors

2 $85 billion loan and another party gives

3 up consideration including say an

4 80 percent equity interest, are not --

5 what happened in September 2008 was a

6 deal the Board corrected and wisely

7 concluded that the borrowing terms

8 though tough, the borrowing terms that

9 the Board did not like, were better then

10 bankruptcy, and it agreed to a

11 transaction similarly by definition

12 compel the action from a private party

13 with money that the government had no

14 power to require that party to pay, but

15 made it pay to get something it was

16 entitled to get.

17 Involuntarily, unquestionably

18 made clear that they are not going to

19 let private parties who enter a contract

20 with the government simply go in and let

21 the government perform its side of the

22 contract and then later on after the

23 performance of the contract say wait a

24 minute, it is illegal and I get to get

25 out of our side of the deal.

1 AIG Board of Directors

2 What the courts have done is

3 they made absolutely clear that a

4 voluntary agreement, they have carved

5 out very narrow exceptions and the cases

6 they cite fall within those narrow

7 exceptions.

8 Those narrow exceptions are the

9 parties who enter the deal enters the

10 deal under protest stated at the time

11 when the deal was entered, and second,

12 in some circumstances Congress has

13 waived effectively the protest

14 requirement by providing in the statute

15 that this is for the benefit of a party

16 to be able to seek to recover funds that

17 was improperly paid in a later action.

18 Judge Wheeler recognized in his

19 own decision that involuntary component.

20 He went out of his way to expressly

21 predicate the denial of the motion to

22 dismiss in the action claim on the

23 obligation to accept once again Starr’s

24 contention that the Board did not

25 voluntarily agree to the deal.

1 AIG Board of Directors

2 Here, AIG was not -- had a legal

3 entitlement to receive the rescue loan

4 at all or any particular -- AIG did not

5 protest the deal at the time, and the

6 Federal Reserve Act contains no

7 provision having the purpose of letting

8 borrowers recover from funds that they

9 agreed to pay.

10 Now, AIG not only made no

11 protest at the time, but it made no

12 protest for years thereafter, while

13 enjoying the benefits of the Fed’s

14 performance, and of the Fed’s further

15 rescue loans, restructuring the rescue

16 loans and such gestures that the Fed

17 unilaterally reducing the interest rate

18 by 550 basis points one month after

19 initially issuing its loan, when there

20 was no reason that they needed to do

21 that.

22

23 Now, there are many things that

24 the government could and would have done

25 differently to protect American

23 (Pages 86 to 89)

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2 taxpayers during the course of its many

3 further loans and dealings with AIG, if

4 AIG had raised a protest at any time

5 along the line with the equity fees was

6 illegal or improper, but AIG never did

7 that.

8 There is nothing reasonable

9 about the proposition that AIG would

10 just sit silently why the government

11 performed its side of the deal and

12 waited until it no longer needed the

13 government and then and only then say

14 now we decided we don’t have to perform

15 our side of the deal because the terms

16 are illegal. It’s simply not

17 permissible as a matter of law.

18 I’m not talking about statute of

19 limitations issues.

20 Now, if this case goes forward

21 every director who was asked to testify

22 -- certainly will be asked to did you

23 exercise your independent judgment and

24 did you have the capacity to protest and

25 the answer to both of those questions

1 AIG Board of Directors

2 would be yes.

3 Now let me go to the limitations

4 on recovery. On damages, we contend the

5 damage measure is zero, simply because

6 the measure for damages taking the value

7 of what was illegally taken exactly at

8 the time of the action or taking that

9 would have been in September what was

10 the equity value of 80 percent of AIG’s,

11 you measure that, if the Fed had not

12 provided the loan, you don’t measure it

13 based on the value as created.

14 The equity value of AIG’s

15 80 percent equity cut would be zero

16 because AIG would have been bankrupt and

17 that would have been lost in the

18 bankruptcy. Damages would be zero.

19 On indemnification obligations,

20 apart from the absence of damages, there

21 are indemnification entitlements, your

22 question is are there any circumstances

23 where they are lost, the contract says

24 the lost because of gross negligence and

25 willful misconduct, the public policy

1 AIG Board of Directors

2 argument is not that they are

3 unavailable for any constitutional

4 violations, but unavailable for

5 intentional or willful violations of

6 Constitution rights and your lawyers can

7 provide that. That is a tremendously

8 high bar. The prospect that they are --

9 that AIG or Starr is going to

10 demonstrate that there was a willful

11 violation is extremely difficult.

12 You also asked about the credit

13 agreement and substitution provision,

14 that is the provision that is

15 conventional provision.

16 It says if any provision is

17 invalid you replace it with the closest

18 substitution. How do you respond to

19 Starr’s argument that no substitute is

20 available. What I say is recognize how

21 the bar is, how high the bar is.

22 In order to prevail you not only

23 have to demonstrate an 80 percent equity

24 interest, but no other economic

25 available substitute, not a higher

1 AIG Board of Directors

2 interest term, not a continuation of the

3 original interest and an obligation to

4 pay 80 percent of income every year to

5 the Fed.

6 None of those would have been

7 enforceable as substitutes. That is a

8 bar that AIG and Starr is simply not

9 going to get over.

10 There are set off’s based on net

11 operating loss benefits because Treasury

12 exempted from the application of the

13 rule that the change of control results

14 in the loss of mid-operating loss

15 benefits.

16 So it is a direct result that

17 this Treasury action, AIG saved enormous

18 tens of billions of dollars in net

19 operating losses that are available to

20 set off a benchmark, to offset future

21 income in 2011 with $45 million.

22 Those are directly available

23 because it is directly because of the

24 Treasury option to say because of the

25 fact that they loss the alternative

24 (Pages 90 to 93)

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2 scenarios.

3 Now, the Board we submit knows

4 that AIG should not be suing to undo its

5 September 2008 crisis.

6 This Board knowing its facts and

7 having its own perspective has not seen

8 a reason to bring such a lawsuit, the

9 decision about whether AIG should bring

10 such a claim is your’s and you remember

11 that it is yours as a Board, not

12 Starr’s.

13 We submit that the Board should

14 not allow Starr’s campaign to pressure

15 you, it knows it is not well founded or

16 in AIG’s best interest and that is the

17 reason.

18 MR. SEITZ: Thank you.

19 MR. BOIES: First with respect

20 to whether they had an option on number

21 two, which is not to take over a case.

22 The government says you don’t

23 have that option. You either have to

24 take it over or kill them. This Board

25 knows that that is not true, it has in

1 AIG Board of Directors

2 the past allowed shareholders to make

3 decisions to go forward and the Board

4 understands that that is a possibility.

5 Second, with respect to whether

6 it is a cost issue, they say briefs are

7 going to have to be filed, depositions

8 taken, testimony is going to have to be

9 given at trial.

10 That is going to be true if you

11 don’t take over the case -- the

12 depositions are going to be taken by

13 Starr, briefs are going to be given by

14 Starr, testimony is going to be given.

15 With respect to the idea that

16 somehow we should let this case go

17 forward by Starr is going to be binding

18 on the Board, findings are going to be

19 made and other litigation, I know of no

20 support from that.

21 Obviously they will give you

22 whatever support they have for that, but

23 I know of no support that if you don’t

24 take over the case you simply allow it

25 to go forward, it is going to be binding

1 AIG Board of Directors

2 from other cases, unrelated parties.

3 It is going to resolve this

4 case, certainly going to resolve this

5 case. This case, if you allow Starr to

6 go forward and not take it over

7 yourselves, it is going to be binding on

8 unrelated cases, unrelated parties.

9 With respect to the threat which

10 would make the government your

11 adversary, I suggest to you that that is

12 not the appropriate thing to consider.

13 It is not, I think, an

14 appropriate basis for decision shoulder

15 to shoulder with you and now you deserve

16 to give us the benefit of not suing for

17 recovery of the AIG shareholders.

18 With respect to the question as

19 to whether this is a valid claim; first,

20 Court of Federal Claims already upheld

21 legal basis and I stressed before it is

22 a legal basis, I also stressed the facts

23 that you should be relying on are facts

24 that come from depositions and

25 documents.

1 AIG Board of Directors

2 It is not, contrary to what they

3 said, it is not categorically -- even if

4 you conclude that everything was

5 voluntary.

6 Illegal exaction cases are all

7 related in which people have agreed to

8 what the government demands.

9 The fact that you agreed to

10 bring this action is not the case, your

11 lawyers will have to advise you on this,

12 a defense. Any idea some how the

13 government can get that back through an

14 indemnification clause I think also has

15 no support.

16 They say they will furnish you

17 with the indemnifications, perhaps they

18 will. I haven’t seen any

19 indemnification in this case in a legal

20 exaction case, wherein the government

21 was able to avoid an illegal action or

22 taking its claim on the grounds that

23 they have an indemnification from the

24 company that is the victims.

25 The reason is obvious, because

25 (Pages 94 to 97)

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1 AIG Board of Directors

2 if you can exact illegally you can exact

3 indemnification, and what the public

4 policy is is if the government cannot by

5 use of its power to achieve an illegal

6 extraction, exact that illegal benefit

7 and then exact the indemnification --

8 the idea that the legal exaction claim

9 can be barred simply by finding

10 something that’s voluntary would under

11 cut any illegal exaction claim in which

12 the company agreed what was being

13 exacted. That is true of virtually

14 every exaction.

15 Now, they claim that the loan

16 benefitted AIG, and I don’t think we have

17 to disagree that the loan benefitted AIG.

18 The question is not whether AIG

19 benefitted and had taken a loan in 2008,

20 the question is whether the terms of

21 that loan were or were not appropriate.

22 The question is in addition to

23 having fully secured loan with a high

24 interest rate is the government entitled

25 to exactly 80 percent of the equity.

1 AIG Board of Directors

2 The loan may very well have been

3 in AIG’s interest, obviously giving up

4 80 percent of the equity if you didn’t

5 have to is not in AIG’s interest.

6 The question is, can the

7 government use its power to exact that,

8 because of what the government says was

9 a total weakness of AIG’s argument.

10 That is exactly what a illegal exaction

11 claim is designed to do.

12 Counsel addresses the punitive

13 aspect of only by saying that the rate

14 of return does not demonstrate what was

15 being done punitively. That is not the

16 point.

17 The point is if the government

18 has admitted that what they did was

19 intended to be punitive.

20 The issue is when you have a

21 government admission and what was being

22 done was punitive to the shareholders,

23 is that the proper basis for exacting

24 80 percent of a company’s equity.

25 This is not a question whether

1 AIG Board of Directors

2 you have to look to see can you confer

3 whether this was intended to be punitive

4 or not. This is where the government

5 has admitted that it was intended to be

6 punitive.

7 And there is simply no authority

8 in 13(3) or anyplace else that gives the

9 Federal Reserve Bank or the Treasury the

10 right to impose conditions for the

11 purpose of not securing the loan, but

12 for punishing.

13 They say that this was

14 compensation for the loan, and they

15 quoted the 10K and a complaint filed in

16 another action. That is our point.

17 Our point is that it was taken

18 as consideration, as a condition of

19 giving the loan, but it was an improper

20 condition.

21 It was one that was illegally

22 exacted, contrary to statutory authority

23 in 13(3) and for a punitive purpose.

24 And when you have something that

25 is illegally taken, illegally exacted

1 AIG Board of Directors

2 for a punitive purpose without statutory

3 authority, that is something that the

4 company is entitled to recover back.

5 It’s not a question,

6 respectfully, of keeping promises. What

7 the government wants to say is look all

8 of you people at the Board table made

9 these promises, all of you have been

10 involved in everything that has been

11 going on, and it would be a breach of

12 your faith for you now to say we are

13 going to try to recover this for the

14 shareholders.

15 What the Court of Federal

16 Claims, is where you have something that

17 is outside the statutory Board, it is

18 exactly a condition of a loan, it

19 doesn’t make any difference whether the

20 loan itself was favorable.

21 Presumably in most cases the

22 benefit that you are getting is

23 favorable or you wouldn’t be doing it.

24 The question is whether it is

25 proper or improper, legal or illegal,

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1 AIG Board of Directors

2 for the government to impact as a

3 condition additional consideration for a

4 punitive purpose outside of the

5 authority of the statute, and that is

6 what they did here.

7 It is not a question did the

8 loan benefit AIG? The question is, was

9 the exaction of the 80 percent equity

10 improper? Because it was outside the

11 statutory authority and for a punitive

12 purpose. That is the central issue.

13 That is what they have to

14 grapple with. That is what the Board

15 has to grapple with and that is what the

16 Court of Claims already grappled with.

17 The Court of Claims did not say

18 that this is only outside of the

19 statutory authority because we assume

20 that it is voluntary.

21 It said directly that there was

22 no statutory authority to take this

23 equity independent interest, and the

24 Court of Claims said it didn’t make any

25 difference whether it was done through a

1 AIG Board of Directors

2 trust or funneled to the Treasury or

3 not.

4 It was, in their own words,

5 consideration for the Federal Reserve

6 Bank’s loan.

7 Once they admit that this was a

8 condition of the loan, consideration for

9 the loan, taken as a demand to get the

10 loan, they have admitted that it is

11 coming to them, or whoever they direct

12 it to, doesn’t make any difference, as

13 the court has already held.

14 What you are being asked to do

15 is to not merely not take over, but to

16 affirmatively kill the case that the

17 Federal Court of Claims, the court is

18 set up to deal with exactly these kinds

19 of claims, has already ruled as a legal

20 matter, states of claim.

21 And we suggest that that is

22 quite different then what they talk

23 about in the conventional frivolous

24 shareholders -- they say this is a

25 frivolous lawsuit.

1 AIG Board of Directors

2 It is a lawsuit primarily based

3 on Congressional reports, Inspector

4 General reports and their own admission.

5 The legal theory which has been

6 upheld by a court, I suggest that is not

7 a frivolous lawsuit.

8 They say this is just a

9 conventional issue, Board’s decide all

10 the time how to pursue. Yes, that is

11 true, but Board’s do not decide all the

12 time to give up the claim for billions

13 of dollars that it already sustained in

14 a motion to dismiss and on the critical

15 issue, which is whether or not the

16 taking of this equity was something that

17 was authorized.

18 The government has already

19 admitted that it was done for a punitive

20 purpose. And I challenge them, I ask

21 your lawyers to look at whether they can

22 find any justification in the statute of

23 the law for exactly 80 percent of a

24 company’s equity for a punitive purpose.

25 Continental, Illinois had

1 AIG Board of Directors

2 nothing to do with the situation which

3 had a fully secured loan, high interest

4 rate, and in addition to that you are

5 exacting 80 percent of the company’s

6 equity for a punitive purpose.

7 The other statements are simply

8 inconsistent with what the government

9 has said both to Congress and in this

10 litigation.

11 Counsel says this was a very

12 risky loan. We don’t know whether we

13 were going to get paid back or not. Not

14 only did they tell Congress at the time

15 that it was fully secured and taxpayers

16 were not at risk, they said so in this

17 litigation.

18 They admitted in this litigation

19 that it was fully secured, taxpayers

20 were not at risk.

21 For them to come in here and now

22 say that this Board should make a

23 decision to kill this lawsuit based on

24 counsel’s arguing that this 80 percent

25 equity somehow had risk premium is

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1 AIG Board of Directors

2 inconsistent with that and I think that

3 is the kind of decision that would

4 embarrass us.

5 So in summary, what we ask is at

6 a minimum don’t kill this lawsuit.

7 Don’t kill the opportunity of AIG’s

8 current shareholders to participate in

9 this.

10 And the idea that this lawsuit

11 is going away, and they can come in and

12 say we will never settle this case so

13 kill it, is the kind of threat that I

14 suggest to you is simply not an

15 appropriate counter balance to the

16 issues of your duties and AIG

17 shareholders for a lawsuit that is

18 there, that passed a motion to dismiss

19 and factually justified.

20 Our lawsuit is not going away.

21 The idea that somehow the Court of

22 Claims and writing the opinions that

23 they wrote is going to decide, well,

24 because the AIG Board decided to kill

25 this case, I’m going to reconsider the

1 AIG Board of Directors

2 direct claim. I think there is no

3 support.

4 So if this case is going forward

5 the question is whether you are going to

6 try to prevent AIG shareholders

7 benefitting from this case.

8 MS. BIVENS: I respectfully

9 disagree with Starr’s request and what

10 it means to this Board.

11 I think the law is clear, you

12 can consult with your lawyers about it,

13 that a decision to remain neutral is

14 viewed under the law as a decision to

15 endorse the claim, and I believe it

16 would be viewed by the public as well,

17 because it allows the case to proceed in

18 the name of AIG.

19 The problem for AIG in this case

20 is that there is a fundamental flaw with

21 all of the claims that have been

22 brought.

23 The law simply doesn’t allow a

24 company to enter into a deal on day one

25 and agree to deal terms, take the

1 AIG Board of Directors

2 benefit of that deal in this case for

3 four years, and then at the end to say I

4 would like to pay less for what I got.

5 The law doesn’t allow that to

6 happen, because there is a fundamental

7 unfairness and there are lots of legal

8 reasons why that is the case; whether

9 you say it’s because you can’t prove a

10 claim or legal exaction claim, based on

11 a voluntary acceptance of a deal or

12 whether it is latches or whether you

13 point to the reformations provision of

14 the contract, the fundamental principal

15 is easy to understand and you don’t have

16 to be a lawyer to understand the

17 unfairness of that proposition.

18 I think that hearings on

19 fairness in the claim partially explains

20 the media impact that we saw yesterday,

21 and the public reaction that we saw

22 yesterday, and I think the public saw

23 the inherent unfairness of the

24 underlying claims that are being made in

25 this case.

1 AIG Board of Directors

2 I think the rest of the

3 explanation for that reaction is that

4 there is an additional reaction to the

5 idea that AIG would be seeking billions

6 of dollars or more from the government.

7 And I respectfully disagree with

8 Starr that the public will view AIG in

9 the same light that it views the victims

10 of Sandy.

11 MR. KIERNAN: Two points, first,

12 Starr says that AIG was singled out,

13 that is true. AIG is the only entity

14 that is not a bank or commercial bank

15 that ever in history received a loan of

16 any kind from the Federal Reserve Bank.

17 That is how it was singled out.

18 It was the beneficiary of

19 discriminatory -- the extraordinary

20 rescue provisions in Section 13(3) were

21 used for the first and only time for

22 something that was not a bank.

23 I want and with apologies for

24 reading law to a group of non-lawyers, I

25 want to read two sentences so you have

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1 AIG Board of Directors

2 no doubt about the proposition that I

3 suggested, which was voluntary and this

4 is in the case of an exaction claim.

5 The supreme court of the United

6 States wrote, “This court is succinctly

7 and constantly recognized that the

8 doctrine that monies voluntarily paid to

9 the government cannot be recovered.”

10 The Federal Circuit had a case

11 called, Employees Insurance.

12 “A voluntary payment in response

13 to an illegal demand is not recoverable

14 unless notice is given in a suitable

15 protest and Congress has waived the

16 protest by the IRS.”

17 That is per obviously sensible

18 reasons to prevent circumstance where a

19 private party negotiates a deal, agrees

20 to a deal with the government, there is

21 extensive performance of review of the

22 deal by the government and the end of

23 the performance the private party says

24 now I decided I don’t have to perform my

25 side and I’m raising this claim of

1 AIG Board of Directors

2 illegality.

3 If you don’t do it up front then

4 you have waived that, unless there is a

5 special statute of the kind that doesn’t

6 exist here.

7 There is absolutely no question

8 that voluntary of the Board’s decision

9 to agree to these terms by itself should

10 be determined if not only of whether AIG

11 ultimately prevails, but also for this

12 Board’s decision to reject the demand

13 that is predicated and expressly

14 predicated on your involuntariness.

15 MR. SEITZ: Thank you for the

16 presentations.

17 (A short break is taken.)

18 MR. SEITZ: Thank you all. We

19 have several questions for the parties

20 and I ask you not to assume any view by

21 virtue of us asking these questions, it

22 is for our informational benefit.

23 First question to both parties,

24 and the first question is a lot of the

25 time is spent going on the merits and we

1 AIG Board of Directors

2 are going to have some questions on the

3 merits but do you agree that the Board

4 may in considering the demand consider

5 factors beyond the merits, the harm of

6 the company’s brand and reputation,

7 regulatory concerns, distraction on

8 management in pursuing the claims and

9 employee moral?

10 MR. BOIES: I think in abstract

11 the answer is yes. I think in the

12 context of this particular case where

13 the case is going to proceed any way and

14 where the Court of Federal Claims is

15 going to sustain the motion to dismiss,

16 I think that the scope of that will be

17 very limited.

18 MR. KIERNAN: I think our answer

19 would be shorter. Categorically, yes,

20 the charge that the Board considered has

21 the best interest of AIG and all the

22 implications and merits are certainly --

23 there is no question or matter of law or

24 matter of common sense that the Board

25 should consider single-mindedly the

1 AIG Board of Directors

2 overall question the best interest of

3 the company.

4 MS. BIVENS: I think it would

5 actually be proper not to be considering

6 those factors as well.

7 MR. SEITZ: Thank you. Second

8 question for both of you, under what

9 circumstances is a voluntary payment

10 basis for an exaction claim as the

11 circumstances apply here?

12 MR. BOIES: As the court claims

13 and ruled in a number of cases, I’m not

14 sure I will be able to identify them,

15 the elements essentially where the

16 government demands consideration that is

17 not authorized as a part of the action

18 that the government is otherwise taking.

19 In the context of this case it

20 would be the government demanding, for

21 example, equity, if we are right the

22 government does not have the authority

23 to do that under Section 13(3), and does

24 not have the right to do that in any

25 event if you demand for punitive

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2 purpose.

3 In the context of the Suwanee

4 case, the government did not have the

5 right to demand a payment of money in

6 order to authorize transfer of certain

7 shift hours.

8 I think the answer is where the

9 government demands some form of

10 consideration that is not an authorized

11 element or component, actions that the

12 government is otherwise asked to take

13 and is taking, that constitutes

14 exaction.

15 MR. KIERNAN: I fear that my

16 answer is that is not a correct

17 statement of the law.

18 I will read to you again the

19 rule of the Federal Circuit in the

20 insurance case, the Appellate Court to

21 which Court of Claims cases appeals.

22 “A voluntary payment in response

23 to an individual demand is not

24 recoverable unless notice is given in

25 suitable protest or Congress waived the

1 AIG Board of Directors

2 protest requirement as it is done by

3 now.”

4 It’s easy the application as

5 there has been a protest requirement I

6 have no problem with that. The most

7 complicated issue has been when do you

8 find circumstances where Congress waived

9 the protest requirement.

10 The Suwanee case that Mr. Boise

11 refers to and the Sprague case explains

12 more of it, it pays to explain how the

13 shipping act of 1916 expressly was one

14 of those constants where Congress

15 effectively waived the protest

16 requirement.

17 So the courts have rested with

18 how do you think about what kind of

19 statute waves the protest requirement.

20 The best statement I found of

21 how you analyze that is where the court

22 says, the line we have drawn is that a

23 voluntary payment may be recovered if

24 the statute barring the payment was

25 enacted for the benefit of the person

1 AIG Board of Directors

2 seeking recovery, but may not be

3 required if enacted for the benefit of

4 another.

5 So you ask here, is there

6 anything in the Federal Reserve Act that

7 makes clear that there was structure, as

8 I said in my remarks, structured so that

9 there could be a recovery to someone who

10 paid too much.

11 There is nothing like that in

12 the Federal Reserve Act, and of course

13 there was no protest and the protest

14 point is really a critical point because

15 the protest not only was not then but

16 somewhat and continued for so long

17 during the periods when the government

18 took detrimental alliance on its

19 understanding.

20 MS. BIVENS: I will defer.

21 MR. BOIES: First, I think it

22 might be useful in context to just add

23 the sentence that immediately follows.

24 I also think that it is relevant

25 with respect to the Suwanee case to note

1 AIG Board of Directors

2 that the analysis of the shipping is

3 very similar to the analysis of Section

4 13(3), from -- what the court did in

5 Suwanee, with respect to the shipping

6 act, is to say that Congress, that the

7 prices are not to be different and that

8 was considered enough to constitute a

9 finding that there would be a dealing of

10 exaction, and a distant payment in the

11 Section 13(3), it is clear as the Court

12 of Federal Claims ruled that there is no

13 authority to take stock and compensation

14 is limited to interest rate determined

15 by the Federal Reserve, both of which

16 were violated here and the purpose is

17 very clear for 13(3) is to preserve

18 financial stability and is not to be

19 punitive.

20 So we think Congressional

21 purpose at least it is clear with

22 respect to Section 13(3).

23 MR. KIERNAN: The only thing I

24 would say, Mr. Boise correctly described

25 Section 13(3) which is stabilize the

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2 economy. Absolutely no indication that

3 there is anything in there that is

4 intended to benefit a claim.

5 MR. SEITZ: Next question, if

6 the evidence showed that the intent was

7 punitive with regard to the loan, is

8 that enough to establish a legal

9 exaction?

10 MR. BOIES: In our view, yes. I

11 think both sides have just discussed the

12 analysis if you can prove and determine

13 legal exaction claim, is to look at what

14 has been demanded by the government, is

15 something that -- is a permissible

16 component or element of the action being

17 required.

18 That where Congress had set up a

19 statutory provision that provides for

20 the government to do something under

21 certain circumstances, and the

22 government does that, but then in

23 addition tries to attach to that action

24 an additional concession for exaction,

25 if that is not provided for in the

1 AIG Board of Directors

2 statute it is a legal exaction, and I

3 think we are in agreement with the

4 purpose of 13(3) was to provide loans to

5 stabilize the economy.

6 There is a provision in there

7 that says what the Federal Reserve is

8 supposed to get for that is security,

9 adequate security, which they got, and

10 an interest rate determined by the

11 Federal Reserve.

12 They got an interest rate but it

13 was not determined by the Federal

14 Reserve. It was taken from the private

15 party term sheet.

16 There is no provision for the

17 taking of equity as the Court of Federal

18 Claims has already held, and there is no

19 provision for the imposition of punitive

20 sanctions, there is no -- punitive

21 conditions.

22 And as a result, if you conclude

23 the evidence is and I think you must

24 conclude with respect to the evidence

25 these were imposed punitive basis that

1 AIG Board of Directors

2 is what you have, a judicial position

3 from the United States in this case.

4 You must conclude that it is a

5 legal exaction.

6 MS. BIVENS: The first part of

7 our answer is that it is actually no,

8 because we don’t think it is enough to

9 show that the terms were illegal in some

10 way, that there is a voluntariness

11 element that has to be proven to prove

12 an exaction claim.

13 But addressing the piece on

14 punitive and whether punitive purpose

15 would make the terms of the loan

16 illegal, I think it is important for us

17 to talk about what we mean by punitive

18 because a core tenant of Central Banking

19 is that the Central Bank should not be

20 lending at what our market rate is, it

21 should be lending at more advantageous

22 rates and a rate that actually deters a

23 moral hazard that would be created by

24 lending on terms that would promote

25 risky behavior on the part of financial

1 AIG Board of Directors

2 institutions, that would then know they

3 can go to the Central Bank and get money

4 at the back end of a risky endeavor.

5 That is recognized by the

6 Central Banks who were considering the

7 loan terms.

8 I think it is instructive to

9 look at the citations that Mr. Boise

10 pointed to today when he said in

11 depositions the representative of the

12 United States have already called these

13 terms punitive.

14 The two citations that he had in

15 his slide that accompanied his

16 statements were first a quote by

17 Mr. Millstein. He was asked a question,

18 “Did representatives of the United

19 States in 2008 describe the interest

20 rate provided in the September 16th term

21 sheet as punitive?”

22 The answer that Mr. Millstein

23 gave was, “They may have and that would

24 have been consistent with the policy of

25 not creating a precedent that would

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2 encourage people to borrow to so

3 miss-manage their business to have no

4 alternative but to borrow from the

5 Federal Reserve Bank.”

6 The other citation on the slide

7 is a question asked of Mr. Alvarez, and

8 the question was “Was there any other

9 purpose of this equity participation

10 other than to provide value to the

11 Federal Reserve Bank?”

12 Answer, “There -- the other

13 purpose that I think is fairly intended

14 is that it would help to ensure that the

15 stakeholders of AIG didn’t receive too

16 much of a windfall from the assistance

17 of the -- that the federal government

18 was providing to AIG at this time.”

19 The point here is that the core

20 principals of Central Banking are part

21 of and inherent in the statutory

22 authority that the bank operates under

23 and recognized that the terms granted by

24 the bank shall not be mortgaged and in

25 fact, the father of Central Banking, who

1 AIG Board of Directors

2 I believe is not an American but is

3 British, actually used the term punitive

4 to describe the appropriate terms that

5 should be granted or used by Central

6 Bank and lending, because some times

7 that term is used by central bankers and

8 it is consistent and inherent and part

9 of the authority.

10 MR. KIERNAN: As to whether the

11 motivation of the government is punitive

12 at all, as we know, as we recognize the

13 equity component of this transaction was

14 something that was just -- the priority

15 sector had that component, the

16 commercial term and the perspective as

17 general counsel testified, it would be

18 institutional for the Federal Reserve to

19 loan on terms more general then the

20 private sector found inadequate to

21 support a loan.

22 As to your legal question,

23 motivation of a demand is not factor, it

24 is an analysis. The question is is

25 there something that the party dealing

1 AIG Board of Directors

2 with the government is entitled to get

3 just -- that starting component is not

4 here, there is no legal entitlement to

5 get a hope at all.

6 To give Federal Reserve complete

7 authority to say you are not going to

8 get any loan at all and was there any

9 legal provision attached to it, and then

10 the question is if there was a legal

11 provision attached to it was it

12 nevertheless voluntary.

13 MR. BOIES: I would be very

14 brief, I think what you call ultimate

15 motivation or theft is less important

16 then the fact that the government has

17 agreed that this is punitive, and I

18 think if there is any disagreement among

19 counsel now, if this is an issue that is

20 important to the Board, I think you

21 ought to look at the whole record as

22 pretty small because depositions just

23 started, and I think the record makes

24 absolutely clear that the taking of the

25 equity and the purpose and affect of

1 AIG Board of Directors

2 punishing the AIG shareholders or

3 allowing their company to get into the

4 position they are in, and I think if

5 counsel in this proceeding for the Board

6 is going to take the position it wasn’t

7 really punitive, I think that counsel

8 for the Board needs to investigate.

9 If they are taking the position

10 that it doesn’t make any difference then

11 that is a legal conclusion.

12 MR. SEITZ: We heard a range of

13 damages and we would like a little more

14 specificity of how you arrived in

15 assessing the damage.

16 The first question, how do you

17 calculate it and at what point in time

18 do you calculate it is the second

19 question, and third is how do you

20 allocate that damage?

21 MR. BOIES: I think that the

22 damage analysis is something that you

23 define; however, I think a good starting

24 point is the $22 or $23 billion, with a

25 B, amount that was estimated at the

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2 value of AIG stock at the time the

3 transfer of that stock to -- the timing

4 issue has the following aspects to it.

5 If I’m giving more detail then

6 you want tell me and I will stop.

7 First you have an issue of

8 whether you look at the timing of stock

9 taken as September 16th or

10 September 22nd, September 16th, the term

11 sheet, September 22nd, the term sheet is

12 explicitly stated beyond binding, the

13 Mr. Alvarez who was presented as a

14 30(b)6 witness for the United States,

15 general counsel of the Federal Reserve

16 Board testified it was non binding, and

17 they did not have any right to the stock

18 until September 22nd, that would say the

19 right timing, September 22nd, I think,

20 whether it is September 16th or

21 September 22nd does not make any

22 substantial difference in the amount

23 unless the government will argue that it

24 ought to do a hypothetical analysis that

25 says not what -- what was the stock

1 AIG Board of Directors

2 worth when it was taken, but what would

3 the stock have been worth if it was

4 still in the bank.

5 If the company had gone into

6 bankruptcy, we think it is not the case

7 and the stock was worth zero, because

8 the value of the insurance subsidiaries

9 excess of asset balance over

10 liabilities.

11 As well as the -- I don’t think

12 that the value of the stock in

13 bankruptcy would have been zero;

14 however, we believe that it is not the

15 right time to look at it because the

16 question for a legal exaction is not

17 what is the value of what was taken if

18 there had been no loan, the decision to

19 make a loan was a decision that the

20 Federal Reserve Bank and the Treasury

21 Department made pursuant to Section

22 13(3).

23 They would not have made that

24 model unless they had determined that

25 under Section 13(3) was appropriate to

1 AIG Board of Directors

2 make that loan.

3 So once they had made that loan

4 the question is do they have a right in

5 addition to a very high interest rate,

6 in addition to full security, have the

7 right to demand an equity.

8 And so you look at the company

9 with that loan and determine the value

10 of the equity.

11 You get there two ways, one is

12 by the legal analysis that I was just

13 talking about and the other is by the

14 factual analysis that by the time

15 September 22nd comes along the loan’s

16 already been paid, so when the credit

17 agreement is entered into, which is the

18 time that Mr. Alvarez admits the first

19 time they had any right to the stock,

20 the loan was already demand.

21 So either on a factual basis or

22 legal basis, you have to evaluate the

23 value on the stock on the premise that

24 you have the loan in effect.

25 Doing that I think people would

1 AIG Board of Directors

2 differ as to whether it is $22, $25,

3 $30 million, $22 or $23 million was the

4 analysis that the company did.

5 MR. SEITZ: Before you finish,

6 the last question was how would you

7 allocate the damages? I think the Board

8 is looking for something specific here.

9 MR. BOIES: I don’t think it is

10 possible to at this point say the direct

11 claim is X percent and the derivative is

12 Y percent.

13 I think it is clear that both

14 are significant. I think that the

15 division is something that would have to

16 be supervised by the court.

17 MR. SEITZ: On what basis would

18 you make the division?

19 MR. BOIES: I think that you

20 would look at the relative contribution

21 for the damages on what was taken from

22 the company and what was taken from AIG.

23 Now, with respect to ML III that

24 because it is a derivative claim only,

25 all of those damages, but with respect

33 (Pages 126 to 129)

Elisa Dreier Reporting Corp. (212) 557-5558 950 Third Avenue, New York, NY 10022

1 AIG Board of Directors

2 to the equity, you would have to make a

3 determination as I say pursuant to

4 court.

5 That is not something that in

6 our view we can sit down and negotiate

7 without court approval.

8 We can discuss it and provide a

9 recommendation that would then have to

10 go to court for approval on the amount.

11 I think it is important to keep

12 in mind that the division affects the

13 damages. It does not affect the legal

14 exaction liability.

15 What is important for a legal

16 exaction is how much does the government

17 have in its possession that it shouldn’t

18 have.

19 It is not limited to what is the

20 conventional damages analysis, how much

21 was the plaintiff injured, it’s how much

22 does the government have in its

23 possession that it shouldn’t have, and

24 that is defined, if you believe that the

25 equity was taken without authorization

1 AIG Board of Directors

2 for punitive and improper purpose, the

3 value of the equity as it is held by the

4 government, then define it if you have

5 both claims, and have to make an

6 allocation just as they are liable for

7 the entire value of the stock they have,

8 they are only liable once. We cannot

9 have duplicate recovery, so you have to

10 take that and you have to allocate it.

11 MR. KIERNAN: Let me take a stab

12 at the damages. A couple of conceptual

13 points. The first is that the damages

14 for the exaction are the same.

15 This goes to how much did the

16 government turn out to have is

17 absolutely no where in this case.

18 Second conceptual point and this

19 is the key conceptual point, damages.

20 Mr. Boise said you look at what

21 the value of the equity was at the time

22 when the equity was transferred, and of

23 course there is a criticality fact that

24 $23 billion valuation came because there

25 was an $85 billion rescue loan to AIG,

1 AIG Board of Directors

2 the equity would not have been worth $23

3 billion. It would have been worth zero,

4 but for the rescue effort loan.

5 As to whether there is any doubt

6 on that I commend the Board to the

7 minutes of its own September 16, 2008,

8 Board meeting where several of its

9 advisors and at least one director who

10 remains on the Board today, during the

11 course of the Board meeting advanced a

12 very strongly held view clearly right,

13 and it was discussed in great detail

14 that equity would be wiped out in fact

15 because of the consequences and

16 bankruptcy and the probability of

17 seizure of the insured’s subsidiaries by

18 the regulators, not only would there be

19 nothing left for the equity holders, but

20 this wasn’t an issue about whether there

21 was any equity left.

22 The question was how do we hold

23 off the creditors. That was a very

24 strongly held view of the Board.

25 It is not a controversial

1 AIG Board of Directors

2 proposition, that if you look at the

3 value of the loan without the $85

4 billion -- the value of the equity

5 without the value of the value of the

6 $85 rescue loan it would be zero.

7 There appeared to be some

8 suggestions in Mr. Boise’ comments that

9 there had been authorization to make the

10 loan without the equity piece, that is

11 categorically not the case.

12 The only authorization from --

13 as you know, under Section 13(3) the

14 Federal Reserve Bank could not loan

15 unless it was authorized statutorily by

16 the Board in Washington.

17 The loan at the Federal Reserve

18 in Washington authorized was a loan that

19 had the 79.9 percent equity piece in it

20 as part of the Board’s resolution, and

21 indeed if there is any issue about

22 whether that was a required component,

23 that issue became non hypothetical

24 during the September 16th Board meeting

25 when the Board actually recessed so that

34 (Pages 130 to 133)

Elisa Dreier Reporting Corp. (212) 557-5558 950 Third Avenue, New York, NY 10022

1 AIG Board of Directors

2 a delegation could go at the last

3 minute, this wasn’t an interim

4 negotiation stage, this was last minute

5 to propose that less burdensome terms be

6 imposed.

7 The head of the New York Fed,

8 and as the minutes reflect, the Board

9 was told these are the terms, these

10 terms were all packaged, without the

11 equity piece there would not have been a

12 loan.

13 That was the end of the day, and

14 so the right way to analyze the damages

15 is what have -- what would have been the

16 value of that equity interest, and it

17 simply would not be correct to

18 incorporate into that valuation the

19 positive value that was created by the

20 Fed.

21 MS. BIVENS: The only thing that

22 I would add to the damages piece and I

23 agree with Mr. Kiernan, the right

24 standard is absent rescue what would the

25 stock be worth, the answer zero.

1 AIG Board of Directors

2 We disagree about what the stock

3 would be worth in a bankruptcy

4 proceeding and we ask the Board to take

5 advice on bankruptcy counsel on that

6 point.

7 To the extent that it is

8 relevant at all to the damages analysis,

9 I also wanted to address the question of

10 whether the September 16th term sheet

11 was binding or not binding with respect

12 to the equity piece, and I would direct

13 you to that agreement which clearly

14 states that the equity terms is a

15 component of the consideration for the

16 loan, and as to whether it is binding, a

17 loan was made that day to AIG in the

18 amount of $14 billion in reliance on

19 that agreement.

20 With respect to how the damages

21 were divided between the direct and

22 derivative claimants, I think what we

23 are seeing is that there is actually not

24 a principal way to divide the damages

25 between those categories of claimants.

1 AIG Board of Directors

2 In the view of Treasury,

3 certainly, I believe also on the part of

4 the New York Fed, that is because there

5 are actually no direct claims distinct

6 here from the derivative claims.

7 We actually think there are not

8 legitimate separate direct claims here.

9 We think it will ultimately get decided

10 properly and that there will be a

11 finding, but there are no separate

12 direct claims and that is why we can’t

13 find an articulation for how to divide

14 those damages.

15 All of these claims are

16 derivative claims held by the company

17 and the direct claims I believe will be

18 dismissed.

19 MR. SEITZ: Can you explain

20 that?

21 MS. BIVENS: The reason for

22 that, the underlying principal under

23 Delaware law about the difference

24 between a direct claim and derivative

25 claims is simply asking the question of

1 AIG Board of Directors

2 whether there are particular

3 shareholders that are harmed differently

4 from one another, which would be

5 supportive of a direct claim.

6 Derivative claims exist when all

7 shareholders are affected in exactly the

8 same way, and we see here that all of

9 the shareholders who were holding shares

10 of AIG at the time of the rescue were

11 impacted in the same way, all together,

12 on the same date, and because that is

13 the case these claims are all derivative

14 and held by the company.

15 MR. SEITZ: Anything to

16 follow-up?

17 MR. BOIES: Sure. I remind the

18 Board that Court of Federal Claims

19 already ruled we had direct claims.

20 Second, the reason for it is

21 quite clear. If the government had said

22 to the shareholders you have to give us

23 four out of five of your shares, they

24 would clearly have been exactly those

25 from the shareholders.

35 (Pages 134 to 137)

Elisa Dreier Reporting Corp. (212) 557-5558 950 Third Avenue, New York, NY 10022

1 AIG Board of Directors

2 If the government said to the

3 company give us 80 percent of the equity

4 that has exactly the same economic

5 affect on the shareholders as the

6 shareholders handing over four out of

7 five of their shares.

8 We can disagree whether the

9 calculation of the value of those shares

10 assumes or does not assume the

11 following; I don’t think -- I don’t

12 think we can fairly disagree that that

13 term sheet was not binding.

14 There seems to be an implication

15 here that maybe it was binding, it says

16 it is not binding, and they have

17 admitted in this litigation that it was

18 not binding and that they did not have a

19 right to those shares until

20 September 22nd, and if this Board

21 decides and tries to kill this lawsuit

22 based on the assumption that this is no

23 damages, I think the Board is going to

24 be embarrassed because the record is

25 going to be clear from the government in

1 AIG Board of Directors

2 this case that they didn’t have a right

3 to those shares until September 22nd and

4 the loan had already been made.

5 MR. SEITZ: Next question,

6 January of 2013 right now, how long do

7 you expect --

8 MS. BIVENS: I just wanted to

9 make the point, because Mr. Boies made

10 reference to the fact that the D.C.

11 court found that the direct claims can

12 proceed separately.

13 I wanted to point out first of

14 all, obviously from the perspective of

15 and I can’t speak for the government but

16 certainly from the perspective of

17 Treasury, that decision was simply wrong

18 and so we expect that to get corrected

19 as it goes up on appeal, but it is worth

20 pointing out what was giving Judge

21 Wheeler pause, and you can see from his

22 decision that he was concerned at the

23 time that the Treasury owned 60 percent

24 of AIG, and so if the claims were only

25 proceeding in a derivative nature the

1 AIG Board of Directors

2 government would be the claimant who was

3 recovering for 60 percent of the

4 recovery, and that is not true today and

5 I think the facts have changed and I

6 think Wheeler’s view of the direct

7 derivatives issue may have in fact

8 changed as well as a result.

9 The other point I wanted to make

10 that this issue of whether it is

11 September 16th or 22nd, I want to make

12 clear in either the instance the value

13 to the share price has to in either case

14 you have to take away the value that the

15 rest gave to those shares and we think

16 that is the entire balance. Either

17 circumstance we would say damages would

18 be zero.

19 MR. SEITZ: Next question,

20 January 2013, and how long do you expect

21 it will take to conclude this

22 litigation?

23 MR. BOIES: We have a discovery

24 schedule already set. I think that we

25 will have a trial of this case I would

1 AIG Board of Directors

2 say early in 2014, realistically.

3 Because we are in the claims and

4 it is in appeals in the Federal Circuit

5 I think the appeal will be expeditious

6 and we will have it resolved some time

7 in 2014.

8 MR. SEITZ: Does the government

9 have a different view?

10 MS. BIVENS: I think that the

11 question of how long this case is going

12 to take depends on pretty much entirely

13 what this Board does.

14 I think if the Board denies the

15 derivatives there are steps that the

16 government can take that would

17 immediately accelerate a decision with

18 respect to the merits of the direct

19 claims, both in front of Judge Wheeler

20 and I think there are steps to get some

21 of the decisions of Judge Wheeler up on

22 appeal.

23 So I think the length of the

24 case will be dramatically shortened if

25 the derivative demand is denied.

36 (Pages 138 to 141)

Elisa Dreier Reporting Corp. (212) 557-5558 950 Third Avenue, New York, NY 10022

1 AIG Board of Directors

2 MR. KIERNAN: In the ordinary

3 course I would say this case seems

4 headed for trial in D.C. some time in

5 the second half of 2014. In New York

6 the dismissal is being appealed on an

7 expedited basis. I don’t know how long

8 it would take for Judge Wheeler to

9 decide, probably --

10 MR. SEITZ: One concluding

11 question, and this is not an invitation

12 to keep us away from lunch, but is there

13 anything else that you would like to say

14 to the Board today or to consider that

15 you haven’t had an opportunity to speak

16 to today?

17 MR. BOIES: I don’t think there

18 is anything that we haven’t said in

19 general terms that would be material.

20 There is a lot of detail and I

21 know that the Board will consider that

22 and also consider the stage that the

23 litigation is in.

24 I think you can see how

25 different it is from a conventional

1 AIG Board of Directors

2 shareholder litigation.

3 We think, not only had they

4 gotten passed a motion to dismiss, but it

5 is wrong when you get it revoked on

6 appeal. They are trying to kill both a

7 billion dollar claim and it assumes that

8 they are going to be successful on

9 appeal.

10 MR. KIERNAN: Just on that

11 point, obviously as we said before there

12 are many facts that the judge took as a

13 given in considering the actual and

14 required -- we will move to dismiss this

15 case.

16 Other than that, I would be

17 delighted to say as long as anybody

18 wants to answer questions.

19 MS. BIVENS: Nothing further.

20 MR. SEITZ: Thank you very much.

21 We appreciate the presentations today.

22 The Board has had more

23 thorough submissions some time and has

24 reviewed them.

25 The Board did meet last night

1 AIG Board of Directors

2 before the meeting today to discuss

3 them.

4 Thank you again for your

5 presentations.

6 (Board meeting concluded at

7 12:23 p.m.)

8

9

10

11

12

13

14

15

16

17

18

19

20

21

22

23

24

25

1 AIG Board of Directors

2 CERTIFICATE

3

4 I, CAROLYN CHEVANCE, a Notary

5 Public of the State of New Jersey, do hereby

6 certify the foregoing is a true and accurate

7 transcript of the testimony as taken

8 stenographically by and before me at the

9 time, place and on the date hereinbefore set

10 forth.

11

12 I DO FURTHER CERTIFY that I am

13 neither a relative nor employee nor attorney

14 nor counsel of any of the parties to this

15 action, and that I am neither a relative nor

16 employee of such attorney or counsel, and

17 that I am not financially interested in the

18 action.

19

20

21 Notary Public of the State of New Jersey

Dated: January 10, 2013

22

23

24

25

37 (Pages 142 to 145)

Elisa Dreier Reporting Corp. (212) 557-5558 950 Third Avenue, New York, NY 10022

A	achieve 98:5	98:22 105:4	97:11	16:1,17 17:1
abandoning	achieved 58:17	118:23 128:5,6	advisors 47:17	17:10,12 18:1
76:24	achievement	additional 102:3	82:11 132:9	19:1,7,12,12
ability 10:16	40:17	109:4 118:24	affect 124:25	20:1 21:1,10
11:12 14:18	acknowledge	address 35:6	130:13 138:5	22:1,11,14,17
19:14	56:14	39:11 41:13,15	affirmative	22:18 23:1,17
able 13:13 28:9	acknowledged	41:19,21 135:9	33:14	24:1,24 25:1,7
49:4 69:14	58:7	addressed 24:15	affirmatively	25:11,20,25
71:8 73:7,18	acknowledges	addresses 99:12	9:12,14 103:16	26:1,3,12,21
88:16 97:21	60:8	addressing	afford 29:12	27:1,20,21
113:14	acknowledging	120:13	aftermath 5:15	28:1,13 29:1
above entitled	50:22	adequate 119:9	agencies 78:13	29:21 30:1,18
1:12	act 9:11,14 21:8	admission 13:22	ago 40:6	31:1,14,14,17
absence 75:13	66:25,25 89:6	17:16 23:19	agree 76:4 80:13	31:19,20 32:1
91:20	115:13 116:6	99:21 104:4	81:15 88:25	32:11 33:1,10
absent 134:24	116:12 117:6	admissions 13:4	107:25 111:9	34:1 35:1,15
absolutely 69:18	acted 67:9 72:8	15:14 44:6,8	112:3 134:23	35:16,19 36:1
78:13 88:3	73:15	admit 103:7	agreed 10:19	36:4,6 37:1
111:7 118:2	acting 71:21	admits 128:18	71:16 72:16	38:1,2,7,8,10
124:24 131:17	72:19 75:16	admitted 13:21	77:17 81:23	38:13 39:1,7
abstract 112:10	action 4:21 10:9	14:10,11,14	87:10 89:9	39:18,20 40:1
academic 45:12	22:4 68:3,6,7	16:16,18 18:24	97:7,9 98:12	40:6,14,19,22
accelerate	68:10 69:22	19:21 21:24	124:17	40:23,24 41:1
141:17	76:12 82:12	24:8 25:8 32:2	agreement	41:6,7 42:1
accept 38:21	85:10 87:12	39:4 99:18	48:12,19,25	43:1,15 44:1,6
46:16 47:3	88:17,22 91:8	100:5 103:10	49:3 74:12	44:12 45:1,14
48:4 49:9	93:17 97:10,21	104:19 105:18	82:20 88:4	45:20,23 46:1
59:13 71:10,13	100:16 113:17	138:17	92:13 119:3	46:20 47:1
82:3 85:21	118:16,23	admitting 14:24	128:17 135:13	48:1,21 49:1
88:23	145:15,18	20:4	135:19	49:23 50:1,15
acceptable 84:6	actions 2:8 9:17	adopts 33:9	agrees 81:14	50:21,25 51:1
acceptance	24:2 38:5	ads 63:24	110:19	51:6,7,13,14
108:11	75:14 76:22	advance 82:12	aig 1:4,16 2:1	52:1,8,10,11
accepting 47:15	114:11	advanced	3:1 4:1,7 5:1,9	52:19,25 53:1
access 7:3	activity 27:8	132:11	5:10,21,24 6:1	53:4,23 54:1
accompanied	acts 33:25	advantageous	6:9,10,25 7:1	54:10 55:1
121:15	actual 143:13	25:7 120:21	7:13,25 8:1,7	56:1,2,3,20
accomplished	add 85:16	adversary 61:23	8:21 9:1,2,6,13	57:1 58:1,5,7
26:20	116:22 134:22	96:11	9:17 10:1 11:1	58:10,13 59:1
accountability	added 42:21	advice 75:24	11:11 12:1,2,3	59:13,17,25
33:24	addition 31:7	135:5	12:3,5 13:1	60:1,6,11,12
accurate 145:6	36:22 85:11	advise 71:8 86:5	14:1,6 15:1	60:14,16 61:1

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

61:24 62:1,6	122:1,15,18	108:5	19:18 43:19	48:18 49:3
62:12,13,17	123:1 124:1	allowed 32:5	65:10 86:17	82:12
63:1,3,8,9,12	125:1,2 126:1	67:3 95:2	90:25 112:11	arent 82:4
63:17,19,23,24	126:2 127:1	allowing 15:24	112:18 114:8	argue 58:19
64:1,2,4,5,9	128:1 129:1,22	43:17 64:6	114:16 120:7	126:23
65:1,9,12 66:1	130:1 131:1,25	125:3	121:22 122:12	argued 48:6
66:13,15 67:1	132:1 133:1	allows 10:23	134:25 143:18	argues 48:10
67:12 68:1	134:1 135:1,17	107:17	anybody 81:19	54:17
69:1,3,6,7 70:1	136:1 137:1,10	alter 85:22	143:17	arguing 58:5
70:12,19 71:1	138:1 139:1,24	alternative	anyplace 100:8	105:24
71:14,23 72:1	140:1 141:1	24:19,22 25:6	apart 70:9 91:20	argument 35:8,9
72:20 73:1,8	142:1 143:1	93:25 122:4	apologies	48:23 70:7
74:1,17 75:1	144:1 145:1	alternatives	109:23	92:2,19 99:9
76:1,3 77:1,5,8	aigs 12:12 14:6	6:24 24:14,25	appeal 139:19	arguments
77:10,23 78:1	23:25 25:15,23	alvarez 122:7	141:5,22 143:6	11:24 12:17
78:14,23 79:1	26:18 32:7	126:13 128:18	143:9	arounds 40:13
79:12,12,25	54:4 57:22	america 62:23	appealed 142:6	arrived 125:14
80:1,16 81:1	58:6,12 67:4	63:24 66:17	appeals 114:21	article 42:23
82:1 83:1,3,13	67:19 70:21	american 63:12	141:4	articulation
84:1,9 85:1	79:24 83:14	89:25 123:2	appeared 133:7	136:13
86:1,13 87:1	91:10,14 94:16	amount 29:6	appellate 66:2	aside 38:6 53:2
88:1 89:1,2,4	99:3,5,9 106:7	49:24 56:23	114:20	asked 15:5,16
89:10 90:1,3,4	al 29:13 59:24	60:10 82:25	application	16:22 19:11,15
90:6,9 91:1,16	allegation 49:10	83:6 125:25	93:12 115:4	28:15 39:23
92:1,9 93:1,8	52:24 53:21	126:22 130:10	applied 7:3	43:13 56:25
93:17 94:1,4,9	54:13	135:18	apply 113:11	61:17 68:18
95:1 96:1,17	allegations	analysis 42:7	appreciate	80:20 81:3
97:1 98:1,16	13:12 45:3	75:25 117:2,3	143:21	86:9 90:21,22
98:17,18 99:1	46:4 53:11	118:12 123:24	appreciation 4:4	92:12 103:14
100:1 101:1	58:23 71:11	125:22 126:24	approaching	114:12 121:17
102:1,8 103:1	alleged 33:13	128:12,14	15:4	122:7
104:1 105:1	72:10	129:4 130:20	appropriate	asking 39:5
106:1,16,24	alleges 57:17	135:8	17:5 19:2 26:6	62:15 76:5
107:1,6,18,19	alliance 116:18	analyze 115:21	96:12,14 98:21	86:15 111:21
108:1 109:1,5	allocate 125:20	134:14	106:15 123:4	136:25
109:8,12,13	129:7 131:10	announced	127:25	aspect 99:13
110:1 111:1,10	allocation 131:6	23:12	appropriately	aspects 27:24
112:1,21 113:1	allow 40:24	announcement	68:21	34:21,23 77:15
114:1 115:1	42:14 44:25	78:9 79:18	approval 28:16	126:4
116:1 117:1	61:7 65:20	annual 55:3	130:7,10	asserted 32:8
118:1 119:1	94:14 95:24	answer 3:11,23	approved 19:7	assessing 125:15
120:1 121:1	96:5 107:23	15:22 17:14	28:19 29:23,25	asset 127:9

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

assets 12:13	16:4 17:19	backlash 62:18	104:2 105:23	58:8 63:19
14:6 26:21	130:25 133:9	backward 63:3	108:10 138:22	72:20 84:11
50:2 55:25	133:12	66:20	basically 3:16	88:15 96:16
60:13	authorize 114:6	bail 12:14	basis 22:4,5,6	98:6 101:22
assist 7:13 26:7	authorized	bailout 25:14	23:7 67:17	102:8 108:2
26:10,11 32:21	19:23 20:18	26:15,20,24	70:9 89:18	111:22 115:25
32:25	43:2 104:17	34:24	96:14,21,22	116:3 118:4
assistance 5:6,8	113:17 114:10	bailouts 27:4	99:23 113:10	benefits 42:3
5:10 6:9,11,25	133:15,18	balance 75:19	119:25 128:21	64:25 69:8
15:2 21:21	authorizing	79:4 106:15	128:22 129:17	89:13 93:11,15
25:20 27:19	43:15	127:9 140:16	142:7	benefitted 98:16
54:6 122:16	available 7:15	bank 16:5 20:25	bear 4:19 9:9	98:17,19
associated 79:7	8:17 24:14	37:24 38:25	bearing 27:21	benefitting
assume 102:19	50:8 51:5	67:23 68:2	beginning 25:4	107:7
111:20 138:10	53:14 55:17	71:19 100:9	behalf 8:7 9:2,6	benmosche
assumes 138:10	92:20,25 93:19	109:14,14,16	9:13,17 41:11	63:11
143:7	93:22	109:22 120:19	43:4,7,18	best 66:10 73:8
assumption	averted 35:7	121:3 122:5,11	45:15 68:11	94:16 112:21
138:22	74:15	122:22,24	69:22 80:16	113:2 115:20
attach 118:23	avoid 97:21	123:6 127:4,20	behavior 120:25	better 87:9
attached 124:9	avoiding 41:9	133:14	behest 67:2	beyond 53:17
124:11	aware 7:8 19:8	bankers 123:7	belief 76:2	112:5 126:12
attacking 62:6	23:11 27:15	banking 85:13	believe 2:16,18	big 54:23
attacks 39:25	34:20 49:14	120:18 122:20	32:11 49:13	billion 23:16,22
attempt 8:20	awkward 60:15	122:25	56:11 60:21	40:9,16 41:3
attempting		bankrupt 60:7	66:3 67:17	49:20 50:12,15
10:11	B	91:16	70:14 86:11	50:17 54:16,24
attention 73:20	b 15:8,16 125:25	bankruptcy	107:15 123:2	56:20 57:24
attorney 145:13	126:14	47:16 52:7,8	127:14 130:24	58:14 60:6
145:16	back 12:14 21:7	52:16 58:17	136:3,17	84:8 87:2
attorneys 11:3	26:13 27:5	74:16 87:10	believed 72:18	125:24 131:24
attributed 83:21	41:8 62:25	91:18 127:6,13	believes 32:9	131:25 132:3
authority 5:17	63:10,25 69:5	132:16 135:3,5	67:8,14	133:4 135:18
18:3,13 20:20	82:23 97:13	banks 24:17	benchmark	143:7
39:2 59:23	101:4 105:13	85:7 103:6	93:20	billions 11:14
85:6 100:7,22	121:4	121:6	beneficiaries	25:21 62:16
101:3 102:5,11	backdoor 25:14	bar 92:8,21,21	65:6	93:18 104:12
102:19,22	26:15,19,24	93:8	beneficiary	109:5
113:22 117:13	34:24	barred 98:9	109:18	bind 44:13
122:22 123:9	background	barring 115:24	benefit 6:10 9:7	binding 44:12
124:7	7:17	based 66:18,22	9:8 12:15	95:17,25 96:7
authorization	backing 65:11	91:13 93:10	25:10 31:13	126:12,16

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

135:11,11,16	47:1,9,10,16	113:1 114:1	133:8	C
138:13,15,16	47:21,25 48:1	115:1 116:1	bold 63:6	c 65:21 68:6,7
138:18	48:6,18 49:1,2	117:1 118:1	born 23:2	68:10 139:10
binds 16:24	49:6,8,13 50:1	119:1 120:1	borrow 122:2,4	142:4
bivens 39:10,13	51:1 52:1 53:1	121:1 122:1	borrowers 89:8	calculate 125:17
107:8 113:4	54:1 55:1 56:1	123:1 124:1,20	borrowing 87:7	125:18
116:20 120:6	57:1 58:1,2	125:1,5,8	87:8	calculation
134:21 136:21	59:1 60:1 61:1	126:1,16 127:1	bought 79:2	138:9
139:8 141:10	61:17 62:1,13	128:1 129:1,7	82:15	call 2:2 68:22
143:19	63:1,7 64:1,21	130:1 131:1	bound 15:11	124:14
blank 60:25	65:1,12,16	132:1,6,8,10	brand 63:8	called 15:8 47:5
blow 65:17	66:1,8 67:1,16	132:11,24	112:6	62:13 74:10
blows 54:7	68:1,14,18	133:1,16,24,25	breach 101:11	84:20 110:11
board 1:4 2:1,6	69:1 70:1,19	134:1,8 135:1	break 3:4	121:12
3:1,8,15,19,22	71:1,21 72:1	135:4 136:1	111:17	campaign 94:14
4:1,7 5:1 6:1	72:17,23 73:1	137:1,18 138:1	bridge 7:4	cant 30:9 33:10
7:1,8,18 8:1,4	73:5,11,23	138:20,23	brief 124:14	72:11 108:9
8:5 9:1 10:1,8	74:1,9,13 75:1	139:1 140:1	briefly 75:22	136:12 139:15
11:1,17,25	75:16 76:1,3	141:1,13,14	83:18	capacities 68:12
12:1 13:1 14:1	76:22 77:1	142:1,14,21	briefs 45:15	capacity 72:22
15:1 16:1,8	78:1 79:1,16	143:1,22,25	95:6,13	73:2 76:23
17:1 18:1,19	79:17 80:1	144:1,6 145:1	bring 9:17 63:10	90:24
19:1,2 20:1,23	81:1,22 82:1,4	boards 8:13	69:22 94:8,9	capital 60:11
21:1,10 22:1	82:7,10,16,24	47:2 68:21	97:10	carolyn 1:14
23:1,11 24:1	83:1,12 84:1,3	70:2,2 71:20	bringing 75:17	145:4
24:22 25:1	85:1 86:1,11	75:14 86:12	british 123:3	carry 69:2,3
26:1 27:1 28:1	87:1,6,9 88:1	104:9,11 111:8	brought 4:19	carved 88:4
28:14,15,18,20	88:24 89:1	111:12 133:20	8:7,25 34:6,8	case 9:3 10:12
29:1,23,24	90:1 91:1 92:1	body 85:5	42:19 45:4,18	10:23 11:10
30:1,20,20	93:1 94:1,3,6	boies 4:2 59:19	59:24 79:24	21:11 29:17
31:1,3 32:1	94:11,13,24	59:22 60:3,16	107:22	34:5 42:24
33:1 34:1 35:1	95:1,3,18 96:1	61:12 84:16	built 40:24	43:6 44:20,24
35:11 36:1	97:1 98:1 99:1	94:19 112:10	burden 27:22,22	45:11,12,18
37:1 38:1 39:1	100:1 101:1,8	113:12 116:21	33:10	46:9 47:4
39:11,23 40:1	101:17 102:1	118:10 124:13	burdensome	54:12 59:24
40:4 41:1,13	102:14 103:1	125:21 129:9	134:5	61:16 65:20
41:22,25 42:1	104:1 105:1,22	129:19 137:17	business 41:25	66:4,6 69:4,11
42:2,10,10	106:1,24 107:1	139:9 140:23	63:5 64:10,11	72:2 82:3,6
43:1,13,15,16	107:10 108:1	142:17	71:23 75:8	90:20 94:21
43:25 44:1	109:1 110:1	boise 84:23	85:13 122:3	95:11,16,24
45:1,3,6 46:1,6	111:1 112:1,3	115:10 117:24	businesses 64:3	96:4,5,5 97:10
46:15,18,20	112:20,24	121:9 131:20	buy 81:19	97:19,20

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

103:16 106:12	ceremonies 2:24	chose 7:9,12	9:12,15,25	43:24 47:10,14
106:25 107:4,7	certain 5:17	chronological	10:5,11 11:19	47:17 78:13
107:17,19	26:16 36:12	76:11	11:20 12:20,21	87:18 88:3
108:2,8,25	114:6 118:21	cic 50:11	14:4,5 17:24	107:11 116:7
110:4,10	certainly 33:20	circuit 110:10	18:15 22:3	117:11,17,21
112:12,13	55:19 57:4	114:19 141:4	23:7 24:3	124:24 129:13
113:19 114:4	90:22 96:4	circumstance	31:16 32:4,8	137:21 138:25
114:20 115:10	112:22 136:3	110:18 140:17	32:10,12,13,14	140:12
115:11 116:25	139:16	circumstances	33:8,21 35:11	clearly 47:21
120:3 127:6	certificate 145:2	5:18 80:4,14	35:20 40:5	68:20 132:12
131:17 133:11	certify 145:6,12	88:12 91:22	41:15 42:11,15	135:13 137:24
137:13 139:2	chairman 19:21	113:9,11 115:8	42:18,19 43:17	clients 67:2
140:13,25	challenge 12:5	118:21	44:5,25 45:10	close 37:10
141:11,24	32:24 65:24	citation 122:6	45:16 52:23	closed 45:22
142:3 143:15	104:20	citations 121:9	56:10 57:25	closest 92:17
cases 34:4 69:19	challenged	121:14	58:4,22 60:19	collateral 17:3
88:5 96:2,8	76:16	cite 88:6	60:24 61:7,7	collect 69:5
97:6 101:21	challenges 76:18	cited 34:3	61:21 64:18,19	combination
113:13 114:21	challenging 7:12	civil 15:7	64:22 65:2,3	79:10
cash 57:21	76:12	cj 2:25 3:7,17	65:13,18,22,25	come 11:3 13:11
catastrophic	change 93:13	claim 9:20,21	66:3,7,11	21:6 34:25
5:23	changed 140:5,8	43:16 46:13	67:17 70:5,17	35:4 51:21
categorically	changes 19:13	54:15,19 55:22	71:7 72:6 76:8	60:9,22 84:20
86:18 97:3	character 34:22	59:21 60:14	76:21 82:3	96:24 105:21
112:19 133:11	charge 22:12	77:16,19 85:21	86:20 96:20	106:11
categories	56:20 112:20	86:17 88:22	101:16 102:16	comes 10:18
135:25	charged 14:16	94:10 96:19	102:17,24	35:23 128:15
cause 65:25	15:3 25:25	97:22 98:8,11	103:17,19	coming 2:4
cdo 79:6	56:7,7,23	98:15 99:11	106:22 107:21	27:20 103:11
cdos 79:2,4	charging 56:19	103:20 104:12	108:24 112:8	commencing
cds 79:7,14	charitable 21:16	107:2,15	112:14 113:12	1:17
cdss 79:3	charity 6:12	108:10,10,19	114:21 117:12	commend 132:6
central 46:11	21:8,11,12,13	110:4,25	119:18 131:5	comment 84:17
71:4,12 102:12	chase 4:25	113:10 118:4	136:5,6,8,12	comments 66:24
120:18,19	chevance 1:14	118:13 120:12	136:15,16,17	133:8
121:3,6 122:20	145:4	129:11,24	136:25 137:6	commercial
122:25 123:5,7	chief 37:8	136:24 137:5	137:13,18,19	74:24 109:14
cents 28:3,5,7,25	china 50:11	143:7	139:11,24	123:16
29:14 31:8,15	choice 8:10,12	claimant 140:2	141:3,19	commission
31:21 33:4	10:9 47:14	claimants 65:4	clause 97:14	16:6
82:15	48:2,3 64:15	135:22,25	clauses 33:16,23	committed
ceo 24:20	74:7,8,9	claims 7:20 8:6	clear 3:19 26:9	60:17

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

committee 13:4	17:22	conclusion 66:9	57:20,23 60:5	contain 80:8
13:19 14:13	compensation	125:11	74:22 84:7	containing
common 36:9	24:2 56:8,18	conclusions	85:8 86:25	86:14
74:23 77:6	56:24 57:5,16	44:11	87:3 100:18	contains 89:6
86:21 112:24	86:23 100:14	condition 12:9	102:3 103:5,8	contemporane…
communal 54:2	117:13	54:5 56:3	113:16 114:10	20:11
companies 5:3,7	compiled 80:12	100:18,20	135:15	contend 91:4
7:15 12:15	complaint 39:24	101:18 102:3	considerations	contention
14:25 17:13	45:4 60:3	103:8	75:19,20	88:24
22:12,14 38:14	71:11 100:15	conditionally	considered	contents 4:11,16
company 10:22	complete 18:7	69:25	24:18,25 25:6	12:23
11:5,8,8 15:24	124:6	conditions	28:19 112:20	context 6:8 7:17
16:8,9,10 23:3	complicated	100:10 119:21	117:8	13:21 55:15,18
28:10,12 29:3	85:5 115:7	conduct 68:8	considering 2:8	112:12 113:19
32:7,9 40:10	component	conducted 52:12	11:17 54:19	114:3 116:22
40:23 41:2	88:19 114:11	confer 100:2	112:4 113:5	continental
43:18 44:9,13	118:16 123:13	conference	121:6 143:13	57:13 104:25
45:10,16 49:21	123:15 124:3	45:22	consistent 47:8	continuation
51:18 61:8,15	133:22 135:15	confident 86:2	121:24 123:8	93:2
61:21 63:2	concealed 26:23	congress 47:2	consistently	continued 72:16
64:13 66:11,20	conceivable	62:14 88:12	77:24	116:16
69:21,23 70:6	21:2	105:9,14	consortium	continues 10:20
74:16 97:24	conceive 52:14	110:15 114:25	49:19 50:9,12	continuing 9:16
98:12 101:4	concept 55:20	115:8,14 117:6	conspiracy 64:9	contract 87:19
107:24 113:3	75:2	118:18	constantly 110:7	87:22,23 91:23
125:3 127:5	conceptual 35:7	congressional	constants	108:14
128:8 129:4,22	131:12,18,19	13:4,19 14:12	115:14	contracts 78:18
136:16 137:14	concerned 27:6	24:9 26:25	constituency	contractual
138:3	139:22	34:14 35:3	52:6	86:24
companys 16:21	concerns 112:7	53:25 59:3	constituents	contractually
18:6 42:15	concession 81:7	62:11 104:3	72:20	79:13
44:21,22 45:13	118:24	117:20	constitute 117:8	contrary 17:20
46:23 99:24	concessions 80:8	consequence	constitutes 18:7	20:13 29:3
104:24 105:5	80:13,18 81:3	10:8	114:13	61:14 81:3
112:6	conclude 97:4	consequences	constitution	97:2 100:22
compare 45:5	119:22,24	132:15	18:8 92:6	contribution
compared 58:16	120:4 140:21	consider 75:23	constitutional	79:10,12
61:20	concluded 25:13	96:12 112:4,25	92:3	129:20
compel 87:12	59:12 87:7	142:14,21,22	consult 107:12	control 30:9
compelled 48:3	144:6	consideration	consulted 47:17	48:21 78:15
86:23	concluding	18:16 22:15	consulting 86:8	82:4 93:13
compensate	142:10	32:15 57:9,19	contacted 29:18	controlled 49:6

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

71:20	135:5 145:14	102:17,24	cut 91:15 98:11	103:18 107:24
controversial	145:16	103:13,17,17		107:25 108:2
132:25	counsels 105:24	104:6 106:21	D	108:11 110:19
convention 83:6	counter 64:7	110:5,6 112:14	d 65:21 68:6,7	110:20,22
conventional	106:15	113:12 114:20	68:10 139:10	dealers 4:23
69:19 74:23	counterparties	114:21 115:21	142:4	dealing 24:19
92:15 103:23	25:15,23 26:4	117:4,11	dahlgren 25:8	117:9 123:25
104:9 130:20	26:8,10 27:14	119:17 129:16	damage 67:5	dealings 90:3
142:25	28:3 29:11,18	130:4,7,10	91:5 125:15,20	deals 71:17
conventionally	30:25 31:4,9	137:18 139:11	125:22	debate 27:10,11
34:2	31:22,24 32:18	courts 39:7 88:2	damages 41:23	debevoise 67:22
conversation	32:19 33:2	115:17	91:4,6,18,20	decades 21:19
30:12	51:24 52:9,13	cover 42:5	125:13 129:7	66:15
converse 65:15	52:14 78:19,19	create 65:23	129:21,25	decide 8:15 39:5
converted 76:14	80:9,12,22	78:25	130:13,20	39:7 42:11
cooperative	81:2,5,15,20	created 84:15	131:12,13,19	66:17 70:5
61:25	82:14	91:13 120:23	134:14,22	104:9,11
core 120:18	counterparty	134:19	135:8,20,24	106:23 142:9
122:19	30:4,4 81:14	creating 32:5	136:14 138:23	decided 16:11
corporate 40:13	82:21 83:15	121:25	140:17	28:2 29:21
62:23 66:17	countless 59:3	creative 66:23	date 78:8,11	90:14 106:24
correct 114:16	couple 33:12	credibility 65:14	137:12 145:9	110:24 136:9
134:17	131:12	credit 48:12,19	dated 145:21	decides 10:22
corrected 87:6	course 5:9 8:4	48:24 49:3,20	dates 48:16	138:21
139:18	30:17 44:7	50:13 51:3	davis 39:13	deciding 70:11
correctly 117:24	68:13 70:2	55:16 92:12	day 39:8 46:24	72:24
corresponded	74:25 81:14,22	128:16	50:4,14,16	decision 11:17
83:6	90:2 116:12	creditors 29:13	58:15 64:2	14:4 25:19
cost 9:9 10:19	131:23 132:11	132:23	79:19 107:24	41:25 42:14,17
10:25 11:4	142:3	crisis 4:18 29:9	134:13 135:17	44:20 46:16,19
22:25 61:20	court 11:18,23	38:16,17 53:7	days 35:12	47:3 61:6
95:6	12:7,7,11,16	53:18 59:7	80:23	62:10,15 64:17
costfree 66:24	12:17,20 14:3	63:4 66:14	deadline 78:6,10	65:16,19 68:15
costless 42:16	17:24 18:10,15	78:4,22 94:5	80:23	71:4 72:3
61:8	22:2 24:3 33:8	critical 11:16	deal 24:14 37:25	73:16,24 74:11
costs 42:3	33:20,20 35:10	73:22 104:14	71:15 74:4,4	74:13,15 75:10
couldnt 31:16	35:20 39:8	116:14	75:3,7,7,15	81:25 88:19
counsel 20:3,12	43:23,24 44:12	criticality	77:5 79:23	94:9 96:14
30:18 83:5	45:25 61:13	131:23	81:21,23 86:16	105:23 106:3
99:12 105:11	65:21 67:15	criticism 39:22	87:6,25 88:9	107:13,14
123:17 124:19	71:9 96:20	current 8:21	88:10,11,25	111:8,12
125:5,7 126:15	101:15 102:16	106:8	89:5 90:11,15	127:18,19

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

139:17,22	118:14	139:25 141:25	53:9 103:22	46:1 47:1 48:1
141:17	demanding 41:2	derivatives	117:7 141:9	49:1 50:1 51:1
decisionmaking	63:25 113:20	45:18 140:7	142:25	52:1 53:1 54:1
71:20 85:24	demands 80:25	141:15	differently	55:1 56:1 57:1
decisions 39:9	97:8 113:16	describe 121:19	89:25 137:3	58:1 59:1 60:1
40:2 72:7 73:7	114:9	123:4	difficult 40:3	61:1 62:1 63:1
73:11,23 76:4	demonstrate	described	45:9 58:2 73:9	64:1 65:1 66:1
76:24 95:3	48:20 92:10,23	117:24	74:5 92:11	67:1 68:1 69:1
141:21	99:14	deserve 96:15	difficulty 60:12	70:1 71:1 72:1
default 29:12	demonstrates	design 25:19	direct 9:20 10:5	72:9 73:1 74:1
defendant 68:2	25:4 35:17	designed 5:16	42:19 62:4	75:1 76:1 77:1
68:5,7	47:25 56:17	17:23 99:11	64:19 65:2,4	78:1 79:1 80:1
defense 97:12	denial 88:21	despite 40:9	65:18,25 66:6	81:1 82:1 83:1
defenses 33:14	denied 71:5	66:5	93:16 103:11	84:1 85:1 86:1
defer 116:20	141:25	destroyed 36:15	107:2 129:10	86:13 87:1
define 125:23	denies 141:14	detail 84:5 126:5	135:12,21	88:1 89:1 90:1
131:4	denying 85:19	132:13 142:20	136:5,8,12,17	91:1 92:1 93:1
defined 130:24	department	determination	136:24 137:5	94:1 95:1 96:1
definition 16:14	16:4 24:16	18:19,25 32:25	137:19 139:11	97:1 98:1 99:1
87:11	37:5,7,18	130:3	140:6 141:18	100:1 101:1
delaware 43:22	38:24 39:16	determine 19:16	directed 72:6	102:1 103:1
136:23	43:8 62:2	118:12 128:9	directly 25:23	104:1 105:1
delayed 53:22	127:21	determined	26:3 84:21	106:1 107:1
54:9	depends 141:12	45:19 111:10	93:22,23	108:1 109:1
delegation 134:2	deposition 45:22	117:14 119:10	102:21	110:1 111:1
deliberated	depositions	119:13 127:24	director 90:21	112:1 113:1
47:16	13:23 24:8	deters 120:22	132:9	114:1 115:1
deliberations	95:7,12 96:24	detrimental	directors 1:5 2:1	116:1 117:1
47:21	121:11 124:22	116:18	3:1 4:1 5:1 6:1	118:1 119:1
delighted	depression 5:15	developed 56:15	7:1 8:1 9:1	120:1 121:1
143:17	deprive 10:16	devote 73:20	10:1 11:1 12:1	122:1 123:1
demand 42:12	11:11	didnt 18:13 38:9	13:1 14:1 15:1	124:1 125:1
44:2 65:17	derivative 10:11	75:2 82:8 99:4	16:1 17:1 18:1	126:1 127:1
68:15 70:15	10:21 13:8	102:24 122:15	19:1 20:1 21:1	128:1 129:1
72:24 75:21	23:7 42:18	139:2	22:1 23:1 24:1	130:1 131:1
76:9 103:9	44:2 61:10	differ 129:2	25:1 26:1 27:1	132:1 133:1
110:13 111:12	64:18 65:3,6	difference 43:20	28:1 29:1 30:1	134:1 135:1
112:4 113:25	69:22 77:17	101:19 102:25	31:1 32:1 33:1	136:1 137:1
114:5,23	129:11,24	103:12 125:10	34:1 35:1 36:1	138:1 139:1
123:23 128:7	135:22 136:6	126:22 136:23	37:1 38:1 39:1	140:1 141:1
128:20 141:25	136:16,24	different 23:6	40:1 41:1 42:1	142:1 143:1
demanded 57:6	137:6,13	24:14,19 53:8	43:1 44:1 45:1	144:1 145:1

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

disadvantage	dismiss 2:17	doing 7:11 21:25	dropped 55:9	embarrass 21:9
7:25	11:23 12:19	29:4 34:23	due 40:17	21:10 106:4
disadvantageo…	64:18 71:5,9	36:20 101:23	duplicate 131:9	embarrassed
24:23	72:4 81:25	128:25	duties 2:8,15	138:24
disagree 46:10	88:22 104:14	dollar 28:4,6,7	106:16	embarrassment
98:17 107:9	106:18 112:15	28:25 29:14	duty 73:21	69:13
109:7 135:2	143:4,14	31:8,15,21		emerge 70:13
138:8,12	dismissal 85:19	33:4 82:16	E	emerged 63:4
disagreement	142:6	143:7	earlier 4:20,21	emergent 80:4
124:18	dismissed 67:5	dollars 11:14	21:19 34:8	80:14
disappeared	136:18	25:21 62:17	37:11 55:8	emerging 78:22
50:3	disposal 46:22	78:21 93:18	early 2:4 141:2	emphasis 33:17
disaster 38:19	dispositive 76:7	104:13 109:6	earned 55:4	employee 112:9
discount 4:22,25	dispute 22:20,23	dont 2:17 22:20	earnings 78:8,12	145:13,16
29:16 30:3	23:18 58:10	27:9,11 29:24	78:16 79:18	employees 40:20
discounts 29:20	dissent 47:24	32:23 33:17,18	easily 62:21	45:14,21,23
80:2	dissenting 47:23	36:25 37:2	easy 80:7 108:15	52:11 62:12
discouraged	distant 117:10	38:21 52:22	115:4	110:11
49:11	distinct 136:5	58:9 63:15	economic 84:13	enacted 115:25
discovery 20:2	distraction	72:25 90:14	92:24 138:4	116:3
25:3,3 35:5	112:7	91:12 94:22	economy 5:23	encourage 122:2
60:23 140:23	divide 135:24	95:11,23 98:16	6:15 81:18	endeavor 121:4
discretion 8:13	136:13	105:12 106:6,7	118:2 119:5	ended 79:16
discriminated	divided 135:21	108:15 110:24	effect 25:18	endorse 39:24
52:25	division 129:15	111:3 120:8	128:24	40:5 42:11
discrimination	129:18 130:12	127:11 129:9	effectively 88:13	107:15
53:3,11	doctrine 110:8	138:11,11	115:15	endorsed 59:20
discriminatori…	document 19:25	142:7,17	effort 132:4	85:19
15:21	documentation	door 12:14 27:5	ego 85:22	endorsement
discriminatory	31:2	doubt 13:12	either 35:2	44:5 65:11
14:22 22:11	documents 13:3	34:5 110:2	42:10 58:13	endorses 60:14
109:19	13:24 19:25	132:5	94:23 128:21	enforceable
discuss 3:4	24:8,17 25:2	downside 79:5	140:12,13,16	93:7
130:8 144:2	30:17 59:4	draft 49:19	elected 72:11	engage 85:13
discussed 75:9	96:25	drafted 19:10	element 114:11	engelmayer
83:7 118:11	doesnt 31:19	30:18	118:16 120:11	84:4
132:13	48:16 52:20	dramatically	elements 113:15	engelmayers
discussion 5:13	62:23 84:18	141:24	eliminate 79:5,6	85:2
82:17,19 86:7	85:16 101:19	drawn 13:2	eliminating 77:8	enjoying 89:13
discussions	103:12 107:23	115:22	elusory 66:24	enormous 60:10
82:21	108:5 111:5	driver 36:19	email 83:7	85:5 93:17
disloyalty 35:18	125:10	driving 36:11	emails 83:2	ensure 122:14

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

ensuring 84:13	102:9,23	118:6 119:23	85:15	extending 55:14
enter 87:19 88:9	104:16,24	119:24	execute 51:25	extensive 82:19
107:24	105:6,25	exact 12:9 18:3	executives 77:23	110:21
entered 71:16	113:21 119:17	35:25 98:2,2,6	77:25	extent 135:7
75:7,16 86:14	122:9 123:13	98:7 99:7	exempted 93:12	extra 84:12
88:11 128:17	124:25 128:7	exacted 7:22	exercise 45:12	extraction 98:6
enterprise 30:10	128:10 130:2	98:13 100:22	90:23	extraordinary
30:11	130:25 131:3	100:25	exercising 73:21	4:21 72:14
enters 88:9	131:21,22	exacting 99:23	exist 84:18	109:19
entire 131:7	132:2,14,19,21	105:5	111:6 137:6	extreme 39:21
140:16	133:4,10,19	exaction 18:7	existed 84:20	extremely 51:15
entirely 8:13	134:11,16	46:14 97:6,20	existence 53:12	92:11
47:8 59:21	135:12,14	98:8,11,14	85:23
84:6 85:3	138:3	99:10 102:9	exists 32:6	F
141:12	equivalent	108:10 110:4	expect 64:4	face 24:4 39:21
entitled 71:14	56:24	113:10 114:14	139:7,18	facility 49:21
87:16 98:24	especially 55:12	117:10 118:9	140:20	50:13 56:21
101:4 124:2	64:14	118:13,24	expedited 142:7	fact 7:12 17:25
entitlement	essential 13:17	119:2 120:5,12	expeditious	20:13 21:7,15
80:19 89:3	71:2	127:16 130:14	141:5	21:23 34:11
124:4	essentially 11:24	130:16 131:14	expense 11:7	44:10 46:19
entitlements	13:2 46:8	exactly 2:22	61:12	48:7,11,17,23
91:21	86:11 113:15	20:22,23 21:20	experience 29:7	49:2,14 50:21
entity 109:13	establish 27:17	21:21 27:16	73:14	53:2 54:7
equally 30:5	49:4 118:8	30:13,13,15	explain 25:12	56:12,16,17
51:19 73:6,15	esteem 73:18	37:25 91:7	86:19 115:12	57:2,23 58:10
equity 9:22 10:6	estimated	98:25 99:10	136:19	58:23 62:6
12:9 14:19	125:25	101:18 103:18	explained 53:12	63:18 73:9
16:21 17:2	ethics 64:11	104:23 137:7	84:4	83:24 84:25
18:6,12,14	evaluate 7:18	137:24 138:4	explains 108:19	93:25 97:9
19:23 20:14	128:22	example 12:13	115:11	122:25 124:16
22:15 23:8,14	evaluating 7:19	17:10,11 18:23	explanation	131:23 132:14
30:15 41:16	12:23 14:3	22:16 53:19	109:3	139:10 140:7
47:20 48:8,13	evening 79:17	57:12 62:22	explicitly 72:22	factor 123:23
56:6,10 57:8	83:3	113:21	82:24 85:20	factors 112:5
57:15,18,21,23	event 10:2	exceptions 88:5	126:12	113:6
58:13,15 60:4	113:25	88:7,8	express 37:6	facts 12:18,25
69:5 84:10,15	events 66:19	excess 127:9	85:9	13:2,7,7,14,17
85:4,8 87:4	everybody 3:12	exchange 31:18	expressing 4:3	13:18 24:5,6,7
90:5 91:10,14	4:11 25:11	77:4 86:24	expressly 88:20	34:11,12,16,25
91:15 92:23	31:11	exclusion 49:12	111:13 115:13	45:5 46:9
98:25 99:4,24	evidence 58:21	exclusively	extended 54:25	52:22 60:22

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

61:3 94:6	19:22 20:3,24	40:7 53:7,18	126:4 138:11	front 48:6 111:3
96:22,23 140:5	21:3 24:17	54:4,11 56:3	follows 116:23	141:19
143:12	25:20 27:12	59:7 63:4	followup 137:16	full 18:3 128:6
factual 46:11	37:23 38:25	66:14 82:11	force 54:11	fulling 2:7
71:25 83:19	67:23,25 71:19	117:18 120:25	80:12	fully 6:2,6 14:6
128:14,21	77:25 85:10	financially	forced 46:5,15	14:11,15,21
factually 80:3	89:6 96:20	145:17	59:13	21:17 55:22
106:19	100:9 101:15	find 13:8 60:15	foregoing 145:6	98:23 105:3,15
failed 49:22	103:5,17	71:6 104:22	foreign 7:6	105:19
failure 6:17	109:16 110:10	115:8 136:13	form 5:11 114:9	function 70:11
fair 37:2	112:14 114:19	finding 98:9	forth 48:22	fundamental
fairly 122:13	116:6,12	117:9 136:11	145:10	70:8 78:2
138:12	117:12,15	findings 44:10	forward 9:10	107:20 108:6
fairness 22:7,7	119:7,11,13,17	95:18	10:7,21,24	108:14
36:9 108:19	122:5,11,17	fine 84:23	11:7 15:9	funded 79:9
faith 101:12	123:18 124:6	finish 129:5	44:23 45:13	funds 7:6 26:11
fall 88:6	126:15 127:20	fire 37:4,7,17	69:4 79:8	26:12 40:14
fallen 4:20	133:14,17	firmly 67:8	90:20 95:3,17	50:8 63:13
false 72:4,5,5	137:18 141:4	first 5:21 27:25	95:25 96:6	84:9 88:16
familiar 13:10	feds 89:13,14	42:9 43:11	107:4	89:8
families 64:3	feel 48:3	46:4 50:14,16	found 13:18,20	funneled 25:22
far 49:19 61:12	fees 11:3 61:18	50:18 52:12,16	38:2 58:22	26:2 103:2
father 122:25	61:19 69:2	61:22 70:16	59:17 70:18	furnish 97:16
favor 75:20	90:5	94:19 96:19	85:17 115:20	further 58:21
favorable	ferociously	109:11,21	123:20 139:11	89:14 90:3
101:20,23	80:16	111:23,24	founded 94:15	143:19 145:12
fd 38:10	fiduciaries	116:21 120:6	four 40:6 42:7	future 93:20
fear 114:15	71:22 72:9,19	121:16 125:16	58:25 86:9
fed 4:20,24 5:16	73:2,15 75:17	126:7 128:18	108:3 137:23	G
16:10 19:21	fiduciary 2:7,15	131:13 139:13	138:6	gain 65:13
20:9,12 41:11	73:21 76:25	five 55:11,17	fourth 42:21	geithner 54:3
47:11 50:6	fighting 65:8	83:2 137:23	franchises 63:20	general 13:5,20
57:2 59:6 62:3	figure 3:6	138:7	francis 39:13	20:3,12 24:10
67:8,9 68:9,11	filed 95:7 100:15	fix 49:23,25	frankly 61:18	34:15 35:4
74:25 81:17	files 83:23	flaw 107:20	77:21	83:5 104:4
83:13 84:6,12	finally 51:10	flowers 50:10	fraud 59:24	123:17,19
84:17,21 85:22	58:4	focus 68:16	frbnys 25:18	126:15 142:19
89:16 91:11	financial 4:18	focused 64:13	free 68:23 70:6	gestures 89:16
93:5 134:7,20	5:4,6,8,10 6:8	78:3	freely 86:13	getting 29:15
136:4	6:11,17,25	folks 75:4	frivolous 67:3	31:4,22 77:5
federal 7:4 8:2	15:2 29:6	followed 46:2	103:23,25	101:22
11:18 16:5	32:20 38:16,17	following 79:19	104:7	give 5:16 16:4

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

19:14 33:3	28:23 30:25	33:9,22 34:23	governors 18:19	87:5
36:17,22 63:13	33:18 37:13,16	35:9,19,23	19:2	happening
95:21 96:16	41:8 42:5 57:5	36:5 37:15,22	grades 78:17	27:16 38:13
104:12 124:6	68:16 70:18,20	38:23,24 40:21	grant 41:16 72:3	hard 40:19
137:22 138:3	73:24 78:16,20	47:3 48:21,23	granted 48:13	58:19 64:21
given 6:11,13	86:3 87:18	49:6,11,16	67:10 122:23	74:7
13:23 14:18	92:9 93:9 95:7	51:12,21 52:19	123:5	hardest 73:11
30:25 31:3,13	95:8,10,12,13	52:25 53:13,22	grapple 102:14	harm 112:5
32:14,16 34:10	95:14,17,18,25	54:8,15,21	102:15	harmed 58:5,6
37:23 38:3,4,5	96:3,4,7	55:4,13 56:4	grappled 102:16	58:13,20 137:3
41:17 47:14	101:11,13	56:22 57:10,13	gratitude 35:15	havent 97:18
57:10 80:4	105:13 106:11	57:14 58:9	35:18	142:15,18
82:25 84:12	106:20,23,25	59:13 61:22	great 48:20	hazard 120:23
95:9,13,14	107:4,5 111:25	64:9 76:21	132:13	head 134:7
110:14 114:24	112:2,13,15	77:9 79:11	greater 56:23	headed 142:4
143:13	124:7 125:6	87:13,20,21	greatest 29:8	hear 3:3,12 45:3
gives 86:25 87:2	138:23,25	89:24 90:10,13	greenberg 84:2	57:18
100:8	141:11 143:8	94:22 96:10	greenbergs 84:3	heard 46:7
giving 99:3	goldman 5:2	97:8,13,20	gross 91:24	54:15 125:12
100:19 126:5	good 27:10 41:6	98:4,24 99:7,8	grounds 97:22	hearings 59:4
139:20	67:21 77:5	99:17,21 100:4	group 52:2,9	108:18
global 4:18	125:23	101:7 102:2	109:24	held 1:15 17:25
38:16	gotten 25:2	104:18 105:8	guaranteed 80:2	18:10 22:3
go 9:10 10:7,13	143:4	109:6 110:9,20	guarantees 7:3	24:4 34:3
10:20,24 11:6	government 5:5	110:22 113:16	guy 37:8	35:21 103:13
12:5 13:14	5:7,20 6:2,4,24	113:18,20,22		119:18 131:3
16:6 42:6	7:22 10:4	114:4,9,12	H	132:12,24
62:25 66:7	11:15 12:4,6,8	116:17 118:14	habya 80:6,15	136:16 137:14
79:7 87:20	12:11 13:23	118:20,22	haircut 29:15	help 8:11 36:17
91:3 95:3,16	14:8,9,10,18	122:17 123:11	30:2	42:18 64:19
95:25 96:6	14:24 16:16,22	124:2,16	haircuts 28:12	66:3 68:14
121:3 130:10	16:23,24 17:6	126:23 130:16	half 142:5	122:14
134:2	17:7 18:2,13	130:22 131:4	handed 80:20	hereinbefore
goal 77:8	19:16 20:8,20	131:16 137:21	handful 29:18	145:9
goes 25:11 44:23	21:9 22:10	138:2,25	handing 138:6	high 14:22 15:20
45:12 90:20	23:15 25:21,24	139:15 140:2	hands 44:22	15:21 18:5
131:15 139:19	26:6,9,22	141:8,16	happen 66:19	21:18 23:21
going 2:20 9:3,4	27:10 28:2,4	governmental	108:6	92:8,21 98:23
9:25 10:7,13	28:13,23 29:20	30:7	happened 4:12	105:3 128:5
10:14,25 13:13	29:21 30:2,6,9	governments	30:13,14,16	higher 92:25
15:10 21:6	30:19 31:8,25	13:3 14:5 15:6	34:19,20 37:21	highest 22:13
22:24 26:12	32:17,20,24	33:13,24	48:17 84:25	43:23

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

historic 2:5	26:14 27:24	112:22	incorporate	67:7
historically	28:16 30:16,17	important 2:8	134:18	institutional
57:10	31:9 34:24	7:18 12:22	indemnification	39:15 123:18
history 109:15	41:20 51:24	14:2 31:12	33:16,23 91:19	institutions 6:18
hold 76:2 78:14	77:15,16 82:23	45:2 77:7,8	91:21 97:14,19	32:20 52:3,5
132:22	129:23	120:16 124:15	97:23 98:3,7	59:9 62:5,7
holders 58:13	ill 36:21	124:20 130:11	indemnificati…	121:2
79:14 132:19	illegal 20:16,16	130:15	97:17	instructive
holding 5:3	37:19 38:5	importantly	independent	54:19 121:8
137:9	87:24 90:6,16	81:22	71:22 72:24	insulate 33:2
hole 54:7	97:6,21 98:5,6	impose 20:21	73:16 75:17	insurance 37:11
homeowners	98:11 99:10	100:10	76:23 84:16	110:11 114:20
64:3	101:25 110:13	imposed 19:12	85:23 90:23	127:8
hope 124:5	120:9,16	19:19 20:8	102:23	insureds 132:17
hour 2:4	illegality 111:2	119:25 134:6	independently	integrity 75:8
hours 59:7,7	illegally 91:7	imposition	72:8	intended 99:19
114:7	98:2 100:21,25	119:19	indicated 29:19	100:3,5 118:4
hundred 28:3,5	100:25	improper 54:18	31:3	122:13
28:7,24 29:14	illinois 57:14	90:6 100:19	indication 118:2	intense 61:2
31:7,15,21	104:25	101:25 102:10	individual 69:20	intensely 80:24
33:4 82:15	illiquidity 29:10	131:2	70:3 114:23	intent 25:17
hundreds 17:12	illustrated 23:5	improperly	inextricably	34:22 118:6
22:12,14 38:14	im 5:12 7:8	53:22 88:17	25:22 26:3	intentional 92:5
hurricane 36:10	37:12,15 39:13	inadequate	informational	intentionally
38:15,19	42:5 53:19	123:20	111:22	54:9
hypothetical	68:10,16 90:18	inappropriate	inherent 108:23	intently 46:2
126:24 133:23	106:25 110:25	34:10	122:21 123:8	interest 14:17
	113:13 126:5	incapable 71:21	inherently 74:19	14:23 15:3,19
I	imagine 37:3	72:19,23	inherited 75:3	15:20,21 16:20
idea 34:7 36:4	immediate 66:2	incidental 85:12	initial 55:9	17:21 18:5,18
38:10 52:17	immediately	included 47:19	initially 14:16	18:22 19:3,17
95:15 97:12	55:10 116:23	50:10	89:19	21:3,18 22:13
98:8 106:10,21	141:17	including 75:25	initiated 76:22	23:21,21 41:9
109:5	impact 102:2	83:4 87:3	77:11	55:7 56:6
identification	108:20	income 93:4,21	injured 130:21	61:15 64:23
80:11	impacted	inconceivable	inquiries 59:4	66:10 67:11,19
identify 113:14	137:11	72:15	inspector 13:5	69:6 71:23
ig 59:24	impediments	inconsequential	13:20 24:9	74:21 76:14
ignores 56:11	70:22	61:19	34:15 35:4	81:6 84:10,14
iii 12:13 23:5,9	implication 31:5	inconsistent	104:3	85:4 87:4
23:13 24:15,23	138:14	7:23 36:7,8	instance 140:12	89:17 92:24
25:4,10,14,25	implications	105:8 106:2	institution 53:6	93:2,3 94:16

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

98:24 99:3,5	72:25 95:6	justify 38:5	82:22 95:19,23	138:21
102:23 105:3	99:20 102:12	62:14	105:12 121:2	lawyer 8:9
112:21 113:2	104:9,15 115:7	juxtaposition	123:12 133:13	108:16
117:14 119:10	124:19 126:4,7	45:8	142:7,21	lawyering 66:23
119:12 121:19	132:20 133:21		knowing 94:6	lawyers 8:16
128:5 134:16	133:23 140:7	K	known 45:5 61:4	46:23 66:25
interested 68:9	140:10	keep 14:2 63:18	knows 2:20	71:8 75:24
145:17	issues 18:21	130:11 142:12	46:18 52:11	83:4 86:4,8
interests 39:15	41:19,23 42:6	keeping 101:6	64:9 94:3,15	92:6 97:11
interim 134:3	43:24 51:9	keeps 69:7	94:25	104:21 107:12
international	75:8,14 82:8	key 46:3 131:19		lead 62:10 76:8
4:9 10:3	82:10 90:19	kia 59:22	L	leader 66:16
interpret 44:4	106:16	kiernan 41:10	lack 35:15,18	leaders 40:3
invalid 92:17	issuing 89:19	41:19 43:2	65:22	59:9
invent 75:2		67:22 109:11	lacked 20:20	leadership
investigate	J	112:18 114:15	76:23	40:18 63:7
125:8	january 1:17	117:23 123:10	lane 1:16 24:11	leaving 38:6
investigations	76:12 139:6	131:11 134:23	41:20 51:24	left 132:19,21
27:2 34:14	140:20 145:21	142:2 143:10	language 83:23	legal 11:20
35:3 59:3,11	jc 50:10	kill 9:15 10:11	large 26:21	12:20,21 14:4
62:12	jersey 1:15	11:11 94:24	27:22	18:7 22:5 35:8
investment	36:11 145:5,21	103:16 105:23	largely 56:3	37:3 43:14,22
59:23	job 37:15	106:6,7,13,24	lat 72:7	44:17 46:14
investors 60:9	john 41:10	138:21 143:6	latches 108:12	53:4 61:18,19
invitation	67:22	kind 21:20,21	law 8:3 12:17	69:2 71:7
142:11	jp 4:25	29:10 37:25	24:5 26:8 36:7	82:11 89:2
involuntarily	judge 10:2 39:9	61:13 69:18	44:3,11 68:4	96:21,22 97:19
71:17 87:17	68:3 71:3,13	73:7 74:8	90:17 104:23	98:8 101:25
involuntariness	74:6 81:24	106:3,13	107:11,14,23	103:19 104:5
111:14	84:4 85:2,17	109:16 111:5	108:5 109:24	108:7,10 118:8
involuntary	85:18 88:18	115:18	112:23 114:17	118:13 119:2
88:19	139:20 141:19	kinds 103:18	136:23	120:5 123:22
involved 10:14	141:21 142:8	knees 62:25	lawsuit 7:11	124:4,9,10
101:10	143:12	knew 31:25 48:2	8:14 10:6	125:11 127:16
irrelevant 35:22	judges 72:3	73:24 83:5	40:25 44:23	128:12,22
irrespective	judgment 90:23	know 4:13 9:22	62:15,19,21	130:13,15
25:16	judicial 120:2	13:9 33:17	63:21 64:6	legally 35:22
irs 110:16	july 54:3	34:18 37:8,19	66:22 67:3	44:12 67:9
island 36:12,13	justification	37:20 66:19,22	75:18 94:8	84:6 85:16
isnt 66:6	14:20 104:22	67:25 72:4,5,7	103:25 104:2,7	legitimate 32:22
issue 22:8 23:4	justified 36:2	73:3,6,13,18	105:23 106:6	85:3 136:8
24:15,20 26:17	106:19	73:19 82:5,8,9	106:10,17,20	lehman 4:19

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

49:22 53:19	14:14 15:15	loans 5:17 20:25	maiden 1:16	7:14
lend 51:12	16:25 27:18	21:2 23:20	24:11 41:20	media 46:2
lenders 74:24	32:3 33:3 44:8	55:22,25 85:9	51:24	108:20
lending 18:2	44:14,15,17	89:15,16 90:3	main 70:12	meet 143:25
39:2 50:14	51:2 61:11,14	119:4 128:15	major 32:7	meeting 1:5 2:2
51:14 120:20	61:24 64:16	long 33:15 36:13	makers 73:16	2:5,22 28:18
120:21,24	65:7 95:19	54:25 74:17	making 11:25	28:20 79:18
123:6	105:10,17,18	116:16 139:6	12:10 13:6	82:9,11 132:8
length 141:23	138:17 140:22	140:20 141:11	15:14 20:25	132:11 133:24
lengths 48:20	142:23 143:2	142:7 143:17	33:7 53:10	144:2,6
letting 89:7	little 125:13	longer 90:12	69:7 77:9	meetings 78:12
liabilities 127:10	live 64:4	look 5:13 28:21	management	members 35:13
liability 32:6	loan 5:11,19 6:2	54:20 55:3	16:9 40:18	46:20,22 62:13
130:14	6:6,19 7:2,4	82:22 86:19	63:6 112:8	72:17
liable 131:6,8	12:10 14:5,11	100:2 101:7	mandate 6:14	memo 83:21,22
liddy 48:24	14:15,21 17:22	104:21 118:13	manner 77:21	83:22,24,25
lie 69:10	18:4 21:17	121:9 124:21	marathon 79:19	84:22
life 21:14	36:3 37:23	126:8 127:15	march 76:16	mention 16:2
light 34:13 35:2	54:23 55:5,10	128:8 129:20	market 120:20	merely 16:19
35:5 55:13	55:14 56:5,9	131:20 133:2	markets 51:3	18:3,4 103:15
60:22 109:9	56:18,23 57:7	looking 75:4	massive 54:24	merger 20:24
likelihood 45:17	57:19,24 60:6	77:20 129:8	master 2:24	merit 65:22
likewise 3:21	74:22 79:11	losers 70:17,19	material 142:19	67:18 71:7
limitations 34:7	87:2 89:3,19	loses 69:11	materials 82:24	meritless 66:12
34:9 90:19	91:12 98:15,17	loss 69:11 70:20	matter 1:13 2:9	merits 58:22
91:3	98:19,21,23	70:21 93:11,14	12:17 23:18,19	75:13,23 77:15
limited 85:14	99:2 100:11,14	93:14,25	43:22 44:16	83:19 111:25
112:17 117:14	100:19 101:18	losses 93:19	48:16 53:4	112:3,5,22
130:19	101:20 102:8	lost 91:17,23,24	64:10 68:4	141:18
limits 2:21	103:6,8,9,10	lot 2:13 13:9	69:25 80:3	message 17:9
line 52:16 57:8	105:3,12	36:15 82:17	86:21 90:17	64:7 65:21
90:5 115:22	109:15 118:7	111:24 142:20	103:20 112:23	met 54:2
lines 20:6	120:15 121:7	lots 18:20 82:10	112:24	microscope
linked 74:3 75:7	123:19,21	108:7	maximum 28:8	73:25
liquidity 5:24	124:8 127:18	low 69:10	mean 64:8	midoperating
14:7 33:5	127:19 128:2,3	lucrative 53:13	120:17	93:14
38:16,17 51:9	128:9,20,24	lunch 142:12	meaning 14:3	million 79:11
78:4,14 79:6	131:25 132:4		means 12:24	93:21 129:3,3
listen 3:23	133:3,6,10,14	M	44:6 107:10	millions 78:21
litigation 6:5	133:17,18	m 1:18 144:7	measure 91:5,6	millstein 121:17
10:15,20 11:2	134:12 135:16	magnitude	91:11,12	121:22
11:6 13:22	135:17 139:4	50:20	mechanisms	mind 14:2 68:21

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

130:12	81:4	125:8	145:4,21	53:22
minimum 106:6	mortgaged	negligence	note 76:19	office 1:16
minute 87:24	122:24	91:24	116:25	official 84:17
134:3,4	motion 12:19	negotiate 30:3	notes 1:11 84:3	offs 93:10
minutes 28:20	71:5,9 72:4	80:22 130:6	notforprofit	offset 93:20
28:21 47:9,10	88:21 104:14	negotiated	21:4	okay 36:21
82:9,16,18	106:18 112:15	28:11 52:10	notice 110:14	once 57:25 63:8
132:7 134:8	143:4	80:16	114:24	88:23 103:7
misconduct	motivation	negotiates	noting 69:17	128:3 131:8
91:25	123:11,23	110:19	notion 85:14	open 4:24 45:25
misses 70:7	124:15	negotiation 31:6	notional 82:25	opening 4:22
missing 80:5	move 81:18	134:4	83:5	operates 122:22
missmanage	143:14	negotiations	november 78:3	operating 60:24
122:3	moved 11:22	52:13,15 79:20	78:7,9,10	93:11,19
ml 12:13 23:5,9	37:11	80:24	79:17 80:23	opinion 74:6
23:13 24:15,22	moving 79:3	neither 145:13	number 24:13	84:5
25:4,10,14,25	mutual 31:19	145:15	42:5 50:21	opinions 106:22
26:14 27:24		net 93:10,18	54:23 65:19,23	opportunities
28:16 30:16,17	N	neutral 8:19	80:19 81:21	65:24
31:9 34:24	name 40:25	39:8 42:13	94:20 113:13	opportunity 3:2
77:15,16 82:22	42:15 44:21	44:3 107:13		3:11 4:4,6
129:23	45:13 61:8	neutrality 44:4	O	39:11 106:7
model 127:24	63:8 67:4,22	never 19:7,8,11	obligation 85:20	142:15
modest 55:12,19	107:18	84:13 90:6	88:23 93:3	opposed 7:13
moment 55:21	named 38:15	106:12	obligations	opposition 62:4
moments 33:13	narrow 88:5,6,8	nevertheless	91:19	option 42:10
73:23	national 81:18	124:12	obtain 80:17	43:12 50:2
money 8:21	85:7	new 1:15,16,17	85:4,7	66:24 68:23
25:22,25 41:4	nature 7:19	41:11 42:23	obtained 69:8	69:18 70:7
49:24 53:5,5	26:23 139:25	47:11 50:6	obtaining 74:21	93:24 94:20,23
84:20 87:13	necessary 2:18	59:6 62:3 67:9	obvious 97:25	options 8:5 42:3
114:5 121:3	22:21 85:12	67:24 68:2,8	obviously 6:9	43:21 53:14
monies 110:8	necessitate	71:19 82:10	68:9 69:15	75:12
month 80:17	78:20	134:7 136:4	86:4 95:21	order 2:3 17:22
89:18	need 17:2 27:9	142:5 145:5,21	99:3 110:17	51:23 72:22
months 2:14	27:11,17 42:2	night 83:8	139:14 143:11	76:11 92:22
26:22	49:24	143:25	oclock 2:23	114:6
moral 112:9	needed 51:17	non 18:11	odds 59:21	ordered 48:24
120:23	53:4 60:11	126:16 133:23	60:18	ordinary 142:2
morgan 4:25 5:2	78:23 89:20	nonlawyers 15:6	offer 43:9 47:11	original 93:3
morning 42:6	90:12	109:24	51:3	ought 124:21
46:8 67:21	needs 42:11	notary 1:15	offering 50:12	126:24

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

outcome 51:18	partially 108:19	28:2,23 36:20	90:14 110:24	36:6 42:22
outside 16:14	participants	36:21 69:2	performance	43:11 47:18
101:17 102:4	59:6	87:14,15 89:9	87:23 89:14	49:4 50:6
102:10,18	participate	93:4 108:4	110:21,23	51:14,17 61:5
overall 54:22	10:17 11:13	paying 31:7,14	performed	64:17 70:8
113:2	106:8	payment 5:22	90:11	71:14 83:9,10
oversight 53:25	participated	110:12 113:9	period 34:7	86:4 99:16,17
owed 28:5,6	59:10 62:8	114:5,22	54:25 55:15	100:16,17
owes 58:11	participation	115:23,24	73:10	108:13 116:14
owned 139:23	122:9	117:10	periods 116:17	116:14 122:19
owner 36:14,17	participations	pays 115:12	permissible	125:17,24
37:4	7:6	pedaled 70:25	90:17 118:15	129:10 131:18
ownership 20:5	particular 5:16	people 16:7	permit 8:20	131:19 135:6
77:9	5:18 6:17 23:3	28:24,24 31:15	permitted 5:22	139:9,13 140:9
	29:17 37:24	31:21 37:7	8:2 16:8	143:11
P	73:20 89:4	38:11,19 72:13	person 115:25	pointed 84:17
p 144:7	112:12 137:2	73:19,19 83:3	perspective	121:10
package 47:19	particularly	97:7 101:8	79:22 80:3	pointing 139:20
53:23 54:10	12:22 34:10	122:2 128:25	94:7 123:16	points 42:8 50:9
packaged	80:13 84:11	perceived 41:7	139:14,16	53:10 68:20
134:10	particulars	62:22 77:18	persuade 69:21	89:18 109:11
packages 53:9	68:17	percent 9:22,23	pick 8:9	131:13
page 66:13	parties 19:11	9:23 10:6	picked 24:21	policies 39:25
paid 29:13 31:20	69:23 87:19	14:17 15:4,18	piece 120:13	policy 21:19
57:20 88:17	88:9 96:2,8	16:21 17:2	133:10,19	26:6,17 27:11
105:13 110:8	111:19,23	18:6 23:8	134:11,22	30:7 32:24
116:10 128:16	145:14	36:23 37:17	135:12	34:3 91:25
painting 37:9	party 15:9,11,11	47:20 52:17	pivotal 72:2,2	98:4 121:24
paintings 36:16	86:25 87:2,12	55:6,7,11,18	place 36:11	polk 39:13
36:18,24 37:17	87:14 88:15	57:15 69:5	45:21 74:7	posed 75:15
papers 48:10	110:19,23	76:13,15 81:11	80:24 145:9	posit 48:15
par 28:3 31:2,5	119:15 123:25	84:10 87:4	places 36:12	position 32:7
79:25 80:19	pass 76:19	91:10,15 92:23	plaintiff 130:21	51:25 60:16
81:20,21	passed 53:16	93:4 98:25	plaintiffs 13:11	61:9 120:2
part 7:16 26:21	106:18 143:4	99:4,24 102:9	planning 56:20	125:4,6,9
27:21,22 35:15	passing 18:21	104:23 105:5	play 62:24	positioning 62:4
56:12 74:21	passive 42:9	105:24 129:11	played 54:3	positive 134:19
84:7 85:8	43:12	129:12 133:19	plea 54:5	possession
113:17 120:6	pause 55:20	138:3 139:23	pledge 79:14	130:17,23
120:25 122:20	83:20 139:21	140:3	plimpton 67:23	possibility 81:10
123:8 133:20	pay 10:19,25	percentage 31:5	point 3:14 13:25	95:4
136:3	11:9 26:12	perform 87:21	20:19 35:7	possible 81:6

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

129:10	present 24:21	19:19 20:21	profit 17:4,8	115:2,5,9,15
possibly 72:11	46:24 65:7	30:10,10 47:12	23:16 38:4	115:19 116:13
post 79:14	presentations	49:12,15,18	40:15 41:4	116:13,15
potential 49:15	3:20 30:21	50:2,5,7,19,23	63:14,25	protocol 2:19
75:5	111:16 143:21	51:4,8 56:12	profitable 63:5	proud 74:14
potentially	144:5	56:15,19,25	profits 20:25	proudly 63:9
11:13	presented 28:13	57:3,6 60:9	23:23	prove 13:14
power 35:24	30:19,22 41:22	74:24 75:4	program 64:11	24:4,7 49:5
37:22 38:25	42:4 43:25	87:12,19	promise 63:16	108:9 118:12
87:14 98:5	126:13	110:19,23	63:18 66:23	120:11
99:7	presenting 54:9	119:14 123:20	promised 63:11	proven 44:4
powerful 70:14	preserve 117:17	probability	promises 40:24	46:10,12
powers 67:10	press 35:14	132:16	41:8 64:2,5	120:11
85:7,12	pressure 94:14	probably 4:14	101:6,9	provide 6:25
practical 44:16	presumably	5:12 142:9	promissory	21:20 81:3
71:2	101:21	problem 5:25,25	76:15	92:7 119:4
practically	pretty 124:22	14:7,8 15:25	promote 120:24	122:10 130:8
79:25	141:12	26:14,18 38:12	proper 99:23	provided 5:8,19
precarious	prevail 92:22	52:4 80:21	101:25 113:5	6:19,20 7:2
54:11	prevails 111:11	107:19 115:6	properly 136:10	70:14 91:12
precedent	prevent 9:12,16	problems 6:16	properties 79:24	118:25 121:20
121:25	9:18 107:6	78:14	propose 134:5	provides 118:19
preceding 49:16	110:18	procedure 2:11	proposition	providing 5:5
precisely 11:24	prevented 23:25	3:17 15:7	46:12 49:8	21:17 30:12
predecessor	previously 22:3	65:24	68:24 69:16,24	88:14 122:18
86:12	price 55:17	proceed 10:2	70:16,23 74:2	provision 84:8,9
predecessors	140:13	40:25 42:15	75:6 90:9	85:10 89:7
73:14	prices 117:7	45:2 61:7 64:6	108:17 110:2	92:13,14,15,16
predicate 71:2	primarily 104:2	64:15 65:20	133:2	108:13 118:19
71:12,25 76:20	primary 4:23	67:4 107:17	propositions	119:6,16,19
88:21	22:8	112:13 139:12	70:12 74:3	124:9,11
predicated	principal 30:8	proceeding 9:10	prosecute 8:8,10	provisions
111:13,14	42:8 108:14	9:13 45:24,25	8:11,15 9:4	109:20
preferred 76:13	135:24 136:22	125:5 135:4	prosecuting 9:6	proxy 77:13
77:6	principals	139:25	prospect 92:8	public 1:15 21:5
premise 128:23	122:20	proceedings	protect 6:15	21:19 22:19,20
premium	principle 33:7,8	1:12	32:21 69:12	22:25 23:3
105:25	prior 50:25	proceeds 44:21	89:25	26:11,16 27:7
prepared 29:19	59:25 83:2	47:4	protest 88:10,13	27:15 30:7,11
68:25	priority 123:14	process 39:17,24	89:5,11,12	32:24 34:3,17
prescribed	private 9:5,8	produced 20:2	90:4,24 110:15	44:18 45:19,24
18:17	19:5,6,10,11	59:5	110:16 114:25	50:22 59:12

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

62:7,18 67:11	104:20,24	113:2,8 118:5	105:4 117:14	recession 81:11
67:15 75:8	105:6 114:2	121:17 122:7,8	119:10,12	reckless 37:12
84:11 91:25	117:16,21	123:22,24	120:20,22	recognition
98:3 107:16	119:4 120:14	124:10 125:16	121:20 128:5	24:13
108:21,22	122:9,13	125:19 127:16	rates 120:22	recognize 92:20
109:8 145:5,21	124:25 131:2	128:4 129:6	rating 78:12	123:12
publicly 23:12	purposes 21:2	132:22 135:9	rationale 16:17	recognized 5:20
punish 15:23	22:2,19 27:18	136:25 139:5	16:19	70:20 88:18
16:7 37:13	30:8,11 44:18	140:19 141:11	reaction 108:21	110:7 121:5
38:3 39:2	44:18,19	142:11	109:3,4	122:23
punishing	pursuant 5:11	questioner 3:8	read 82:8	recognizes
100:12 125:2	21:18 36:2	questions 3:5,9	109:25 114:18	32:13 60:4
punitive 15:23	127:21 130:3	3:11,22 41:21	reading 109:24	recommendat…
16:3,13,15	pursue 10:4	43:13 61:18	real 49:14 54:5	130:9
17:8,17,18	43:16,17 62:15	68:18,19 70:13	62:20	reconsider
18:12 20:15	104:10	76:17 90:25	realistically	106:25
21:25 34:21,22	pursued 61:11	111:19,21	141:2	record 29:22
54:14,18 55:19	pursuing 61:21	112:2 143:18	realities 78:2	77:3 124:21,23
56:11 59:16	112:8	quickly 76:19	reality 77:22	138:24
99:12,19,22	pushed 33:22	quite 54:25	really 23:6 35:8	recover 8:21
100:3,6,23	35:10,11	55:12 56:5	116:14 125:7	28:9 40:11
101:2 102:4,11	pushing 35:13	103:22 137:21	realm 67:15	88:16 89:8
104:19,24	64:21	quote 18:15	reams 59:4	101:4,13
105:6 113:25	put 15:9 25:25	121:16	reason 27:3	recoverable
117:19 118:7	33:10,18 37:9	quoted 84:23	52:18 71:4,18	110:13 114:24
119:19,20,25	42:18 48:22	100:15	81:17 85:2	recovered 110:9
120:14,14,17	50:10 64:19	quoting 25:16	89:20 94:8,17	115:23
121:13,21	putting 53:2		97:25 136:21	recovering 9:19
123:3,11		R	137:20	140:3
124:17 125:7	Q	raised 26:16	reasonable	recovery 10:17
131:2	quarterly 78:8	90:4	67:16 90:8	11:2,4 40:22
punitively 99:15	78:16	raising 110:25	reasons 32:22	52:17 54:22
purchase 19:23	question 3:23	range 55:6	70:14 77:12	64:25 65:9
purely 77:16	17:15 23:24	125:12	108:8 110:18	70:22 91:4
purpose 16:3,13	25:18 38:6	rate 14:23 15:3	rebuttals 3:3	96:17 116:2,9
16:15 17:17,24	86:9,10,10,17	15:19,20,21	rebutting 3:20	131:9 140:4
18:11 21:5	91:22 96:18	16:20 17:21	receive 89:3	reducing 89:17
22:21,25 25:9	98:18,20,22	18:5,18 19:3	122:15	reference 55:8
37:6,24 56:8	99:6,25 101:5	19:17 21:18	received 57:14	139:10
68:13 78:25	101:24 102:7,8	22:13 54:20	58:8 61:3	refers 115:11
89:7 100:11,23	107:5 111:7,23	55:4,7,9 89:17	109:15	reflect 134:8
101:2 102:4,12	111:24 112:23	98:24 99:13	recessed 133:25	reformations

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

108:13	107:13	76:6 86:15	132:4 133:6	107:8 109:7
refuse 65:17	remains 132:10	reputation	134:24 137:10	respond 42:22
regard 118:7	remarkable	63:20 64:14	rescued 12:3	92:18
regardless 17:14	40:13 63:6	112:6	53:6,20	response 110:12
66:7	83:10	reputational	rescuer 66:18	114:22
regulators	remarks 68:16	62:19	rescues 57:11	responsibilities
132:18	70:25 116:8	request 83:12	75:5	76:25
regulatory	remember	107:9	rescuing 37:7	responsibility
112:7	11:18 94:10	require 37:16	67:11	70:5
reject 42:12	remembering	87:14	reserve 16:5	responsible
70:15 76:8	18:10	required 11:9	19:22 20:4,24	38:12,23
77:19 111:12	remind 137:17	71:10 79:13	21:3 24:17	responsibly
rejected 12:16	reminding 4:10	82:2,5 116:3	27:12 37:24	73:22
68:3 69:25	repaid 23:20	118:17 133:22	38:25 67:23,25	rest 73:12 109:2
77:2	40:14 41:4	143:14	71:19 77:25	140:15
rejecting 11:10	repeatedly	requirement	85:10 89:6	rested 115:17
66:9 67:18	21:24 34:2	88:14 115:2,5	100:9 103:5	restructuring
75:21	58:7 71:3	115:9,16,19	109:16 116:6	39:20 89:15
relate 41:16	repetition 41:10	requirements	116:12 117:15	result 6:16
related 41:20,23	replace 92:17	7:23	119:7,11,14	23:13,14 34:13
44:15 97:7	report 25:13,16	requires 15:8	122:5,11	35:2 78:17
relating 20:7	27:5 78:11,16	36:7	123:18 124:6	93:16 119:22
23:8,9	reporter 1:14	rescue 23:17	126:15 127:20	140:8
relations 44:18	reports 13:5,5	35:19 37:5,14	133:14,17	results 83:24
relationship	24:9,10 34:15	39:19,22 40:21	reserved 72:21	93:13
61:25	34:17 35:4	44:15 46:5,15	resolution	retained 58:14
relative 129:20	104:3,4	46:17 47:3,15	133:20	return 41:3
145:13,15	represent 15:10	47:19,22 48:4	resolve 96:3,4	54:17,20 55:4
release 69:9	representation	49:17,25 50:16	resolved 141:6	55:11,18 62:16
83:9,12	72:14 75:9	51:2,3,7,16	respect 7:10	63:13 99:14
releases 31:9,19	representatio…	53:9,14,23	9:21 30:16	returned 40:15
relevant 53:3	44:19	54:10,14,16,21	68:15 72:6	66:15
116:24 135:8	representative	57:16 58:5,9	75:10 94:19	reveal 24:18
reliance 135:18	15:17 17:4	58:11,16 59:2	95:5,15 96:9	revealed 26:25
relied 85:20	19:15 121:11	59:10,14,16,20	96:18 116:25	reverse 76:10,16
relieve 33:24	representatives	60:2,7,10,18	117:5,22	77:11
rely 15:15	16:23 121:18	61:3 62:9	119:24 129:23	review 66:2
relying 12:25	representing	63:13 65:5	129:25 135:11	110:21
13:17 34:12	39:14	74:11,20,24	135:20 141:18	reviewed 143:24
96:23	represents	75:4 84:8 89:3	respected 66:16	revoked 143:5
remain 8:19	59:22	89:15,15	respectfully	right 8:4 10:4
42:12 44:2	repudiate 71:15	109:20 131:25	46:10 101:6	12:9,12 19:17

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

27:13 28:7	S	112:16	88:16	132:7 133:24
52:7 64:12,14	s 40:8,16 41:2,17	scrutiny 61:2	seeking 24:2	135:10 138:20
64:15 67:14,19	62:16	second 5:24 8:19	109:5 116:2	139:3 140:11
100:10 113:21	sachs 5:2	13:25 31:10	seen 94:7 97:18	series 24:18
113:24 114:5	safety 36:18	42:14 61:5	seitz 2:2 3:18	serious 13:12
126:17,19	sake 86:7	70:23 78:4	94:18 111:15	33:19 49:15
127:15 128:4,7	salable 77:10	88:11 95:5	111:18 113:7	69:15
128:19 132:12	sanctions	113:7 125:18	118:5 125:12	seriously 2:16
134:14,23	119:20	131:18 137:20	129:5,17	33:22
138:19 139:2,6	sandy 36:10	142:5	136:19 137:15	servants 62:8
rights 35:17	38:15,20	section 5:12	139:5 140:19	serve 30:11
92:6	109:10	6:14,22 7:10	141:8 142:10	72:16,17
risk 6:7 55:13	sara 25:8 83:22	17:20 18:14,17	143:20	session 3:24
55:21,24 56:9	83:25	20:18 85:15	seizure 132:17	79:20
62:19 69:13	saras 83:23	109:20 113:23	select 8:15	set 17:21 18:2
79:5,7 105:16	satisfied 50:14	117:3,11,22,25	sells 64:5	21:19 93:10,20
105:20,25	save 37:13	127:21,25	send 17:9 65:20	103:18 118:18
risky 51:15 56:5	saved 21:13	133:13	sense 36:9 51:11	140:24 145:9
105:12 120:25	74:16 93:17	sector 19:5,6	52:20 86:21	settle 43:5
121:4	saw 108:20,21	20:21 47:13	112:24	106:12
road 74:17	108:22	49:12,15,18	sensible 110:17	settled 42:25
robert 46:25	saying 3:13 7:21	50:2,5,19,23	sent 37:6	settlement 43:9
rock 74:7	21:11 37:13	51:4,8 56:13	sentence 84:22	46:21
role 32:5	39:6 82:18	56:16,19,25	116:23	seven 54:10
room 40:19	84:18 85:3	57:3,6 123:15	sentences	83:11
45:22 46:24	99:13	123:20	109:25	severe 7:24
83:4	says 14:9 15:12	secured 6:2,6	sentiment 35:21	severity 54:4
round 9:24	17:20 18:16	14:6,11,15,21	separate 85:23	share 76:15
52:12	28:22,23 36:21	21:17 55:23,25	136:8,11	140:13
roving 16:6	37:8 66:5	98:23 105:3,15	separately	shared 76:14
rule 7:16 12:18	68:25 82:24	105:19	139:12	shareholder
15:7,8 35:23	85:6,11 91:23	securing 100:11	september 4:17	8:25 69:20
93:13 114:19	92:16 94:22	securities 19:23	41:17 47:9	143:2
ruled 10:3 11:19	99:8 105:11	59:23	48:7,11,12,18	shareholders
103:19 113:13	109:12 110:23	security 18:4	48:25 49:7	4:8 7:25 8:8,22
117:12 137:19	115:22 119:7	119:8,9 128:6	51:13 53:15	9:5,9,18 10:16
rules 62:24	126:25 138:15	see 27:23 45:7,8	83:18 87:5	10:21 11:12
ruling 12:24	scenarios 94:2	69:4 100:2	91:9 94:5	13:8 15:24
run 16:8,9,12	schedule 140:24	137:8 139:21	121:20 126:9	23:2,25 24:24
64:7	schiller 59:19,22	142:24	126:10,10,11	30:15 33:11
running 63:23	60:4,16	seeing 135:23	126:18,19,20	35:17 38:7,9
russo 2:10,12	scope 16:14	seek 33:23 76:5	126:21 128:15	39:7 58:6,12

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

58:20 65:5,7	37:8 130:17,23	singlemindedly	specifically 20:7	43:17 46:7,14
69:6 70:4	show 46:14	112:25	50:9 81:25	48:5,19 49:4
71:24 72:12	120:9	sit 46:21 90:10	82:14	49:10 50:7
95:2 96:17	showed 118:6	130:6	specificity	51:20 53:9
99:22 101:14	showing 83:3	sitting 29:7	125:14	54:15 55:8,21
103:24 106:8	shows 57:22	situation 13:16	specified 6:21	56:10,14 57:17
106:17 107:6	83:11	21:22 28:11	85:15	58:4,14,21,24
125:2 137:3,7	shut 51:3	29:4,10 38:2	speculator 17:6	60:20 61:4,9
137:9,22,25	side 87:21,25	53:17 105:2	spend 3:15	64:20,25 65:9
138:5,6	90:11,15	size 51:16 54:17	33:12	65:10 66:5
shares 58:15,18	110:25	skepticism	spent 2:13	68:25 69:3,14
77:6,7 137:9	sides 118:11	63:17	111:25	70:10,25 72:10
137:23 138:7,9	sign 48:24	slate 60:25	split 41:12 77:11	72:21 76:5,11
138:19 139:3	significance	slide 121:15	spot 17:13	77:19 80:6
140:15	43:14	122:6	sprague 115:11	86:15 92:9
sheet 19:5,6	significant	slides 83:21	stab 131:11	93:8 95:13,14
20:6,7,22	28:11 78:5,17	small 124:22	stability 117:18	95:17 96:5
47:18 56:13	129:14	socalled 23:17	stabilization	109:8,12
57:4 79:4	signing 61:23	soft 70:24	27:19	starrs 9:12,15
82:23 84:19	sigtarp 25:13	solution 47:13	stabilize 26:7	9:20 10:10
119:15 121:21	27:5	49:16 50:5,20	27:14 32:18	45:4 46:9,13
126:11,11	silently 90:10	50:23 51:4,8	117:25 119:5	52:22 57:25
135:10 138:13	similar 117:3	78:24	stabilizing 27:8	59:21 60:14,18
sheets 19:10	similarly 87:11	solve 80:21	stage 82:2 134:4	60:23 61:6
49:20	simply 8:23	solvency 5:25	142:22	64:23 65:13,17
shift 114:7	10:15 11:11	14:8	stake 57:19,21	65:18,21 66:9
shipping 115:13	12:4 19:4	somebody 36:10	57:23 60:5	66:11 67:17
117:2,5	43:16 52:22	somewhat	stakeholders	68:22 69:11
shop 36:13,14	54:12 57:3	116:16	122:15	70:15,17 76:8
36:16	61:16 66:6	sorry 78:9	stand 3:7 63:9	76:13,20 79:22
shore 36:12	70:7 72:15	sort 36:9	67:13	82:3 85:21
short 43:19	75:3 85:24	source 80:11	standard 134:24	86:16 88:23
80:25 111:17	87:20 90:16	sources 59:12	standing 35:16	92:19 94:12,14
shortcoming	91:5 93:8	sovereign 50:11	39:20	107:9
70:10	95:24 98:9	speak 69:3	standpoint	start 43:11
shortened	100:7 105:7	139:15 142:15	26:19 64:24	started 74:17
141:24	106:14 107:23	speaking 68:11	stands 17:15	124:23
shorter 112:19	134:17 136:25	speaks 15:13	stanley 5:2	starting 2:22
shorthand 1:14	139:17	special 25:9	starr 4:8 8:20	76:10 124:3
shoulder 39:20	singled 22:11,13	78:25 111:5	10:3,19,23,25	125:23
39:21 96:14,15	38:8 59:18	specific 78:5	11:19 21:9	state 1:15 54:12
shouldnt 12:5	109:12,17	129:8	33:15 42:20	145:5,21

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

stated 11:20	stepped 52:19	18:20	45:11,16 63:21	102:22 103:15
12:21 20:24	56:22 57:2,13	substantial	64:8	107:25 114:12
25:17 50:25	steps 141:15,20	61:20 63:21	supportive	117:13 125:6
51:6 59:15	stick 2:20	70:22 126:22	137:5	131:10,11
77:12 88:10	stock 20:5 77:11	substantially	suppose 86:6	135:4 140:14
126:12	117:13 126:2,3	64:25	supposed 6:21	140:21 141:12
statement 77:13	126:8,17,25	substitute 92:19	119:8	141:16 142:8
114:17 115:20	127:3,7,12	92:25	supreme 43:23	taken 1:13 2:15
statements	128:19,23	substitutes 93:7	110:5	4:21 23:15
50:22 59:25	131:7 134:25	substitution	sure 2:25 4:15	48:21 59:8
82:18 105:7	135:2	92:13,18	5:12 7:8 31:11	61:9 91:7 95:8
121:16	stocks 76:17	successful 143:8	53:19 69:7	95:12 98:19
staten 36:12	stop 9:5 31:10	succinctly 110:6	86:9 113:14	100:17,25
states 11:21,22	126:6	sue 66:18	137:17	103:9 111:17
15:17 18:24	store 37:9	suggest 96:11	surrendered	119:14 126:9
39:16 43:4	stressed 96:21	103:21 104:6	79:12	127:2,17
68:6 86:3	96:22	106:14	survival 58:11	129:21,22
103:20 110:6	strictly 2:21	suggested 82:7	suspect 74:20	130:25 145:7
120:3 121:12	striking 80:10	110:3	sustain 112:15	takes 63:3
121:19 126:14	strong 63:5	suggestions 7:7	sustained	talk 81:9 103:22
135:14	66:16	133:8	104:13	120:17
statute 5:14 34:6	strongly 35:10	suggests 77:4	suwanee 114:3	talking 81:6,12
34:9 36:2	35:11,13 73:13	suing 21:13 94:4	115:10 116:25	90:18 128:13
88:14 90:18	132:12,24	96:16	117:5	talks 50:7 80:6
102:5 104:22	structure 116:7	suit 10:22 66:10	swamped 38:14	tarp 53:12,15
111:5 115:19	structured	suitable 110:14	system 20:24	tax 7:16
115:24 119:2	116:8	114:25	systematic 6:15	taxpayers 6:6
statutorily	subject 18:18	suits 8:25 13:9		40:8,16 41:3
67:10 133:15	32:2,4	summary 106:5	T	41:17 48:14
statutory 72:14	subjects 41:12	sunday 79:17	tab 83:2,11	55:23 62:16
100:22 101:2	submission	supervised	table 2:14 29:7	63:12,14 75:18
101:17 102:11	73:12 75:11	129:16	101:8	90:2 105:15,19
102:19,22	76:2	support 27:7	take 3:4 8:6,14	team 63:6
118:19 122:21	submissions	40:7 45:10	9:3,7,15 10:23	tell 2:10 43:7
stearns 4:20	41:14 143:23	46:12 47:22	14:18 16:25	63:15 105:14
stenographic	submit 73:6	51:23 52:2,22	17:7 18:14	126:6
1:11	94:3,13	58:3 60:23	19:4 22:15,24	tempted 66:21
stenographica…	submitted 45:15	61:4,6 64:22	30:2 36:19	tenant 120:18
145:8	subsidiaries	66:21 95:20,22	45:21 46:3	tens 11:13 25:20
step 50:6 51:22	56:2 127:8	95:23 97:15	66:20 69:9,21	78:20 93:18
51:23 77:7	132:17	107:3 123:21	70:10 94:21,24	term 19:5,6,10
84:12	subsidiary	supporting	95:11,24 96:6	19:19 20:6,7

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

20:22 47:18,20	63:24 67:20,21	127:11 128:25	125:17 126:2	transactions
48:8,13 49:20	94:18 111:15	129:7,9,13,14	127:15 128:14	74:25 86:14
56:6,11,13,15	111:18 113:7	129:19 130:11	128:18,19	transcript 1:11
57:4,8,15	143:20 144:4	135:22 136:7,9	131:21 137:10	145:7
82:23 84:19	thanks 63:5	138:11,12,23	139:23 141:6	transfer 114:6
93:2 119:15	thats 98:10	140:5,6,15,24	142:4 143:23	126:3
121:20 123:3,7	theft 124:15	141:5,10,14,20	145:9	transferred 48:8
123:16 126:10	themes 68:17	141:23 142:17	timely 60:20	131:22
126:11 135:10	theory 51:20	142:24 143:3	times 4:15 5:6	transformed
138:13	52:4 54:8	thinking 62:23	8:24 29:13	77:6
terminated	104:5	third 9:11 10:9	42:23 73:17	transparent
61:24	theyve 16:18	42:17 69:23	123:6	3:12
terms 6:20,21	thing 43:3,3	74:2 125:19	timing 126:3,8	treasury 16:5,11
7:22,24 17:21	67:19 96:12	thorough	126:19	24:16 27:13
19:9 20:21	117:23 134:21	143:23	today 2:9 33:18	38:24 39:16,18
33:19 43:10	things 5:21	thought 40:10	39:12 41:10,13	40:2,4 41:24
54:14 59:16	28:14 89:23	77:4	43:4,13 45:6	43:8,8 59:5
71:15 76:4	think 7:17 11:16	threat 96:9	46:21,25 48:6	62:2 67:7,13
82:20 84:18	13:25 16:7	106:13	57:18 61:5,10	72:12 84:24
86:16 87:7,8	21:6 22:9	three 8:5 70:12	65:14 66:17	93:11,17,24
90:15 98:20	24:12 29:8,24	73:4 75:12	68:14 70:25	100:9 103:2
107:25 111:9	33:19 36:8,25	threw 50:15	74:18 121:10	127:20 136:2
120:9,15,24	36:25 37:2,3	thrown 50:17	132:10 140:4	139:17,23
121:7,13	38:22 45:2,7	tim 54:2	142:14,16	treated 30:5
122:23 123:4	47:24 49:7	time 2:13,21 3:5	143:21 144:2	treatment 59:18
123:19 134:5,9	51:10 56:16	3:7,14,15 5:3	told 14:12 28:17	tremendously
134:10 135:14	58:9 96:13	5:21 6:3,10	30:22,24 37:15	68:9 92:7
142:19	97:14 98:16	18:22 21:7,16	47:11,12 81:4	trial 13:15 45:19
testified 46:25	106:2 107:2,11	22:17 26:7	82:13 134:9	47:6 95:9
53:24 77:23	108:18,22	29:4,5 36:10	tom 2:10 3:18	140:25 142:4
80:15 123:17	109:2 112:10	40:3,14 46:4	tomorrow 63:10	tried 7:5
126:16	112:11,16,18	47:18 50:24	torn 79:3	tries 21:9 118:23
testify 45:14	113:4 114:8	51:7,15,18	total 40:8 99:9	138:21
62:14 90:21	115:18 116:21	54:6 55:2,15	tough 87:8	true 35:21 64:10
testifying 45:24	116:24 117:20	56:2,4 63:23	traffic 83:7	65:15 71:11,13
testimony 16:24	118:11 119:3	65:5 72:18	transaction	72:9 73:4
45:20 47:7	119:23 120:8	78:2 79:16	12:14 23:10,13	85:21,25 94:25
59:8 77:24	120:16 121:8	80:5,25 88:10	25:5,5,6 27:24	95:10 98:13
95:8,14 145:7	122:13 124:14	89:5,11 90:4	28:17 34:25	104:11 109:13
thank 2:3,12	124:18,20,23	91:8 104:10,12	52:2 77:20	140:4 145:6
3:18,25 4:2	125:4,7,21,23	105:14 109:21	83:16,18 86:20	trust 20:9,9
12:4 39:9,10	126:19 127:6	111:25 122:18	87:11 123:13	72:11 84:10,16

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

85:22 103:2	unavailable	56:4 60:21	140:14	110:3,12 111:8
try 6:14 9:14	92:3,4	unprecedented	values 79:25	113:9 114:22
16:6 26:7	uncertain 51:19	14:22 40:7	van 36:19 37:4	115:23 124:12
48:20 68:16	unconstitutio…	unprecedente…	variety 32:4	vote 47:22,23
101:13 107:6	33:25 79:23	18:5	various 8:24	voting 84:14
trying 11:10	86:22	unquestionably	35:13
17:3 21:10	underlying	87:17	vehicle 25:10	W
22:16,18 27:13	108:24 136:22	unravel 63:22	37:5 78:25	wait 87:23
32:17 69:20	undermine 41:5	unrelated 96:2,8	venture 51:15	waited 33:15
70:10 75:15	underscores	96:8	version 59:20	90:12
143:6	22:2	unsurprisingly	60:17 66:18	waived 88:13
turmoil 5:4	understand	70:24	viable 51:8	110:15 111:4
turn 24:11 37:16	12:24 19:7	untold 58:8	victims 38:18	114:25 115:8
40:13 75:22	108:15,16	upheld 96:20	97:24 109:9	115:15
77:14 83:17	understanding	104:6	view 14:23 22:6	want 4:10,15
131:16	116:19	urges 40:4	34:10 70:3	8:16 30:6
turned 66:13	understands	use 9:23 12:12	109:8 111:20	31:10 33:12
turns 69:13	31:11 41:24	18:2 22:18	118:10 130:6	35:6 51:12,22
two 5:21 23:6	95:4	30:9 34:24	132:12,24	55:20 65:9
27:24 43:20	undertaking	39:2 98:5 99:7	136:2 140:6	75:23 83:20
45:8 48:16	21:16	useful 116:22	141:9	109:23,25
65:23 74:3	undo 94:4		viewed 56:5	126:6 140:11
81:10 86:20	undoubtedly	V	107:14,16	wanted 15:22,23
94:21 109:11	47:5	valid 11:20	views 15:10 76:7	17:11 27:4
109:25 121:14	unfair 22:10	12:21 14:4	109:9	32:21,25 33:2
128:11	59:18	96:19	violated 117:16	33:3 36:6
type 29:9	unfairness	valuable 31:23	violation 24:5	51:22 83:14,15
	108:7,17,23	32:9,12,14	92:11	135:9 139:8,13
U	ungrateful 12:3	36:16 37:9	violations 92:4,5	140:9
u 40:8,16 41:2	uniformly 34:2	valuating 60:12	virtually 98:13	wants 26:9
41:17 62:16	unilaterally	valuation	virtue 84:15	65:11 101:7
ubs 81:8	89:17	131:24 134:18	111:21	143:18
ultimate 124:14	unique 53:18	value 36:23	voluntarily	wardell 39:14
ultimately 10:18	uniquely 15:20	58:14,18 91:6	88:25 110:8	washington
70:18 84:25	united 11:21,22	91:10,13,14	voluntariness	133:16,18
86:3 111:11	15:17 18:24	122:10 126:2	75:13 120:10	wasnt 26:19
136:9	39:16 43:4	127:8,12,17	voluntary 46:17	37:12 48:7
unable 80:17	68:6 86:2	128:9,23 131:3	46:19 47:4	55:16 125:6
unanimous	110:5 120:3	131:7,21 133:3	48:2 75:6 76:3	132:20 134:3
47:22	121:12,18	133:4,5,5	86:13 88:4	water 36:15
unanswered	126:14	134:16,19	97:5 98:10	37:10 69:2
17:10	unknown 51:17	138:9 140:12	102:20 108:11	wave 62:11

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

waves 115:19	wishes 53:20	47:11 50:6	16 132:7	144:7
way 3:12 8:2	witness 15:6,9	59:6 62:3 67:9	16th 47:9 48:7	25 79:11 129:2
12:5 16:10	15:12,13,14	67:24 68:3,8	48:22 121:20
55:19 69:12	47:6 126:14	71:19 134:7	126:9,10,20	3
71:6 88:20	words 20:10,11	136:4 142:5	133:24 135:10	3 5:12,13 6:14
112:13 120:10	83:14 103:4		140:11	6:22 7:10,13
134:14 135:24	work 20:9 40:19	Z	180 1:16	7:23 14:17
137:8,11	41:6 84:19	zero 58:18 91:5	182 40:9 54:24	16:3,14 17:19
ways 24:19	worked 39:18	91:15,18 127:7	1916 115:13	17:20 18:14,17
128:11	world 35:25	127:13 132:3	1984 57:14	19:13 20:18
weak 36:4	67:4	133:6 134:25		85:16 100:8,23
weakness 99:9	worst 77:21	140:18	2	109:20 113:23
wealth 7:6 50:8	worth 18:9		20 23:16,22	117:4,11,17,22
50:11	69:17 127:2,3	0	2008 4:12,17	117:25 119:4
week 50:18	127:7 132:2,3	00 1:18	19:22 38:17	127:22,25
weekend 79:21	134:25 135:3	000 57:21	41:18 46:21	133:13
weeks 54:10	139:19	08 78:9	51:6,13 53:15	30 15:8,16 23:16
weigh 42:2	wouldnt 17:5		54:3 55:16	23:22 54:16
68:22 75:12,20	34:17 101:23	1	73:5,10 74:12	126:14 129:3
weight 65:13	writing 106:22	10 50:12 145:21	83:18 87:5	37 50:17
went 49:19	written 41:14	100 52:17	94:5 98:19
84:24 88:20	83:25 84:2	10k 51:7 57:22	121:19 132:7	4
weve 2:13 25:2	wrong 27:13	100:15	2009 55:16	4 55:6
wheeler 81:24	37:20 66:22	10th 78:7,10	57:22 76:16	45 93:21
85:18 88:18	139:17 143:5	80:23	78:4
139:21 141:19	wrongful 74:20	12 144:7	2010 63:11	5
141:21 142:8	wrote 106:23	13 5:12,13 6:14	2011 76:12	5 55:6,7 58:14
wheelers 71:3	110:6	6:22 7:10,13	93:21	50 41:3 56:20
140:6		7:23 14:17	2013 1:17 139:6	500 57:21
wide 24:12	X	16:3,14 17:19	140:20 145:21	550 89:18
willful 91:25	x 129:11	17:20 18:14,17	2014 141:2,7
92:5,10		19:13 20:18	142:5	6
williams 47:5,7	Y	85:16 100:8,23	22 40:16 125:24	6 15:8,16 126:14
willing 81:9	y 129:12	109:20 113:23	129:2,3	60 139:23 140:3
willumstad	year 4:22 26:23	117:4,11,17,22	22nd 48:11,12	7
46:25 53:24	93:4	117:25 119:4	48:18,22,25	70 49:20
win 69:14 86:3	years 40:6 58:25	127:22,25	49:7 126:10,11	79 9:23 47:20
windfall 122:16	89:12 108:3	133:13	126:18,19,21	57:15 60:4
window 4:22,25	yesterday 42:23	14 50:15 55:7	128:15 138:20	133:19
7:4	108:20,22	135:18	139:3 140:11
wiped 132:14	york 1:17,17	14andahalf	23 125:24 129:3	8
wisely 87:6	41:11 42:23	14:16 15:4,18	131:24 132:2	8 1:18 2:23

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022

80 9:22,23 10:6
16:21 17:2
18:6 23:8
36:23 37:17
69:5 76:13,14
84:10 87:4
91:10,15 92:23
93:4 98:25
99:4,24 102:9
104:23 105:5
105:24 138:3
85 57:24 60:5
84:8 87:2
131:25 133:3,6

9
9 1:17 9:23
47:20 57:15
60:4 133:19
9th 79:17

Elisa Dreier Reporting Corp. (212) 557-5558

950 Third Avenue, New York, NY 10022